As filed with the Securities and Exchange Commission on January 29, 2019
Registration No. 333-228751
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENTERPRISE FINANCIAL SERVICES CORP
(Exact Name of Registrant as Specified in its Charter)

Delaware	6022	43-1706259
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)
Keene S. Turner
Chief Financial Officer
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Paul Jaskot, Esq. Holland & Knight LLP Cira Centre, Suite 800 2929 Arch Street Philadelphia, PA 19104 (215) 252-9539	John S. Gulas President and Chief Executive Officer Trinity Capital Corporation 1200 Trinity Drive Los Alamos, NM 87544 (505) 662-5171	Peter G. Weinstock, Esq. Beth A. Whitaker, Esq. Hunton Andrews Kurth LLP 1445 Ross Avenue Suite 3700 Dallas, TX 75202 (214) 979-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the Merger described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                 ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)             ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)             ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (3)
Common Stock, par value $0.01 per share	4,025,472 shares	N/A	$165,541,433.54	$20,063.62 (4)

(1)
Represents the maximum number of shares of common stock of Enterprise Financial Services Corp to be issued upon completion of the Merger described in the proxy statement/prospectus contained herein, in accordance with the Agreement and Plan of Merger, dated as of November 1, 2018, by and among Enterprise

Financial Services Corp, Enterprise Bank & Trust, Trinity Capital Corporation and Los Alamos National Bank, which is attached to the proxy statement/prospectus as Appendix A.

(2)
Estimated solely for the purpose of determining the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(f)(2) and 457(f)(3) of the Securities Act of 1933. The proposed maximum aggregate offering price of the Enterprise common stock was calculated based on the market value of the shares of Trinity common stock (the securities being cancelled in the Merger) as follows: the product of (a) $9.95, the average of the high and low sales price of Trinity voting common stock as quoted on the OTCQX Market on December 10, 2018, less the minimum amount of cash consideration to be paid in the Merger of $1.84 per share multiplied by (b) 20,412,014, the estimated maximum number of shares of Trinity common stock that may be exchanged for shares of Enterprise common stock in the Merger.

(3)	Computed pursuant to Rules 457(f)(2) and 457(f)(3) of the Securities Act, based on a rate of $121.20 per $1,000,000 of the proposed maximum aggregate offering price.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY PROXY STATEMENT/PROSPECTUS - SUBJECT TO COMPLETION - DATED JANUARY 29, 2019
MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT
Dear Shareholder of Trinity Capital Corporation:

On November 1, 2018, Trinity Capital Corporation (“Trinity”) and its wholly-owned subsidiary bank, Los Alamos National Bank (“LANB”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Enterprise Financial Services Corp (“Enterprise”) and Enterprise’s wholly-owned subsidiary bank, Enterprise Bank & Trust (“EB&T”), which provides for the merger of Trinity with and into Enterprise, with Enterprise surviving the merger (the “Merger”).

In connection with the Merger, Trinity will hold a special meeting of its shareholders (the “Special Meeting”) on February 26, 2019, at 10:00 a.m., Mountain Time, at Crossroads Bible Church, 97 E Road, Los Alamos, New Mexico 87544. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby (the “Merger Proposal”), a proposal to approve a non-binding advisory resolution to approve the compensation that will or may become payable to certain named executive officers of Trinity in connection with the Merger (the “Advisory Vote Proposal”), and a proposal to approve the adjournment or postponement of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

If the Merger is completed, each share of Trinity voting common stock and non-voting common stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive: (i) $1.84 in cash, without interest and subject to adjustment (the “Cash Consideration”), and (ii) 0.1972 shares of Enterprise common stock (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”), together with cash in lieu of a fractional share of Enterprise common stock.

Enterprise common stock is listed for trading on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “EFSC.” Based on the fixed value of the Cash Consideration of $1.84 per share and based on the following closing prices of Enterprise common stock on NASDAQ: (i) $43.45 on October 31, 2018, the last trading day before public announcement of the Merger Agreement and (ii) $45.90 on January 28, 2019, the latest practicable trading day before the date of this proxy statement/prospectus, the implied value of the Merger Consideration per share would be approximately $10.41 and $10.89, respectively, and the implied value of the aggregate Merger Consideration would be approximately $213 million and $222 million, respectively. The implied value of the Stock Consideration will fluctuate as the market price of Enterprise common stock fluctuates. You should obtain current market quotations for Enterprise common stock before deciding how to vote with respect to the approval of the Merger Agreement.

Trinity will have a right to terminate the Merger Agreement if the volume weighted average price of Enterprise common stock during a specified period before the effective time of the Merger both (i) is less than $37.26352 per share and (ii) underperforms a specified index of financial institution stocks during such period by more than twenty percent (20%); provided, however, that if Trinity elects to terminate the Merger Agreement in such instance, Enterprise may elect to reinstate the Merger and the other transactions contemplated by the Merger Agreement by adjusting the exchange ratio to increase the Stock Consideration or add an amount in cash to increase the Cash Consideration. If Enterprise makes such election to reinstate the Merger and the other transactions contemplated by the Merger Agreement, then no termination will occur and the Merger Agreement will remain in effect according to its terms (except the Merger Consideration, which will have been adjusted).

Your vote is important regardless of the number of shares that you own. Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Trinity voting common stock and the affirmative vote of the holders of at least two-thirds of the outstanding shares of Trinity non-voting common stock entitled to vote at the Special Meeting. Accordingly, whether or not you plan to attend the Special Meeting, please take time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at the Special Meeting.

After careful consideration, the Trinity board of directors unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger. The Trinity board of directors recommends that you vote: “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal.

The accompanying document is a proxy statement of Trinity and a prospectus of Enterprise, and provides you with information about Trinity, Enterprise, the Special Meeting, the Merger Proposal, the Merger, the documents related to the Merger and other related matters. Trinity encourages you to read the entire proxy statement/prospectus, including any documents it refers you to, and its appendices carefully and in their entirety. For a discussion of risk factors you should consider in evaluating the Merger Agreement you are being asked to approve, see “Risk Factors” beginning on page 30 of the accompanying proxy statement/prospectus.

We look forward to seeing you and visiting with you at the Special Meeting.

Sincerely,

/s/ John S. Gulas
John S. Gulas
President and Chief Executive Officer

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the shares of Enterprise common stock to be issued in the Merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated January 30, 2019 and is being first mailed to Trinity shareholders on or about February 4, 2019.

HOW TO OBTAIN MORE INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about Enterprise from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Enterprise at no cost from the SEC’s website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting Enterprise in writing at the address or by telephone as specified below:
Enterprise Financial Services Corp
Keene S. Turner, Chief Financial Officer
150 North Meramec
Clayton, MO 63105
(314) 725-5500
You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than five (5) business days before the date of the Special Meeting. This means that Trinity shareholders requesting documents must do so by February 19, 2019 in order to receive them before the Special Meeting.
See “Where You Can Find More Information” on page 140 of this proxy statement/prospectus.
You should only rely on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide shareholders of Trinity with different information. This proxy statement/prospectus is dated January 30, 2019; you should not assume that information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Trinity shareholders nor the issuance by Enterprise of Enterprise common stock in connection with the transactions contemplated by the Merger Agreement will create any implications to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

TRINITY CAPITAL CORPORATION
1200 Trinity Drive
Los Alamos, NM 87544

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 26, 2019

NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the “Special Meeting”) of Trinity Capital Corporation (“Trinity”) will be held on February 26, 2019, at 10:00 a.m., Mountain Time, at Crossroads Bible Church, 97 E Road, Los Alamos, New Mexico 87544.

The Special Meeting is for the purpose of considering and acting upon:

1.    A proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 1, 2018, by and among Enterprise Financial Services Corp (“Enterprise”), Enterprise Bank & Trust, Enterprise’s wholly-owned subsidiary bank (“EB&T”), Trinity and Los Alamos National Bank, Trinity’s wholly-owned subsidiary bank (“LANB”), a copy of which is included in this proxy statement/prospectus as Appendix A, pursuant to which Trinity will merge with and into Enterprise, with Enterprise surviving the merger (the “Merger”), and transactions contemplated thereby (the “Merger Proposal”);

2.    A proposal to approve a non-binding advisory resolution to approve the compensation that will or may become payable to certain named executive officers of Trinity in connection with the Merger (the “Advisory Vote Proposal”); and

3.    A proposal to adjourn or postpone the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournment or postponement, the Special Meeting may be adjourned. Only Trinity shareholders of record as of the close of business on January 22, 2019 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

THE BOARD OF DIRECTORS OF TRINITY AND ENTERPRISE HAVE EACH UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAVE DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF THEIR RESPECTIVE SHAREHOLDERS. THE TRINITY BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL, “FOR” THE ADVISORY VOTE PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Your vote is very important. You are requested to vote via the Internet, by telephone or complete, sign and date the enclosed proxy card which is solicited by the Trinity board of directors and to return it promptly in the enclosed, postage-paid envelope. You may also vote in person at the Special Meeting. The proxy will not be used if you attend and vote at the Special Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

Arthur B. Montoya, Jr. Secretary

COMPARISON OF SHAREHOLDER RIGHTS	125
SECURITY OWNERSHIP OF TRINITY DIRECTORS, CERTAIN OFFICERS AND CERTAIN BENEFICIAL OWNERS	134
PROPOSAL II – TO APPROVE A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION THAT WILL OR MAY BECOME PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF TRINITY IN CONNECTION WITH THE MERGER	136
PROPOSAL III – TO ADJOURN OR POSTPONE THE SPECIAL MEETING TO A LATER DATE OR DATES, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE MERGER PROPOSAL	137
TRINITY SHAREHOLDER PROPOSALS	138
EXPERTS	139
OTHER MATTERS	139
WHERE YOU CAN FIND MORE INFORMATION	140
INDEX TO FINANCIAL STATEMENTS	F-1
APPENDICES	142
Appendix A – Agreement and Plan of Merger, dated as of November 1, 2018, between Enterprise Financial Services Corp and Trinity Capital Corporation	A-1
Appendix B – Form of Voting Agreements between Enterprise Financial Services Corp and shareholders of Trinity Capital Corporation	B-1
Appendix C – Form of Agreement and Plan of Merger between Enterprise Bank & Trust and Los Alamos National Bank	C-1
Appendix D – Opinion of Keefe, Bruyette & Woods, Inc.	D-1
Appendix E – New Mexico Business Corporation Act Chapter 53, Corporations	E-1
PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS	143
SIGNATURES	146
EXHIBIT INDEX	148

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are answers to certain questions that you may have regarding the Merger and the Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional information is also contained in the appendices to this proxy statement/prospectus.

1.	Q: Why am I receiving these materials?
A: Enterprise and Trinity have entered into the Merger Agreement, pursuant to which Trinity will merge with and into Enterprise, with Enterprise as the surviving entity. Immediately thereafter, Trinity’s wholly-owned bank subsidiary, LANB, will merge with and into EB&T, the wholly-owned bank subsidiary of Enterprise, with EB&T surviving. We are sending these materials to Trinity shareholders help them decide how to vote their shares of Trinity common stock with respect to the proposed Merger. The Merger cannot be completed unless Trinity receives the affirmative vote of the holders of at least two-thirds of the outstanding shares of Trinity voting common stock and Trinity non-voting common stock entitled to vote on the matters in connection with the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, Trinity is holding a Special Meeting of its shareholders to vote on the proposals necessary to complete the Merger. Information about the Special Meeting is contained in this proxy statement/prospectus.
Trinity shareholders are also being asked to consider and vote upon two additional proposals: (1) a proposal to approve a non-binding advisory resolution to approve the compensation that will or may become payable to certain named executive officers of Trinity in connection with the Merger and (2) a proposal to adjourn or postpone the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.

This document serves as a proxy statement being used by the Trinity board of directors to solicit proxies of Trinity shareholders for use at the Special Meeting. This document also serves as a prospectus of Enterprise being delivered to Trinity shareholders because Enterprise is offering to issue shares of its common stock to Trinity shareholders in connection with the Merger. This proxy statement/prospectus contains important information about the Merger, the proposals being voted on at the Special Meeting, the documents related to such proposals and important information to consider in connection with an investment in Enterprise common stock. We urge you to read this information carefully and in its entirety.

2.	Q: What will happen in the Merger?
A: The purpose of the Merger is to combine the businesses and operations of Trinity with those of Enterprise. In the Merger, Trinity will merge with and into Enterprise, the separate corporate existence of Trinity will cease, and Enterprise will be the surviving corporation. The Merger Agreement described in this proxy statement/prospectus contains the terms and conditions which must be satisfied to complete the Merger. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Appendix A.
Enterprise and Trinity also agreed that their principal operating subsidiaries will merge with each other. Immediately after the Merger, LANB will merge with and into EB&T. As a result of this Bank Merger, the separate corporate existence of LANB will cease, and EB&T will continue as the surviving bank. EB&T appreciates and acknowledges the historical significance of LANB in New Mexico and the commitment that LANB customers have to the bank. In an effort to facilitate the transition of the relationships acquired through the Bank Merger, EB&T is working with LANB to gather relevant input and market data from associates and customers of LANB regarding possible future name options for a period following the consummation of the Bank Merger.

3.	Q: What items of business will Trinity shareholders consider at the Special Meeting?
A: At the Special Meeting, Trinity shareholders will be asked to vote in favor of approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. In addition, Trinity shareholders will be asked to vote in favor of two additional proposals: (1) a proposal to approve a non-binding advisory resolution to approve the compensation that will or may become payable to certain named executive officers of Trinity in connection with the Merger and (2) a proposal to adjourn or postpone the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.

4.	Q: What will Trinity shareholders receive in the Merger?
A: If the Merger Agreement is approved and the Merger is completed, each share of Trinity common stock will be converted into the right to receive $1.84 in cash, without interest and subject to adjustment (the “Cash Consideration”), and 0.1972 shares of Enterprise common stock (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”). Each holder of shares of Trinity common stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Enterprise’s common stock (after taking into account all certificates and book-entry shares delivered by such holder) shall receive, in lieu thereof, an amount of cash (without interest and rounded to the nearest whole cent). See “The Merger Agreement — Merger Consideration” on page 69.
Based on the fixed value of the Cash Consideration of $1.84 per share and based on the following closing prices of Enterprise common stock on the NASDAQ Global Select Market (“NASDAQ”): (i) $43.45 on October 31, 2018, the last trading day before public announcement of the Merger Agreement and (ii) $45.90 on January 28, 2019, the latest practicable trading day before the date of this proxy statement/prospectus, the implied value of the Merger Consideration per share would be approximately $10.41 and $10.89, respectively, and the implied value of the aggregate Merger Consideration would be approximately $213 million and $222 million, respectively.
Upon consummation of the Merger, each issued and outstanding restricted stock units and other stock-based awards granted by Trinity that would vest immediately prior to the effective time of the Merger will be cancelled and the holders will be entitled to receive the Merger Consideration in accordance with the terms of the Merger Agreement.

5.	Q: Will the value of the Merger Consideration change between the date of this proxy statement/prospectus and the time the Merger is completed?
A: With respect to Enterprise common stock, the value of such Enterprise common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the Merger based upon the market value of Enterprise common stock. As a portion of the Merger Consideration is Stock Consideration, any fluctuation in the market price of Enterprise common stock after the date of this proxy statement/prospectus will change the value received by Trinity shareholders. The total value of the Merger Consideration issued to Trinity shareholders upon completion of the Merger will fluctuate based on the share price of Enterprise common stock and the number of shares of Trinity common stock and restricted stock units outstanding on the date of the Merger and is subject to adjustment pursuant to the Merger Agreement.
In addition, the value of the Cash Consideration to be paid to Trinity shareholders in connection with the Merger may be reduced by the amount by which the sum of any environmental-related remediation expenses exceed $250,000.

6.	Q: How do Trinity shareholders receive Enterprise common stock and cash for their Trinity common stock?
A: Enterprise’s exchange agent will mail each Trinity shareholder of record in a separate mailing (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to your certificates and book-entry shares shall pass, only upon proper delivery of the certificates to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal, and (ii) instructions for use in effecting the surrender of the certificates or, in the case of book-entry shares, the surrender of such shares, for payment of the Merger Consideration. Any portion of the Merger Consideration not claimed by a Trinity shareholder by surrender of his, her or its certificates or book-entry shares to the exchange agent prior to the first anniversary of the closing date of the Merger will be delivered by the exchange agent to Enterprise. Any Trinity shareholder that has not complied with the instructions by the exchange agent shall thereafter only look to Enterprise for payment of the Merger Consideration (and any cash in lieu of fractional shares). See “The Merger Agreement — Merger Consideration” beginning on page 69.

7.	Q: What are the tax consequences of the Merger to each Trinity shareholder?
A: Enterprise expects to report the Merger of Trinity with and into Enterprise, and the subsequent Merger of LANB with and into EB&T, as tax-free reorganizations for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
Trinity shareholders must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares of Enterprise common stock (including any fractional shares) and cash received pursuant to the Merger (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in its shares of Trinity common stock surrendered pursuant to the Merger), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the Merger.
Trinity shareholders who receive cash in lieu of fractional shares will be treated as having received the fractional share and then having the fractional share redeemed by Enterprise for cash. Accordingly, a portion of their adjusted basis in shares of Trinity common stock surrendered pursuant to the Merger will be allocated to the fractional share which is deemed to have been received and the Trinity shareholder will recognize gain (but not loss) in an amount equal to the cash received for the fractional share over the adjusted basis allocable to that share.
Each of Enterprise’s and Trinity’s obligations to complete the Merger is conditioned on the receipt of a legal opinion about the federal income tax treatment of the Merger. This opinion will not bind the Internal Revenue Service (the “IRS”), which could take a different view.
We urge you to consult your tax advisor for a full understanding of the tax consequences of the Merger to you.  In many cases, tax consequences of the Merger will depend on your particular facts and circumstances.  See “Material United States Federal Income Tax Considerations,” beginning at page 83.

8.	Q: Do Trinity shareholders have rights to dissent from the Merger?
A: Yes, Trinity shareholders have the right under New Mexico law to demand appraisal of their shares of Trinity common stock in connection with the Merger and to receive, in lieu of the Merger Consideration, payment in cash for the fair value of their shares of Trinity common stock. Any Trinity shareholder electing to exercise dissenters’ rights must not have voted his, her or its shares of Trinity common stock “FOR” the Merger Proposal and must specifically comply with the applicable provisions of the New Mexico Business Corporation Act (“NMBCA”) in order to perfect the rights of dissent and appraisal. The Merger Agreement requires as a condition to consummation, subject to waiver by Enterprise and Trinity, that the number of shares held by dissenting Trinity shareholders is no more than ten percent (10%) of the number of shares of Trinity common stock issued and outstanding immediately prior to the closing date of the Merger. See “Proposal I – The Merger — Dissenters’ Rights of Appraisal of Holders of Trinity Common Stock,” beginning at page 62.

9.	Q: Are there regulatory or other conditions to the completion of the Merger?
A: Yes. The Merger and related transactions require approval from the Federal Deposit Insurance Corporation (the “FDIC”), the Missouri Division of Finance (the “Division”), and the Federal Reserve Bank of St. Louis (the “Reserve Bank”), acting under delegated authority from the Board of Governors of the Federal Reserve System (the “Federal Reserve”). As of the date of this proxy statement/prospectus, the Merger and related transactions have been approved by the FDIC and the Reserve Bank, and the Division has issued its certification of approval. Additionally, the approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Trinity voting common stock and the affirmative vote of the holders of at least two-thirds of the outstanding shares of Trinity non-voting common stock entitled to vote at the Special Meeting.

Completion of the Merger is also subject to other specified conditions. See “The Merger Agreement — Conditions to Completion of the Merger,” beginning at page 78.

10.	Q: What does the Trinity board of directors recommend?
A: The Trinity board of directors has unanimously approved the Merger Agreement and unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal.

11.	Q: What constitutes a quorum for the Special Meeting?
A: The presence in person or by proxy of the majority of Trinity common stock outstanding on the record date for the Special Meeting will constitute a quorum. If you submit a properly executed proxy card, you will be considered part of the quorum even if you withhold authority from the proxy holders to vote your shares and do not attend the Special Meeting.

12.	Q: What vote is required to approve each proposal at the Special Meeting?
A: Approval of the Merger Proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Trinity voting common stock and the affirmative vote of the holders of at least two-thirds of the outstanding shares of Trinity non-voting common stock entitled to vote at the Special Meeting. Holders of these two classes of common stock will vote as separate voting groups on the Merger Proposal. While holders of shares of Trinity non-voting common stock typically do not have voting rights, New Mexico law provides voting rights to otherwise non-voting classes of stock in connection with certain fundamental transactions, such as the proposed Merger.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Trinity common stock represented in person or by proxy at the Special Meeting. Because the Advisory Vote Proposal is advisory in nature only, it will not be binding on either Trinity or Enterprise, regardless of whether the Merger Agreement is approved. Accordingly, as the compensation to be paid in connection with the Merger is a contractual obligation to the named executive officers of Trinity, regardless of the outcome of the advisory vote, such compensation will be payable if the Merger Agreement is approved and the Merger is completed, subject only to the contractual conditions applicable to such payment.

13.	Q: When and where is the Special Meeting?
A: The Special Meeting will be held on February 26, 2019, at 10:00 a.m., Mountain Time, at Crossroads Bible Church, 97 E Road, Los Alamos, New Mexico 87544.

14.	Q: What do I need to do now?
A: After carefully reading these materials, Trinity shareholders should vote their shares of Trinity common stock (i) via the Internet at the website http://www.cstproxy.com/trinitycapitalcorp/sm2019, (ii) by telephone at the number 1 (866) 894-0536, (iii) by completing and mailing the enclosed proxy card or (iv) by voting in person at the Special Meeting. Please refer to the specific instructions set forth in the enclosed proxy card. To ensure their votes are represented at the Special Meeting, Trinity recommends that its shareholders vote by proxy (either via the Internet, by telephone or by proxy card) even if they plan to attend the Special Meeting. If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal.

15.	Q: Can I change my vote after I have mailed my signed proxy card?
A: Yes. There are five ways for Trinity shareholders to revoke their proxy and change their vote. Trinity shareholders that hold shares in their name as a shareholder of record as of the record date for the Special Meeting may change their vote or revoke any proxy at any time before the Special Meeting is called to order by (i) delivering a written notice of revocation to Trinity’s Corporate Secretary, (ii) completing, signing and returning a new proxy card with a later date than such shareholder’s original proxy card prior to such time that the proxy card for any such shareholder must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on such shareholder’s proxy card in the same manner such shareholder would to submit their proxy electronically and following the instructions indicated on the proxy card, (iv) calling the telephone number specified on such shareholder’s proxy card in the same manner such shareholder would to submit their proxy telephonically and following the instructions indicated on the proxy card or (v) attending the Special Meeting in person, notifying the Corporate Secretary that such shareholder is revoking their proxy and voting by ballot at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy.

16.	Q: What happens if I sell my shares of Trinity common stock before the Special Meeting?
A: The record date for determining which Trinity shareholders are eligible to vote at the Special Meeting is earlier than both the date of the Special Meeting and the completion of the Merger. If you transfer your shares of Trinity common stock after the record date for the Special Meeting but before the Special Meeting you will, unless special arrangements are made, retain the right to vote the shares at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer the shares.

17.	Q: When do you expect the Merger to be completed?
A: We expect to complete the Merger shortly after all of the conditions to the Merger are fulfilled, including obtaining the approval of Trinity shareholders and the approval of the applicable regulatory agencies. We anticipate this will occur in the first half of 2019; however, delays may occur.  We cannot assure you that we will obtain the necessary shareholder approvals and regulatory approvals or that the other conditions precedent to the Merger can or will be satisfied.

18.	Q: What happens if the Merger is not completed?
A: If the Merger is not completed, holders of Trinity common stock will not receive any consideration for their shares in connection with the Merger. Instead, Trinity will remain an independent company. In addition, if the Merger Agreement is terminated in certain circumstances, a termination fee may be required to be paid by Trinity. If the Merger Agreement is terminated by either party as a result of the other party’s material breaches of its representations, warranties or covenants set forth in the Merger Agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $2,000,000 as liquidated damages. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 79.

19.	Q: Who can help answer my questions?
A: If you have any questions about the Merger or the Special Meeting, or if you need additional copies of this proxy statement/prospectus or the proxy card, you should contact John S. Gulas, President and Chief Executive Officer of Trinity, at (505) 663-3990.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully this entire document, and the documents referenced herein, for a more complete understanding of the Merger between Enterprise and Trinity. In addition, we incorporate by reference into this document important business and financial information about Enterprise. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.
Unless the context otherwise requires, references in this proxy statement/prospectus to “Enterprise” refer to Enterprise Financial Services Corp, a Delaware corporation; references to “EB&T” refer to Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly owned subsidiary of Enterprise; references to “Trinity” refer to Trinity Capital Corporation, a New Mexico corporation; references to “LANB” refer to Los Alamos National Bank, a national banking association and a wholly owned subsidiary of Trinity; references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of November 1, 2018, among Enterprise, Trinity, EB&T and LANB; and references to “we,” “our” or “us” refer to Enterprise and Trinity.
We Propose a Merger of Enterprise and Trinity (Page 39)
We propose that Trinity will merge with and into Enterprise, with Enterprise being the surviving company (the “Merger”). As a result of the Merger, the separate existence of Trinity will cease. Immediately following the Merger, Trinity’s wholly owned bank subsidiary, LANB, will merge with and into Enterprise’s wholly owned bank subsidiary, EB&T, with EB&T being the surviving bank (the “Bank Merger,” and together with the Merger, the “Mergers”). Following the Bank Merger, EB&T will continue its corporate existence as a state-chartered trust company with banking powers, organized under the laws of the State of Missouri. EB&T appreciates and acknowledges the historical significance of LANB in New Mexico and the commitment that LANB customers have to the bank. In an effort to facilitate the transition of the relationships acquired through the Bank Merger, EB&T is working with LANB to gather relevant input and market data from associates and customers of LANB regarding possible future name options for a period following the consummation of the Bank Merger. We expect to complete the Merger and the Bank Merger in the first half of 2019, although delays may occur.
The Merger Agreement is attached to this proxy statement/prospectus on Appendix A, which is incorporated by reference into this proxy statement/prospectus. Please read the entire Merger Agreement. It is the legal document that governs the Merger.
Special Meeting (Page 35)
Trinity plans to hold the Special Meeting on February 26, 2019, at 10:00 a.m., Mountain Time, at Crossroads Bible Church, 97 E Road, Los Alamos, New Mexico 87544. At the Special Meeting, holders of Trinity common stock will be asked to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.
You can vote at the Special Meeting to approve the Merger Proposal if you owned Trinity common stock at the close of business on January 22, 2019, the record date for the Special Meeting. As of the record date for the Special Meeting, there were 19,821,933 shares of Trinity common stock outstanding and entitled to vote, of which 12,085,733 were shares of Trinity voting stock and 7,736,200 were shares of Trinity non-voting common stock. Holders of these two classes of Trinity common stock will vote as separate voting groups on the Merger Proposal. While holders of shares of Trinity non-voting common stock typically do not have voting rights, New Mexico law provides voting rights to otherwise non-voting classes of stock in connection with certain fundamental transactions, such as the proposed Merger. A holder of Trinity common stock can cast one vote for each share of Trinity common stock owned on such record date.

The Trinity Board Unanimously Recommends That Holders of Trinity Common Stock Vote “FOR” the Merger Proposal (Page 46)
The Trinity board of directors (i) believes that the Merger Proposal is advisable and in the best interest of Trinity and its shareholders, (ii) has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and (iii) unanimously recommends that holders of Trinity common stock vote “FOR” the Merger Proposal.
Approval of the Merger Proposal Requires the Affirmative Vote of the Holders of Two-Thirds of the Outstanding Shares of Trinity Common Stock (Page 64)
In order to complete the Merger, the Merger Proposal must be approved by the affirmative vote of (i) the Trinity board of directors and (ii) the holders of at least two-thirds of the outstanding shares of Trinity common stock. The Trinity board of directors has unanimously approved the Merger Proposal. Accordingly, in order to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the holders of at least two-thirds of the outstanding shares of Trinity voting common stock and the holders of at least two-thirds of the outstanding shares of Trinity non-voting common stock entitled to vote at the Special Meeting must vote in favor of the Merger Proposal. Holders of these two classes of Trinity common stock will vote as separate voting groups on the Merger Proposal. While holders of shares of Trinity non-voting common stock typically do not have voting rights, New Mexico law provides voting rights to otherwise non-voting classes of stock in connection with certain fundamental transactions, such as the proposed Merger.
As an inducement to and condition of Enterprise’s willingness to enter into the Merger Agreement, all of the directors and certain officers and large shareholders of Trinity entered into voting agreements, pursuant to which, among other things, they agreed to vote all of their shares of Trinity common stock in favor of the Merger Proposal and other matters required to be approved or adopted to effect the Merger and any other transactions contemplated by the Merger Agreement. As of November 1, 2018, the directors, officers and shareholders of Trinity that are a party to the voting agreements beneficially owned, in the aggregate, approximately 38.12% of Trinity voting common stock and 100% of Trinity non-voting common stock.
For a list of the number of shares of Trinity common stock held by (i) each director of Trinity, (ii) each shareholder that is known to Trinity as of the date hereof to beneficially own more than five percent (5%) of the outstanding shares of Trinity common stock and (iii) all directors and certain officers of Trinity as a group, see “Security Ownership of Trinity Directors, Certain Officers and Certain Beneficial Owners.”
Enterprise’s Reasons for the Merger (Page 45)
For a discussion of the factors considered by Enterprise’s board of directors in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, see “Proposal I – The Merger — Enterprise’s Reasons for the Merger; Recommendation of the Board of Enterprise.”
Trinity’s Reasons for the Merger (Page 46)
For a discussion of the factors considered by the Trinity board of directors in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, see “Proposal I – The Merger— Trinity’s Reasons for the Merger; Recommendation of the Trinity Board of Directors.”
Opinion of Trinity’s Financial Advisor (Page 50)
In connection with the Merger, Trinity’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated November 1, 2018, to the Trinity board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Trinity common stock of the Merger Consideration to be received by such holders in the Merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix D to this document. The opinion was for the information of, and was directed to, the Trinity board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of Trinity to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Trinity board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of Trinity common stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter.
For a more complete description of KBW’s opinion see “Proposal I – The Merger — Opinion of Trinity’s Financial Advisor” beginning on page 50.
Holders of Trinity Common Stock Have Dissenters’ Rights of Appraisal (Page 62)
Holders of Trinity common stock may elect to dissent from the Merger and obtain payment for their shares of Trinity common stock by following the procedures set forth in Section 53-15-3 and Section 53-15-4 (Right of Dissenting Shareholders) of Chapter 53 of the NMBCA. Failure to follow any of the statutory procedures set forth in Section 53-15-3 and Section 53-15-4 of the NMBCA may result in the loss or waiver of appraisal rights under New Mexico law. A person having a beneficial interest in shares of Trinity’s common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 53-15-3 and Section 53-15-4 of the NMBCA, Trinity shareholders who may wish to pursue appraisal rights should consult their own legal and financial advisors. For more information regarding the right of holders of Trinity common stock to dissent from the Merger and exercise the right to obtain payments for shares of Trinity common stock, see “Proposal I – The Merger — Dissenters’ Rights of Appraisal of Holders of Trinity Common Stock.” We have also attached a copy of Section 53-15-3 and Section 53-15-4 of the NMBCA as Appendix E to this proxy statement/prospectus.
We Must Obtain Regulatory Approvals to Complete the Merger (Page 64)
The Merger and related transactions require approval from the FDIC, the Division, and the Reserve Bank. As of the date of this proxy statement/prospectus, the Merger and related transactions have been approved by the FDIC and the Reserve Bank, and the Division has issued its certification of approval.
Certain Directors and Executive Officers May Have Interests in the Merger That Differ from Your Interests (Page 30)
Certain directors and executive officers of Trinity and/or LANB have interests in the Merger other than their interests as Trinity shareholders, including:

•
Per the terms of certain employment agreements, severance agreements and change of control agreements, and upon the termination of certain compensation plans under the terms of the Merger Agreement, Trinity and/or LANB directors, officers and employees may become entitled to change in control, severance, or other payments, including acceleration of deferred compensation, upon the occurrence of the Merger. See “Proposal I – The Merger — Interests of Trinity’s Directors and Executive Officers in the Merger.”

•
To the extent a director or officer holds any outstanding restricted stock units and/or other stock-based awards granted by Trinity to purchase Trinity common stock, including but not limited to awards granted under Trinity’s stock option plan (each, a “Trinity Stock Award”) that is unsettled or unvested immediately prior to the effective time of the Merger and will vest at the effective time of the Merger pursuant to its terms shall vest and be free of any restrictions and be exchanged for the Merger Consideration in accordance with the exchange ratio.

•
Pursuant to the terms of the Merger Agreement, Enterprise is required to take all action necessary to appoint or elect, effective as of the effective time of the Merger, two (2) current Trinity directors, each of whom must be independent with respect to Enterprise for purposes of the listing requirements of NASDAQ, and mutually agreeable to Enterprise and Trinity, as directors of Enterprise; and EB&T is required to take all action necessary to appoint or elect, effective as of the effective time of the Merger, one (1) current Trinity director, mutually agreeable to EB&T and LANB, as a director of EB&T. Tony Scavuzzo and James F. Deutsch, each current directors of Trinity will join the Enterprise board of directors, and James E. Goodwin, Jr., Chairman of the board of directors of each of Trinity and LANB, will join the EB&T board of directors.

•
Pursuant to the terms of the Merger Agreement, directors and officers of Trinity will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Merger. See “Proposal I – The Merger — Interests of Trinity’s Directors and Executive Officers in the Merger.”

The Trinity board of directors was aware of the foregoing interests and considered them, among other matters, when they approved the Merger Agreement and the transactions contemplated thereby, including the Merger.
Trinity Shareholders Will Receive Shares of Enterprise Common Stock and Cash for Each Share of Trinity Common Stock Exchanged in the Merger (Page 69)
At the effective time of the Merger, each share of Trinity common stock outstanding immediately prior to the effective time of the Merger will, by virtue of the Merger and without any action on the part of Trinity shareholders, be converted into, and cancelled in exchange for, the right to receive $1.84 in cash, without interest and subject to adjustment, and 0.1972 shares of Enterprise common stock. Cash will be paid in lieu of any fractional share interest.
Aggregate Merger Consideration.
The value of the Stock Consideration to be issued to Trinity shareholders in connection with the Merger will fluctuate between the date of this proxy statement/prospectus and the completion of the Merger based upon the market value of Enterprise common stock. Based on the fixed value of the Cash Consideration of $1.84 per share and based on the following closing prices of Enterprise common stock on NASDAQ: (i) $43.45 on October 31, 2018, the last trading day before public announcement of the Merger Agreement and (ii) $45.90 on January 28, 2019, the latest practicable trading day before the date of this proxy statement/prospectus, the implied value of the Merger Consideration per share would be approximately $10.41 and $10.89, respectively, and the implied value of the aggregate Merger Consideration would be approximately $213 million and $222 million, respectively. The total value of the Merger Consideration issued to Trinity shareholders upon completion of the Merger will fluctuate based on the share price of Enterprise common stock and the number of shares of Trinity common stock and restricted stock units outstanding on the date of the Merger and the Merger Consideration adjustments pursuant to the Merger Agreement. In addition, the value of the Cash Consideration to be paid to Trinity shareholders in connection with the Merger may be reduced by the amount by which the sum of any environmental-related remediation expenses exceed $250,000.
Fractional Shares.
No fractional shares of Enterprise common stock will be issued, and in lieu thereof, each holder of Trinity common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the average closing price per share of Enterprise common stock, as reported on NASDAQ, for the twenty (20) trading days ending on and including the fifth trading day prior to the closing date of the Merger, which we refer to as the Enterprise average share price, rounded to the nearest whole cent.
What Will Happen to Outstanding Trinity Restricted Stock Units (Page 64)
The Merger Agreement provides that at the effective time of the Merger, each unsettled or unvested Trinity Stock Award issued and outstanding immediately prior to the effective time of the Merger that will vest at such effective time pursuant to its terms will fully vest and be free of any restrictions and be exchanged for the same Merger Consideration that all other shares of Trinity common stock are entitled to receive in the Merger.

Transmittal Materials (Page 70)
As promptly as practicable after the completion of the Merger, but in no event later than ten days thereafter, the exchange agent will mail to Trinity shareholders a letter of transmittal, together with instructions for the exchange of the certificates formerly representing shares of Trinity common stock for the Merger Consideration. After the transmittal materials have been received and processed following the closing of the Merger, Trinity shareholders will be sent the Merger Consideration, including any cash in lieu of fractional share of Enterprise common stock, to which they are entitled. If a Trinity shareholder holds shares in street name, he or she will receive information from his or her bank, broker or other nominee advising such Trinity shareholder of the process for receiving the Merger Consideration, including any cash in lieu of fractional share of Enterprise common stock, to which he or she is entitled.
Each Trinity shareholder will need to surrender his or her Trinity common stock certificates or follow instructions for the transfer of shares of Trinity common stock held in book-entry form, to receive the appropriate Merger Consideration. Trinity shareholders should not send any certificates now. Each Trinity shareholder will receive detailed instructions on how to exchange his or her share certificates or book-entry shares along with transmittal materials promptly following the closing of the Merger.
Per Share Market Price and Dividend Information (Page 87)
Shares of Enterprise common stock currently trade on NASDAQ under the symbol “EFSC.” Shares of Trinity voting common stock are listed on the OTCQX Market, under the symbol “TRIN.”
        The following table sets forth the closing sale prices of (i) Enterprise common stock as reported on NASDAQ, and (ii) Trinity voting common stock as reported on the OTCQX Market, on October 31, 2018, the last trading-day before the announcement of the Merger, and on January 28, 2019, the last practicable trading-day before the filing of this proxy statement/prospectus. To help illustrate the market value of the per share Merger Consideration to be received by Trinity shareholders, the following table also presents the equivalent market value per share of Trinity common stock as of October 31, 2018 and January 28, 2019, which were determined by (i) multiplying the closing price for the Enterprise common stock on those dates by the exchange ratio of 0.1972 of a share of Enterprise common stock for each share of Trinity common stock, and (ii) adding the per share Cash Consideration. See “The Merger Agreement — The Merger Consideration” beginning on page 69 for additional information about the Merger Consideration to be received by holders of Trinity common stock.

	Enterprise Common Stock	Trinity Common Stock	Implied Value Per Share of Trinity
At October 31, 2018	$43.45	$8.70	$10.41
At January 28, 2019	$45.90	$10.75	$10.89
The implied value of Enterprise common stock and Trinity common stock will fluctuate prior to the date of the Special Meeting as the market price of Enterprise common stock fluctuates. You should obtain current market quotations for Enterprise common stock before deciding how to vote with respect to the approval of the Merger Agreement.
            Since 2012, Trinity has not paid any dividends on its common stock. It has been Trinity’s current policy to retain earnings to provide funds for use in its business. The Trinity board periodically reviews whether to declare or pay cash dividends, taking into account, among other things, general business conditions, Trinity’s financial results, future prospects, capital requirements, legal and regulatory restrictions, and such other factors as the Trinity board may deem relevant.
Enterprise expects to continue its common stock dividend practice after the Merger, but this practice is subject to the determination and discretion of Enterprise’s board of directors and may change at any time. In 2016, Enterprise declared aggregate cash dividends of $0.41 per share of Enterprise common stock and, in 2017, declared aggregate cash dividends of $0.44 per share of Enterprise common stock. In 2018, Enterprise has declared aggregate cash dividends of $0.47 per share of Enterprise common stock.
The payment of dividends by Enterprise or Trinity on their common stock in the future, either before or after the Merger is completed, is subject to the determination and discretion of our respective boards of directors and depends on a variety of factors, including the terms of the Merger Agreement, cash requirements, financial condition and earnings, legal and regulatory considerations and other factors. In addition, Trinity is prohibited pursuant to the terms of the Merger Agreement from paying cash dividends to holders of its common stock prior to completion of the Merger without the prior consent of Enterprise.
We Have Agreed When and How Trinity Can Consider Third-Party Acquisition Proposals (Page 76)
We have agreed that Trinity will not, and will cause its subsidiaries and its and its subsidiaries’ representatives, agents, advisors and affiliates not to, solicit or knowingly encourage any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, a proposal to acquire Trinity or LANB, except as permitted by the Merger Agreement. In addition, we have agreed that Trinity will not engage in negotiations with or provide confidential information to a third party regarding acquiring Trinity or LANB, except as permitted by the Merger Agreement. However, if Trinity receives an unsolicited acquisition proposal from a third party, Trinity can participate in negotiations with and provide confidential information to the third party if, among other steps, the Trinity board of directors concludes in good faith that the proposal is superior to the Merger Proposal and that the failure to take such actions would be inconsistent with its fiduciary duties. Trinity’s receipt of a superior proposal or participation in such negotiations gives Trinity the right to terminate the Merger Agreement in certain circumstances.
We Must Meet Several Conditions to Complete the Merger (Page 78)
Our obligations to complete the Merger depend on a number of conditions being met. These include:

•	the approval of the Merger Agreement by holders of at least two-thirds of the outstanding Trinity common stock;

•
the receipt of the required approvals of federal and state regulatory authorities, which must remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated;

•	the authorization for listing on NASDAQ of the shares of Enterprise common stock to be issued to the non-dissenting shareholders of Trinity’s common stock in the Merger;

•
the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, for the registration of the shares of Enterprise common stock to be issued in the Merger;

•	the absence of any government action or other legal restraint or prohibition that would prohibit the Merger or make the Merger, or the other transactions contemplated by the Merger Agreement, illegal;

•
as to each of us, the representations and warranties of the other party to the Merger Agreement being true and correct in all material respects at and as of the closing date of the Merger (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects at and as of the closing date of the Merger. Each of the parties shall have received a certificate dated as of the closing date of the Merger, signed on behalf of the other party by an executive officer of such other party, as applicable, to such effect;

•
the receipt of legal opinions that, for U.S. federal income tax purposes, the Merger will be treated as a reorganization described in Section 368(a) of the Code and that both Enterprise and Trinity will be a party to that reorganization. These opinions will be based on customary assumptions and on factual representations made by Enterprise and Trinity and will be subject to various limitations;

•
the number of dissenting shares of Trinity common stock must not exceed ten percent (10%) of the total number of shares of Trinity common stock issued and outstanding immediately prior to the closing date of the Merger;

•
the receipt by Trinity of a certificate by the exchange agent ratifying its receipt of sufficient cash and irrevocable authorization to issue shares of Enterprise’s common stock to satisfy Enterprise’s obligation to pay the Cash Consideration and the Stock Consideration;

•	Trinity’s total non-maturity deposits (as calculated in the Merger Agreement) must be equal to or greater than $868,864,000;

•	with regard to Trinity’s obligation (but not Enterprise’s), Trinity and Enterprise mutually elect two (2) new directors to Enterprise’s board of directors; and

•	with regard to Enterprise’s obligation (but not Trinity’s), the receipt by Trinity of certain required third-party approvals.

Where the law permits, either of Enterprise or Trinity could choose to waive a condition to its obligation to complete the Merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed. Although the Merger Agreement allows both parties to waive the tax opinion condition, neither party currently anticipates doing so.
We May Terminate the Merger Agreement (Page 79)
We can mutually agree at any time to terminate the Merger Agreement without completing the Merger, even if Trinity has received approval of the Merger Proposal by its shareholders. Also, either of us can decide, without the consent of the other, to terminate the Merger Agreement in certain circumstances, including:

•
if there is a final denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such governmental authority would not accept the refiling of such application, provided that no party may terminate for this reason if such denial is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants of such party set forth in the Merger Agreement;

•
if the Merger is not completed on or before June 30, 2019, provided that if additional time is necessary to obtain the requisite regulatory approvals, this date may be automatically extended by three (3) months;

•
if there is a continuing breach of the Merger Agreement by a party, and the breaching party has not cured the breach within thirty (30) days’ written notice to the breaching party, as long as that breach would entitle the non-breaching party not to complete the Merger; or

•	if holders of Trinity common stock fail to approve the Merger Proposal.
In addition, Enterprise may terminate the Merger Agreement:

•
if prior to obtaining the requisite Trinity shareholder approval, the Trinity board of directors (i) withholds, withdraws, changes, qualifies, amends or modifies, or publicly proposes to withhold, withdraw, qualify, amend or modify, in any manner adverse in any respect to the interest of Enterprise, or take any other action or makes any other public statement inconsistent with, (ii) fails to publicly affirm its recommendation to approve the Merger Agreement, its recommendation for approval of the Merger Agreement (iii) approves or recommends a competing acquisition proposal, or (iv) resolves to take, or publicly announces an intention to take, any of the foregoing actions;

•	if Trinity has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the Merger Agreement; or

•	if Enterprise’s aggregate cost of environmental due diligence on Trinity’s real property between November 1, 2018 and the effective date of the Merger Agreement exceeds $2,500,000.
In addition, Trinity may terminate the Merger Agreement:

•
by delivering written notice to Enterprise at any time during the five (5) trading day period commencing on the fifth trading day immediately preceding the closing date of the Merger Agreement (the “Determination Date”) if the volume weighted average price of Enterprise common stock during a specified period before the effective time of the Merger both (i) is less than $37.26352 per share and (ii) underperforms a specified index of financial institution stocks during such period by more than twenty percent (20%); provided, however, that if Trinity elects to terminate the Merger Agreement in such instance, Enterprise may elect to reinstate the Merger and the other transactions contemplated by the Merger Agreement by adjusting the exchange ratio to increase the Stock Consideration or add an amount in cash to increase the Cash Consideration. If Enterprise makes such election to reinstate the Merger and the other transactions contemplated by the Merger Agreement, then no termination will occur and the Merger Agreement will remain in effect according to its terms (except the Merger Consideration, which will have been adjusted); or

•
at any time prior to approval of the Merger Proposal by the Trinity shareholders, if Trinity concludes that it must endorse a Superior Proposal (as defined in the Merger Agreement) in order to comply with its fiduciary duties.

The Merger Agreement also provides that Trinity must pay Enterprise a fee and reimburse expenses in certain situations. In particular, Trinity will pay Enterprise a fee of $9,500,000 in certain circumstances set forth in the Merger Agreement, including if:

•
Trinity receives an acquisition proposal from a third party and the Merger Agreement is subsequently terminated under certain conditions, and prior to the 12 month anniversary of the termination of the Merger Agreement Trinity enters into an agreement to engage in a competing acquisition proposal with any third party or group other than Enterprise;

•
the Trinity board of directors withholds, withdraws, changes, qualifies, amends or modifies its recommendation to approve the Merger; approves, recommends or publicly proposes to approve or recommend a competing acquisition proposal; or

•
Trinity breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the Merger Agreement, which covenant is described below under “The Merger Agreement — Acquisition Proposals by Third Parties.”

If the Merger Agreement is terminated by either party as a result of the other party’s material breaches of its representations, warranties or covenants set forth in the Merger Agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $2,000,000 as liquidated damages.
We May Amend or Waive Merger Agreement Provisions (Page 79)
At any time before completion of the Merger, either Enterprise or Trinity may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the Merger Agreement. However, once holders of Trinity common stock have approved the Merger Proposal, no waiver of any condition may be made that would require further approval by Trinity shareholders unless that approval is obtained.
The Merger Will Be Accounted for Under the Rules for Purchase Accounting (Page 82)
The Merger will be treated as a purchase by Enterprise of Trinity under U.S. generally accepted accounting principles (“GAAP”).
Tax Consequences of the Mergers (Page 83)
Subject to certain circumstances described below, and based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the Mergers, in the opinion of Holland & Knight LLP (“Holland & Knight”) and Hunton Andrews Kurth LLP (“Hunton”), for U.S. federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The opinions address the tax consequences of the Merger and do not address the tax consequences of the Bank Merger.
Provided that the Merger qualifies as a reorganization for U.S. federal income tax purposes, Trinity shareholders generally will not recognize any gain or loss upon receipt of Enterprise common stock in exchange of Trinity common stock in the Merger, except with respect to the cash portion of the Merger Consideration and any cash they receive in lieu of fractional shares of Enterprise common stock.
For a complete description of the material U.S. federal income tax consequences of the Merger, see “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax consequences of the Mergers to you.
Information About the Companies (Page 89)
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500
Enterprise is a Delaware corporation headquartered in Clayton, Missouri. It is a relationship-based financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in the Midwest. Enterprise’s principal subsidiary, EB&T, and other affiliates provide a full range of commercial, leasing, retail, wealth management, trust and private banking products and services to commercial and industrial, commercial real estate, municipal and consumer customers through twenty-eight (28) branch locations throughout St. Louis, Kansas City and Phoenix metropolitan area. At September 30, 2018, Enterprise had consolidated total assets of approximately $5.5 billion and over $1.7 billion in trust assets under management. Enterprise common stock trades on NASDAQ under the symbol “EFSC.”
Trinity Capital Corporation
1200 Trinity Drive
Los Alamos, New Mexico 87544
(505) 662-5171
Trinity is the parent company of LANB. LANB is one of the largest locally-owned banks in New Mexico with current assets of $1.3 billion. Through the responsive work of over 200 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in Northern New Mexico and the Albuquerque metro area. A true community bank with six full-service locations, LANB ranks as one of the top mortgage providers in the state. LANB has been voted one of the Best Banks in Santa Fe by the readers of the Santa Fe Reporter for the past twelve years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963,

LANB is headquartered in Los Alamos, New Mexico. Trinity voting common stock trades on the OTCQX Market under the symbol “TRIN.”
See “Information About the Companies” in this proxy statement/prospectus.
Litigation Relating to the Merger (Page 68)

Following the announcement on November 2, 2018 of the execution of the Merger Agreement, a lawsuit challenging the proposed transaction was filed in the U.S. District Court for the District of New Mexico. The lawsuit is captioned Parshall v. Trinity Capital Corporation, et al., No. 1:19-cv-00066 (filed January 22, 2019).

This lawsuit challenging the proposed transaction is a putative class action filed on behalf of the shareholders of Trinity and names as defendants Trinity, its directors and Enterprise. The complaint alleges that Trinity and its directors violated Section 14(a) of the Exchange Act by failing to disclose certain facts about the financial projections of Trinity and Enterprise and financial analysis performed by Trinity’s financial advisor. The complaint further alleges that Enterprise and Trinity’s board of directors violated Section 20(a) of the Exchange Act by acting as control persons. The action seeks, among other relief, an order enjoining completion of the proposed transaction.

The outcome of the pending litigation is uncertain. If the case is not resolved, this lawsuit could prevent or delay completion of the Merger and result in substantial costs to Enterprise and Trinity, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing of the Merger is that no injunction, order, judgement or decree prohibiting or making illegal completion of the Merger, the Bank Merger or any of the other transactions contemplated by the Merger Agreement will be in effect. As such, if plaintiffs are successful in obtaining an injunction prohibiting the completion of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect Enterprise’s business, financial condition, results of operations and cash flows. Such litigation is common in connection with acquisitions of public companies, regardless of any merits related to the underlying acquisition. In this instance, the defendants believe that the claims asserted against them in the lawsuit are without merit and intend to defend the litigation vigorously.

The Rights of Trinity Shareholders Following the Merger Will Be Different (Page 125)
The rights of Enterprise stockholders are governed by Delaware law and by Enterprise’s certificate of incorporation, as amended, and amended and restated bylaws. The rights of Trinity shareholders are governed by New Mexico law, and by Trinity’s amended and restated articles of incorporation and amended and restated bylaws. Upon completion of the Merger, the rights of both stockholder groups will be governed by Delaware law and Enterprise’s certificate of incorporation, as amended, and amended and restated bylaws.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENTERPRISE

You should read the selected consolidated financial data set forth below in conjunction with Enterprise’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Enterprise consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus. The financial data as of and for the fiscal years ended December 31, 2017, 2016, 2015, 2014, and 2013 is derived from Enterprise’s audited financial statements. The financial data as of and for the nine month periods ended September 30, 2018 and 2017 is derived from Enterprise’s unaudited financial statements incorporated by reference into this proxy statement/prospectus, which have been prepared on the same basis as Enterprise’s audited financial statements. See “Where You Can Find More Information.” Enterprise’s historical results may not be indicative of Enterprise’s future performance. In addition, results for the nine month periods ended September 30, 2018 and 2017 may not be indicative of the results that may be expected for the full fiscal year or future periods.

(in thousands, except per share data)	For the Nine Months ended September 30,		For the Years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
EARNINGS SUMMARY
Interest income	$173,800	$147,750	$202,539	$149,224	$132,779	$131,754	$153,289
Interest expense	32,488	17,850	25,235	13,729	12,369	14,386	18,137
Net interest income	141,312	129,900	177,304	135,495	120,410	117,368	135,152
Provision (provision reversal) for portfolio loan losses	6,588	7,578	10,764	5,551	4,872	4,409	(642)
Provision (provision reversal) for Purchased credit impaired loan losses	(2,064)	(355)	(634)	(1,946)	(4,414)	1,083	4,974
Noninterest income	27,645	23,282	34,394	29,059	20,675	16,631	9,899
Noninterest expense	88,284	86,791	115,051	86,110	82,226	87,463	90,639
Income before income tax expense	76,149	59,168	86,517	74,839	58,401	41,044	50,080
Income tax expense(1)	10,461	18,507	38,327	26,002	19,951	13,871	16,976
Net income(1)	$65,688	$40,661	$48,190	$48,837	$38,450	$27,173	$33,104

PER SHARE DATA
Basic earnings per common share(1)	$2.84	$1.77	$2.10	$2.44	$1.92	$1.38	$1.78
Diluted earnings per common share(1)	2.81	1.75	2.07	2.41	1.89	1.35	1.73
Cash dividends paid on common shares	0.34	0.33	0.44	0.41	0.26	0.21	0.21
Book value per common share	25.41	23.69	23.76	19.31	17.53	15.94	14.47
Tangible book value per common share	19.94	18.09	18.20	17.69	15.86	14.20	12.62

(1) Includes $12.1 million ($0.52 per share) deferred tax asset revaluation charge for year ended December 31, 2017, due to U.S. corporate income tax reform.

(in thousands, except percentage data)	For the Nine Months ended September 30,		For the Years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
BALANCE SHEET DATA:
Ending balances:
Portfolio loans	$4,249,758	$3,996,501	$4,066,659	$3,118,392	$2,750,737	$2,433,916	$2,137,313
Allowance for portfolio loan losses	41,892	38,292	38,166	37,565	33,441	30,185	27,289
Non-core acquired loans, net of allowance for loan losses	15,378	29,258	25,980	33,925	64,583	83,693	125,100
Goodwill	117,345	117,345	117,345	30,334	30,334	30,334	30,334
Other intangible assets, net	9,148	11,745	11,056	2,151	3,075	4,164	5,418
Total assets	5,517,539	5,231,488	5,289,225	4,081,328	3,608,483	3,277,003	3,170,197
Deposits	4,210,476	4,059,211	4,156,414	3,233,361	2,784,591	2,491,510	2,534,953
Subordinated debentures and notes	118,144	118,093	118,105	105,540	56,807	56,807	62,581
FHLB advances	401,000	248,868	172,743	—	110,000	144,000	50,000
Other borrowings	161,795	209,104	253,674	276,980	270,326	239,883	214,331
Shareholders’ equity	586,837	546,336	548,573	387,098	350,829	316,241	279,705
Tangible common equity	460,344	417,246	420,172	354,613	317,420	281,743	243,953

Average balances:
Portfolio loans	$4,178,900	$3,749,335	$3,810,055	$2,915,744	$2,520,734	$2,255,180	$2,097,920
Non-core acquired loans	25,705	37,043	35,761	55,992	87,940	119,504	168,662
Earning assets	5,015,471	4,539,350	4,611,670	3,570,186	3,163,339	2,921,978	2,875,765
Total assets	5,409,404	4,897,343	4,980,229	3,796,478	3,381,831	3,156,994	3,126,537
Interest-bearing liabilities	3,729,263	3,359,423	3,396,382	2,634,700	2,344,861	2,209,188	2,237,111
Shareholders’ equity	569,915	524,323	532,306	371,587	335,095	301,756	259,106
Tangible common equity	442,496	410,145	414,458	338,662	301,165	266,655	222,186

SELECTED RATIOS:
Return on average common equity	15.41%	10.37%	9.05%	13.14%	11.47%	9.01%	12.78%
Return on average tangible common equity	19.85	13.25	11.63	14.42	12.77	10.19	14.90
Return on average assets	1.62	1.11	0.97	1.29	1.14	0.86	1.06
Efficiency ratio	52.25	56.66	54.35	52.33	58.28	65.27	62.49
Total loan yield (1)	5.06	4.80	4.84	4.66	4.72	5.14	6.36
Cost of interest-bearing liabilities	1.16	0.71	0.74	0.52	0.53	0.65	0.81
Net interest spread (1)	3.49	3.68	3.69	3.71	3.72	3.91	4.60
Net interest margin (1)	3.78	3.87	3.88	3.84	3.86	4.07	4.78
Nonperforming loans to portfolio loans (2)	0.40	0.23	0.39	0.48	0.33	0.91	0.98
Nonperforming assets to total assets (2) (3)	0.32	0.18	0.31	0.39	0.48	0.74	0.90
Net charge-offs to average loans (2)	0.09	0.24	0.27	0.05	0.06	0.07	0.31
Allowance for loan losses to portfolio loans (2)	0.99	0.97	0.95	1.20	1.22	1.24	1.28
Dividend payout ratio - basic	11.97	18.96	21.27	16.81	13.68	15.37	11.92

(1) Fully tax equivalent.
(2) Amounts and ratios exclude purchased credit impaired (“PCI”) loans and related assets, except for their inclusion in total assets.
(3) Other real estate from PCI loans included in nonperforming assets beginning with the year ended December 31, 2015 due to termination of all existing FDIC loss share agreements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRINITY

The following table sets forth certain of Trinity’s selected historical consolidated financial and operating data for each of the periods for the dates indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2017 and 2016 has been derived from Trinity’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data as of and for the years ended December 31, 2015, 2014 and 2013 has been derived from our audited consolidated financial statements not included in this proxy statement/prospectus. The selected historical consolidated financial data as of and for the nine months ended September 30, 2018 and 2017 has been derived from Trinity’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus. Trinity’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results and operations as of the dates and for the interim periods indicated. The historical results presented are not necessarily indicative of future results.

	As of and For the Nine Months Ended September 30,		As of and For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(dollars in thousands, except per share data)
EARNINGS SUMMARY:
Interest income	$33,384	$34,415	$46,116	$47,848	$47,604	$52,150	$60,695
Interest expense	3,069	3,359	4,429	5,367	5,876	7,356	8,821
Net interest income	30,315	31,056	41,687	42,481	41,728	44,794	51,874
Provision for loan losses	(1,480)	(1,220)	(1,220)	1,800	500	2,000	0
Net trust income	2,255	1,953	2,581	2,260	2,604	2,564	2,359
Other non-interest income	6,302	6,047	6,361	9,567	7,525	6,441	13,106
Total non-interest income	8,557	8,000	8,942	11,827	10,129	9,005	15,465
Noninterest expense	28,267	38,474	48,909	50,071	49,443	56,621	54,476
Income (loss) before income taxes	12,085	1,802	2,940	2,437	1,914	(4,822)	12,863
Income tax expense (benefit)	2,579	3,487	8,730	(13,676)	0	1,170	0
Net income (loss)	9,506	(1,685)	(5,790)	16,113	1,914	(5,992)	12,863

PER SHARE DATA:
Net income (loss) per common share-diluted	0.48	(0.160)	(0.380)	1.71	(0.290)	(1.430)	1.66
Book value at end of period (1)	5.47	5.72	5.37	6.88	6.51	7.20	8.63
Dividends declared - common stock	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Dividends declared - preferred stock	0.00	0.00	20.63	114.48	101.91	86.56	57.46
Average common shares outstanding and	19,685,998	15,647,178	17,088,808	6,620,611	6,483,637	6,452,557	6,449,726
dilutive potential common shares outstanding	19,930,757	15,647,178	17,122,148	6,934,608	6,483,637	6,452,557	6,449,726

BALANCE SHEET DATA:
Total assets	1,253,591	1,322,486	1,287,533	1,425,437	1,398,985	1,446,206	1,550,020
Cash and cash equivalents	14,691	79,967	35,434	119,335	188,875	247,398	291,198
Total securities available for sale	437,975	434,521	468,733	439,650	316,040	216,022	123,304
Gross loans	711,639	735,017	700,144	785,490	839,788	910,547	1,057,088
Allowance for loan losses	9,528	13,200	13,803	14,352	17,392	24,783	28,358
Total deposits	1,097,413	1,167,319	1,127,347	1,215,089	1,253,958	1,282,592	1,383,065
Borrowings	42,166	39,237	39,241	39,227	39,416	59,416	59,416
Shareholders’ equity (1)	107,769	100,364	105,546	137,299	78,990	83,022	92,076

	As of and For the Nine Months Ended September 30,		As of and For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
SELECTED RATIOS:
Net interest margin	3.36%	3.29%	3.33%	3.16%	3.02%	3.15%	3.53%
Nonperforming loans to total loans	1.23%	2.19%	2.47%	2.73%	3.60%	5.29%	4.92%
Nonperforming assets to total assets	1.17%	1.84%	1.85%	2.10%	2.76%	4.32%	4.29%
Allowance for loan losses to nonperforming loans	109.39%	81.86%	79.60%	66.82%	57.35%	51.40%	54.41%
Allowance for loan losses to total loans	1.35%	1.80%	1.97%	1.83%	2.07%	2.72%	2.68%
Net charge-offs to average loans	0.40%	(0.01)%	(0.09)%	0.60%	0.91%	0.57%	0.64%

CAPITAL RATIOS:
Total capital (to risk-weighted assets)	17.55%	16.98%	18.20%	20.05%	14.10%	14.27%	13.72%
Tier 1 capital (to risk-weighted assets)	16.43%	14.54%	15.90%	18.75%	11.13%	12.10%	11.93%
Common equity tier 1 capital (to risk weighted assets)	13.51%	11.63%	12.72%	6.82%	4.85%	NA	NA
Tier 1 capital (to average assets)	11.20%	9.50%	10.18%	12.01%	7.11%	7.54%	8.02%

(1) The book value per share metrics include stock owned by the Employee Stock Ownership Plan (“ESOP”), which is recorded as a mezzanine liability on Trinity’s GAAP financial statements.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes show the historical financial positions and results of operations of Enterprise and Trinity, and have been prepared to illustrate the effects of the Merger involving Enterprise and Trinity under the acquisition method of accounting with Enterprise treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Trinity, as of the effective date of the Merger, will be recorded by Enterprise at their respective fair values along with identifiable intangible assets and the excess of the Merger Consideration over the fair value of Trinity’s net assets will be allocated to goodwill.

The unaudited pro forma condensed combined income statements for the fiscal year ended December 31, 2017 and the nine months ended September 30, 2018 are presented as if the Merger had occurred on January 1, 2017, the first day of the Enterprise 2017 fiscal year. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 is presented as if the Merger with Trinity had occurred on September 30, 2018. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is completed. Adjustments may include, but not be limited to, changes in (i) Trinity’s balance sheet through the effective time of the Merger; (ii) the aggregate value of Merger Consideration paid if the price of Enterprise’s common stock varies from the assumed $43.45 per share; (iii) total Merger-related expenses if completion and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•
Enterprise’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference in this proxy statement/prospectus;

•	Trinity’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in this proxy statement/prospectus;

•
Enterprise’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2018 included in Enterprise’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which are incorporated by reference in this proxy statement/prospectus; and

•	Trinity’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2018 included in this proxy statement/prospectus.

Pro Forma Condensed Combined Balance Sheet
(Unaudited)

	As of September 30, 2018
(in thousands)	EFSC	TRIN	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Cash and cash equivalents	$156,065	$14,691	$(42,350)	A	$128,406
Interest-bearing deposits greater than 90 days	3,405	—	—		3,405
Securities	737,459	445,744	(4,074)	B	1,179,129
Loans held for sale	738	6,815	—		7,553
Loans	4,267,430	704,824	(25,034)	C	4,947,220
Less: Allowance for loan losses	44,186	9,528	(9,528)	D	44,186
Total loans, net	4,223,244	695,296	(15,506)		4,903,034
Other real estate	408	5,982	(1,755)	E	4,635
Other investments, at cost	37,885	5,819	—		43,704
Fixed assets, net	32,354	28,027	8,775	F	69,156
Accrued interest receivable	19,879	4,883	—		24,762
State tax credits held for sale	45,625	—	—		45,625
Goodwill	117,345	—	93,371	G	210,716
Intangible assets, net	9,148	—	23,794	H	32,942
Other assets	133,984	46,334	4,836	I	185,154
Total assets	$5,517,539	$1,253,591	$67,091		$6,838,221

Liabilities and Shareholders’ Equity
Demand deposits	$1,062,126	$175,655	$—		$1,237,781
Interest-bearing transaction accounts	743,351	376,405	—		1,119,756
Money market accounts	1,523,416	18,976	—		1,542,392
Savings	207,346	379,213	—		586,559
Time deposits	674,237	147,164	—		821,401
Total deposits	4,210,476	1,097,413	—		5,307,889
Subordinated debentures and notes	118,144	26,766	(4,018)	J	140,892
Federal Home Loan Bank advances	401,000	15,400	—		416,400
Other borrowings	161,795	—	—		161,795
Accrued interest payable	2,433	284	—		2,717
Other liabilities	36,854	5,959	8,603	K	51,416
Total liabilities	4,930,702	1,145,822	4,585		6,081,109

Stock owned by Employee Stock Ownership Plan	—	5,183	(5,183)	L	—

Shareholders’ equity:
Common stock	239	11,660	163,247	L	175,146
Common stock, non-voting	—	8,044	(8,044)	L	—
Treasury stock	(30,108)	—	—		(30,108)
Additional paid in capital	349,317	36,222	(36,222)	L	349,317
Retained earnings	284,016	64,093	(68,725)	L	279,384
Common stock related to ESOP	—	(5,183)	5,183	L	—
Accumulated other comprehensive loss	(16,627)	(12,250)	12,250	B	(16,627)
Total shareholders’ equity	586,837	102,586	67,689		757,112
Total liabilities and shareholders’ equity	$5,517,539	$1,253,591	$67,091		$6,838,221

Pro Forma Condensed Combined Income Statement
(Unaudited)
	Nine months ended September 30, 2018
(in thousands)	EFSC	TRIN	Pro Forma Adjustments		Pro Forma Consolidated
Interest income
Loans	$158,781	$25,439	$475	C	$184,695
Securities	13,513	7,689			21,202
Other	1,506	256			1,762
Total interest income	173,800	33,384	475		207,659
Interest expense
Deposits	23,187	1,255			24,442
Borrowed funds	4,996	313			5,309
Subordinated debentures and notes	4,305	1,501	71		5,877
Total interest expense	32,488	3,069	71	J	35,628
Net interest income	141,312	30,315	404		172,031
Provision (provision reversal) for portfolio loan losses	6,588	(1,480)			5,108
Provision reversal for purchased credit impaired loan losses	(2,064)	—			(2,064)
Net interest income after provision for loan losses	136,788	31,795	404		168,987
Noninterest income
Service charges on deposit accounts	8,855	712			9,567
Wealth management revenue	6,267	2,255			8,522
Card services revenue	4,926	1,593			6,519
Gain on sale of other real estate	13	764			777
Gain on state tax credits, net	508	—			508
Gain on sale of investment securities	9	—			9
Miscellaneous income	7,067	3,233			10,300
Total noninterest income	27,645	8,557	—		36,202
Noninterest expense
Employee compensation and benefits	49,370	16,286			65,656
Occupancy	7,142	1,592	439	F	9,173
Data processing	4,634	2,894			7,528
Professional fees	2,619	1,540			4,159
FDIC and other insurance	2,682	289			2,971
Loan legal and other real estate expense	598	438			1,036
Other	21,239	5,228	2,920	H	29,387
Total noninterest expense	88,284	28,267	3,359		119,910

Income before income tax expense	76,149	12,085	(2,955)		85,279
Income tax expense	10,461	2,579	(730)		12,310
Net income	$65,688	$9,506	$(2,225)		$72,969

Note: Excludes impact of fair value adjustment on securities due to the assumption that Trinity’s securities portfolio will be repositioned into higher-yielding securities upon close.

Pro Forma Condensed Combined Income Statement
(Unaudited)
	Year ended December 31, 2017
(in thousands)	EFSC	TRIN	Pro Forma Adjustments		Pro Forma Consolidated
Interest income
Loans	$185,452	$36,761	$634	C	$222,847
Securities	15,834	8,615			24,449
Other	1,253	740			1,993
Total interest income	202,539	46,116	634		249,289
Interest expense
Deposits	17,200	1,763			18,963
Borrowed funds	2,940	150			3,090
Subordinated debentures and notes	5,095	2,516	95		7,706
Total interest expense	25,235	4,429	95	J	29,759
Net interest income	177,304	41,687	539		219,530
Provision (provision reversal) for portfolio loan losses	10,764	(1,220)			9,544
Provision reversal for purchased credit impaired loan losses	(634)	—			(634)
Net interest income after provision for loan losses	167,174	42,907	539		210,620
Noninterest income
Service charges on deposit accounts	11,043	990			12,033
Wealth management revenue	8,102	2,581			10,683
Card services revenue	5,433	1,639			7,072
Mortgage loan servicing fees	—	1,829			1,829
Gain on sale of other real estate	93	846			939
Gain on state tax credits, net	2,581	—			2,581
Gain (loss) on sale of investment securities	22	(1,248)			(1,226)
Loss on sale of loans	—	(394)			(394)
Miscellaneous income	7,120	2,699			9,819
Total noninterest income	34,394	8,942	—		43,336
Noninterest expense
Employee compensation and benefits	61,388	23,579			84,967
Occupancy	9,057	3,124	585	F	12,766
Data processing	6,272	5,114			11,386
Professional fees	3,813	5,397			9,210
FDIC and other insurance	3,194	891			4,085
Loan legal and other real estate expense	2,220	1,066			3,286
Merger related expenses	6,462	—			6,462
Other	22,645	9,738	4,425	H	36,808
Total noninterest expense	115,051	48,909	5,010		168,970

Income before income tax expense	86,517	2,940	(4,471)		84,986
Income tax expense	38,327	8,730	(1,104)		45,953
Net income (loss)	$48,190	$(5,790)	$(3,367)		$39,033

Note: Excludes impact of fair value adjustment on securities due to the assumption that Trinity’s securities portfolio will be repositioned into higher-yielding securities upon close.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1 – BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2017 and nine months ended September 30, 2018 are presented as if the Merger occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 is presented as if the Merger occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the Merger actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

NOTE 2 – PURCHASE PRICE

Each share of Trinity common stock that is outstanding immediately prior to the Merger will be converted into the right to receive $1.84 in cash, without interest and subject to adjustment, and 0.1972 shares of Enterprise common stock, subject to adjustment as described in this proxy statement/prospectus. The Merger Agreement provides that at the effective time of the Merger, each unsettled or unvested Trinity Stock Award issued and outstanding immediately prior to the effective time of the Merger that will vest at such effective time pursuant to its terms will fully vest and be free of any restrictions and be exchanged for the same Merger Consideration that all other shares of Trinity common stock are entitled to receive in the Merger. The outstanding restricted stock units granted to each of the named executive officers under the Trinity Capital Corporation 2015 Long-Term Incentive Plan will vest in full upon the effective time of the Merger.

NOTE 3 – ALLOCATION OF PURCHASE PRICE

Under the acquisition method of accounting, Trinity’s assets acquired and liabilities assumed and any identifiable intangible assets are required to be adjusted to their estimated fair values at the acquisition date. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the Merger and to adjust Trinity’s assets and liabilities to their estimated fair values at September 30, 2018.

(in thousands)
Purchase price allocation of Trinity Capital Corporation
Enterprise Financial Services Corp common stock paid at closing price of $43.45 as of October 31, 2018	$174,907
Cash to be paid for Trinity common shares	37,640
Cash to be paid for Trinity restricted stock units	78
Purchase price	$212,625

Historical net assets of Trinity as of September 30, 2018	$107,769
Fair value adjustments as of September 30, 2018
Securities	(4,074)
Loans	(25,034)
Allowance for loan losses	9,528
Other real estate owned	(1,755)
Goodwill	93,371
All other intangible assets	23,794
Furniture and equipment	8,775
Deferred taxes on purchase accounting adjustments, net	(3,767)
Subordinated debentures	4,018
Purchase price	$212,625

Any change in the price of Enterprise common stock would change the purchase price allocated to goodwill. The following table represents the sensitivity of the purchase price and resulting goodwill to changes in the price of Enterprise common stock of $43.45, the closing price of Enterprise common stock on October 31, 2018:

(in thousands)	Purchase Price	Goodwill
Up 20%	$247,526	$128,272
Up 10%	230,029	110,776
As presented in pro forma financial information	212,625	93,371
Down 10%	195,037	75,784
Down 20%	177,541	58,287

The following pro forma adjustments are reflected in the unaudited pro forma condensed combined financial information:

A. Cash to be paid for Trinity common stock and restricted stock units of $37.7 million and Enterprise’s and Trinity’s estimated transaction expenses, net of tax, of $4.6 million.

B. Fair value adjustment on securities of $4.1 million, net of existing accumulated other comprehensive income.

C. Credit fair value adjustment on loans of $21.5 million and interest rate fair value adjustment on loans of $3.5 million, determined based on assigned risk ratings and the present value of estimated expected cash flows (including the estimated fair value of loan collateral).

D. Elimination of Trinity’s allowance for loan losses.

E. Fair value adjustment on other real estate owned based on Enterprise’s management’s estimate.
F. Fair value adjustment on premises, furniture, and equipment based on Enterprise’s management’s estimate.
G. Estimate of goodwill that will be recognized as part of the transaction.

H. Adjustment to record estimate of core deposit intangible asset that will be recognized as part of the purchase accounting transaction. The core deposit intangible is assumed to be amortized using the sum of years’ digits method over 10 years.

I. Deferred tax asset related to the loan, allowance for loan losses, other real estate owned, and securities fair value adjustments using a statutory tax rate of 25%.

J. Fair value adjustment on Trinity’s trust preferred securities based on current interest rates.
K. Deferred tax liability related to the core deposit intangible, trust preferred securities, and premises, furniture, and equipment fair value adjustments using a statutory tax rate of 25%.

L. Elimination of Trinity shareholders’ equity and the issuance of Enterprise shares in the Merger. Trinity shareholders are expected to receive (i) $1.84 in cash, without interest and subject to adjustment, and (ii) 0.1972 shares of Enterprise common stock for each share of Trinity common stock held by them immediately prior to the effective time of the Merger. The fair value of Enterprise common stock was based on the October 31, 2018 closing price of $43.45 per share. Includes Enterprise’s and Trinity’s estimated transaction expenses, net of tax, of $4.6 million.

NOTE 4 – ESTIMATED ACQUISITION AND INTEGRATION RELATED EXPENSES

The table below reflects Enterprise’s current estimate of the aggregate acquisition and integration related expenses of $15.8 million (net of $5.2 million of taxes, computed using a 25% tax rate) expected to be incurred in connection with the Merger, which are excluded from the pro forma financial statements. The current estimates of these expenses are as follows:

(in thousands)
Change of control and retention plan payments	$4,600
Professional fees	6,100
Data processing, termination, and conversion	9,200
Other expense	1,100
Pre-tax acquisition and integration related expenses	21,000
Income tax benefit	5,200
Total acquisition and integration related expenses	$15,800

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below are Enterprise’s and Trinity’s historical per share data for the year ended December 31, 2017 and for the nine months ended September 30, 2018, and unaudited pro forma combined per share data for the year ended December 31, 2017 and for the nine months ended September 30, 2018. Except for the historical information of Enterprise and Trinity as of and for the year ended December 31, 2017, the information provided in the table below is unaudited. The unaudited pro forma data and equivalent per share information gives effect to the Merger as if the transaction had been effective on the dates presented in the case of the book value data, and as if the transaction had been effective on January 1, 2017 in the case of earnings per share. This information should be read together with the historical consolidated financial statements and related notes of Enterprise and Trinity, incorporated by reference or included in this proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements included under “Selected Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

	EFSC Historical	TRIN Historical	Combined Pro Forma Amounts for EFSC	Pro Forma TRIN Equivalent Share(1)

Book value per common share at September 30, 2018(2)(4)	$25.41	$5.47	$27.88	$5.50
Book value per common share at December 31, 2017(2)(4)	23.76	5.37	26.65	5.25
Cash dividends paid per common share for the nine months ended September 30, 2018(3)	0.34	—	0.34	0.07
Cash dividends paid per common share for the year ended December 31, 2017(3)	0.44	—	0.44	0.09
Basic earnings per common share for the nine months ended September 30, 2018	2.84	0.48	2.69	0.53
Basic earnings (loss) per common share for the year ended December 31, 2018	2.10	(0.38)	1.49	0.29
Diluted earnings per common share for the nine months ended September 30, 2018	2.81	0.48	2.67	0.53
Diluted earnings (loss) per common share for the year ended December 31, 2017	2.07	(0.38)	1.48	0.29

(1) Calculated by multiplying the “Combined Pro Forma Amounts for EFSC” by 0.1972, which is the exchange ratio for the Stock Consideration payable to Trinity shareholders in the Merger.
(2)“Combined Pro Forma Amounts for EFSC” have been calculated based on pro forma total shareholders’ equity of $757 million and $719 million as of September 30, 2018 and December 31, 2017, respectively, divided by shares of Enterprise common stock outstanding of 27,154,472 and 26,978,472 at September 30, 2018 and December 31, 2017, respectively.

(3) The combined pro forma cash dividends per common share for the nine months ended September 30, 2018 and the year ended December 31, 2017 represent the actual cash dividends per share paid by Enterprise for those periods.

(4) The book value per share metrics include stock owned by the Employee Stock Ownership Plan (“ESOP”), which is recorded as a mezzanine liability on Trinity’s GAAP financial statements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, as well as Enterprise’s other filings with the SEC and Trinity’s other communications with its shareholders, may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) with respect to and regarding the financial conditions, results of operations, earnings outlook and business prospects of Enterprise, EB&T, Trinity and LANB and the potential combined company and may include statements for the periods following completion of the Merger.
Forward-looking statements typically are identified with use of terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “strategies,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “possible,” “potential,” “project,” “could,” “continue” and the negative of these terms and similar words, although some forward-looking statements are expressed differently. Such statements include, but are not limited to, statements about the benefits of the pending Merger including future financial and operating results, plans, objectives, expectations and intentions, and other statements that are not historical facts, such as, without limitation, statements that discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. Forward-looking statements involve certain risks and uncertainties that are subject to change based on factors which are, in many instances beyond Enterprise’s or Trinity’s control. The ability of Enterprise or Trinity to predict results or the actual effect of future plans or strategies or those of the combined company is inherently uncertain. We caution you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this proxy statement/prospectus, and Enterprise and Trinity undertake no obligation to update any forward-looking statements to reflect new information or events or conditions after the date hereof.
In connection with the safe harbor provisions of the PSLRA, we are hereby identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any forward-looking statements.
Among the factors that could have an impact on our ability to achieve operating results, growth plan goals, and the beliefs expressed or implied in forward-looking statements are:

•	the challenges and costs of integrating operations of the business of Enterprise and Trinity;

•
expected revenue synergies, cost savings and other financial or other benefits of the proposed Merger between Enterprise and Trinity might not be realized within the expected time frames or might be less than projected;

•	revenues following the Merger may be lower than expected;

•
deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the ability to obtain governmental approvals of the Merger, or the ability to obtain such approvals in a timely manner;

•	the potential impact of announcement or completion of the Merger on relationships with third parties, including customers, employees, and competitors;

•	business disruption before and following the Merger, including diversion of management’s attention and time from ongoing business operations and opportunities;

•	the failure of holders of Trinity common stock to approve the Merger Proposal (in which Enterprise stock will not be issued to Trinity shareholders);

•	debt service obligations on new debentures;

•	reputational risks and the reaction of Enterprise’s customers to the Merger;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	credit risk;

•	outcomes of litigation and other contingencies;

•	exposure to general and local economic conditions;

•	adverse changes in the securities market;

•	risks associated with inflation, interest rate, securities market and monetary fluctuations;

•	changes in the interest rate environment may affect interest margins;

•	consolidation within the banking industry and any existing or changing competition from banks and other financial institutions;

•	our ability to attract and retain relationship officers and other key personnel; and

•	burdens imposed by federal and state regulation and any changes in regulatory requirements.

The foregoing list of important factors may not be all inclusive, and we specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events unless obligated to do so under federal securities laws. Because these forward-looking statements are subject to assumptions and uncertainties, Enterprise’s and Trinity’s actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of Enterprise and Trinity based on information known to them as of the date of this proxy statement/prospectus. Trinity shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement/prospectus and attributable to Enterprise or Trinity or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
For a further discussion of these and other risks, uncertainties and other factors applicable to Enterprise and Trinity, see “Risk Factors” in this proxy statement/prospectus and Enterprise’s other filings with the SEC, including Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference into this proxy statement/prospectus.

RECENT DEVELOPMENTS
On January 21, 2019, Enterprise issued a press release announcing its unaudited financial results for the three and twelve months ended December 31, 2018, as well as a consolidated financial summary for such periods. The press release and consolidated financial summary were included as an exhibit to the Current Report on Form 8-K furnished by Enterprise on January 22, 2019. Enterprise reported net income of $23.5 million, or $1.02 per diluted share, for the three months ended December 31, 2018, and $89.2 million, or $3.83 per diluted share, for the twelve months ended December 31, 2018. Net interest income was $50.6 million and $191.9 million for the three and twelve months ended December 31, 2018, respectively, and the net interest margin was 3.94% and 3.82% for the three and twelve months ended December 31, 2018, respectively. The average yield on loans was 5.44% and 5.16% for the three and twelve months ended December 31, 2018, respectively. Total noninterest income was $10.7 million and $38.3 million for the three and twelve months ended December 31, 2018, respectively. Total noninterest expense was $30.7 million and $119.0 million for the three and twelve months ended December 31, 2018, respectively. Enterprise recorded a provision for loan losses of $2.1 million and $6.6 million for the three and twelve months ended December 31, 2018, respectively. At December 31, 2018, the allowance for loan losses totaled $43.5 million and total nonperforming assets were $17.2 million. Enterprise’s nonperforming assets to total assets ratio was 0.30% at December 31, 2018. At December 31, 2018, Enterprise reported total loans of $4.4 billion, total assets of $5.6 billion, total deposits of $4.6 billion, total interest-bearing deposits of $3.5 billion, total liabilities of $5.0 billion and shareholders’ equity of $603.8 million. At December 31, 2018, Enterprise’s estimated tier 1 common equity to risk-weighted assets ratio was 9.79% and its book value was $26.47 per share.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in, and the other documents incorporated by reference into, this proxy statement/prospectus, including in particular the risk factors associated with Enterprise’s business contained under the heading “Risk Factors” in Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2017. See “Where You Can Find More Information.”
Because the market price of Enterprise common stock will fluctuate and the exchange ratio will not be adjusted for such changes, Trinity shareholders cannot be certain of the market value of the Enterprise common stock that they will receive upon completion of the Merger.

Upon completion of the Merger, Trinity shareholders will receive as Stock Consideration for each share of Trinity common stock they hold immediately prior to the completion of the Merger a fixed exchange ratio of 0.1972 of Enterprise common stock. The exchange ratio is fixed in the Merger Agreement and will not be adjusted for changes in the market price of either Enterprise common stock or Trinity common stock. Any change in the market price of Enterprise common stock prior to completion of the Merger will affect the value of any shares of Enterprise common stock Trinity shareholders receive as consideration in the Merger. The market price of Enterprise common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are outside our control. Accordingly, at the time of the Special Meeting, Trinity shareholders will not know or be able to calculate the market price of Enterprise common stock that they will receive upon completion of the Merger.
Combining Enterprise with Trinity and EB&T with LANB may be more difficult, costly or time-consuming than expected, or could result in the loss of customers.
Enterprise and Trinity, as well as EB&T and LANB have operated, and until the completion of the Merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect each party’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the Merger. As with any merger of banking institutions, there also may be distributions that cause the loss of customers or cause customers to withdraw their deposits, which could negatively affect the performance and earnings of the combined institutions. There can be no assurance that customers will readily accept changes to their banking arrangements after the Merger.

Holders of Trinity common stock will have reduced ownership and voting interests after the Merger and will exercise less influence over management.
Holders of Trinity common stock currently have the right to vote on matters affecting Trinity. Upon the completion of the Merger, each Trinity shareholder will become a stockholder of Enterprise with a percentage ownership of Enterprise with respect to such shares that is smaller than the shareholder’s current percentage ownership of Trinity. Following the effective time of the Merger, the former shareholders of Trinity as a group would receive shares in the Merger constituting approximately 15.0% of the outstanding shares of Enterprise common stock immediately after the Merger based on the number of shares of Enterprise common stock outstanding as of January 28, 2019, the latest practicable date before the filing of this proxy statement/prospectus. Because of this, Trinity shareholders will have less influence on the management and policies of Enterprise than they now have on the management and policies of Trinity.

Failure to complete the Merger in certain circumstances could require Trinity to pay a termination fee, or in other circumstances, could require Enterprise or Trinity to pay liquidated damages, in addition to transaction expenses.

If the Merger Agreement is terminated in certain circumstances, Trinity could be required to pay to Enterprise $9,500,000 as a termination fee. If the Merger Agreement is terminated upon a material breach, the breaching party may be required to pay a liquidated damages fee of $2,000,000. Both Trinity and Enterprise have already incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement/prospectus, whether or not the Merger is completed and the expected benefits of the Merger are realized. See “The Merger Agreement — Termination Fee; Effect of Termination,” beginning on page 80.

The termination fee and non-solicitation provisions of the Merger Agreement limit Trinity’s ability to pursue alternatives to the Merger with Enterprise.
The Merger Agreement contains terms and conditions that make it difficult for Trinity to enter into a business combination with a party other than Enterprise. Subject to limited exceptions, Trinity and its directors, officers and agents are prohibited from initiating or knowingly encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits Trinity’s ability to seek offers that may be superior from a financial point of view from other possible acquirers. If Trinity receives an unsolicited superior proposal from a third party that the Trinity board of directors determines in good faith it has a fiduciary duty to accept, and the Merger Agreement is terminated, then Trinity would be obligated to pay a $9,500,000 termination fee to Enterprise. The presence of those restrictions in the Merger Agreement could discourage a competing third party from considering or proposing an acquisition generally, including on better terms than offered by Enterprise. Further, the termination fee might result in a potential competing third party acquirer proposing a lower per share price than it might otherwise have proposed in order to acquire Trinity.
Completion of the Merger is subject to the receipt of approvals from regulatory authorities that may impose conditions that could have an adverse effect on us.

Before the Merger may be completed, we must obtain various approvals or consents from the FDIC, the Division and the Reserve Bank. These regulatory authorities may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Although we do not currently expect the imposition of any conditions or changes, there can be no assurance that such conditions or changes will not be imposed. Such conditions or changes could have the effect of delaying completion of the Merger or imposition additional costs on or limiting our revenues following the Merger, any of which might have a material adverse effect on us following the Merger. Furthermore, we are not obligated to complete the Merger if the regulatory approvals received in connection with the Merger include any conditions that would have a material adverse effect on Enterprise and its subsidiaries, taken as a whole and giving effect to the Merger.

Failure to complete the Merger could negatively impact the stock prices and future businesses and financial results of Enterprise and Trinity.
There can be no assurance that the Merger will become effective. If the Merger is not completed, the ongoing businesses of Enterprise and Trinity may be adversely affected, and Enterprise and Trinity will be subject to a number of risks, including the following:

•
Enterprise and Trinity will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor, proxy solicitation and printing fees;

•
under the Merger Agreement, Trinity is subject to restrictions on the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies if the Merger Agreement is terminated; and

•
matters relating to the Merger may require substantial commitments of time and resources by Enterprise and Trinity management, which could otherwise have been devoted to other opportunities that may have been beneficial to Enterprise or Trinity as independent companies.

In addition, if the Merger is not completed, Enterprise and/or Trinity may experience negative reactions from the financial markets and from their respective customers and employees. Enterprise and/or Trinity also could be subject to litigation related to any failure to complete the Merger or to proceedings commenced by Enterprise or Trinity against the other seeking damages or to compel the other to perform their obligations under the Merger Agreement. These factors and similar risks could have an adverse effect on the results of operation, business and stock prices of Enterprise and Trinity.
The Merger is subject to certain closing conditions that, if not satisfied or waived, will result in the Merger not being completed, which may cause the price of Trinity common stock to decline.

Specified conditions set forth in the Merger Agreement must be satisfied or waived to complete the Merger. If the conditions are not satisfied or waived, to the extent permitted by law, the Merger will not occur or will be delayed, and we may lose some or all of the intended benefits of the Merger. The following conditions described in “The Merger Agreement — Conditions to Completion of the Merger” must be satisfied or waived, before Enterprise and Trinity are obligated to complete the Merger.

In addition, the Merger Agreement may be terminated in certain circumstances if the Merger is not consummated on or before June 30, 2019, provided that if additional time is necessary to obtain the requisite regulatory approvals, this date may be automatically extended by three (3) months. We cannot assure you that all of the conditions precedent in the Merger Agreement will be satisfied, or to the extent legally permissible, waived or that the acquisition of Trinity will be completed.

If the Merger is not completed, the trading quotations of Trinity voting common stock on the OTCQX Market may decline to the extent that the current prices reflect a market assumption that the Merger will be completed. In addition, Trinity would not realize any of the expected benefits of having completed the Merger.

Some directors and officers of Trinity have interests in the Merger that may differ from the interests of other shareholders.
In considering the recommendation of the Trinity board of directors to approve the Merger, you should be aware that some executive officers and directors of Trinity may have economic interests in the Merger other than their interests as shareholders. Pursuant to the terms of the Merger Agreement, Enterprise is required to take all action necessary to appoint or elect, effective as of the effective time of the Merger, two (2) current Trinity directors, each of whom must be independent with respect to Enterprise for purposes of the listing requirements of NASDAQ, and mutually agreeable to Enterprise and Trinity, as directors of Enterprise; and EB&T is required to take all action necessary to appoint or elect, effective as of the effective time of the Merger, one (1) current Trinity director, mutually agreeable to EB&T and LANB, as a director of EB&T. Tony Scavuzzo and James F. Deutsch, each current directors of Trinity, will join the Enterprise board of directors (the “Enterprise Board”), and James E. Goodwin, Jr., Chairman of the board of directors of each of Trinity and LANB, will join the EB&T board of directors (the “EB&T Board”). Each individual will serve until the first annual meeting of shareholders of Enterprise and EB&T, respectively, following the effective time of the Merger in accordance with applicable law and the articles of incorporation and bylaws of Enterprise or the articles of association and bylaws of EB&T, as applicable. Subject to the fiduciary duties of the Enterprise Board and the EB&T Board, each of Enterprise and EB&T is required to include such individuals on the list of nominees for director presented by the respective board of directors and for which the such board of directors will solicit proxies at the first annual meeting of shareholders of Enterprise and EB&T, respectively, following the effective time of the Merger.
Certain of the executive officers of Trinity have entered into change in control agreements that provide severance payments and additional benefits if they are terminated without cause (or if they voluntarily terminate employment with good reason) within a specific period following completion of the Merger. In connection with the Merger, unsettled or unvested restricted stock units or other stock-based awards granted by Trinity to certain executive officers issued and outstanding immediately prior to the effective time of the Merger will fully vest and entitle the executive to Merger Consideration. The Merger Agreement also provides for the continued indemnification of Trinity’s current and former directors and executive officers following the Merger and for the continuation of directors’ and officers’ insurance for these individuals for six years after the Merger. See “Proposal I – The Merger — Interests of Trinity’s Directors and Executive Officers in the Merger” beginning on page 64.
These arrangements may create potential conflicts of interest. These interests of Trinity’s directors and officers may cause some of these persons to view the proposed Merger differently than how other Trinity shareholders view it. The Trinity and Enterprise boards of directors were aware of these interests and considered them, among other things, in their approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Trinity shareholders should consider these interests in conjunction with the recommendation of the Trinity board of directors with respect to approval of the Merger. See “The Merger — Interests of Trinity’s Directors and Executive Officers in the Merger” beginning on page 64 .
Enterprise may fail to realize the anticipated benefits of the Merger.
The success of the Merger will depend on, among other things, Enterprise’s ability to realize anticipated cost savings and to combine the businesses of Enterprise and Trinity without materially disrupting the existing customer relationships of Enterprise and Trinity and suffering decreased revenues as a result of the loss of those customers. If Enterprise is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected.
Trinity is subject to business uncertainties and contractual restrictions while the Merger is pending.
Uncertainties about the effect of the Merger on employees and customers may have an adverse effect on Trinity and consequently on Enterprise. These uncertainties may impair Trinity’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with Trinity to consider changing existing business relationships with Trinity. Retention of certain employees may be challenging during the pendency of the Merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Trinity’s business prior to the Merger and Enterprise’s business following the Merger could be negatively impacted. In addition, the Merger Agreement restricts Trinity from taking specified actions relative to its business without the prior consent of Enterprise. These restrictions may prevent Trinity from pursuing attractive business opportunities that may arise prior to the completion of the Merger. See “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 73.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operation after the Merger may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Enterprise and Trinity currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Trinity’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Trinity as of the date of the completion of the Merger. The pro forma financial information is stated as of the dates provided and does not include any transactions subsequent to such date. In addition, following the completion of the Merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See “Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 19.

The fairness opinion delivered to the Trinity board of directors by Trinity’s financial advisor prior to the signing of the Merger Agreement will not reflect changes in circumstances subsequent to the date of the fairness opinion.
KBW delivered its opinion to the Trinity board of directors on November 1, 2018. The opinion is dated November 1, 2018 and speaks only as of that date. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Enterprise or Trinity, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors beyond the control of Enterprise or Trinity, may materially alter or affect the relative values of Enterprise and Trinity.

Pending Litigation Against Trinity, its Directors and Enterprise Could Result in an Injunction Preventing the Completion of the Merger.

Following the announcement on November 2, 2018 of the execution of the Merger Agreement, a lawsuit challenging the proposed transaction was filed in the U.S. District Court for the District of New Mexico. The lawsuit is captioned Parshall v. Trinity Capital Corporation, et al., No. 1:19-cv-00066 (filed January 22, 2019). This lawsuit challenging the proposed transaction is a putative class action filed on behalf of the shareholders of Trinity and names as defendants Trinity, its directors and Enterprise. The action seeks, among other relief, an order enjoining completion of the proposed transaction. Other potential plaintiffs may also file additional lawsuits challenging the proposed transaction. The outcome of the pending and any additional future litigation is uncertain. If the case is not resolved, this lawsuit could prevent or delay completion of the Merger and result in substantial costs to Enterprise and Trinity, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing of the Merger is that no injunction, order, judgement or decree prohibiting or making illegal completion of the Merger, the Bank Merger or any of the other transactions contemplated by the Merger Agreement will be in effect. As such, if plaintiffs are successful in obtaining an injunction prohibiting the completion of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect Enterprise’s business, financial condition, results of operations and cash flows. For more information, see “The Merger — Litigation Relating to the Merger” beginning on page 68.

If the Merger does not constitute a reorganization under Section 368(a) of the Code, then Trinity shareholders may be responsible for the payment of additional U.S. federal income taxes related to the Merger.
Trinity and Enterprise believe that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, if the IRS determines that the Merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code, then the exchange of Trinity common stock for Enterprise common stock pursuant to the Merger would be a taxable transaction, regardless of the form of consideration received in exchange for such Trinity common stock. The Merger would be treated for federal income tax purposes as a taxable sale by Trinity of all of its assets to Enterprise followed by a deemed liquidation of Enterprise. Trinity would recognize gain or loss on the deemed taxable sale of all of its assets to Enterprise. In addition, each Trinity shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of the shares of Enterprise common stock and the amount of cash received by such shareholder in the Merger and (ii) such shareholder’s adjusted tax basis in its shares of Trinity common stock surrendered pursuant to the Merger.

SPECIAL MEETING OF TRINITY SHAREHOLDERS
This document is being provided to holders of Trinity common stock as Trinity’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the Special Meeting and at any adjournment or postponement thereof. This document is also being provided to holders of Trinity common stock as Enterprise’s prospectus in connection with the issuance by Enterprise of shares of its common stock as a result of the proposed Merger.
Date, Time and Place
The Special Meeting is scheduled to be held as follows:
Date:    February 26, 2019
Time:    10:00 a.m., Mountain Time
Place:    Crossroads Bible Church, 97 E Road, Los Alamos, New Mexico 87544
Matters to Be Considered
At the Special Meeting, Trinity shareholders will be asked to consider and act upon the following matters:

•	a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger;

•	a proposal to approve a non-binding advisory resolution to approve the compensation that will or may become payable to the named executive officers of Trinity in connection with the Merger; and

•	a proposal to adjourn or postpone the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.
Recommendation of the Trinity Board of Directors
On November 1, 2018, the Trinity board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Based on Trinity’s reasons for the Merger described in “Proposal I – The Merger — Trinity’s Reasons for the Merger; Recommendation of the Trinity Board of Directors” on page 46, the Trinity board of directors believes that the Merger is in the best interests of Trinity and its shareholders.
Accordingly, the Trinity board of directors recommends that Trinity shareholders vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal.
Record Date; Quorum
The Trinity board of directors has fixed the close of business on January 22, 2019 for determining the holders of Trinity common stock entitled to receive notice of and to vote at the Special Meeting.
As of the record date for the Special Meeting, there were 19,821,933 shares of Trinity common stock outstanding and entitled to notice of the Special Meeting, 12,085,733 of which are shares of Trinity voting common stock and 7,736,200 of which are shares of Trinity non-voting common stock, and such outstanding shares of Trinity common stock were held by approximately 1,253 holders of record. Each share of Trinity common stock entitles the holder to one vote at the Special Meeting on each proposal to be considered at the Special Meeting.

The Special Meeting will conduct business only if a majority of the outstanding shares of Trinity common stock is represented in person or by proxy at the Special Meeting in order to constitute a quorum. If you submit valid proxy instructions or attend the Special Meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares with respect to that proposal.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Trinity voting common stock and the affirmative vote of at least two-thirds of the outstanding shares of Trinity non-voting common stock. Holders of these two classes of common stock will vote as separate voting groups on the proposal to approve the Merger Agreement. While holders of shares of Trinity non-voting common stock typically do not have voting rights, New Mexico law provides voting rights to otherwise non-voting classes of stock in connection with certain fundamental transactions, such as the proposed Merger. Failure to submit valid proxy instructions or to vote in person will have the same effect as a vote against the Merger Agreement. Broker non-votes and abstentions from voting will also have the same effect as a vote against the Merger Agreement.
Approval of a non-binding advisory resolution to approve the compensation that will or may become payable to the named executive officers of Trinity in connection with the Merger requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on this proposal.
Approval to adjourn the meeting if necessary to permit further solicitation of proxies requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on this proposal.
Shares Held by Trinity Directors and Executive Officers
As of the record date of the Special Meeting, the directors and executive officers of Trinity and their affiliates beneficially owned, in the aggregate, 923,050 shares of Trinity voting common stock, representing approximately 7.7% of the shares of Trinity voting common stock outstanding on that date. As of the same date, neither Enterprise nor any its subsidiaries, directors or executive officers owned any shares of Trinity common stock. All of the directors and executive officers of Trinity and principal shareholders of Trinity entered into voting agreements with Enterprise to vote the shares of Trinity voting common stock owned by them in favor of the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, representing approximately 38.12% of the shares of Trinity voting common stock outstanding as of the date of such agreement.
Voting by Proxy; Revocability of Proxies
You may vote in person at the Special Meeting or by proxy. To ensure your representation at the Special Meeting, Trinity recommends that you vote by proxy even if you plan to attend the Special Meeting. You can always change your vote at the Special Meeting.
If you hold shares of Trinity common stock in your name as a shareholder of record on the record date of the Special Meeting, you can vote your shares (i) via the Internet at the website http://www.cstproxy.com/trinitycapitalcorp/sm2019, (ii) by telephone at the number 1 (866) 894-0536, (iii) by completing and mailing the enclosed proxy card or (iv) by voting in person at the Special Meeting. Please refer to the specific instructions set forth in the enclosed proxy card. Trinity encourages you to vote via the Internet.
Trinity shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet. If your shares are held in “street name”

and you wish to vote in person at the Special Meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the Special Meeting.
If you are a shareholder of record of Trinity common stock, voting instructions are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter. If you are the shareholder of record of your shares of Trinity common stock and submit your proxy without specifying a voting instruction, your shares of Trinity common stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal. If your shares are held in street name and you return an incomplete instruction card to your broker, bank or other nominee, that broker, bank or other nominee will not vote your shares with respect to any matter.
Revocability of Proxies and Changes to a Trinity Shareholder’s Vote
If you hold stock in your name as a Trinity shareholder of record as of the record date, you may change your vote or revoke any proxy at any time before the Special Meeting is called to order by (i) delivering a written notice of revocation to Trinity’s Corporate Secretary, (ii) completing, signing and returning a new proxy card with a later date than your original proxy card prior to such time that the proxy card for any such Trinity shareholder must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy card, (iv) calling the telephone number specified on such shareholder’s proxy card in the same manner such shareholder would to submit their proxy telephonically and following the instructions indicated on the proxy card or (v) attending the Special Meeting in person, notifying the Corporate Secretary that you are revoking your proxy and voting by ballot at the Special Meeting.
Any Trinity shareholder entitled to vote in person at the Special Meeting may vote in person regardless of whether a proxy has been previously given, but your attendance by itself at the Special Meeting will not automatically revoke your proxy unless you give written notice of revocation to the Corporate Secretary of Trinity before the Special Meeting is called to order.
Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. If you hold shares of Trinity common stock in your name as a Trinity shareholder of record, all written notices of revocation and other communications about revoking your proxy should be addressed to:
Trinity Capital Corporation
Post Office Box 60
Los Alamos, New Mexico 87544
Attention: Corporate Secretary
If you hold your shares of Trinity common stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or nominee to change your vote or revoke your proxy.
If any matters not described in this proxy statement/prospectus are properly presented at the Special Meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares of Trinity common stock. Trinity does not know of any other matters to be presented at the Special Meeting.
Solicitation of Proxies
Trinity will pay for this proxy solicitation. Additionally, directors, officers and employees of Trinity and LANB may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Trinity will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Contact Us
You may find copies of Trinity’s Proxy Materials at www.lanb.com under the About-Investor Relations link. You may find copies of all of Trinity’s filings on the SEC’s website at http://www.sec.gov or through Trinity’s website at http://www.lanb.com/home/tcc-investor-relations/SEC-Filings. If you need help voting your shares or need to change or correct your name, address or other information, please contact Continental by telephone at (212) 509-4000, by email at cstmail@continentalstock.com, or by mail at:
Trinity Capital Corporation
c/o Continental Stock & Transfer Company
1 State Street, 30th Floor
New York, New York 10004-1561
For all other questions, please see our Frequently Asked Questions and instructions for online voting on the Trinity Investor Relations site at https://www.snl.com/IRW/FAQ/1017156 or contact us by telephone at (505) 662-1099, by email at tcc@lanb.com or by mail at:
Trinity Capital Corporation
Post Office Box 60
Los Alamos, New Mexico 87544

PROPOSAL I – THE MERGER
The following discussion describes certain material information about the Merger Agreement and the Merger. This description does not purport to be complete and is qualified entirely by reference to this proxy statement/prospectus, including the Merger Agreement which is attached as Appendix A and incorporated by reference into this proxy statement/prospectus. We urge you to read carefully this entire document, including the Merger Agreement, for a more complete understanding of the Merger.
Terms of the Merger
Enterprise’s board of directors and the Trinity board of directors have each unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger. The Merger Agreement provides for combining our companies through the Merger of Trinity with and into Enterprise, with Enterprise being the surviving company. As a result of the Merger, the separate existence of Trinity will terminate. As soon as practicable thereafter, LANB, Trinity’s wholly owned bank subsidiary, will merge with and into EB&T, Enterprise’s wholly owned bank subsidiary, with EB&T being the surviving bank. Following the Bank Merger, EB&T will continue its corporate existence as a Missouri state-chartered trust company with banking powers. Upon receiving required regulatory and shareholder approvals, we expect to complete the Merger and the Bank Merger in the first half of 2019.
If the Merger Agreement is approved and the Merger is completed, each share of Trinity voting common stock and non-voting common stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive: (i) $1.84 in cash, without interest and subject to adjustment, and (ii) 0.1972 shares of Enterprise common stock, together with cash in lieu of a fractional share of Enterprise common stock.
The Merger Agreement provides that at the effective time of the Merger, each unsettled or unvested Trinity Stock Award issued and outstanding immediately prior to the effective time of the Merger that will vest at such effective time pursuant to its terms will fully vest and be free of any restrictions and be exchanged for the same Merger Consideration that all other shares of Trinity common stock are entitled to receive in the Merger.
Following the consummation of the Merger, Enterprise’s certificate of incorporation, as amended, and amended and restated bylaws as in effect immediately prior to the Merger will continue as the governing corporate documents of Enterprise. The directors and executive officers of Enterprise immediately prior to the Merger will continue as the directors and executive officers of Enterprise after the Merger, in each case, until their respective successors are duly elected or appointed and qualified. Pursuant to the terms of the Merger Agreement, Enterprise is required to take all action necessary to appoint or elect, effective as of the effective time of the Merger, two (2) current Trinity directors, each of whom must be independent with respect to Enterprise for purposes of the listing requirements of NASDAQ, and each of whom must be mutually agreeable to Enterprise and Trinity, as directors of Enterprise. The directors to be appointed to the Enterprise board of directors will be Tony Scavuzzo and James F. Deutsch. Each individual will serve until the first annual meeting of shareholders of Enterprise following the effective time of the Merger in accordance with applicable law and the articles of incorporation and bylaws of Enterprise. Subject to the fiduciary duties of the Enterprise board of directors, Enterprise is required to include such individuals on the list of nominees for director presented by the Enterprise board of directors, and for which the Enterprise board of directors will solicit. In addition, pursuant to the terms of the Merger Agreement, EB&T is required to take all action necessary to appoint or elect, effective as of the effective time of the Merger, one (1) current Trinity director, mutually agreeable to EB&T and LANB, as a director of EB&T. The director to be appointed to the EB&T board of directors will be James E. Goodwin, Jr., Chairman of the board of directors of each of Trinity and LANB.
For additional and more detailed information regarding the legal documents that govern the Merger, including information about the conditions to the Merger and the provisions for terminating or amending the Merger Agreement, see “The Merger Agreement — Amendment of the Merger Agreement” beginning on page 79.

Background of the Merger

The Trinity board of directors has regularly reviewed and discussed Trinity’s business, performance, prospects and long-term strategy in the context of developments in the banking industry, the competitive landscape and the regulatory environment. The Trinity board of directors has considered, from time to time, various potential strategic alternatives, including transactions involving other financial institutions, such as potential acquisitions of bank holding companies of a smaller size or business combinations with larger banks. The Trinity board of directors also considered standalone alternatives such as increasing its number of traditional bank branches through organic growth or acquiring branches of other banking institutions.

In planning for the June 2018 regular meeting of the Trinity board of directors, it was determined that it would be prudent to discuss the current and future financial markets and the future challenges facing a bank of Trinity’s size and financial position with a financial advisor.

At the June 27, 2018 regular meeting of the Trinity board of directors, the Trinity board of directors invited representatives of KBW, a nationally-recognized investment banking firm with substantial experience in transactions similar to the Merger, to discuss strategic considerations relating to community banks, including, but not limited to, the current merger and acquisition environment. The Trinity board of directors also reviewed with Trinity’s management the financial forecast of Trinity and further discussed the merits of continuing operations on a standalone basis. In light of LANB’s strong core deposits, LANB’s low loan to deposit ratio and the rising interest rate environment, the Trinity board of directors considered whether Trinity had an opportunity to better leverage its strengths and minimize its weaknesses by engaging in a strategic business combination to enhance shareholder value. The Trinity board of directors also considered the potential risks associated with a potential business combination, including untimely disclosure of confidential information or the consequences of an abandoned transaction to Trinity’s shareholders, employees and customers. The Trinity board of directors determined that it was in the best interest of Trinity’s shareholders to further explore whether to conduct a limited market check with certain strategic parties in order to ascertain the level of potential interest in a possible business combination involving Trinity. At the conclusion of the meeting, the Trinity board of directors requested that KBW assist with gathering information for the Trinity board of directors to consider at its next meeting regarding a potential business combination.

A special committee of the Trinity board of directors comprised of Chairman James E. Goodwin, Jr., John S. Gulas, Charles A. Slocomb, James F. Deutsch and Tony Scavuzzo was established and ratified by the Trinity board of directors to, among other things, (1) identify and evaluate, with KBW’s assistance, potential merger partners, (2) direct and oversee communications and discussions with respect to a potential business combination involving Trinity with Trinity’s advisors on behalf of the Trinity board of directors, and (3) make reports to the entire Trinity board of directors at the appropriate times with respect to such related matters as the special committee deems appropriate.

On July 13, 2018, the special committee held a meeting at which representatives of KBW were present. During the meeting, the special committee engaged in a lengthy discussion with the representatives of KBW about the attributes of potential merger partners, including, but not limited to, compatibility of business models, cultural synergies, overall impact to LANB’s franchise, financial performance in their respective markets, recent transactions, stock market performance, and apparent financial ability to pay and complete a possible business combination with Trinity. The special committee then discussed the potential benefits and risks of contacting such potential merger partners regarding a potential business combination, including the risk of potential disruption to Trinity’s business and relationships with employees and customers should information about such outreach become known to the public. Following extensive discussion, the special committee recommended that the Trinity board of directors instruct KBW to contact five potential merger partners (and depending upon the response of those initial five potential merger partners, a sixth potential merger partner) identified by the special committee, with KBW’s input, to be most likely to be interested in exploring a potential business combination with Trinity at that time.

On July 16, 2018, the Trinity board of directors held a meeting at which representatives of Trinity’s management team and KBW were present. KBW reviewed with the Trinity board of directors the same information discussed with the special committee on July 13, 2018, including information about potential merger partners. The Trinity board of directors then spent considerable time evaluating potential merger partners, including their perceived impact on the

LANB franchise. The Trinity board of directors also engaged in an extensive discussion with KBW, Trinity’s management team and members of the special committee regarding, among other things, Trinity’s likely standalone performance, deposit composition and deposit betas and growth expectations, the potential risks to Trinity and LANB if confidentiality is not maintained and the potential damage from a process that does not conclude in a successful transaction. Following such discussion, the Trinity board of directors authorized KBW to act as Trinity’s financial advisor in connection with a potential business combination and instructed KBW to contact five potential merger partners (and depending upon the response of those initial five potential merger partners, a sixth potential merger partner) to solicit their interest in a potential business combination with Trinity. The Trinity board of directors delegated to the special committee the authority to review and assess, with the assistance of Trinity’s legal and financial advisors, any transaction proposals received from potential merger partners and to determine whether to present any of them to the Trinity board of directors for its consideration.

Between July 18, 2018 and July 19, 2018, in accordance with the directives of the Trinity board of directors, KBW contacted the five potential merger partners selected by the Trinity board of directors with KBW’s input regarding a potential business combination involving Trinity and to communicate a proposed timeline and process with respect to such potential business combination. Of the five potential merger partners initially contacted by KBW, two indicated that they were not interested in pursuing a potential business combination with Trinity at that time due to other commitments. The other three potential merger partners entered into confidentiality agreements with Trinity and were provided access to an electronic data room in order to conduct due diligence, including Party A (“Party A”) and Party B (“Party B”). KBW then contacted the sixth potential merger partner selected by the Trinity board of directors, who also entered into confidentiality agreement with Trinity and was provided access to an electronic data room in order to conduct due diligence. Finally, the special committee identified a seventh potential merger partner that was not previously discussed with KBW and instructed KBW to contact such potential merger partner regarding a potential business combination involving Trinity. The seventh potential merger partner indicated that it was not interested in pursuing a potential business combination with Trinity at that time due to other commitments.

On September 18, 2018, representatives of Trinity’s management team and the Chairman of the Trinity board of directors met with representatives of Party A as part of Party A’s diligence efforts and to discuss their respective businesses.

On September 18, 2018 a representative of Enterprise contacted a representative of KBW to communicate Enterprise’s interest in a potential business combination with Trinity. Enterprise had not been identified by the Trinity board of directors as a potential merger partner because of the perception that the LANB franchise was outside of Enterprise’s desired markets. On September 19, 2018 Trinity entered into a confidentiality agreement with Enterprise, and on September 19, 2018, Trinity provided Enterprise with access to an electronic data room in order to conduct due diligence.

On September 21, 2018, representatives of Trinity’s management team and the Chairman of the Trinity board of directors met with representatives of Party B as part of Party B’s diligence efforts and to discuss their respective businesses.

On September 24, 2018, representatives of Trinity’s management team held a teleconference with representatives of Enterprise to provide an initial overview of Trinity’s business.

On September 26, 2018, Trinity received a nonbinding indication of interest from Party A, pursuant to which Party A proposed to acquire Trinity for $12.35 per share of Trinity common stock, with the consideration to consist of approximately 85% Party A common stock and 15% cash and the exchange ratio to be fixed based on the 10-day volume weighted average price of Party A common stock as of the date of the nonbinding indication of interest.

On September 26, 2018, following the completion of due diligence, Trinity received a nonbinding indication of interest from Party B, pursuant to which Party B proposed to acquire Trinity for $10.85 per share of Trinity common stock, with the consideration to consist of 100% Party B common stock and the exchange ratio to be determined based on the 20-day volume weighted average price of Party B common stock price prior to the execution of a definitive agreement.

Also on September 26, 2018, Trinity received a nonbinding indication of interest from Enterprise, pursuant to which Enterprise proposed to acquire Trinity for $12.25 per share of Trinity common stock (equating to approximately $250 million in aggregate transaction value, based on the closing price of Enterprise common stock on the preceding day), with the consideration to consist of up to 15% cash with the remainder in shares of Enterprise common stock and the exchange ratio to be fixed based on the 15-day volume weighted average price of Enterprise common stock as of the execution of a definitive agreement.

In their respective nonbinding indications of interest, each of Party A, Party B and Enterprise requested that Trinity enter into an exclusivity agreement. The other potential merger partners who had entered into confidentiality agreements with Trinity indicated that they were not interested in pursuing or were unable to pursue a strategic transaction at that time.

On September 27, 2018, representatives of Trinity’s management team and the Chairman of the Trinity board of directors met with representatives of Enterprise to discuss their respective businesses.

On September 29, 2018, the special committee held a meeting at which representatives of KBW and Hunton, the legal advisor to Trinity in connection with the Merger, were present to discuss the nonbinding indications of interest received from Party A, Party B and Enterprise. Representatives of KBW reviewed with the special committee the discussions held with Party A, Party B and Enterprise and relayed the rationale provided by each party for a business combination with Trinity; the terms of each nonbinding indication of interest; and information regarding each of Trinity, Party A, Party B and Enterprise on a standalone basis. Taking into account the information reviewed with it by KBW, the special committee also considered, among other things, the implied purchase price of each offer in light of recent stock performance of the potential merger partner and when the exchange ratio was proposed to be set; the pro forma ownership of Trinity shareholders in the combined company; the market performance of each party’s stock price; the potential synergies in a potential business combination with Party A, Party B or Enterprise; the opportunities of the resulting company in the case of each potential merger partner and whether such prospects might impact the combined company’s future stock price; the extent to which each potential merger partner’s operations overlapped with Trinity’s geographic markets; whether Party A, Party B or Enterprise paid a regular dividend; the likelihood of consummating a business combination on a timely basis, including each potential merger partner’s relative experience in completing acquisitions of financial institutions of a similar size as Trinity; and the risks to Trinity of remaining independent, including the challenges in meeting projections and threats of competition from other financial services companies. Based on such considerations, the special committee determined that the proposals submitted by Party A and Party B were insufficient to move forward with an exclusive arrangement and that it be recommended to the Trinity board of directors that Trinity seek an improved purchase price from Enterprise in exchange for exclusivity.

On October 1, 2018, the Trinity board of directors held a meeting at which representatives from KBW and Hunton were present to discuss the nonbinding indications of interest received from Party A, Party B and Enterprise. Representatives of KBW reviewed with the Trinity board of directors its prior discussions with the special committee in conjunction with the nonbinding indications of interest received from Party A, Party B and Enterprise. Representatives of Hunton reviewed the directors’ fiduciary duties applicable to their consideration of a business combination, including their ability to decide not to pursue a business combination or reject any proposal if such proposal is not in the best interests of Trinity and its shareholders. The Trinity board of directors engaged in a robust discussion with respect to the three nonbinding indications of interest and a potential business combination, including how engaging in a potential business combination compared to Trinity’s stand-alone prospects, the terms of each nonbinding indication of interest and the positive and negative attributes of each of Party A, Party B and Enterprise, including, but not limited to, the financial ability of each potential merger partner to consummate the potential business combination, the success of each potential merger partner with respect to previous acquisitions, historic dividend payments by each potential merger partner (noting that such dividends would be attractive, especially for legacy Trinity shareholders), the perceived culture of each potential merger partner, the pro forma ownership of Trinity shareholders in the combined company and the representation of the Trinity shareholders on the combined company’s board of directors. Following such discussion and taking into account the recommendation of the special committee, the Trinity board of directors determined that pursuing a potential business combination with Enterprise at that time was more likely to maximize Trinity shareholder value than the offers of Party A and Party B or Trinity’s stand-alone prospects. The Trinity board of directors instructed representatives of KBW to seek an improved purchase price from Enterprise in exchange for an exclusivity period of 30 days. The special committee met after the meeting of the Trinity board of directors to discuss next steps, including the communication of a potential transaction to other senior management at Trinity. Later that day, a representative of KBW contacted a representative of Wells Fargo, Enterprise’s financial advisor, with the request of the Trinity board of directors for an improved offer.

On October 4, 2018, Enterprise sent Trinity a revised nonbinding indication of interest pursuant to which Enterprise proposed to acquire Trinity for $12.30 per share of Trinity common stock (equating to approximately $251 million in aggregate transaction value, based on the closing price of Enterprise common stock on the preceding day), with the consideration to consist of up to 15% cash with the remainder in common stock of Enterprise and a fixed exchange ratio of 0.1972 shares of Enterprise common stock for each share of Trinity common stock.

On October 4, 2018, the special committee held a meeting at which representatives of KBW and Hunton were present to discuss the revised nonbinding indication of interest received from Enterprise that same day. Representatives of KBW reviewed with the special committee the terms of Enterprise’s revised nonbinding indication of interest, including that the revised nonbinding indication of interest reflected an improved exchange ratio, despite the decrease in the implied value of the per share consideration due to the corresponding decrease in Enterprise’s stock price. The special committee acknowledged that the increased exchange ratio presented a better offer than what was originally proposed by Enterprise and noted that stock prices had declined in general and was not unique to Enterprise. Following this discussion, the special committee determined to present to the Trinity board of directors its recommendation to enter into an exclusivity agreement with Enterprise based on its revised nonbinding indication of interest.

On October 4, 2018, the Trinity board of directors held a meeting at which representatives of KBW and Hunton were present to discuss the revised nonbinding indication of interest from Enterprise. Representatives of KBW reviewed with the Trinity board of directors the terms of Enterprise’s revised nonbinding indication of interest, including that the revised nonbinding indication of interest reflected an improved exchange ratio despite the decrease in the implied value of the per share consideration, and provided an overview of the state of the market, including the recent decline in stock prices. In response to questions from the Trinity board of directors, representatives from KBW explained that variances in the implied value of the per share consideration and the resulting impact on the transaction value as Enterprise stock price fluctuated were a result of the fixed exchange ratio. The Trinity board of directors discussed Trinity’s tolerance for the volatility of Enterprise’s common stock and the circumstances under which Trinity would have the right to terminate the transaction. Given the improved exchange ratio, the Trinity board of directors authorized Trinity to enter into an exclusivity agreement with Enterprise and to continue exchanging due diligence information with Enterprise with respect to a potential business combination.

Following authorization of the Trinity board of directors, Trinity and Enterprise executed an exclusivity agreement on October 5, 2018 providing for a 30-day exclusivity period.

Between October 5, 2018 and October 31, 2018, Enterprise performed its continuing due diligence review of Trinity, including through in-person meetings between the members of Enterprise’s and Trinity’s executive and business unit leadership teams from October 15, 2018 through October 19, 2018, conveying a broad range of financial, operational and strategic topics. In addition, executives from Trinity’s and Enterprise’s credit operations participated in an in-person meeting on October 23, 2018, and discussed various credit-related topics. In addition, Enterprise continued to review the materials in Trinity’s electronic data room, and, during the same period, Trinity performed reverse due diligence of Enterprise.

On October 12, 2018, Enterprise’s legal counsel, Holland & Knight, provided a draft merger agreement to Hunton. Between October 12, 2018 and November 1, 2018, the representatives of Enterprise and Trinity and their respective legal counsel, with feedback from the parties’ respective financial advisors, negotiated the terms of the Merger Agreement, including the scope of representations, warranties, covenants and closing conditions, including with respect to required balances of certain Trinity deposits at closing, and termination fee. On October 25, 2018, Holland & Knight delivered a draft of the proposed voting agreements to be executed by Trinity’s directors, executive officers and shareholders owning more than five percent (5%) of the outstanding Trinity common stock.

Between October 22, 2018 and October 31, 2018, the Trinity special committee held five (5) meetings: October 22nd, October 28th, October 29th, October 30th, and October 31st. In addition, the Trinity board of directors met on October 26th at which the potential business combination was discussed. Representatives from Trinity’s management team, KBW and Hunton were present at each of these meetings, during which Hunton and KBW reviewed the material terms of the then-current draft Merger Agreement, as well as the business and legal points that remained unresolved. During these meetings, members of Trinity’s special committee, as well as Trinity board members, discussed at length various topics, including, but not limited to: overall market volatility, particularly with respect to bank and bank holding company stocks, and the potential decrease in overall transaction value resulting from such volatility; the risks to Trinity of remaining independent, such as meeting projections and threats of competition from other financial services companies; potential synergies and cultural fit of Enterprise and Trinity; transaction execution risk, closing conditions and termination rights and remedies; and Trinity’s ability to designate individuals mutually acceptable to Trinity and Enterprise to serve on the boards of directors of Enterprise and EB&T upon consummation of the contemplated business combination. At the board meeting, representatives of Trinity’s management updated the Trinity board of directors on the status of Enterprise’s due diligence review of Trinity and Trinity’s reverse due diligence of Enterprise. In addition, representatives of Hunton reviewed the directors’ fiduciary duties in the context of the potential business combination and the regulatory approval process for the Merger.

During this time frame, meetings were also taking place between representatives of Trinity and Enterprise. On October 24, 2018, the Chairman of the Trinity Board of directors and Trinity’s President and Chief Executive Officer met with certain members of the Enterprise board of directors and management to discuss Trinity’s and Enterprise’s respective businesses.

On October 29, 2018, representatives of Enterprise’s management team and certain members of the Enterprise board of directors met with Mr. Deutsch and Mr. Scavuzzo in-person and telephonically to discuss Mr. Deutsch’s and Mr. Scavuzzo’s qualifications for serving on the Enterprise board of directors.

On October 31, 2018, the Chairman of the Trinity board of directors, representatives of Trinity’s management team and Hunton, among others, participated in a reverse due diligence telephonic meeting with members of Enterprise’s management team to review various operational matters.

Also on October 31, 2018, the Enterprise board of directors held a telephonic conference in which representatives of Enterprise’s management team, Wells Fargo, Enterprise’s financial advisor, and Holland & Knight participated. The parties discussed the status of negotiations with respect to the Merger Agreement and outstanding due diligence items, as well as the duties and obligations of Enterprise’s board of directors within the context of the proposed business combination. Also on October 31st, the EB&T board of directors held a meeting at which representatives of Enterprise’s management team and Holland & Knight were present and reviewed with the EB&T board of directors the terms, conditions, strategic rational and financial implications of the Merger Agreement, a copy and summary of which had been distributed to the EB&T board of directors prior to the meeting. A representative from Holland & Knight also reviewed and answered inquiries with the EB&T board of directors regarding their satisfaction of fiduciary duties under applicable law. Following extensive discussion and taking into account the factors described below under “The Merger — Enterprise’s Reasons for the Merger; Recommendations of the Board of Enterprise,” the EB&T board of directors adopted resolutions approving the Merger Agreement and the Merger, such approval being conditioned upon Enterprise board of directors’ approval of the Merger Agreement and the Merger. Additionally, EB&T board of directors approved the appointment James E. Goodwin, Jr. to the EB&T board of directors, such appointment being conditioned upon the closing of the Merger.

On November 1, 2018, the Enterprise board of directors approved by unanimous written consent the substantially final form of the Merger Agreement and the Merger transaction, including the appointment of the two (2) directors identified by Trinity, such appointments conditioned upon the closing of the Merger, the individuals being mutually acceptable to Enterprise and Trinity and otherwise qualifying to serve as Enterprise directors.

Also on November 1, 2018, the Trinity special committee met to approve the Merger Agreement and recommend that the Merger Agreement be presented to the Trinity board of directors for approval. Following the Trinity special committee meeting, on November 1, 2018, the Trinity board of directors held a meeting at which representatives of Trinity’s management team, KBW and Hunton were present. Prior to the meeting, the members of the Trinity board of directors were provided with materials relating to the proposed business combination with Enterprise, including the substantially final form of the Merger Agreement and KBW’s financial presentation regarding the financial aspects of the Merger. Management presented its final due diligence report to the Trinity board of directors. KBW reviewed with the Trinity board of directors its financial analyses relating to the proposed Merger Consideration and rendered to the Trinity board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the Merger Consideration to be received by the holders of Trinity common stock in the Merger was fair, from a financial point of view, to such holders. See “The Merger — Opinion of Trinity’s Financial Advisor” beginning on page 50 of this document for more information about KBW’s fairness opinion. A representative of Hunton reviewed with the Trinity board of directors their fiduciary duties in connection with their consideration of the proposed business combination and the terms of the Merger Agreement. After extensive discussion regarding the terms of the Merger Agreement and the voting agreements, a full analysis of Trinity’s reasons for the engaging in the proposed business combination with Enterprise, including those set forth below under “The Merger — Reasons for the Merger,” and consideration of other relevant issues, including a variety of business, financial and market factors, the Trinity board of directors unanimously adopted and approved the Merger Agreement and the Merger.

Following the Trinity and Enterprise board of director meetings, on November 1, 2018, Trinity and Enterprise entered into the Merger Agreement and announced the Merger. The parties to the voting agreements also entered into the voting agreements.

Enterprise’s Reasons for the Merger; Recommendation of the Board of Enterprise

In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Enterprise board of directors evaluated the Merger in consultation with Enterprise management, as well as Enterprise’s financial and legal advisors, and considered a number of factors, including the following material factors:

•
management’s view that the acquisition of Trinity provides an attractive opportunity to expand Enterprise’s geographic presence into a new market in New Mexico, specifically into the Los Alamos and Santa Fe metropolitan service areas;

•	Trinity’s community banking orientation and its compatibility with Enterprise and its subsidiaries;

•	management’s assessment that Trinity presents a strong commercial banking franchise that is consistent with EB&T’s relationship-based banking model while adding talent and depth to EB&T’s operations;

•	management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Trinity and LANB;

•	management’s due diligence review of Trinity and LANB and the discussions thereof with its financial advisors and legal counsel;

•	the projected impact of the proposed transaction on financial metrics, including earnings per share and tangible book value, and the projected earn-back period;

•	the expectation of management that Enterprise will maintain its strong capital ratios upon completion of the proposed Merger;

•	projected efficiencies to come from integrating certain of Trinity’s operations into Enterprise’s existing operations;

•
the financial and other terms of the Merger Agreement, including the mix of Cash Consideration and Stock Consideration, the expected tax treatment and the deal protection and termination fee provisions, which Enterprise reviewed with its outside financial and legal advisors;

•
LANB’s compatibility with EB&T, which Enterprise management believes should facilitate integration and implementation of the Mergers, and the complementary nature of the products and customers of LANB and EB&T, which Enterprise management believes should provide the opportunity to mitigate integration risks and increase potential returns;

•
the fact that, concurrently with the execution of the Merger Agreement, all of the directors and certain officers and large shareholders of Trinity who beneficially owned in the aggregate approximately 5.0% of Trinity’s outstanding voting common stock, were entering into voting agreements with Enterprise agreeing to vote for the Merger Proposal; and

•
the regulatory and other approvals required in connection with the transactions and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of burdensome conditions.

The above discussion of the information and factors considered by Enterprise’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by Enterprise’s board of directors. Enterprise’s board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the Mergers. In view of the wide variety of factors considered by Enterprise’s board of directors in connection with its evaluation of the Mergers, Enterprise’s board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Enterprise’s board of directors collectively made its determination with respect to the Mergers based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the Mergers are in the best interests of Enterprise stockholders and that the benefits expected to be achieved from the Mergers outweigh the potential risks and vulnerabilities.
It should be noted that this explanation of the Enterprise board of directors’ reasoning and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28.
Trinity’s Reasons for the Merger; Recommendation of the Trinity Board of Directors

In reaching a determination to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the Trinity board of directors considered a number of factors, both positive and negative, and potential benefits and detriments of the Merger to Trinity and its shareholders. The Trinity board of directors identified the following factors and benefits of the Merger that, among others, the Trinity board of directors believes generally support its decision and recommendation:

•
the Trinity board of directors’ understanding of, and presentations of Trinity’s management regarding, the business capabilities, earnings and growth prospects, current and projected financial and regulatory condition, assets, results of operations, business strategy and current and prospective regulatory environment of both Trinity and Enterprise;

•
the Trinity board of directors’ analysis of other strategic alternatives for Trinity, including continuing to operate as a standalone company and the potential to acquire, be acquired or combine with other third parties, and the risks and uncertainties associated with each alternative, as well as the Trinity board of directors’ assessment that none of these alternatives was reasonably likely to present superior opportunities for Trinity to create greater value for Trinity shareholders, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;

•	that the Merger will result in a combined company with greater financial resources and a higher lending limit than Trinity would have if it were to continue its operations as an independent entity;

•
the anticipated cost savings from expected increases in operating efficiency, reduced payments to vendors and third parties and elimination of duplicate executive management positions, while increasing responsiveness to compliance and regulatory requirements;

•
the lack of geographic overlap between Trinity and Enterprise, which will expand and diversify the markets in which the combined company operates and is expected to result in a high rate of retention of Trinity’s employees after the announcement of the Merger, which retention is expected to benefit the combined company;

•
that Trinity will be able to pair its strong deposit franchise with Enterprise’s sizeable loan portfolio thereby enhancing the combined net interest margin and adding Enterprise’s track record to grow loans faster than Trinity can do so on a standalone basis;

•
Trinity’s recovery from the recession and legacy issues from prior leadership made Trinity susceptible to another economic downturn and Trinity’s management’s view that Enterprise’s greater resources provides the combined company greater resiliency;

•	that Enterprise’s breadth and depth of management will offer Trinity greater expertise, an ability to offset staffing deficiencies and succession issues and greater bench strength;

•
that Enterprise’s extensive trust and wealth management platform will offer Trinity’s customers more expansive products and services while providing more scale to Trinity’s operations and profitability;

•
Trinity’s management’s view that the Merger will allow for greater opportunities for Trinity’s clients, customers and other constituencies within the communities in which Trinity operates, and that the potential synergies, low loan and deposit concentration levels allowing greater growth in all classes of commercial lending and diversification resulting from the Merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by Trinity on an independent basis;

•	the recommendation of Trinity’s management in favor of the Merger, considered in light of the benefits to be received by them in connection with the Merger;

•
that the Merger Consideration represented a premium of 19.60% per share, based on the cash portion of the Merger Consideration and the closing prices of Trinity common stock and Enterprise common stock on October 31, 2018, the day before the public announcement of the execution of the Merger Agreement;

•
the financial presentation, dated November 1, 2018, of KBW to the Trinity board of directors and the opinion, dated November 1, 2018, of KBW to the Trinity board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Trinity common stock of the Merger Consideration to be received by such holders in the Merger, as more fully described below under “Opinion of Trinity’s Financial Advisor;”

•
the closing condition in the Merger Agreement that Trinity and Enterprise will have received the opinions of Hunton and Holland & Knight, respectively, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Trinity board of directors’ expectation that Trinity shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the completion of the Merger, except with respect to the cash portion of the Merger Consideration and any cash they receive in lieu of fractional shares of Enterprise common stock;

•
the results of Trinity’s due diligence investigation of Enterprise, including the Trinity board of directors’ opinion of the reputation, competence, business practices, integrity and experience of Enterprise and its management;

•
that upon consummation of the Merger, Enterprise’s board of directors will contain two (2) current members of the Trinity board of directors and EB&T’s board of directors will contain one (1) current member of the Trinity board of directors;

•
that the terms and conditions of the Merger Agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the Merger Consideration, are reasonable;

•
the likelihood that the Merger will be completed based on, among other things, (i) each party’s obligation to use its Commercially Reasonable Efforts (as defined in the Merger Agreement) to obtain regulatory approvals as promptly as practicable and (ii) the limited closing conditions contained in the Merger Agreement;

•	that the Merger Agreement provides Trinity with the ability to seek specific performance by Enterprise of its obligations under the Merger Agreement, including to consummate the Merger;

•
subject to certain limits set forth in the Merger Agreement, the Stock Consideration is a fixed exchange ratio of shares of Trinity common stock to Enterprise common stock; as a result, Trinity shareholders could benefit from an increase in the trading price of Enterprise common stock (or a decrease in the trading price of Trinity’s common stock) during the pendency of the Merger;

•
the ability of the Trinity board of directors to change its recommendation that Trinity shareholders vote to approve the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement (including the right of Enterprise to match any competing bid and the payment of a termination fee); and

•	the greater liquidity that Trinity shareholders would be expected to experience as Enterprise shareholders in being able to trade a NASDAQ-listed security.
The Trinity board of directors also identified and considered a variety of uncertainties and risks concerning the Merger, including, but not limited to, the following:

•	the possibility that the Merger may not be completed, or that its completion may be unduly delayed, for reasons beyond the control of Trinity or Enterprise;

•
the regulatory approvals required to complete the Merger, the potential length of the regulatory approval process and the risks that the regulators could impose materially burdensome conditions that would allow either party to terminate the Merger Agreement or refuse to consummate the Merger;

•
the time, attention and effort required from Trinity’s management and employees, and for Company employee attrition, during the period prior to the completion of the Merger and the potential effect on Trinity’s and Enterprise’s respective business and relationships with customers, service providers and other stakeholders, whether or not the Merger is completed;

•
the requirement that Trinity conduct its business in the ordinary course and the other restrictions on the conduct of Trinity’s business prior to completion of the Merger, which may delay or prevent Trinity from undertaking business opportunities that may arise pending completion of the Merger;

•
the potential that certain provisions of the Merger Agreement prohibiting Trinity from soliciting, and limiting its ability to respond to, proposals for alternative transactions, and requiring the payment of a termination fee could have the effect of discouraging an alternative proposal;

•	the transaction costs and expenses that will be incurred in connection with the Merger, including the costs of integrating the businesses of Trinity and Enterprise;

•	the possible effects of the pendency or consummation of the transactions contemplated by the Merger Agreement, including any suit, action or proceeding initiated in respect of the Merger;

•
the risk that benefits and synergies currently expected to result from the Merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Trinity and Enterprise;

•
the lack of geographic overlap between Trinity and Enterprise, which may limit the combined company’s ability to implement cost savings by eliminating branch locations and duplicate management and other employee positions;

•
the Stock Consideration is a fixed exchange ratio of shares of Trinity common stock to Enterprise common stock; as a result, Trinity shareholders could be adversely affected by a decrease in the trading price of Enterprise common stock (or an increase in the trading price of Trinity common stock) during the pendency of the Merger; and

•	the interests that certain officers and directors of Trinity have in the Merger.
The Trinity board of directors also considered in their deliberations concerning the combined company as a Delaware entity the following:

•	the ability of the combined company to draw upon well-established principles of corporate governance in making legal and business decisions;

•
the expertise of the Delaware courts in dealing with corporate issues, including the Court of Chancery, which has exclusive jurisdiction over matters relating to the Delaware General Corporation Law and in most cases has the ability to process corporate litigation relatively quickly and effectively;

•
the substantial body of case law that has been developed by the Delaware courts construing Delaware corporate law, which will enhance the relative clarity and predictability of the laws applicable to the combined company;

•
that the Delaware General Assembly regularly considers and adopts statutory amendments that the Corporation Law Section of the Delaware State Bar Association proposes in an effort to ensure that the Delaware General Corporation Law continues to be responsive to the changing needs of businesses;

•	enhanced ability of the majority of shareholders to exercise control because Delaware law does not require cumulative voting; and

•	enhanced ability to attract and retain directors and officers, including with respect to candidates who already are familiar with Delaware corporate law from their past business experience.
The foregoing discussion of information and factors considered by the Trinity board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby, the Trinity board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Trinity board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors than other members gave to such factors.

Based on the factors described above, the Trinity board of directors determined that the Merger with Enterprise and the merger of LANB with EB&T were advisable and in the best interests of Trinity shareholders and unanimously approved the Merger Agreement.

Recommendation of the Trinity Board of Directors

The Trinity board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that you vote “FOR” the Merger Proposal.

Opinion of Trinity’s Financial Advisor

Trinity engaged KBW to render financial advisory and investment banking services to Trinity, including an opinion to the Trinity board of directors as to the fairness, from a financial point of view, to the holders of Trinity common stock of the Merger Consideration to be received by such holders in the Merger of Trinity with and into Enterprise. Trinity selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Trinity board of directors held on November 1, 2018, at which the Trinity board of directors evaluated the Merger. At this meeting, KBW reviewed the financial aspects of the Merger and rendered to the Trinity board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the Merger Consideration to be received by the holders of Trinity common stock in the Merger was fair, from a financial point of view, to such holders.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix D to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Trinity board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of Trinity common stock of the Merger Consideration to be received by such holders in the Merger without regard to differences between Trinity voting common stock and Trinity non-voting common stock. It did not address the underlying business decision of Trinity to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Trinity board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of Trinity common stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Trinity and Enterprise and bearing upon the Merger, including, among other things:

•	a draft of the Merger Agreement dated October 29, 2018 (the most recent draft then made available to KBW);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Trinity;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of Trinity;

•	the unaudited financial statements for the nine months ended September 30, 2018 of Trinity (provided to KBW by representatives of Trinity);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Enterprise;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 of Enterprise;

•
certain regulatory filings of Trinity and Enterprise and their respective subsidiaries, including the quarterly reports on Form Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2017, as well as the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•	certain other interim reports and other communications of Trinity and Enterprise provided to their respective shareholders; and

•
other financial information concerning the businesses and operations of Trinity and Enterprise that was furnished to KBW by Trinity and Enterprise or which KBW was otherwise directed by Trinity or Enterprise, as applicable, to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Trinity and Enterprise;

•	the assets and liabilities of Trinity and Enterprise;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for Enterprise and Trinity with similar information for certain other companies the securities of which were publicly traded;

•
financial and operating forecasts and projections of Trinity that were prepared by, and provided to KBW and discussed with KBW by, Trinity management and that were used and relied upon by KBW at the direction of such management and with the consent of the Trinity board of directors;

•
publicly available consensus “street estimates” of Enterprise, as well as assumed Enterprise long-term growth rates that were provided to KBW by Enterprise management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Trinity management and with the consent of the Trinity board of directors; and

•
estimates regarding certain pro forma financial effects of the Merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result from or be derived from the Merger) that were prepared by, and provided to and discussed with KBW by, Enterprise management, and used and relied upon by KBW based on such discussions, at the direction of Trinity management and with the consent of the Trinity board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the respective management of Trinity and Enterprise regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Trinity, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Trinity.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Trinity as to the reasonableness and achievability of the financial and operating forecasts and projections of Trinity referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Trinity, upon Enterprise management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Enterprise, the assumed Enterprise long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such forecasts, projections and estimates), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Enterprise “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Enterprise management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Trinity and Enterprise that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information (including the publicly available consensus “street estimates” of Enterprise referred to above) was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions), and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Trinity and Enterprise and with the consent of the Trinity board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Trinity or Enterprise since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Trinity’s consent, that the aggregate allowances for loan and lease losses for Trinity and Enterprise are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Trinity or Enterprise, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Trinity or Enterprise under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy. KBW expressed no view as to any environmental matters, and KBW assumed, without independent verification and at the direction of Trinity, that no Remediation Adjustment (as defined in the Merger Agreement) would be required pursuant to the Merger Agreement.

KBW assumed, in all respects material to its analyses:

•
that the Merger and any related transactions (including the Bank Merger) would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the Merger Consideration and no other consideration or payments in respect of Trinity common stock;

•	that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•	that each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the subsidiary bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Trinity, Enterprise or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger.

KBW assumed that the Merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Trinity that Trinity relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Trinity, Enterprise, the Merger and any related transaction (including the Bank Merger), and the Merger Agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of Trinity common stock of the Merger Consideration to be received by such holders in the Merger without regard to differences between Trinity voting common stock and Trinity non-voting common stock. KBW expressed no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger and any termination of the Trinity Capital Corporation Employee Stock Ownership Plan in connection with the Merger), including without limitation, the form or structure of the Merger (including the form of the Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Merger or any such related transaction to Trinity, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, escrow or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Trinity to engage in the Merger or enter into the Merger Agreement;

•	the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Trinity or the Trinity board of directors;

•
the fairness of the amount or nature of any compensation to any of Trinity’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Trinity common stock;

•
the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Trinity (other than the holders of Trinity common stock, solely with respect to the Merger Consideration (as described in KBW’s opinion) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Enterprise or any other party to any transaction contemplated by the Merger Agreement;

•	the relative fairness of the Merger Consideration as between holders of Trinity voting common stock and holders of Trinity non-voting common stock;

•	any adjustment (as provided in the Merger Agreement) to the Merger Consideration (including to the cash or stock components thereof) assumed to be paid in the Merger for purposes of KBW’s opinion;

•
whether Enterprise has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Trinity common stock at the closing of the Merger;

•	the actual value of Enterprise common stock to be issued in the Merger;

•
the prices, trading range or volume at which Enterprise common stock or Trinity voting common stock would trade following the public announcement of the Merger or the prices, trading range or volume at which Enterprise common stock would trade following the consummation of the Merger;

•	any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Merger Agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Trinity, Enterprise, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Trinity and Enterprise. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Trinity board of directors in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Trinity board of directors with respect to the fairness of the Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between Trinity and Enterprise and the decision of Trinity to enter into the Merger Agreement was solely that of the Trinity board of directors.

The following is a summary of the material financial analyses presented by KBW to the Trinity board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Trinity board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the Merger of $10.41 per share of Trinity common stock, or $212.5 million in the aggregate, consisting of the sum of (i) the cash consideration of $1.84, and (ii) the implied value of the stock consideration of 0.1972 of a share of Enterprise common stock based on the closing price of Enterprise common stock of $43.45 on October 31, 2018. In addition to the financial analyses described below, KBW reviewed with the Trinity board of directors for informational purposes, among other things, implied transaction multiples for the Merger (based on the implied transaction value for the Merger of $10.41 per share of Trinity common stock) of (i) 20.8x Trinity’s core earnings per share (defined as net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill, deferred tax asset revaluation and nonrecurring items) for the 12-month period ended September 30, 2018 and (ii) 18.0x Trinity’s estimated 2018 earnings per share (“EPS”) and 16.4x Trinity’s estimated 2019 EPS using financial forecasts and projections of Trinity provided by Trinity management.

Enterprise Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Enterprise to 23 selected major-exchange traded banks that were headquartered in the Midwest Region (defined as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin) with total assets between $2.5 billion and $7.5 billion. Savings bank/thrifts, merger targets and ethnic-focused banks were excluded from the selected companies.

The selected companies were as follows:

1st Source Corporation	First Mid-Illinois Bancshares, Inc.
Midland States Bancorp, Inc.	German American Bancorp, Inc.
Republic Bancorp, Inc.	Stock Yards Bancorp, Inc.
Byline Bancorp, Inc.	Mercantile Bank Corporation
Lakeland Financial Corporation	Independent Bank Corporation
Great Southern Bancorp, Inc.	MidWestOne Financial Group, Inc.
Community Trust Bancorp, Inc.	First Internet Bancorp
QCR Holdings, Inc.	Nicolet Bankshares, Inc.
Horizon Bancorp, Inc.	First Financial Corporation
Peoples Bancorp Inc.	United Community Financial Corp.
Equity Bancshares, Inc.	Old Second Bancorp, Inc.
Merchants Bancorp

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) or most recent completed fiscal quarter (“MRQ”) available (which in the case of Enterprise was the period ended September 30, 2018) or as of the end of such period and market price information as of October 31, 2018. KBW also used 2018 and 2019 EPS estimates taken from publicly available consensus “street estimates” for Enterprise and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Enterprise’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Enterprise and the selected companies:

		Selected Companies
	Enterprise	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.68%	1.25%	1.39%	1.38%	1.50%
MRQ Core Return on Average Equity(1)	15.68%	10.59%	11.62%	12.35%	13.28%
MRQ Core Return on Average Tangible Common Equity(1)	20.01%	12.67%	14.54%	14.56%	16.26%
MRQ Net Interest Margin	3.78%	3.58%	3.77%	3.71%	3.96%
MRQ Fee Income / Revenue (2)	14.9%	18.0%	22.1%	22.6%	27.8%
MRQ Noninterest Expense / Average Assets	2.19%	3.00%	2.65%	2.60%	2.46%
MRQ Efficiency Ratio	53.0%	62.1%	59.0%	58.1%	56.9%
(1) Core earnings defined as net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill, deferred tax asset revaluation and nonrecurring items.

(2) Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Enterprise and the selected companies:

		Selected Companies
	Enterprise	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.54%	8.68%	9.48%	9.64%	10.48%
Leverage Ratio	10.20%	9.70%	10.70%	10.78%	11.50%
Tier 1 Capital Ratio	11.03%	11.76%	12.61%	12.96%	13.54%
Total Capital Ratio	12.94%	12.66%	13.50%	13.97%	14.64%
Loans / Deposits	101.4%	97.3%	92.4%	93.1%	89.1%
Loan Loss Reserves / Loans	1.04%	0.67%	0.94%	0.91%	1.05%
Nonperforming Assets / Assets	0.29%	0.83%	0.61%	0.73%	0.43%
Nonperforming Assets / Loans + OREO	0.38%	1.10%	0.83%	0.98%	0.60%
Net Charge-offs / Average Loans	0.23%	0.15%	0.06%	0.13%	0.03%

In addition, KBW’s analysis showed the following concerning the market performance of Enterprise and the selected companies (excluding one of the selected companies in the case of the one-year stock price change and one-year total return data below because the initial public offering of such excluded selected company occurred within the period ended October 31, 2018 and also excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful):

		Selected Companies
	Enterprise	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(0.3)%	(12.0)%	(6.0)%	(6.5)%	0.3%
One-Year Stock Total Return	0.6%	(10.3)%	(4.6)%	(4.7)%	2.7%
Year-To-Date Stock Price Change	(3.8)%	(10.8)%	(3.4)%	(4.5)%	1.5%
Price / Book Value per Share	1.71x	1.32x	1.39x	1.48x	1.58x
Price / Tangible Book Value per Share	2.18x	1.58x	1.75x	1.76x	1.99x
Price / LTM EPS	13.8x	13.7x	15.1x	15.3x	16.4x
Price / 2018E EPS	11.5x	12.3x	13.2x	13.2x	14.0x
Price / 2019E EPS	11.4x	11.0x	12.0x	11.7x	13.0x
Dividend Yield	1.2%	1.0%	2.2%	2.0%	2.9%
LTM Dividend Payout Ratio	14.3%	13.0%	30.3%	30.8%	41.6%

No company used as a comparison in the above selected companies analysis is identical to Enterprise. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Trinity Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Trinity to 19 selected major-exchange traded banks that were headquartered in the Western Region (defined as Arkansas, Arizona, California, Colorado, Hawaii, Idaho, New Mexico, Nevada, Montana, Oregon, Utah, Washington and Wyoming) with total assets between $500 million and $2.5 billion. Savings bank/thrifts, merger targets and ethnic-focused banks were excluded from the selected companies.

The selected companies were as follows:

Sierra Bancorp	First Choice Bancorp
People’s Utah Bancorp	Coastal Financial Corporation
Central Valley Community Bancorp	United Security Bancshares
Northrim BanCorp, Inc.	Community West Bancshares
BayCom Corp	Eagle Bancorp Montana, Inc.
Pacific Mercantile Bancorp	Plumas Bancorp
Bank of Commerce Holdings	Sound Financial Bancorp, Inc.
First Financial Northwest, Inc.	American River Bankshares
Oak Valley Bancorp	Summit State Bank
First Western Financial, Inc.

To perform this analysis, KBW used profitability and other financial information for the latest 12 months or most recent completed fiscal quarter available (which in the case of Trinity were the periods ended June 30, 2018, except as set forth in the immediately following sentence) or as of the end of such period and market price information as of October 31, 2018. KBW used net interest margin, tangible common equity to tangible assets, capital ratios, loan to deposit ratio, LTM EPS, book value per share and tangible book value per share data for Trinity as of or for the period ended September 30, 2018. KBW also used 2018 and 2019 EPS estimates taken from financial forecasts and projections of Trinity provided by Trinity management and publicly available consensus “street estimates” for the thirteen selected companies for which consensus “street estimates” were available. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Trinity’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Trinity and the selected companies:

		Selected Companies
	Trinity	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.17%	1.01%	1.17%	1.25%	1.55%
MRQ Core Return on Average Equity(1)	14.31%	10.17%	11.23%	11.47%	12.53%
MRQ Core Return on Average Tangible Common Equity(1)	14.31%	10.57%	12.37%	12.51%	13.48%
MRQ Net Interest Margin	3.44%	3.88%	4.06%	4.13%	4.48%
MRQ Fee Income / Revenue (2)	19.0%	7.6%	11.2%	15.5%	18.6%
MRQ Noninterest Expense / Average Assets	2.78%	2.98%	2.77%	2.97%	2.52%
MRQ Efficiency Ratio	73.4%	70.1%	63.6%	63.5%	57.9%
(1) Core earnings defined as net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill, deferred tax asset revaluation and nonrecurring items.

(2) Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Trinity and the selected companies:

		Selected Companies
	Trinity	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.60%	9.14%	9.84%	10.30%	11.43%
Leverage Ratio	11.20%	9.88%	11.18%	11.07%	12.29%
Tier 1 Capital Ratio	13.52%	11.79%	13.97%	13.88%	15.37%
Total Capital Ratio	16.44%	13.08%	15.46%	15.10%	16.58%
Loans / Deposits	64.8%	97.3%	91.8%	87.7%	79.4%
Loan Loss Reserves / Loans	1.45%	1.02%	1.24%	1.18%	1.32%
Nonperforming Assets / Assets	3.58%	1.03%	0.67%	0.78%	0.26%
Nonperforming Assets / Loans + OREO	6.32%	1.31%	0.89%	1.14%	0.34%
Net Charge-offs / Average Loans	0.05%	0.05%	0.00%	0.02%	(0.04)%

In addition, KBW’s analysis showed the following concerning the market performance of Trinity and, to the extent publicly available, the selected companies (excluding two of the selected companies in the case of the one-year stock price change, one-year total return, and year-to-date price change data below because the initial public offerings of such excluded selected companies occurred within the periods ended October 31, 2018):

		Selected Companies
	Trinity	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	19.6%	(0.5)%	3.6%	4.1%	8.4%
One-Year Total Return	20.3%	0.7%	5.9%	5.9%	12.2%
Year-To-Date Stock Price Change	24.3%	(2.6)%	2.5%	1.5%	9.7%
Price / Book Value per Share	1.59x	1.25x	1.39x	1.45x	1.57x
Price / Tangible Book Value per Share	1.59x	1.35x	1.49x	1.57x	1.77x
Price / LTM EPS	32.2x	14.7x	17.0x	18.4x	20.7x
Price / 2018E EPS	15.0x	13.1x	13.9x	14.7x	16.1x
Price / 2019E EPS	13.8x	11.1x	12.8x	12.8x	14.7x
Dividend Yield	0.0%	1.3%	1.6%	1.7%	2.3%
LTM Dividend Payout Ratio	0.0%	16.9%	23.7%	26.4%	39.0%

No company used as a comparison in the above selected companies analysis is identical to Trinity. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 21 selected U.S. bank transactions announced since January 1, 2018 with announced transaction values between $100 million and $500 million. Transactions where the acquirer was not a bank or the acquired company was a thrift, all-cash transactions, terminated transactions and transactions without reported deal values on S&P Global Market Intelligence were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
First Interstate BancSystem, Inc.	Idaho Independent Bank
First Merchants Corporation	MBT Financial Corp.
Park National Corporation	CAB Financial Corporation
First Busey Corporation	Banc Ed Corp.
MidWestOne Financial Group, Inc.	ATBancorp
Banner Corporation	Skagit Bancorp, Inc.
Old National Bancorp	Klein Financial, Inc.
CapStar Financial Holdings, Inc.	Athens Bancshares Corporation
Seacoast Banking Corporation of Florida	First Green Bancorp, Inc.
German American Bancorp, Inc.	First Security, Inc.
Stifel Financial Corp.	Business Bancshares, Inc.
Allegiance Bancshares, Inc.	Post Oak Bancshares, Inc.
First Interstate BancSystem, Inc.	Northwest Bancorporation, Inc.
National Commerce Corporation	Landmark Bancshares, Inc.
RBB Bancorp	First American International Corp.
WesBanco, Inc.	Farmers Capital Bank Corporation
BancorpSouth Bank	Icon Capital Corporation
Renasant Corporation	Brand Group Holdings, Inc.
First Choice Bancorp	Pacific Commerce Bancorp
Ameris Bancorp	Hamilton State Bancshares, Inc.
Meta Financial Group, Inc.	Crestmark Bancorp Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements:

•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings); and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $250,000) of the acquired company, referred to as core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the Merger based on the implied transaction value for the Merger of $10.41 per outstanding share of

Trinity common stock and using historical financial information for Trinity as of or for the 12-month period ended September 30, 2018.

The results of the analysis are set forth in the following table:

Selected Transactions
	Enterprise / Trinity	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.90x	1.78x	2.18x	2.15x	2.36x
Price / LTM EPS	38.5x	21.0x	23.5x	25.1x	28.0x
Core Deposit Premium	9.7%	12.3%	15.1%	14.9%	17.5%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Trinity or the Merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Enterprise and Trinity to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or synergies. To perform this analysis, KBW used (i) balance sheet and income statement data for Enterprise and Trinity as of or for the year-to-date period ended September 30, 2018, (ii) 2018, 2019, and 2020 EPS consensus “street estimates” for Enterprise, and (iii) financial forecasts and projections relating to the net income of Trinity provided by Trinity management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Enterprise and Trinity shareholders in the combined company based on the 0.1972x exchange ratio provided for in the Merger Agreement and also hypothetically assuming 100% stock consideration in the Merger for illustrative purposes:

	Enterprise % of Total	Trinity % of Total
Ownership:
At 0.1972x exchange ratio	85.1%	14.9%
Assuming 100% stock consideration	83.0%	17.0%
Balance Sheet:
Total Assets	81.5%	18.5%
Gross Loans	85.7%	14.3%
Total Deposits	79.3%	20.7%
Tangible Common Equity	81.0%	19.0%
Income Statement:
YTD Net Income to Common	87.4%	12.6%
2018 GAAP Net Income	88.5%	11.5%
2018 GAAP Net Income	87.5%	12.5%
2019 GAAP Net Income	86.8%	13.2%

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Enterprise and Trinity. Using (i) closing balance sheet estimates as of March 31, 2019 for Enterprise and Trinity, extrapolated from historical data using growth rates taken from publicly available consensus “street estimates” for Enterprise in the case of Enterprise and provided by Trinity management in the case of Trinity, (ii) publicly available consensus “street estimates” for Enterprise, (iii) financial forecasts and projections relating to the net income of Trinity provided by Trinity management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the Merger and certain accounting adjustments assumed with respect thereto) provided by Enterprise management, KBW analyzed the potential financial impact of the Merger on certain projected financial results of Enterprise. This analysis indicated the Merger could be accretive to Enterprise’s estimated last three quarters 2019 EPS and estimated 2020 EPS and dilutive to Enterprise’s estimated tangible book value per share as of March 31, 2019. Furthermore, the analysis indicated that, pro forma for the Merger, each of Enterprise’s tangible common equity to tangible assets ratio, Common Equity Tier 1 Ratio, Tier 1 Leverage Ratio and Total Risk Based Capital Ratio as of March 31, 2019 could be lower. For this pro forma financial impact analysis, the actual results achieved by Enterprise following the Merger may vary from the projected results, and the variations may be material.

Enterprise Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Enterprise to estimate a range for the implied equity value of Enterprise. In this analysis, KBW used publicly available consensus “street estimates” of Enterprise and assumed long-term growth rates for Enterprise provided by Enterprise management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Enterprise could generate over the period from September 30, 2018 to December 31, 2022 as a standalone company and (ii) the present value of Enterprise’s implied terminal value at the end of such period. KBW assumed that Enterprise would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Enterprise, KBW applied a range of 10.0x to 15.0x Enterprise’s estimated 2023 net income. This discounted cash flow analysis resulted in a range of implied values per share of Enterprise common stock of $39.28 per share to $60.38 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Enterprise or the pro forma combined company.
Trinity Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Trinity to estimate a range for the implied equity value of Trinity. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Trinity provided by Trinity management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Trinity could generate over the period from September 30, 2018 to December 31, 2022 as a standalone company, and (ii) the present value of Trinity’s implied terminal value at the end of such period. KBW assumed that Trinity would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Trinity, KBW applied a range of 10.0x to 15.0x Trinity’s estimated 2023 net income. This discounted cash flow analysis resulted in a range of implied values per share of Trinity’s common stock of $7.59 per share to $11.49 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Trinity.

Miscellaneous. KBW acted as financial advisor to Trinity and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and in the case of Trinity, further to an existing sales and trading relationship with a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Trinity and Enterprise. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Trinity or Enterprise for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Trinity agreed to pay KBW a cash fee equal to 1.125% of the aggregate merger consideration, $250,000 of which became payable upon the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the Merger. Trinity also agreed to reimburse KBW for certain reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to Trinity. During the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to Enterprise. KBW may in the future provide investment banking and financial advisory services to Trinity or Enterprise and receive compensation for such services.

Dissenters’ Rights of Appraisal of Holders of Trinity Common Stock
General. If you are a shareholder of record as of the record date of the Special Meeting, you have a right to dissent from the Merger and to obtain payment of the fair value of their shares in the event the Merger is completed. The appraised fair value may be more or less than the value of the Merger Consideration being paid in the Merger in exchange for shares of Trinity common stock.
If you are contemplating exercising your right to dissent, you should read carefully the provisions of Sections 53-15-3 and 53-15-4 of the NMBCA, a copy of which is attached to this proxy statement/prospectus as Appendix E, and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.
How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent from the Merger:

•	you must file with Trinity, prior to or at the Special Meeting, a written objection to the Merger;

•	you must not vote in favor of the Merger;

•
you must, within ten (10) days after the date of the Special Meeting, make a written demand on Enterprise (as the successor to Trinity) for payment of the fair value of your shares of Trinity common stock; and

•
if you shares of Trinity common stock are represented by a certificate, you must, within twenty (20) days after you make your demand for payment to Enterprise as described above, submit your certificate formerly representing your shares of Trinity common stock to Enterprise.

If you intend to exercise your right to dissent from the Merger, you must file with Trinity, prior to or at the Special Meeting, a written objection to the Merger. If you fail to file the written objection to the Merger at or prior to the Special Meeting, if you vote your shares of Trinity common stock in favor of the Merger or if you fail to make your demand for payment on a timely basis, you will lose your right to dissent from the Merger. If your shares of Trinity common stock are represented by a certificate and you fail to submit your certificate formerly representing shares of Trinity common stock to Enterprise on a timely basis after you have submitted the demand for payment as described above, Enterprise will have the option to terminate your right of dissent as to your shares of Trinity common stock. In any instance of a termination or loss of your right of dissent, you will instead receive the Merger Consideration as set forth in the Merger Agreement. If you comply with the first two items above and the Merger is completed, Enterprise will send you a written notice advising you that the Merger has been completed. Enterprise must give you this notice within ten days after the Merger is completed.
Your Demand for Payment. If the Merger is completed, if you have provided your written objection to the Merger to Trinity in a timely manner and you have not voted in favor of the Merger, and you desire to receive the fair value of your shares of Trinity common stock in cash, you must, within ten days after the date of the Special Meeting, give Enterprise a written demand for payment of the fair value of your shares. The fair value of your shares of Trinity common stock will be the value of the shares on the day immediately preceding the Special Meeting.
If you do not make your written demand for payment within that ten-day period, you will be bound by the Merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Trinity common stock. Instead, you will receive the Merger Consideration as set forth in the Merger Agreement.
Delivery of Stock Certificates. Upon receiving a demand for payment from any dissenting shareholder, Enterprise will make an appropriate notation thereof in its shareholder records. If your shares of Trinity common stock are represented by a certificate, you must, within twenty (20) days after demanding payment for your shares, submit your certificate formerly representing your shares of Trinity common stock to Enterprise for notation thereon that such demand has been made. If you fail to submit your certificates within such 20-day period will, at the option of Enterprise, terminate your rights under the NMBCA unless a court of competent jurisdiction otherwise directs. If your shares of Trinity common stock for which you have demanded payment are uncertificated or if your shares are represented by a certificate on which such notation has been made is/are transferred, any new certificate issued for such shares will bear similar notation and your name, as the original dissenting holder of the shares, and a transferee of the shares acquired by such transfer will have no rights in Enterprise (as the successor to Trinity) other than those which you, as the original dissenting shareholder, had after making demand for payment of the fair value of such shares.
Payment of the Fair Value of Your Shares of Trinity Common Stock. Within ten days after the Merger is completed, Enterprise will give you written notice that the Merger was completed and will make a written offer to you to pay for your shares of Trinity common stock at a specified price deemed by Enterprise to be the fair value thereof.
If, within thirty (30) days after the date on which the Merger was completed, you and Enterprise agree upon the fair value of your shares of Trinity common stock, Enterprise will make payment to you for your shares within ninety (90) days after the date on which the Merger was completed, and, if your shares are represented by a certificate, upon surrender of the certificate formerly representing your shares of Trinity common stock. Once Enterprise makes payment to you of the agreed value, you will cease to have any interest your shares of Trinity common stock.
Commencement of a Legal Proceeding if a Demand for Payment Remains Unsettled. If a dissenting shareholder and Enterprise do not agree on the fair value of such shareholder’s shares of Trinity common stock within such 30-day period, then Enterprise, within thirty (30) days after receipt of written demand from any dissenting shareholder, given within sixty (60) days after the date on which the Merger was completed, will, or at its election at any time within such 60-day period may, file a petition in any court of competent jurisdiction in Rio Arriba County, New Mexico asking that the fair value of such shares be determined. If Trinity fails to institute the proceeding as provided in the NMBCA, any dissenting shareholder may do so in the name of Enterprise. All dissenting shareholders, wherever residing, will be made parties to the proceeding as an action against their shares of Trinity common stock. A copy of the petition will be served on each dissenting shareholder who is a resident of New Mexico and will be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents will also be made by publication as provided by law. All dissenting shareholders who are parties to the proceeding will be entitled to judgment against Enterprise for the amount of the fair value of their shares of Trinity common stock. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The judgment will be payable to the holders of uncertified shares immediately, but to the holders of shares represented by certificates only upon the surrender to Trinity of certificates. Upon payment of the judgment, the dissenting shareholder will cease to have any interest in such shares.
The judgment will include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date of the Special Meeting to the date of payment.
The costs and expenses of any such proceeding will be determined by the court and will be assessed against Enterprise, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom Enterprise will have made an offer to pay for such dissenting shareholders’ shares of Trinity common stock if the court will find that the action of such dissenting shareholders in failing to accept such offer was not in good faith. Such expenses will include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of such dissenting shareholders’ shares as determined materially exceeds the amount which Enterprise offered to pay for such shares, or if no offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the dissenting shareholder in the proceeding, together with reasonable fees of legal counsel.
Withdrawal of Demand. You may not withdraw your demand unless Enterprise consents to such withdrawal. If, however, your demand is withdrawn upon consent, or if the Merger is abandoned or rescinded or the Trinity shareholders revoke the authority to effect the Merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in the NMBCA, or if a court of competent jurisdiction determines that you are not entitled to the relief provided by the NMBCA, then your right to be paid the fair value of your shares of Trinity common stock will cease and your status as a Trinity shareholder will be restored.
Beneficial Owners. Persons who beneficially own shares of Trinity common stock that are held of record in the name of another person, such as a bank, broker or other nominee, and who desire to have the right of dissent exercised as to those shares must submit to Trinity at or prior to the Special Meeting a written consent of the record holder of such shares and must otherwise comply with all of the actions required under the NMBCA to exercise and perfect such dissenters’ rights.

Regulatory Approvals Required for the Mergers
We have agreed to use commercially reasonable efforts to obtain the regulatory approvals required for the Mergers. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the “Requisite Regulatory Approvals.” These include approval from the FDIC, the Reserve Bank, and the Division. As of the date of this proxy statement/prospectus, the Merger and related transactions have been approved by the FDIC and the Reserve Bank, and the Division has issued its certification of approval. The Merger and the related transactions cannot proceed in the absence of the Requisite Regulatory Approvals. We cannot assure you as to whether or when the Requisite Regulatory Approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any public protest or litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice (the “Department of Justice”) or a state attorney general will not attempt to challenge the Mergers on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.
Any transaction approved by the FDIC under the Bank Merger Act may not be completed until thirty (30) days after the FDIC approval, during which time the Department of Justice may object to the transaction on antitrust grounds. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to fifteen (15) days. While Enterprise and Trinity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.
Neither Enterprise nor Trinity is aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the Mergers other than those described above. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, there can be no assurance that any of these additional approvals or actions, if required, will be obtained.
Interests of Trinity’s Directors and Executive Officers in the Merger
In considering the recommendation of the Trinity board of directors to approve and adopt the Merger Agreement, you should be aware that Trinity’s directors and executive officers have financial interests in the Merger that are different from, or in addition to, the interests of Trinity shareholders generally, which are described below. The Trinity board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.
Treatment of Restricted Stock Units and Other Stock Awards
The Merger Agreement provides that at the effective time of the Merger, each unsettled or unvested Trinity Stock Award issued and outstanding immediately prior to the effective time of the Merger that will vest at such effective time pursuant to its terms will fully vest and be free of any restrictions and be exchanged for the same Merger Consideration that all other shares of Trinity common stock are entitled to receive in the Merger. The outstanding restricted stock units granted to each of the named executive officers under the Trinity Capital Corporation 2015 Long-Term Incentive Plan will vest in full upon the effective time of the Merger.

Payments Under Severance Agreements, Employment Agreements, and Change in Control Agreements With Trinity
On August 17, 2018, Trinity and LANB entered into a Severance Agreement with John S. Gulas, the President and Chief Executive Officer of Trinity and LANB, pursuant to which he continues to serve as the President and the Chief Executive Officer of Trinity and LANB. The Severance Agreement superseded and replaced his prior employment agreement with Trinity and LANB. The Severance Agreement for Mr. Gulas generally provides that, in the event Mr. Gulas is terminated by LANB without “Cause” (as defined in the Severance Agreement), Mr. Gulas shall be entitled to receive in cash an aggregate amount equal to one (1) times the sum of (x) his cash base salary as of the date of termination, and (y) twelve (12) months of health care benefits from the date of termination, payable in twenty-four (24) substantially equal semi-monthly installments continuing through the twelfth (12th) calendar month following the date of termination. No benefits afforded by the Severance Agreement will be paid to Mr. Gulas if Mr. Gulas’s employment is terminated (i) as a result of his death or disability, (ii) by LANB for “Cause,” or (iii) voluntarily by Mr. Gulas. Except for the replacement of his employment agreement, the Severance Agreement does not affect any other agreements between Mr. Gulas, Trinity or LANB that are currently in place.
Joseph M. Martony, LANB’s Chief Risk Officer, is party to an employment agreement with Trinity and LANB. The employment agreement provides for a two-year initial term, after which the employment agreement automatically renews for one-year terms. The employment agreement contains non-competition, non-solicitation, non-disparagement and confidentiality provisions, equitable enforcement provisions, and dispute resolution provisions. The employment agreement also includes a provision that requires the adjustment or recovery of awards or payments upon restatement or other adjustment of relevant company financial statements or performance metrics. Thus, to the extent that such adjustment or recovery is required under applicable securities or other law, the employment agreement provide that Mr. Martony will make restitution. Under his employment agreement, Mr. Martony is entitled to receive, in addition to his accrued but unpaid benefits, a lump sum payment equal to 100% of his annual base salary at the time of such termination, plus his prorated incentive bonus for the year in which such termination occurs (provided that such target level performance has been achieved through the date of termination), in the event of a termination of his employment (a) by the Company or its successors without cause (as defined in his employment agreement) or (b) by him for good reason (as defined in his employment agreement). Further, in connection with the entry by Trinity, LANB and Mr. Martony into the Change in Control Agreement referenced below and in accordance with the terms of his employment agreement, Trinity and LANB gave written notice to Mr. Martony that the employment agreement shall not be extended automatically for an additional one-year period. Following the expiration of his employment agreement, Mr. Martony will continue to be employed as LANB’s Chief Risk Officer on an “at-will” basis.
In addition, Trinity and LANB have entered into Change in Control Agreements with each of their named executive officers. On April 20, 2018, Trinity and LANB entered into Change in Control Agreements (the “Change in Control Agreements”) with each of Mr. Gulas and Thomas G. Dolan, Trinity’s Chief Financial Officer. On October 25, 2018, Trinity and LANB entered into a Change in Control Agreement with Mr. Martony. These Change in Control Agreements provide benefits to such executive officers in the event of certain terminations of employment within one year following a Change in Control (as defined in the Change in Control Agreements) involving Trinity.
The Change in Control Agreement for Mr. Gulas generally provides that, if within one year from the date of a Change in Control, the employment of Mr. Gulas is terminated without Cause (as defined in the Change in Control Agreement), as a result of a material diminution in his compensation, duties, responsibilities or authority or because he is required to relocate more than 50 miles from Santa Fe County, New Mexico, Mr. Gulas will be entitled to receive a single lump sum equal to 2.5 times the sum of his average annual base salary for the three calendar years preceding the date of the termination, plus his average bonus for such three calendar years earned preceding the termination. The benefits awarded to Mr. Gulas pursuant to this Change in Control Agreement superseded and replaced the change in control benefits provided to him under his previous employment agreement with Trinity and LANB.
The Change in Control Agreement for Mr. Dolan generally provides that, if within one year from the date of a Change in Control, the employment of Mr. Dolan is terminated without Cause (as defined in the Change in Control Agreement), as a result of a material diminution in his compensation, duties, responsibilities or authority or because he is required to relocate more than 50 miles from Santa Fe County, New Mexico, Mr. Dolan will be entitled to receive a single lump sum equal to 2.0 times the sum of his average annual base salary for the three calendar years preceding the date of the termination, plus his average bonus earned for such three calendar years.
The Change in Control Agreement for Mr. Martony generally provides that, if within one year after the date of a Change in Control, the employment of Mr. Martony is terminated without Cause (as defined in the Change in Control Agreement), as a result of a material diminution in his compensation, duties, responsibilities or authority or because he is required to relocate more than 50 miles from Santa Fe County, New Mexico, Mr. Martony will be entitled to receive a single lump sum equal to 1.0 times the sum of his average annual base salary for the three calendar years preceding the date of the termination, plus his average bonus earned for such three calendar years. The benefits awarded to Mr. Martony pursuant to this Change in Control Agreement supersede and replace the change in control benefits provided to him under his employment agreement referenced above.
Additionally, each of Mr. Gulas, Mr. Dolan and Mr. Martony would be entitled upon termination under the Change in Control Agreements to receive: (i) earned but unpaid annual base salary through the date of the termination, (ii) accrued but unused vacation pay, (iii) unreimbursed business expenses, (iv) health care benefits for a period of eighteen (18) months following the date of the termination, (v) reimbursement of reasonable costs up to $15,000 of the services of any outplacement counselling service, and (vi) reimbursement to the executive officer for any “parachute payment” penalties, if applicable, up to $175,000 with no gross-up.
For an estimate of the amounts that would be payable to each of Trinity’s named executive officers under their Change in Control Agreements, see “Proposal I – The Merger — Interests of Trinity’s Directors and Executive Officers in the Merger — Merger-Related Executive Compensation for Trinity’s Named Executive Officers” below.
Appointment of Trinity Directors to Enterprise’s and EB&T’s Boards of Directors
The Merger Agreement provides that at or immediately following the effective time of the Merger, two members of the Trinity board of directors will be appointed to Enterprise’s board of directors and one member of the Trinity board of directors will be appointed to EB&T’s board of directors.
Indemnification and Insurance of Directors and Officers
In the Merger Agreement, Enterprise has agreed to indemnify, hold harmless and advance expenses to the current and former officers and directors of Trinity and LANB against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Trinity or any of its subsidiaries occurring at or before the effective time of the Merger to the same extent as Trinity currently provides for indemnification of its officers and directors. Enterprise has also agreed to maintain in effect for a period of six years following the effective time of the Merger the directors’ and officers’ liability insurance policy currently maintained by Trinity or to provide a policy with comparable or higher coverage, provided that, to obtain such insurance coverage, Enterprise is not obligated to expend more than 150% of the annual cost per year currently expended by Trinity for such insurance.
Merger-Related Executive Compensation for Trinity’s Named Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Trinity that is based on, or otherwise relates to, the Merger. The individuals disclosed herein and referred to as the “named executive officers” are Trinity’s current principal executive officer and two most highly compensated executive officers for Trinity’s most recently completed fiscal year.
The following table sets forth the estimated potential severance benefits to Trinity’s named executive officers on termination of employment in connection with a change in control using the following assumptions: (i) the Merger closes on January 28, 2019 (the latest practicable date prior to the date of these materials); (ii) the employment of each of the named executive officers will be terminated without cause or by the executive officer for good reason immediately following the closing of the Merger, and (iii) that the named executive officer has properly executed a general waiver and release. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in these materials. Some of the assumptions are based on information not currently available, and as a result, the actual amounts to be received by a named executive officer may differ in material respects from the amounts set forth below. The amounts do not reflect any reduction in the value of the parachute payments that may be attributable to the value of any covenants against competitive employment. All dollar amounts set forth below have been rounded to the nearest whole number.

Executive	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)(4)	Total ($)
John S. Gulas	1,438,755	1,371,118	77,727	175,000	3,062,599
Joseph M. Martony	296,858	619,653	46,327	175,000	1,137,837
Thomas G. Dolan	795,600	680,718	49,649	175,000	1,700,967

(1)    The amounts reflect cash severance benefits, payable in a single lump sum, equal to a the product of (a) a multiple (2.5 of Mr. Gulas, 2.0 for Mr. Dolan and 1.0 for Mr. Martony), times (b) the sum of (i) the executive’s average annual base salary for the three calendar years preceding the date of termination and (ii) the executive’s average annual bonus for the three calendar years preceding the date of termination. These payments are “double-trigger”, as they will only be payable in the event of a qualifying termination within one year following the effective time of the Merger. Payment of such cash severance is conditioned upon the executive executing a general waiver and release.
(2)    Upon the closing of the Merger, all restricted stock units held by the named executive officers will accelerate and will entitle the named executive officers to the same Merger Consideration that all other shares of Trinity common stock are entitled to receive in the Merger. The calculations assume that the value of the Merger Consideration is $10.89 per share, which is the sum of (i) $1.84 in cash and (ii) 0.1972 multiplied by $45.90, the value of Enterprise’s common stock as of January 28, 2019. The estimated payments in respect of the unvested restricted stock units are “single-trigger” benefits in that their vesting will accelerate and they will be converted into the merger consideration at the effective time of the Merger pursuant to the terms of the Merger Agreement. If the Merger closes after February 23, 2019, then the estimated payment in connection with a change of control will change as some of the Trinity Stock Awards will have vested without regard to the change of control. These amounts do not include the values for the restricted stock units accelerated on December 28, 2018, which were $900,000 and $562,500 for Messrs. Gulas and Dolan, respectively, based on the $9.00 closing price for Trinity on December 28, 2018.
(3)    The amounts reflect, for each named executive officer, the sum of (i) his estimated accrued but unused vacation balance, (ii) the value of eighteen (18) months of health care benefits from the date of the termination, and (iii) $15,000 for outplacement counselling services. These benefits are “double-trigger”, as they will only be payable in the event of a qualifying termination within one year following the effective time of the Merger. Payment of such benefits is conditioned upon the executive executing a general waiver and release.
(4)    The tax reimbursements to each of the named executive officers are based upon the assumption that the sum of payments described in footnotes (1) through (3) above will exceed three times each named executives officer’s base amount as calculated under Section 280G of the Code.
Employee Matters
Each person who is an employee of Trinity or LANB as of the effective time of the Merger will become an employee of Enterprise or EB&T and will be eligible to participate in employee benefit plans and compensation opportunities that are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Enterprise and EB&T. With respect to any group health plan, Enterprise will use commercially reasonable efforts to waive or cause to be waived any eligibility waiting periods or pre-existing condition limitations or similar limitations and credit each continuing employee for any co-payments or deductibles paid prior to the closing date of the Merger in satisfying applicable deductible and annual out-of-pocket expense requirements under any such group health plan.
Continuing employees will receive prior service credit for purposes of eligibility, vesting and level of benefits, provided that such recognition of service will not (i) operate to duplicate any benefits with respect to the same period of service or (ii) apply if such service was not recognized under the corresponding Trinity benefit plan.

Each employee of Trinity or its subsidiaries whose employment is terminated following the closing date of the Merger receive severance benefits that are at least as favorable as those that would have been payable to a similarly situated employee of Enterprise.

Litigation Relating to the Merger

Following the announcement on November 2, 2018 of the execution of the Merger Agreement, a lawsuit challenging the proposed transaction was filed in the U.S. District Court for the District of New Mexico. The lawsuit is captioned Parshall v. Trinity Capital Corporation, et al., No. 1:19-cv-00066 (filed January 22, 2019).

This lawsuit challenging the proposed transaction is a putative class action filed on behalf of the shareholders of Trinity and names as defendants Trinity, its directors and Enterprise. The complaint alleges that Trinity and its directors violated Section 14(a) of the Exchange Act by failing to disclose certain facts about the financial projections of Trinity and Enterprise and financial analysis performed by Trinity’s financial advisor. The complaint further alleges that Enterprise and Trinity’s board of directors violated Section 20(a) of the Exchange Act by acting as control persons. The action seeks, among other relief, an order enjoining completion of the proposed transaction.

The outcome of the pending litigation is uncertain. If the case is not resolved, this lawsuit could prevent or delay completion of the Merger and result in substantial costs to Enterprise and Trinity, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing of the Merger is that no injunction, order, judgement or decree prohibiting or making illegal completion of the Merger, the Bank Merger or any of the other transactions contemplated by the Merger Agreement will be in effect. As such, if plaintiffs are successful in obtaining an injunction prohibiting the completion of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect Enterprise’s business, financial condition, results of operations and cash flows. Such litigation is common in connection with acquisitions of public companies, regardless of any merits related to the underlying acquisition. In this instance, the defendants believe that the claims asserted against them in the lawsuit are without merit and intend to defend the litigation vigorously.

THE MERGER AGREEMENT
The following discussion describes the material provisions of the Merger Agreement and the Merger. We urge you to read the Merger Agreement, which is attached as Appendix A and incorporated by reference in this proxy statement/prospectus, carefully and in its entirety. The description of the Merger Agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.
Structure of the Merger
Pursuant to the terms and conditions of the Merger Agreement, Trinity will merge with and into Enterprise, with Enterprise being the surviving company. As a result of the Merger, the separate existence of Trinity will terminate. As a result of the Merger, Trinity shareholders will be entitled to the Merger Consideration and such Trinity shareholders will no longer be owners of Trinity common stock. As a result of the Merger, certificates for Trinity common stock will only represent the right to receive the Merger Consideration pursuant to the Merger Agreement, and otherwise will be null and void after completion of the Merger.
Immediately following the Merger, Trinity’s wholly owned bank subsidiary, LANB, will merge with and into Enterprise’s wholly owned bank subsidiary, EB&T, with EB&T being the surviving bank. Following the Bank Merger,

EB&T will continue its corporate existence as a state-chartered trust company with banking powers, organized under the laws of the State of Missouri. EB&T appreciates and acknowledges the historical significance of LANB in New Mexico and the commitment that LANB customers have to the bank. In an effort to facilitate the transition of the relationships acquired through the Bank Merger, EB&T is working with LANB to gather relevant input and market data from associates and customers of LANB regarding possible future name options for a period following the consummation of the Bank Merger. We expect to complete the Merger and the Bank Merger in the first half of 2019, although delays may occur.
Merger Consideration
If the Merger Agreement is approved, at the effective time of the Merger, each share of Trinity common stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive to receive: (1) $1.84 in cash without interest and subject to adjustment, and (2) 0.1972 shares of common stock of Enterprise. Based on the fixed value of the Cash Consideration of $1.84 per share and based on the following closing prices of Enterprise common stock on NASDAQ: (i) $43.45 on October 31, 2018, the last trading day before public announcement of the Merger Agreement and (ii) $45.90 on January 28, 2019, the latest practicable trading day before the date of this proxy statement/prospectus, the implied value of the Merger Consideration per share would be approximately $10.41 and $10.89, respectively, and the implied value of the aggregate Merger Consideration would be approximately $213 million and $222 million, respectively. The implied value of the Stock Consideration will fluctuate as the market price of Enterprise common stock fluctuates. Since the federal income tax consequences will be dependent on the form of consideration received, you are urged to read carefully the information set forth below under “Material United States Federal Income Tax Considerations” beginning on page 83.
If Enterprise’s volume weighted average stock price, as calculated during the five (5) trading days commencing on the Determination Date (i.e., the fifth trading day prior to the closing of the Merger; such fifth trading day is determined by counting the trading day immediately preceding the closing date of the Merger as the first trading day), is (i) less than $37.26352 per share and (ii) underperforms a specified index of financial institution stocks during such period by more than twenty percent (20%), Trinity shall have a right to terminate the Merger Agreement; provided, however, that if Trinity elects to terminate the Merger Agreement in such instance, Enterprise may elect to reinstate the Merger and the other transactions contemplated by the Merger Agreement by adjusting the exchange ratio to increase the Stock Consideration or add an amount in cash to increase the Cash Consideration. If Enterprise makes such election to reinstate the Merger and the other transactions contemplated by the Merger Agreement, then no termination will occur and the Merger Agreement will remain in effect according to its terms (except the Merger Consideration, which will have been adjusted). Further, in the event that Trinity incurs expenses related to the remediation of certain environmental matters in excess of $250,000, the amount of the Cash Consideration may be reduced by the amount by which the sum of all remediation expenses exceed $250,000.
No fractional shares of Enterprise common stock will be issued in connection with the Merger. Instead, Enterprise will make to each Trinity shareholder, who would otherwise receive a fractional share of Enterprise common stock, a cash payment, without interest and rounded up to the nearest whole cent, for the value of any fraction of a share of Enterprise common stock the shareholder would otherwise be entitled to receive, based on the daily volume weighted average price of Enterprise common stock for the twenty (20) consecutive trading days ending on the closing date of the Merger (such sum rounded down to the nearest whole share).
All shares of Enterprise common stock received by Trinity shareholders in the Merger will be freely tradable, except that shares of Enterprise common stock received by persons who become affiliates of Enterprise for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
A Trinity shareholder also has the right to obtain the fair value of his or her shares of Trinity common stock in lieu of receiving the Merger Consideration by strictly following the appraisal procedures under the NMBCA. Shares of Trinity common stock outstanding immediately prior to the effective time of the Merger and which are held by a shareholder who does not vote to approve the Merger Proposal and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the Merger Agreement are referred to as “dissenting shares.” See “Proposal I – The Merger — Dissenters’ Rights of Appraisal of Holders of Trinity Common Stock” beginning on page 62.
If Enterprise changes the number of shares of Enterprise common stock outstanding prior to the effective time of the Merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar recapitalization and the record date for such corporate action is prior to the effective time of the Merger, then the Merger Consideration shall be appropriately and proportionately adjusted.
Based on the fixed value of the Cash Consideration of $1.84 per share and based on the following closing prices of Enterprise common stock on NASDAQ: (i) $43.45 on October 31, 2018, the last trading day before public announcement of the Merger Agreement and (ii) $45.90 on January 28, 2019, the latest practicable trading day before the date of this proxy statement/prospectus, the implied value of the Merger Consideration per share would be approximately $10.41 and $10.89, respectively, and the implied value of the aggregate Merger Consideration would be approximately $213 million and $222 million, respectively.
Conversion of Shares; Exchange of Certificates; Fractional Shares
Conversion. The conversion of Trinity common stock into the right to receive the Merger Consideration in the form of cash and shares of Enterprise common stock will occur automatically at the effective time of the Merger.
Exchange Procedure.
As soon as practicable after the closing of the Merger, but in no event later than ten (10) days thereafter, the transfer agent or depository or trust institution of recognized standing selected by Enterprise and reasonably satisfactory to Trinity, which we refer to as the “exchange agent”, will mail to each holder of a certificate representing shares of Trinity (the “Certificates”) and each holder of a book-entry share(s) representing outstanding shares of Trinity stock (the “Book-Entry Shares”), a letter of transmittal and instructions advising such holder of the effectiveness of the Merger and the procedure for surrendering to the exchange agent Certificates or Book-Entry Shares of Trinity common stock in exchange for the Merger Consideration allocated to them.
Trinity shareholders who surrender their Certificates or Book-Entry Shares and duly complete and execute the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in Trinity in accordance with the instructions accompanying the transmittal letter, will, upon the exchange agent’s acceptance of such Certificates or Book-Entry Shares and transmittal materials or stock interest, be entitled to a certificate (or evidence of shares in book-entry form, as applicable) representing the number of whole shares of Enterprise common stock that such holder is entitled to receive pursuant to the Merger Agreement, and (ii) a check in the amount (after giving effect of any tax withholding as described below) equal to Cash Consideration such holder is entitled to receive pursuant to the Merger Agreement.

Prior to the completion of the Merger, Enterprise will deposit with its exchange agent (i) evidence of shares in book-entry form or, if requested by any holder of Certificates, certificates representing the shares of Enterprise common stock to be issued under the Merger Agreement and (ii) an aggregate amount of cash sufficient to pay the Cash Consideration and any additional cash payable in lieu of any fractional shares of Enterprise common stock and any dividends and other dividends to be issued under the Merger Agreement. No interest will accrue or be paid with respect to any Merger Consideration to be delivered upon surrender of Trinity common stock.
If any Enterprise common stock is to be issued, or cash payment made, in a name other than that in which the Trinity common stock surrendered in exchange for the Merger Consideration is registered, the Trinity common stock surrendered must be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form of transfer, the person requesting the exchange must pay any transfer or other similar taxes required by reason of the issuance of the new Enterprise common stock or the payment of the Cash Consideration in a name other than that of the registered holder of the Trinity common stock surrendered, or must establish to the reasonable satisfaction of Enterprise and the exchange agent that any such taxes have been paid or are not applicable, and the person requesting the exchange must have complied with the provisions of the letter of transmittal.
Dividends and Distributions. Until your Trinity common stock is surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Enterprise common stock into which shares of Trinity common stock may have been converted will accrue but will not be paid. When such Trinity common stock has been duly surrendered, Enterprise will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Trinity of any shares of Trinity common stock. If shares of Trinity common stock are presented for transfer after the completion of the Merger, they will be cancelled and exchanged for the Merger Consideration into which the shares of Trinity common stock have been converted.
Withholding. The exchange agent will be entitled to deduct and withhold from the Merger consideration payable to any Trinity shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the Merger as having been paid to the stockholders from whom they were withheld.
No Fractional Shares Will Be Issued. Enterprise will not issue fractional shares of Enterprise common stock in the Merger. There will be no dividends or distributions with respect to any fractional shares of common stock or any voting or other rights with respect to any fractional shares of common stock. Instead of fractional shares of Enterprise common stock, Enterprise will pay, as soon as reasonably practicable following the effective time of the Merger, to each Trinity shareholder an amount in cash for the cash value of any fractional shares based on the daily volume weighted average price of Enterprise common stock for the twenty (20) consecutive trading days ending on the closing date of the Merger (such sum rounded down to the nearest whole share).
Lost, Stolen or Destroyed Trinity Common Stock Certificates. If you have lost a Certificate, or it has been stolen or destroyed, Enterprise will issue to you the Merger Consideration payable under the Merger Agreement if you submit an affidavit of that fact and, if requested by Enterprise, if you post bond in a customary amount as indemnity against any claim that may be made against Enterprise about ownership of the lost, stolen or destroyed Certificate.
For a description of the differences between the rights of Trinity shareholders and Enterprise stockholders, see “Comparison of Shareholder Rights” beginning on page 125.
Closing and Effective Time
We plan to complete the Merger at such date and time mutually agreed by Enterprise and Trinity, which such date shall be no later than fifteen (15) business days after all of the conditions to the closing of the Merger have been satisfied or waived in accordance with the terms of the Merger Agreement. The time the Merger is completed is the effective time of the Merger. See “The Merger Agreement — Conditions to Completion of the Merger,” beginning on page 78.
We anticipate that we will complete the Merger during the first half of 2019. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the Merger will be completed. If we do not complete the Merger by June 30, 2019 (provided that if additional time is necessary to obtain the requisite regulatory approvals, this date may be automatically extended by three (3) months), either party may terminate the Merger Agreement without penalty, unless the failure to complete the Merger by this date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its obligations under the Merger Agreement. See “The Merger Agreement — Conditions to Completion of the Merger” and “Proposal I – The Merger — Regulatory Approvals Required for the Mergers,” beginning on page 64.
Management and Operations After the Merger
Upon closing of the Merger, the separate existence of Trinity and LANB will cease. The officers of Enterprise and EB&T immediately prior to the Merger will continue as officers of Enterprise and EB&T, respectively, after the

Merger. The directors and executive officers of Enterprise immediately prior to the Merger will continue as the directors and executive officers of Enterprise after the Merger, in each case, until their respective successors are duly elected or appointed and qualified. Pursuant to the terms of the Merger Agreement, Enterprise is required elect, effective as of the effective time of the Merger, two (2) current Trinity directors, each of whom must be independent with respect to Enterprise for purposes of the listing requirements of NASDAQ, and each of whom must be mutually agreeable to Enterprise and Trinity, as directors of Enterprise. The directors appointed to the Enterprise board of directors will be Tony Scavuzzo and James F. Deutsch. Each individual will serve until the first annual meeting of shareholders of Enterprise following the effective time of the Merger in accordance with applicable law and the articles of incorporation and bylaws of Enterprise. Subject to the fiduciary duties of the Enterprise board of directors, Enterprise is required to include such individuals on the list of nominees for director presented by the Enterprise board of directors, and for which the Enterprise board of directors will solicit. In addition, pursuant to the terms of the Merger Agreement, EB&T is required to elect, effective as of the effective time of the Merger, one (1) current Trinity director, mutually agreeable to EB&T and LANB, as a director of EB&T. The director appointed to the EB&T board of directors will be James E. Goodwin, Jr., Chairman of the board of directors of each of Trinity and LANB.

The rights of Trinity shareholders after the Merger who continue as stockholders of Enterprise will be governed by Delaware law rather than New Mexico law. After the Merger is completed, the certificate of incorporation and bylaws of Enterprise, rather than the articles of incorporation, as amended and bylaws of Trinity, will govern your rights as a stockholder.
Enterprise, as the resulting entity, will continue to operate under its policies, practices and procedures currently in place. Upon completion of the Merger, all assets and property owned by Trinity and LANB will immediately become the property of Enterprise and EB&T, respectively, after the Merger.
Representations and Warranties
The Merger Agreement includes customary representations and warranties of Enterprise and Trinity relating to their respective businesses that are made as of the date of the Merger Agreement and as of the closing date of the Merger. However, it should be noted that these representations and warranties:

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may have been qualified by information set forth in confidential disclosure schedules delivered in connection with signing the Merger Agreement - the information contained in such disclosure schedules modifies, qualifies and creates exceptions to the representations, warranties, and covenants that are set forth in the Merger Agreement;

•	were made only as of the date of the Merger Agreement, and will not survive consummation of the Merger;

•	are not intended to be treated as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements prove to be inaccurate;

•	may be qualified by the disclosure in each party’s filing with the SEC; and

•	may be subject to materiality standards described in the Merger Agreement which may differ from what may be viewed as material by you.

The representations and warranties by Enterprise and Trinity include, among other things:

•	the organization, existence, and corporate power and authority of each of the companies;

•	the capitalization of each of the companies;

•	the status of subsidiaries;

•	the corporate power and authority to consummate the Merger;

•	the regulatory approvals required to consummate the Merger;

•	the absence of conflicts with and violations of law;

•	the absence of any undisclosed liabilities of Trinity;

•	the absence of adverse material litigation with respect to Trinity;

•	accuracy of information in Enterprise’s and Trinity’s financial statements;

•	the existence, performance and legal effect of certain contracts and insurance policies of both parties;

•	the filing of tax returns, payment of taxes and other tax matters by each party;

•	labor and employee benefit matters of both parties;

•	compliance with applicable environmental laws by both parties; and

•	the status of tangible property, intellectual property, certain loans and non-performing and classified assets of both parties.

Conduct of Business Pending the Merger
The Merger Agreement contains various restrictions on the operations of Trinity before the effective time of the Merger. In general, the Merger Agreement obligates Trinity and LANB to conduct its business in the usual, regular and ordinary course of business consistent with past practice. In addition, Trinity and LANB have agreed that, except as expressly contemplated by the Merger Agreement or the disclosure schedules thereto or as required by applicable law, without the prior written consent of Enterprise (such consent not to be unreasonably withheld or delayed), neither will, among other things:

•	issue, sell, grant, pledge, encumber, dispose of or otherwise permit to become outstanding any shares of its capital stock;

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adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities convertible into or exchangeable for any additional shares of its stock;

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make, declare or pay or set aside any dividends or make other distributions in respect of its capital stock, other than payments from LANB to Trinity, from a subsidiary of LANB to LANB, or from Trinity to any Trinity trust;

•	enter into, amend or renew any employment, consulting, compensatory, severance, retention or similar contract, or enter into any new such contract with any director, officer or employee;

•	grant any increase in compensation or benefits to its officers or other employees or pay any bonus except as expressly contemplated by the Merger Agreement;

•	hire any person as an employee to fill an existing position whose compensation would exceed, on an annualized basis, $60,000;

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adopt, establish, or enter into any new employee benefit plan or make any material change, modification, or amendment to any existing employee benefit plan, except as made to satisfy contractual obligations;

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pay, loan or advance nay amount to, sell, transfer or lease any properties or assets to, buy, acquire or lease any properties or assets from or enter into any contract with its executive officers or directors or their affiliates other than compensation or business expense advancement or reimbursement in the ordinary course of business and except as expressly contemplated by the Merger Agreement or the disclosure schedules thereto;

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sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any assets, deposits, business or properties or release any indebtedness owed to Trinity or any of its subsidiaries, except in the ordinary course of business;

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acquire all or a material portion of the assets, debt, business, deposits or properties of any other entity, other than in connection with, among other things, good faith foreclosures in the ordinary course of business;

•	make any capital expenditures in amounts exceeding $25,000 individually or $50,000 in the aggregate;

•	amend its articles of incorporation or bylaws;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP;

•	enter into, amend, modify, terminate or waive any material provision of any material contract, lease or insurance policy;

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other than settlement of foreclosure actions or deficiency judgments in the ordinary course of business, settle any action, suit, claim or proceeding that involves payment by Trinity in excess of $50,000 individually, or $100,000 in the aggregate or that would impose any material restriction on the business of Trinity or any of its subsidiaries;

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enter into any new material line of business, introduce any materially new products or services, or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, and operating policies thereto;

•	enter into any derivative transaction;

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incur any additional debt obligation or other obligation for borrowed money (other than creation of deposit liabilities, purchases of federal funds, Federal Home Loan Bank borrowings, and sales of certificates of deposit, which are in the ordinary course of its business);

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acquire, sell or otherwise dispose of any investment securities, except for certain U.S. treasury securities and mortgage-backed securities, other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, or change the classification method for any investment securities;

•	make any change to its rate sheet other than in the ordinary course of business or amend, modify, terminate or deviate from the exception practice in place for its rate sheet;

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make, renew, renegotiate, increase, extend or modify any (i) loan in excess of Federal Financial Institutions Examination Council regulatory guidelines relating to loan to value ratios, (ii) loan that is not made in conformity with Trinity’s ordinary course lending policies, (iii) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of to exceed $1,000,000, or (iv) loan to certain categories of borrowers;

•	sell any loan or loan pools;

•	acquire any servicing rights or sell or otherwise transfer any loan where Trinity retains any servicing rights;

•	make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof;

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except as required by applicable law, make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

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commit any act or omission which constitutes a material breach or default by Trinity or any of its subsidiaries under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license that would cause any condition to closing to not be satisfied on the closing date of the Merger;

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foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I Environmental Site Assessment of the property or foreclose on or take deed or title to any real estate other than single-family properties if such environmental assessment indicates the presence or likely presences of any hazardous substance;

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take any action, or knowingly fail to take any action, intended to or reasonably likely to prevent, impair, or delay Trinity’s or LANB’s ability to consummate the Merger, the Bank Merger, or prevent the Bank Merger or Merger from qualifying as a 368 Reorganization;

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except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•	compromise, resolve, or otherwise “workout” any delinquent or troubled loan, except in the ordinary course of business; or

•	accept any brokered deposits.

In addition to these covenants, the Merger Agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its commercially reasonable efforts to obtain all required consents.
Conduct of Enterprise Prior to the Merger
The Merger Agreement also obligates Enterprise and EB&T to conduct business in the ordinary course of business consistent and in compliance in all material respects with all applicable Laws. In addition, Enterprise and EB&T have agreed that, except as expressly contemplated by the Merger Agreement, without the prior written consent of Trinity (such consent not to be unreasonably withheld or delayed), neither will, among other things:

•	amend its articles of incorporation or bylaws in any manner that would adversely affect the rights of Trinity shareholders in the surviving entity;

•	adjust, split, combine or reclassify any capital stock;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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commit any act or omission that would constitute a material breach or default under any agreement with a governmental authority or any material agreement that would reasonably be expected to result in any of the conditions to the Merger not being satisfied on the closing date of the Merger; or

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take any action or knowingly fail to take any action intended or reasonably likely to (i) prevent, delay or impair Enterprise’s ability to consummate the Merger or (ii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Acquisition Proposals by Third Parties
Except as otherwise set forth in the Merger Agreement, Trinity has agreed that it will not, and will instruct its directors, officers and employees not to, directly or indirectly:

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initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

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participate in discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person, any information or data with respect to Trinity or its subsidiaries or otherwise in furtherance of an acquisition proposal;

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release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which Trinity is a party in furtherance of an acquisition proposal, unless the failure to take such actions would be inconsistent with its fiduciary duties; or

•	enter into, approve, or resolve to approve any agreement, agreement in principle or letter of intent with respect to any acquisition proposal, or any acquisition proposal.

Any violation of the foregoing restrictions by Trinity or any of its representatives shall be deemed to be a breach of the Merger Agreement by Trinity. Trinity and its subsidiaries shall, and shall cause each of Trinity’s representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential acquisition proposal.
Under the Merger Agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Enterprise), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” means:

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any transaction or series of transactions involving any Merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Trinity or any of its subsidiaries;

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any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, an aggregate amount of twenty percent (20%) or more of the assets of Trinity and any of its subsidiaries on a consolidated basis;

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any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing an aggregate of twenty percent (20%) or more of the votes attached to the outstanding securities of Trinity or any of its subsidiaries;

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any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning an aggregate of twenty percent (20%) or more of any class of equity securities of Trinity; or

•	any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

If Trinity receives a bona fide unsolicited written acquisition proposal that did not result from a breach of the non-solicitation provisions in the Merger Agreement as discussed above, the Trinity board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal if the Trinity board of directors first determines in good faith, after consultation with its outside legal counsel and outside financial advisor, that such acquisition proposal is or could reasonably be expected to lead to a superior proposal, and its failure to take action on such proposal would be inconsistent with its fiduciary duties to its shareholders under applicable law.
Trinity shall promptly provide to Enterprise any non-public information regarding Trinity or any of its subsidiaries provided to any other person which was not previously provided to Enterprise, such additional information to be provided no later than the date of provision of such information to such other party.
A “superior proposal” means any bona fide, unsolicited written acquisition proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction that (i) the Trinity board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that would be more favorable to the shareholders of Trinity than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the Trinity board of directors, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto, (including any adjustments to the terms and conditions of the Merger proposed by the buyer in response to such acquisition proposal)) and (ii) is for fifty percent (50%) or more of the outstanding shares of Trinity common stock or all or substantially all of the assets of Trinity.
Trinity has agreed to promptly, and in any event within twenty four (24) hours, notify Enterprise in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Trinity or any of its representatives, in each case in connection with any acquisition proposal. Such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer, or information request and the material terms and conditions of any proposals or offers, except to the extent that such offer or proposal constitutes confidential information under an effective confidentiality agreement or such disclosure would jeopardize attorney-client privilege. Trinity has also agreed to keep Enterprise informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
In addition, under the Merger Agreement and subject to certain exceptions, Trinity agreed that its board of directors, or any committee of the board, will not:

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withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Enterprise, or take any other action or make any other public statement inconsistent with its recommendation for approval by Trinity shareholders of the Merger Agreement and the transactions contemplated thereby or any other matters required to be approved by Trinity shareholders for consummation of the Merger and the transactions contemplated thereby;

•	fail to publicly affirm its recommendation for approval of the Merger Agreement within five (5) business days following a request by Enterprise;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

•	resolve to take, or publicly announce an intention to take, any of the foregoing actions; or

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enter into any letter of intent or agreement (i) related to any acquisition transaction or (ii) requiring Trinity to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement.

Notwithstanding the foregoing, Trinity may take a “subsequent determination” (defined as any of the first four (4) actions listed above) if Trinity receives an acquisition proposal and:

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the Trinity board of directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the acquisition proposal constitutes a superior proposal and that the failure to make a subsequent determination would be inconsistent with its fiduciary duties, and

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provided that, during the five (5) business days after receipt of the notice by Enterprise, Trinity and its board of directors negotiate in good faith with Enterprise, to the extent that Enterprise desires to negotiate, to make such adjustments, modifications or amendments to the terms and conditions of the Merger Agreement as would enable Trinity to proceed with the Trinity recommendation of the Merger Agreement.

In the event of any material revisions to the superior proposal, Trinity must provide a new notice of such superior proposal to Enterprise. During the three (3) business day period following receipt of such new written notice by Enterprise, Trinity and its board of directors must negotiate in good faith with Enterprise, to the extent that Enterprise desires to negotiate, to make any adjustments, modifications or amendments to the terms and conditions of the Merger Agreement as would enable Trinity to proceed with its board’s original recommendation with respect to the Merger Agreement without requiring Trinity to withdraw, qualify, amend or modify its board’s recommendation with respect to the Merger Agreement.
Conditions to Completion of the Merger
The respective obligations of Enterprise and Trinity to complete the Merger are subject to various conditions prior to the Merger. The conditions include the following, among others:

•	the accuracy of the representations and warranties of the parties set forth in the Merger Agreement subject to the standards set forth in the Merger Agreement;

•	the performance of all agreements and covenants required by the Merger Agreement to be performed prior to the closing of the Merger;

•	the delivery of certain certificates of the appropriate officers of Enterprise and Trinity;

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approval of the Merger Agreement by holders of at least two-thirds of Trinity voting common stock and holders of at least two-thirds of Trinity non-voting common stock and holders of less than ten percent (10%) of Trinity’s outstanding shares move for dissenters’ rights;

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the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any prohibition, limitation, or other requirement which would (i) materially prohibit or materially limit the ownership or operation by Enterprise or any subsidiary of Enterprise (including Trinity and LANB after closing of the Merger) of all or any material portion of its business or assets, (ii) compel Enterprise or any subsidiary of Enterprise (including Trinity and LANB after closing of the Merger) to dispose of all or any material portion of its business or assets, (iii) cause any portion of any Trinity regulatory agreement to be enforceable against Enterprise or EB&T after the Merger, or (iv) be reasonably expected to have a material adverse effect on Enterprise, taken as a whole;

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the absence of any injunction, order, judgment or decree enacted, promulgated or enforced by any governmental authority prohibiting or making illegal completion of any of the transactions contemplated by the Merger Agreement;

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the registration statement of Enterprise of which this proxy statement/prospectus is a part must have become effective under the Securities Act and no “stop order” shall have been initiated or threatened by the SEC and be continuing in effect;

•	since the date of the Merger Agreement, neither Enterprise nor Trinity shall have suffered a material adverse effect;

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the issuance of tax opinions to each of Enterprise and Trinity from Holland & Knight and Hunton, respectively, to the effect that the Merger will be treated for federal income tax purposes and qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code;

•	Trinity’s total non-maturity deposits (as calculated in the Merger Agreement) must be equal to or greater than $868,864,000;

•	two (2) directors of Trinity shall become members of the board of directors of Enterprise as of the effective time of the Merger;

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Trinity shall have received a certificate from the exchange agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of Enterprise common stock to satisfy Enterprise’s obligations to pay the aggregate Merger Consideration; and

•	the approval to list the shares of Enterprise common stock issuable in connection with the Merger on NASDAQ.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder approval and regulatory approvals may not be legally waived.
Amendment of the Merger Agreement
To the extent permitted under applicable law, the Merger Agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of Trinity, except that after shareholders of Trinity have approved the Merger Agreement, no amendment or supplement that by law requires further approval by the shareholders of Trinity may be made without first obtaining such approval.
Termination of the Merger Agreement
Enterprise and Trinity can at any time agree, by mutual written consent, to terminate the Merger Agreement without completing the Merger, even if Trinity has received approval of the Merger Proposal by its shareholders. Also, either of us can decide, without the consent of the other, to terminate the Merger Agreement in certain circumstances, including:

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if there is a final non-appealable denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority; provided, however, that no party has a right to terminate the Merger Agreement if such denial is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants set forth in the Merger Agreement;

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if the Merger is not completed on or before June 30, 2019, provided that if additional time is necessary to obtain the requisite regulatory approvals, this date may be automatically extended by three (3) months;

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if there is a continuing breach of the Merger Agreement by a party, and the breaching party has not cured the breach within thirty (30) days’ written notice to the breaching party, or sixty (60) days if such breach cannot reasonably be cured within thirty (30) days and such cure is being diligently pursued, as long as that breach would entitle the non-breaching party not to complete the Merger; or

•	if holders of Trinity common stock fail to approve the Merger Proposal, by reason of failure to obtain the requisite Trinity stockholder approval at a Special Meeting of Trinity shareholders.

In addition, Enterprise may terminate the Merger Agreement:

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if prior to obtaining the requisite Trinity shareholder approval, the Trinity board of directors (i) withholds, withdraws, changes, qualifies, amends or modifies, or publicly proposes to withhold, withdraw, qualify, amend or modify, in any manner adverse in any respect to the interest of Enterprise, or take any other action or makes any other public statement inconsistent with, (ii) fails to publicly affirm its recommendation to approve the Merger Agreement, its recommendation for approval of the Merger Agreement (iii) approves or recommends a competing acquisition proposal, or (iv) resolves to take, or publicly announces an intention to take, any of the foregoing actions;

•	if Trinity has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the Merger Agreement; or

•	Enterprise’s aggregate cost of environmental due diligence on Trinity’s real property between November 1, 2018 and the effective date of the Merger Agreement exceeds $2,500,000.

In addition, Trinity may terminate the Merger Agreement:

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by delivering written notice to Enterprise at any time during the five (5) trading day period commencing on the Determination Date, if both of the following conditions are satisfied: (i) the Enterprise volume weighted average stock price as of the Determination Date is less than $37.26352 per share; and (ii) Enterprise’s volume weighted average stock price, as calculated during the five (5) trading days commencing on the Determination Date underperforms a specified index of financial institution stocks during such period by more than twenty percent (20%); provided, however, that if Trinity elects to terminate the Merger Agreement in such instance, Enterprise may elect to reinstate the Merger and the other transactions contemplated by the Merger Agreement by adjusting the exchange ratio to increase the Stock Consideration or add an amount in cash to increase the Cash Consideration. If Enterprise makes such election to reinstate the Merger and the other transactions contemplated by the Merger Agreement, then no termination will occur and the Merger Agreement will remain in effect according to its terms (except the Merger Consideration, which will have been adjusted); or

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at any time prior to obtaining the requisite Trinity shareholder approval, if Trinity concludes that it must endorse a superior proposal (as defined in the Merger Agreement) in order to comply with its fiduciary duties.

Termination Fee; Effect of Termination
If the Merger Agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the agreement will survive. If the agreement is terminated because of a willful breach of a representation, warranty, covenant or agreement, the breaching party will not be relieved of liability for any breach giving rise to the termination, provided, however, if either parties is required to pay the other the termination fee or liquidated damages described below (which shall be the recipient party’s sole and exclusive remedy against the other party), then such party will have no further obligations under the Merger Agreement.

The Merger Agreement also provides that Trinity must pay Enterprise a fee and reimburse expenses in certain situations. In particular, Trinity will pay Enterprise a fee of $9,500,000 in certain circumstances set forth in the Merger Agreement, including if:

•
Trinity receives an acquisition proposal from a third party and the Merger Agreement is subsequently terminated under certain conditions, at any time prior to the requisite Trinity shareholder approval being obtained, and prior to the twelve (12) month anniversary of the termination of the Merger Agreement Trinity enters into an agreement to engage in a competing acquisition proposal with any third-party or group other than Enterprise;

•
the Trinity board of directors withholds, withdraws, changes, qualifies, amends or modifies its recommendation to approve the Merger; approves, recommends or publicly proposes to approve or recommend a competing acquisition proposal; or

•
Trinity breaches its covenant not to solicit or encourage inquiries or proposals from third parties with respect to any acquisition proposal in circumstances not permitted under the Merger Agreement, which covenant is described below under “The Merger Agreement — Acquisition Proposals by Third Parties,” on page 76 .

If the Merger Agreement is terminated by either party as a result of the other party’s material breaches of its representations, warranties or covenants set forth in the Merger Agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $2,000,000 as liquidated damages (provided that, if the termination fee described above is also payable, the payment of such liquidated damages shall reduce, on a dollar-for-dollar basis, the amount of the termination fee that would also be payable).
Expenses of the Merger
Except as otherwise provided in the Merger Agreement, each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby, including fees and expenses of its own financial consultants, accountants and counsel. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of the Merger Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of the Merger Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
Whether or not the Mergers are completed, Enterprise will cover the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC, and Trinity will pay all other costs for this proxy solicitation, including mailing this proxy statement/prospectus to Trinity shareholders, and the Special Meeting.
Stock Exchange Listing
Enterprise has agreed to use its commercially reasonable best efforts to list the Enterprise common stock to be issued in the Merger on NASDAQ. It is a condition to the completion of the Merger that those shares be approved for listing on the NASDAQ Global Select Stock Market, subject to official notice of issuance. Following the Merger, Enterprise expects that its common stock will continue to trade on NASDAQ under the symbol “EFSC.”

Restrictions on Resales by Affiliates
Enterprise has registered its shares of common stock to be issued in the Merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of Enterprise common stock issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of shares of Enterprise common stock issued to any Trinity shareholder who is or becomes an “affiliate” of Enterprise for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Enterprise or the combined company, as the case may be, and generally includes executive officers, directors and stockholders beneficially owning ten percent (10%) or more of Enterprise’s outstanding common stock.

Accounting Treatment

Enterprise will account for the Merger as a purchase by Enterprise of Trinity under GAAP. Under the acquisition method of accounting, the total consideration paid in connection with the Merger is allocated among Trinity’s assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the Merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of Trinity will be included in Enterprise’s results of operations from the date of acquisition.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General. The following discussion addresses the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Trinity common stock. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state, or local tax laws, and under federal tax laws other than those pertaining to U.S. federal income tax are not addressed in this proxy statement/prospectus.

The following discussion neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement/prospectus, and we cannot assure you that such contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Merger.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner that is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to continue to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to Trinity shareholders that hold their Trinity common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:

•	financial institutions;

•	pass-through entities and investors in pass-through entities;

•	persons liable for the alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in securities, commodities, or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Trinity common stock as part of a straddle, hedge, constructive sale or conversion transaction or other risk reduction transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States;

•	U.S. expatriates;

•	Shareholders who exercise dissenters’ rights; and

•	stockholders who acquired their shares of Trinity common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Trinity common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Merger to them.

The actual tax consequences of the Merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws. In addition, to the extent that you recognize gain in the Merger, you should consult with your own tax advisor with respect to the impact of the 3.8% Medicare tax on certain net investment income.

U.S. Federal Income Tax Consequences of the Merger. Based upon the facts and representations contained in the representation letters received from Enterprise and Trinity in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, it is the opinion of Holland & Knight and Hunton, that the merger of Trinity with and into Enterprise will qualify as a reorganization within the meaning of Section 368(a) of the Code. Because the merger of Trinity with and into Enterprise will qualify as a reorganization under Section 368(a) of the Code, the U.S. federal income tax consequences will be as follows:

•	no gain or loss will be recognized by Enterprise or Trinity as a result of the Merger;

•
a U.S. holder of Trinity common stock who receives both shares of Enterprise common stock and cash consideration in exchange for all of his, her or its shares of Trinity common stock pursuant to the Merger generally will recognize gain, but not loss, to the extent of the lesser of: (1) the excess, if any, of (a) the sum of the aggregate fair market value of the Enterprise common stock received (including any fractional share of Enterprise common stock deemed to be received and exchanged for cash) and the amount of cash received, over (b) the shareholder’s aggregate tax basis in the shares of Trinity common stock exchanged in the Merger; and (2) the amount of cash received by the shareholder;

•
in general, for the purpose of determining gain recognized by a Trinity shareholder, gain or loss must be calculated separately for each block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Trinity common stock were held for more than one (1) year;

•
the aggregate basis of the Enterprise common stock received in the Merger by a U.S. holder of Trinity common stock (including any fractional shares of Enterprise common stock deemed received and exchanged for cash) will be the same as the aggregate basis of the Trinity common stock for which it is exchanged, increased by the amount of taxable gain, if any, recognized by the shareholder in the Merger (other than with respect to cash received in lieu of a fractional share), and decreased by the amount of cash consideration received by the shareholder in the Merger (other than cash received in lieu of a fractional share). If you acquired different blocks of shares of Trinity common stock at different times or different prices, the basis of each block of Enterprise common stock you will receive will be determined separately for each block depending on the basis of the blocks of Trinity common stock exchanged for such block of Enterprise common stock;

•
the holding period of Enterprise common stock received in exchange for shares of Trinity common stock (including any fractional shares of Enterprise common stock deemed received and exchanged for cash) will include the holding period of the Trinity common stock for which it is exchanged. If you acquired different blocks of shares of Trinity common stock at different times or different prices, the holding period of each block of Enterprise common stock you will receive will be determined separately for each block depending on the holding period of the blocks of Trinity common stock exchanged for such block of Enterprise common stock; and

•
for U.S. holders of Trinity common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. In addition, net investment income of certain high-income taxpayers may also be subject to an additional 3.8% tax (i.e., the net investment income tax). The deductibility of capital losses is subject to limitations. If you acquired different blocks of shares of Trinity common stock at different times or different prices, the gain or loss must be calculated separately for each block of shares of Trinity common stock surrendered in the Merger. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.

It is a condition to Trinity’s obligation to complete the Merger that Trinity receives a written opinion of its counsel, Hunton, dated as of the closing date, to the effect that the merger of Trinity with and into Enterprise will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Enterprise’s obligation to complete the Merger that Enterprise receives an opinion of its counsel, Holland & Knight, dated as of the closing date, to the effect that the merger of Trinity with and into Enterprise will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the Merger will be completed in the manner set forth in the Merger Agreement and the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and on representation letters provided by Enterprise and Trinity to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Enterprise and Trinity. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the Merger, the U.S. federal income tax consequences of the Merger could be adversely affected.

In addition, neither of the tax opinions given in connection with the Merger or in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part will be binding on the IRS or any court. Neither Enterprise nor Trinity intends to request any ruling from the IRS or any foreign state or local tax authorities as to any tax issues in connection with the Merger, and consequently, there is no guarantee that the IRS will treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain a position to the contrary to any of the positions set forth herein. If the Merger does not qualify as a reorganization, the transaction would be treated as a fully taxable transaction on which gain or loss would be recognized in full. In addition, penalties and interest could be imposed on any resulting tax deficiency.

Cash Received In Lieu of a Fractional Share. A U.S. holder of Trinity common stock who receives cash in lieu of a fractional share of Enterprise common stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by Enterprise. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, such U.S. holder’s holding period for such shares is greater than one (1) year.

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of Trinity common stock pursuant to the Merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding, unless such shareholder provides Enterprise with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Trinity common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder’s federal income tax liability; provided that such U.S. holder timely furnishes the required information to the IRS.

A U.S. holder of Trinity common stock who receives Enterprise common stock as a result of the Merger will be required to retain records pertaining to the Merger. Each U.S. holder of Trinity common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Enterprise common stock in the Merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the Merger, the date of the Merger, such holder’s basis in the Trinity common stock surrendered and the fair market value of Enterprise common stock and cash received in the Merger. A “significant holder” is a holder of Trinity common stock who, immediately before the Merger, owned at least 5% (by vote or value) of the outstanding stock of Trinity or securities of Trinity with a basis for federal income tax purposes of at least $1 million.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign, and other tax laws and the effect of any proposed changes in the tax laws.

MARKET PRICE AND DIVIDEND INFORMATION

Shares of Enterprise common stock are traded on NASDAQ. The following table sets forth the high and low sale prices for shares of Enterprise common stock for the periods indicated below and the cash dividends paid per share by Enterprise for such periods.

		Enterprise Common Stock
Year	Quarter	High	Low	Cash Dividend Per Share
2016
	First Quarter	$29.36	$25.01	$0.0900
	Second Quarter	$29.06	$25.04	$0.1000
	Third Quarter	$31.96	$26.37	$0.1100
	Fourth Quarter	$43.65	$30.93	$0.1100
2017
	First Quarter	$46.25	$38.20	$0.1100
	Second Quarter	$45.35	$39.10	$0.1100
	Third Quarter	$42.70	$36.65	$0.1100
	Fourth Quarter	$46.25	$41.45	$0.1100
2018
	First Quarter	$49.97	$42.90	$0.1100
	Second Quarter	$57.05	$45.85	$0.1100
	Third Quarter	$58.15	$52.70	$0.1200
	Fourth Quarter	$55.61	$36.09	$0.1300
Shares of Trinity voting common stock are traded on the OTCQX Market under the symbol “TRIN.” Shares of Trinity non-voting common stock are not publicly traded. The following table sets forth the high and low sale prices for shares of Trinity voting common stock for the periods indicated below. Trinity has not paid any dividends on its common stock since 2012. It has been Trinity’s current policy to retain earnings to provide funds for use in its business. The Trinity board of directors periodically reviews whether to declare or pay cash dividends, taking into account, among other things, general business conditions, Trinity’s financial results, future prospects, capital requirements, legal and regulatory restrictions, and such other factors as the Trinity board of directors may deem relevant.

		Trinity Voting Common Stock
Year	Quarter	High	Low	Cash Dividend Per Share
2016
	First Quarter	—	—	—
	Second Quarter	—	—	—
	Third Quarter	—	—	—
	Fourth Quarter	—	—	—
2017
	First Quarter	—	—	—
	Second Quarter	—	—	—
	Third Quarter	—	—	—
	Fourth Quarter	$7.05	$5.25	$—
2018
	First Quarter	$7.72	$7.00	$—
	Second Quarter	$9.66	$7.70	—
	Third Quarter	$9.15	$8.50	—
	Fourth Quarter	$10.99	$8.70	—

The following table sets forth the closing sale prices of (i) Enterprise common stock as reported on NASDAQ, and (ii) Trinity voting common stock as reported on the OTCQX Market, on October 31, 2018, the last trading-day before the announcement of the Merger, and on January 28, 2019, the last practicable trading-day before the filing of this proxy statement/prospectus. To help illustrate the market value of the per share Merger Consideration to be received by Trinity shareholders, the following table also presents the equivalent market value per share of Trinity common stock as of October 31, 2018 and January 28, 2019, which were determined by (i) multiplying the closing price for the Enterprise common stock on those dates by the exchange ratio of 0.1972 of a share of Enterprise common stock for each share of Trinity common stock, and (ii) adding the per share Cash Consideration.

	Enterprise Common Stock	Trinity Common Stock	Implied Value Per Share of Trinity
At October 31, 2018	$43.45	$8.70	$10.41
At January 28, 2019	$45.90	$10.75	$10.89
The market prices of Enterprise common stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Trinity Special Meeting and the date the Merger is completed and thereafter. No assurance can be given concerning the market prices of Enterprise common stock before completion of the Merger or Enterprise common stock after completion of the Merger. The exchange ratio is fixed in the Merger Agreement, but the market price of Enterprise common stock (and therefore the value of the Common Stock Consideration) when received by Trinity shareholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, Trinity shareholders are advised to obtain current market quotations for Enterprise common stock in deciding whether to vote in favor of approval of the Merger Agreement.

INFORMATION ABOUT THE COMPANIES
Enterprise
Enterprise is a Delaware corporation headquartered in Clayton, Missouri. It is a relationship-based financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Missouri. Enterprise’s principal subsidiary, EB&T, and other affiliates provide a full range of commercial, leasing, retail, wealth management, trust and private banking products and services to commercial and industrial, commercial real estate, municipal and consumer customers through twenty eight (28) banking locations throughout St. Louis, Kansas City and Phoenix metropolitan areas. At September 30, 2018, Enterprise had consolidated total assets of approximately $5.5 billion and over $1.7 billion in trust assets under administration. Enterprise common stock trades on NASDAQ under the symbol “EFSC.”
Enterprise’s executive offices are located at 150 North Meramec, Clayton, Missouri 63105, and its telephone number is (314) 725-5500.
Trinity

Trinity, a registered bank holding company organized in 1977 under the laws of the State of New Mexico and headquartered in Los Alamos, New Mexico, is the sole shareholder of LANB. In addition, Trinity owns all the common shares of three business trusts, created by Trinity for the sole purpose of issuing trust preferred securities that had an aggregate outstanding balance of $26.8 million as of September 30, 2018. As of September 30, 2018, Trinity had, on a consolidated basis, total assets of $1.25 billion, net loans of $695.3 million, deposits of $1.1 billion, and shareholders’ equity of $102.6 million.

Business. The primary business of Trinity is the operation of LANB. LANB is a national banking association founded in 1963 by local investors to provide convenient, full-service banking to the unique scientific community that developed around the Los Alamos National Laboratory, a pre-eminent research facility for scientific and technological development in numerous scientific fields. LANB is a full-service commercial banking institution with seven bank offices in Los Alamos, White Rock, Santa Fe and Albuquerque, New Mexico. LANB is the sole member of Triscensions ABQ, LLC, a New Mexico limited liability company formed to acquire, hold and manage a commercial property in Albuquerque, New Mexico.

Products and Services. LANB provides a full range of financial services for deposit customers and lends money to creditworthy borrowers at competitive interest rates. LANB’s products include certificates of deposit, checking and saving accounts, on-line banking, individual retirement accounts, loans, mortgage loan servicing, trust and investment services, international services and safe deposit boxes. These business activities make up LANB’s three key processes: investment of funds, generation of funds and service-for-fee income. The profitability of operations depends primarily on LANB’s net interest income, which is the difference between total interest earned on interest-earning assets and total interest paid on interest-bearing liabilities, and its ability to maintain efficient operations. In addition to LANB’s net interest income, it produces income through mortgage servicing operations and noninterest income processes, such as trust and investment services.

Lending Activities. LANB provides a broad range of commercial and retail lending services to corporations, partnerships, individuals and government agencies primarily within LANB’s existing market areas. LANB actively markets its services to qualified borrowers. Lending officers build relationships with new borrowers entering LANB’s market areas as well as long-standing members of the local business community. LANB has established lending policies that include a number of underwriting factors to be considered in making a loan, including location, loan-to-value ratio, cash flow and the credit history of the borrower. As of September 30, 2018, LANB’s maximum legal lending limit to one borrower was $22.2 million; however, LANB may impose additional limitations on the amount it is willing to lend to one borrower as part of its credit risk management policies. LANB’s loan portfolio is comprised primarily of loans in the areas of commercial real estate, residential real estate, construction, general commercial and consumer lending. As of September 30, 2018, commercial real estate loans comprised approximately 57.3% of the total loan portfolio; residential real estate mortgages made up approximately 22.0%; construction real estate loans comprised 10.3%; general commercial loans comprised 9.0%; and consumer lending comprised 1.4%.

Commercial Real Estate Loans. LANB’s commercial real estate lending concentrates on loans to building contractors and developers, as well as owner occupied properties. LANB collateralizes these loans and, in most cases, obtains personal guarantees to help ensure repayment. LANB’s commercial real estate loans are primarily made based on the identified cash flow of the borrower and secondarily on the underlying real estate collateral. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the real estate and enforcement of a personal guarantee, if any exists. The primary repayment risk for a commercial real estate loan is the potential loss of revenue of the business which could impact the cash flows, and fair value of the property.

Residential Real Estate Loans. The majority of the residential real estate loans originated and retained by LANB are in the form of 15- and 30-year variable rate loans. In 2016, LANB made a strategic change to an outsourced solution whereby LANB generates residential mortgage applications for non-affiliated residential mortgage companies on a fee basis. In 2017, LANB did not originate any residential real estate loans sold to third parties. As of September 30, 2018, LANB sold the residential mortgage loan portfolio serviced by LANB on behalf of third parties. LANB does not engage in financing sub-prime loans nor does it participate in any sub-prime lending programs. LANB participates in the current U.S. Department of the Treasury programs, including the Home Affordable Modification Program, to work with borrowers who are in danger of defaulting, or who have defaulted, on residential mortgage loans.

Construction Loans. LANB is active in financing the construction of residential and commercial properties in New Mexico, primarily in Northern New Mexico. Management continues to de-emphasize this type of lending in favor of other types of loans. LANB manages the risks of construction lending through the use of underwriting and construction loan guidelines and requires work be conducted by reputable contractors. Construction loans are structured either to convert to permanent loans at the end of the construction phase or to be paid off upon receiving financing from another financial institution. The amount financed on construction loans is based on the appraised value of the property, as determined by an independent appraiser, and an analysis of the potential marketability and profitability of the project and the costs of construction. Approximately 53% of all construction loans have terms that do not exceed 24 months. Loan proceeds are typically disbursed on a percentage of completion basis, as determined by inspections, with all construction required to be completed prior to the final disbursement of funds.

Construction loans afford LANB an opportunity to receive yields higher than those obtainable on adjustable rate mortgage loans secured by existing residential properties. However, these higher yields correspond to the higher risks associated with construction lending.

Commercial Loans. LANB is an active commercial lender. LANB’s focus in commercial lending concentrates on loans to business services companies and retailers. LANB provides various credit products to commercial customers, including lines of credit for working capital and operational purposes and term loans for the acquisition of equipment and other purposes. Collateral on commercial loans typically includes accounts receivable, furniture, fixtures, inventory and equipment. In addition, most commercial loans have personal guarantees to ensure repayment. The terms of approximately 68% of commercial loans range from on-demand to eight years. A significant portion of LANB’s commercial business loans reprice within one year or have floating interest rates.

Consumer Loans. LANB also provides all types of consumer loans, including motor vehicle, home improvement, credit cards, signature loans and small personal credit lines. Consumer loans typically have shorter terms and lower balances with higher yields compared to LANB’s other loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances.

Competition. There is strong competition in originating loans in LANB’s market areas. Competition in originating real estate loans comes primarily from large regional banks, other commercial banks, credit unions, savings institutions and mortgage bankers making loans secured by real estate located in LANB’s market areas. Commercial banks, credit unions and finance companies, including finance company affiliates of automobile manufacturers, provide vigorous competition in consumer lending. LANB competes for real estate and other loans principally on the basis of the interest rates and loan fees charged, the types of loans originated and the quality and speed of services provided to borrowers. Insurance companies and internet-based financial institutions present growing areas of competition both for loans and deposits.

There is also substantial competition in attracting deposits from other commercial banks, savings institutions, money market and mutual funds, credit unions and other investment vehicles. LANB’s ability to attract and retain deposits depends on its ability to provide investment opportunities that satisfy the requirements of investors as to rate of return, liquidity, risk and other factors. The financial services industry has become more competitive as technological advances enable companies to provide financial services to customers outside their traditional geographic markets and provide alternative methods for financial transactions. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

Employees. As of September 30, 2018, Trinity had 207 full time-equivalent employees. We are not a party to any collective bargaining agreements.

Properties. As of September 30, 2018, Trinity conducts operations through seven locations as shown below. Trinity is headquartered in the main office of LANB in Los Alamos, New Mexico. LANB owns six banking offices and such offices are not subject to any mortgages or material encumbrances. LANB leases its administrative office in Albuquerque (AJ I). In March 2016, LANB formed Triscensions ABQ, LLC as a wholly-owned subsidiary, for the purpose of acquiring, holding and managing the commercial office building on Pan American Freeway, N.E. in Albuquerque, New Mexico, and in June 2017, LANB began occupying approximately one-quarter of the building as its Albuquerque-Pan Am banking office. Also in June 2017, Trinity purchased the property where the Santa Fe Cerrillos banking office is located, which was previously leased. The Company subdivided the Santa Fe Cerrillos property into two parcels and sold to LANB the parcel on which the banking office is located. The other parcel is for sale by the Company.

Location	Address	Own or Lease

Los Alamos Office / Trinity Headquarters	1200 Trinity Drive Los Alamos, New Mexico 87544	Own

White Rock Office	77 Rover Boulevard White Rock, New Mexico 87544	Own

Santa Fe Office I (Galisteo)	2009 Galisteo Street Santa Fe, New Mexico 87505	Own

Santa Fe Office II (Downtown)	301 Griffin Street Santa Fe, New Mexico 87501	Own

Santa Fe Office III (Cerrillos)	3674 Cerrillos Road Santa Fe, New Mexico 87507	Own

Albuquerque Office (Albuquerque-Pan Am)	7445 Pan American Freeway, N.E. Albuquerque, New Mexico 87109	Own

Albuquerque Office I (AJ I)	6700 Jefferson Street, N.E., Suite A-2 Albuquerque, New Mexico 87109	Lease

In addition to its banking offices, LANB operates 16 automatic teller machines (“ATMs”) throughout Northern New Mexico. The ATMs are housed either on LANB properties or on leased property.

Additional Information. Trinity’s headquarters are located at 1200 Trinity Drive, Los Alamos, New Mexico 87544, and its main telephone number is (505) 662-5171, and its general email address is tcc@lanb.com.

Trinity maintains a website at https://www.snl.com/IRW/CorporateProfile/1017156. Information located on or accessible through Trinity’s website is not incorporated by reference into this Form 10-K. Trinity makes available free of charge, on or through its website, its Annual Reports on Form 10-K, proxy statements, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Trinity electronically files such material with, or furnishes it to, the SEC. Trinity will also provide copies of its filings free of charge upon written request to: Trinity Stock Representative, Trinity Capital Corporation, Post Office Box 60, Los Alamos, New Mexico 87544. In addition, any materials Trinity files with the SEC can be read and copied at the SEC’s Public Reference Room at 110 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers such as Trinity. Trinity’s filings are available free of charge on the SEC’s website at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of Trinity’s balance sheets and statements of income. This section should be read in conjunction with Trinity’s unaudited consolidated financial statements and accompanying notes and with the audited consolidated financial statements and accompanying notes and other detailed information appearing elsewhere in this document.

Special Note Concerning Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains, and future oral and written statements of the Trinity and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity.  Forward-looking statements, which are based upon the reasonable beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events, except as required by law.

Trinity’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. The factors, which could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements and could have a material adverse effect on the operations and future prospects of Trinity and its subsidiaries including difficulties and delays in integrating Trinity and Enterprise and achieving anticipated synergies, cost savings and other benefits from the Merger; higher than anticipated Merger costs; deposit attrition, operating costs, customer loss and business disruption following the Merger, including difficulties in maintaining relationships with employees, may be greater than expected; required governmental approvals of the Merger may not be obtained on the Merger’s proposed terms and schedule, or without regulatory constraints that may limit growth.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. In the preparation of our consolidated financial statements in conformity with GAAP as well as general practices within the industry in which we operate, it is necessary for management to make estimates and assumptions as to assets and liabilities of the balance sheet date and revenues and expenses for the period being reported.  Actual results may differ significantly from the estimates, assumptions and judgments used.  Because some policies inherently have a greater reliance on these estimates and assumptions and require subjective and complex judgment; management considers the following to be critical accounting policies.

Allowance for Loan and Lease Losses: Management’s evaluation process used to determine the appropriateness of the allowance for loan and lease losses (the “allowance”) to provide for probable losses inherent in the loan portfolio is subject to the use of estimates, assumptions and judgments.

 In analyzing the adequacy of the allowance, management uses a comprehensive loan grading system to determine risk potential in the portfolio, and considers the results of periodic internal and external loan reviews. Specific reserves for loans considered impaired and historical loss experience factors for similar classifications of loans, combined with other considerations, such as delinquency, nonaccrual, trends on criticized and classified loans, economic conditions, concentrations of credit risk, and experience and abilities of lending personnel, are also considered in analyzing the adequacy of the allowance.  Management uses a systematic methodology, which is applied quarterly, to determine the amount of the allowance and the resultant provisions for loan losses it considers adequate to provide for probable loan losses.

Future events and conditions are inherently difficult to predict and therefore the anticipated amount of loan losses and adequacy of the allowance could change significantly.  In addition, as an integral part of their examination process, regulatory agencies periodically review our allowance and may require us to make additions to the allowance, or may require that certain loan balances be charged off or downgraded into criticized loan categories when their credit evaluations based on their judgment of information available at the time of their examinations differs from that of management.

Trinity believes the level of the allowance at September 30, 2018 and December 31, 2017 is adequate.

Mortgage Servicing Rights (“MSRs”): The fair value of Trinity’s mortgage servicing rights asset is important to the presentation of the consolidated financial statements as the MSR asset is carried at its estimated fair value and such rights do not trade in an active market with readily observable prices.  Historically, Trinity has relied on an independent valuation from a third party which used a model to estimate the fair value of the MSR portfolio.  The model incorporated estimates, particularly estimated prepayment speeds of the underlying mortgages serviced and overall interest rate levels.  Changes in these assumptions would significantly impact mortgage loan prepayments which in turn, could reduce estimated future net servicing cash flows because the life of the underlying loan is reduced.  In the periods presented, the  estimated fair value of the MSRs was calculated and recorded on a monthly basis.  Fees earned, based on contractual percentages of the outstanding balances of the underlying loans for MSRs were recorded as mortgage loan servicing fees on the consolidated statement of operations, net of the change in fair market value.

In the third quarter of 2017, an offer to sell the MSR portfolio was accepted and the fair market value was adjusted at the time to the expected net value of the transaction.  The sale was completed on December 31, 2017.

Other Real Estate Owned (“OREO”): OREO, consisting of properties obtained through a foreclosure proceeding or through an in-substance foreclosure in satisfaction of loans, is reported in the consolidated financial statements at the lower of cost or fair value, as determined on the basis of current appraisals, comparable sales, and other estimates of fair value obtained principally from independent sources, adjusted for estimated selling costs. Management also considers other factors or recent developments, such as changes in absorption rates or market conditions from the time of valuation and anticipated sales values considering management’s plans for disposition, which could result in adjustments to the collateral value estimates indicated in the appraisals. Significant judgments and complex estimates are required in estimating the fair value of OREO, and the period of time within which such estimates can be considered valid is significantly shortened during periods of market volatility. In response to market conditions and other economic factors, management may utilize liquidation sales as part of its distressed asset disposition strategy. As a result of the significant judgments required in estimating fair value and the variables involved in different methods of disposition, the net proceeds realized from sales transactions could differ significantly from appraisals, comparable sales, and other estimates used to determine the fair value of OREO. Management reviews the value of OREO at least annually and if a reduction in the investment in the property is indicated, the resulting decline in value is recorded as non-interest expense in Trinity’s consolidated statement of operations.

Deferred Tax Assets (“DTA”): The assessment of tax assets by management involves the use of estimates, assumptions and judgment regarding certain accounting pronouncements as well as federal and state tax codes and regulations.  This evaluation was further impacted at December 31, 2017 by the enactment on December 22, 2017 of the Tax Reform.  There is no assurance that future events such as positions and interpretations of taxing authorities, will not differ from management’s position regarding the calculation of the DTA which could have a significant impact on Trinity’s consolidated balance sheet and statement of operations.  The DTA is calculated by management on a quarterly basis and adjustments recorded as determined appropriate.  Additionally, a quarterly assessment is performed to determine if a valuation allowance is necessary for any or all of Trinity’s DTAs.  A valuation allowance is required to be established or maintained if, based on available evidence both positive and negative, it is more likely than not that all or some portion of the DTA may not be realized.  Assessing the need for, or the sufficiency of, a valuation allowance requires management to evaluate the ability of Trinity to generate sufficient taxable income in future periods and/or of the character of such earnings necessary to utilize the benefit of the DTA. In making this assessment, all sources of taxable income available to realize the DTA are considered, including taxable income in carryback and carryforward periods, future reversals of existing temporary differences and tax planning strategies available under the tax law. Judgment is a critical element in making this assessment. Changes in the valuation allowance that result from a change in judgment about the realization of deferred tax assets in future years are recorded through the current period’s income tax expense in Trinity’s consolidated statement of operations.

Through the quarterly DTA valuation assessments of whether it was more likely than not that Trinity would be able to realize the full DTA, management concluded that a valuation allowance was necessary.  As such, a valuation allowance in the amount of $2.5 million was outstanding at December 31, 2017, of which $2.1 million was recorded in Trinity’s consolidated statements of operations for the period ended December 31, 2017 as provision for income taxes.

Furthermore, on December 22, 2017, President Trump enacted the Tax Cuts and Jobs Act which included, among other provisions, a reduction of the federal tax rates.  As required under GAAP, Trinity’s DTA was reevaluated, applying the new federal tax rate of 21% with the resulting asset reduction of $4.9 million recorded in Trinity’s consolidated statement of operations for the year ended December 31, 2017 as income tax expense.

There remain limitations on the ability to include the DTA for regulatory capital purposes. Pursuant to regulatory requirements, DTAs that arise from net operating loss and tax credit carryforwards are shown as a deduction from CET1 capital and additional Tier 1 capital based on transition provisions starting in 2015 with those DTAs being fully deducted from CET1 capital in 2018.  DTAs that arise from temporary differences that could not be realized through net operating loss carrybacks which exceed either a 10% or 15% threshold of CET1 capital are reported as deductions from CET1 capital.  Finally, DTAs that arise from temporary differences that can be realized through net operating loss carrybacks are not subject to deduction.

Trinity believes the tax assets and liabilities are appropriately recorded in the consolidated financial statements included elsewhere in this document.

Results of Operations

For the three and nine months ended September 30, 2018 compared to the three and nine months ended September 30, 2017

The profitability of Trinity’s operations depends primarily on its net interest income, which is the difference between total interest earned on interest-earning assets and total interest paid on interest-bearing liabilities.  Trinity’s net income is also affected by its provision for loan losses as well as noninterest income and noninterest expenses.

Net interest income is affected by changes in the volume and mix of interest-earning assets, the level of interest rates earned on those assets, the volume and mix of interest-bearing liabilities, and the level of interest rates paid on those interest-bearing liabilities.  Provision for loan losses is dependent on changes in the loan portfolio and management’s assessment of the collectability of the loan portfolio, as well as economic and market conditions.  Noninterest income and noninterest expenses are impacted by growth of operations and growth in the number of accounts.  Noninterest expenses are impacted by additional employees, branch facilities and promotional marketing expenses.  A number of accounts affect noninterest income, including service fees and noninterest expenses such as computer services, supplies, postage, telecommunications and other miscellaneous expenses.

Net Income (Loss)

Net income attributable to common stockholders for the three months ended September 30, 2018 was $3.5 million, or earnings per common share of $0.18, compared to net income attributable to common stockholders of $405 thousand for the three months ended September 30, 2017, or earnings per common share of $0.02, representing an increase of $3.1 million in net income and an increase of $0.16 in earnings per common share.  This increase in net income attributable to common stockholders was primarily due to a decrease in other noninterest expenses of $936 thousand due to an ESOP restorative contribution accrual in 2017 and $287 thousand due to a true-up of the unfunded commitment reserve,  an increase in the reverse provision for loan loss of $750 thousand, a decrease in the change in value of MSRs of $677 thousand due to the sale of the loan servicing portfolio in 2017, an increase in tax exempt investment securities interest income of $536 thousand, a decrease in salaries and benefits of $258 thousand, a decrease in legal, professional, and accounting expense of $224 thousand, a decrease in data processing expense of $180 thousand, a decrease in regulatory premium expense of $149 thousand, and increase in BOLI income of $130 thousand, an increase in loans held for sale interest income of $125 thousand, and an increase in trust and investment fees of $106 thousand.  These were partially offset by a decrease in loan interest income of $482 thousand, a decrease in mortgage loan servicing income of $446 thousand due to the sale of the loan servicing portfolio in 2017, a decrease in income taxes of $442 thousand partially offset by an increase in deferred tax asset valuation allowance of $347 thousand, an increase in collection expenses of $303 thousand due to a recovery of collection legal expenses in 2017, a decrease in junior subordinated debt of $236 thousand due to the early redemption of the Trust I trust preferred securities, a decrease in interest income on due from accounts of $174 thousand due to lower balances, a decrease in taxable investment securities of $159 thousand, and a decrease in mortgage referral fees of $143 thousand due to lower volume.

Net income attributable to common stockholders for the nine months ended September 30, 2018 was $9.5 million, or earnings per common share of $0.48, compared to net loss attributable to common stockholders of $2.5 million for the nine months ended September 30, 2017, or loss per common share of $0.16, an increase of $12.0 million in net income and an increase in earnings per common share of $0.64.  This increase in net income attributable to common stockholders was primarily due to a decrease in legal, professional, and accounting fees of $2.5 million, an increase in tax-exempt investment securities income of $2.0 million, a decrease in salaries and benefits of $1.6 million, a decrease in the change in value of MSRs of $1.4 million due to the sale of the loan servicing portfolio in 2017, a decrease in loss on sale of investment securities of $1.2 million, a decrease in other noninterest expenses if $936 thousand due to the ESOP restorative contribution accrual in 2017 and $287 thousand due to the true-up of the unfunded commitment reserve, a decrease in income taxes of $1.3 million partially offset by an increase in deferred tax asset valuation allowance of $347 thousand, a decrease in preferred stock dividends and discount accretion of $770 thousand, an increase on venture capital investment income of $756 thousand primarily due to a recovery on an investment that was previously written down, a decrease in data processing expenses of $663 thousand, a decrease in collections expenses of $647 thousand, a decrease in regulatory premium expense of $547 thousand, a decrease in junior subordinated debt of $411 thousand due to the early redemption of the Trust I trust preferred securities, an increase in BOLI income of $385 thousand due to the purchase of additional BOLI investments in 2017, an increase in trust and investment income of $302 thousand, an increase in reverse provision for loan losses of $260 thousand, a decrease in furniture and equipment expense of $193 thousand, a decrease in employee recruitment expense of $185 thousand, a decrease in check card expenses of $127 thousand, a decrease in customer relations and sponsorships of $126 thousand, and a decrease in employee travel and training expenses of $110 thousand.  These were partially offset by decreases in loan interest income of $2.3 million, a decrease in mortgage loan servicing income of $1.4 million due to the sale of the loan servicing portfolio in 2017, a decrease in taxable investment securities income of $581 thousand, a decrease in mortgage referral fees of $301 thousand due to decrease volume, and a decrease in interchange fees of $230 thousand.

Net Interest Income. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, and the resultant costs, expressed both in dollars and rates for the periods indicated:

	Three Months Ended September 30,
	2018			2017
(Dollars in thousands)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate

Interest-earning Assets:
Loans held for sale	$6,804	$125	7.30%	$—	$—	0.00%
Loans (1)	704,210	8,534	4.82%	742,994	9,016	4.83%
Taxable investment securities	305,431	1,506	1.97%	340,534	1,665	1.96%
Investment securities exempt from federal income taxes	163,077	1,042	2.56%	81,246	506	2.49%
Other interest-bearing deposits	3,668	19	2.00%	71,813	222	1.23%
Non-marketable equity securities	5,121	59	4.55%	3,975	53	5.31%
Total interest-earning assets	1,188,311	11,285	3.78%	1,240,562	11,462	3.68%
Non-interest-earning assets	74,407			68,684
Total assets	$1,262,718			$1,309,246
Interest-bearing Liabilities:
Deposits:
NOW deposits	$376,374	$64	0.07%	$375,275	$62	0.07%
Money market deposits	19,466	4	0.09%	17,480	4	0.09%
Savings deposits	379,479	75	0.08%	401,057	81	0.08%
Time deposits over $100,000	77,915	161	0.82%	99,290	176	0.70%
Time deposits under $100,000	73,683	120	0.65%	88,469	109	0.49%
Short-term borrowings	15,895	94	2.37%	—	—	0.00%
Long-term borrowings	2,300	37	6.34%	2,300	37	6.34%
Long-term capital lease obligation	—	—	0.00%	—	—	0.00%
Junior subordinated debt	26,765	363	5.30%	36,934	599	6.36%
Total interest-bearing liabilities	971,877	918	0.37%	1,020,805	1,068	0.41%
Demand deposits, noninterest-bearing	176,270			171,882
Other noninterest-bearing liabilities	6,185			13,073

Stockholders’ equity, including stock owned by ESOP	108,386			103,486
Total liabilities and stockholders’ equity	$1,262,718			$1,309,246
Net interest income/interest rate spread (2)		$10,367	3.41%		$10,394	3.27%
Net interest margin (3)			3.44%			3.34%

(1)
Average loans include nonaccrual loans of $7.3 million and $13.8 million for the three months ended September 30, 2018 and 2017, respectively.  Interest income includes loan origination fees of $93 thousand and $195 thousand for the three months ended September 30, 2018 and 2017, respectively.

(2)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

	Nine Months Ended September 30,
	2018			2017
	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest-earning Assets:
Loans held for sale	$3,082	$167	7.26%	$—	$—	0.00%
Loans (1)	702,589	25,272	4.80%	763,657	27,613	4.83%
Taxable investment securities	317,152	4,562	1.92%	387,713	5,143	1.77%
Investment securities exempt from federal income taxes	163,145	3,127	2.56%	59,398	1,085	2.44%
Other interest-bearing deposits	6,782	92	1.79%	47,984	406	1.13%
Non-marketable equity securities	4,709	164	4.66%	3,997	161	5.39%
Total interest-earning assets	1,197,459	33,384	3.72%	1,262,749	34,408	3.64%
Non-interest-earning assets	74,397			66,868
Total assets	$1,271,856			$1,329,617
Interest-bearing Liabilities:
Deposits:
NOW deposits	$385,956	$197	0.07%	$387,986	$189	0.07%
Money market deposits	19,492	13	0.09%	17,333	12	0.09%
Savings deposits	382,977	226	0.08%	405,933	245	0.08%
Time deposits over $100,000	82,399	476	0.77%	102,709	559	0.73%
Time deposits under $100,000	77,619	343	0.59%	94,589	328	0.46%
Short-term borrowings	12,459	204	2.17%	495	4	1.10%
Long-term borrowings	2,300	109	6.34%	2,300	109	6.34%
Long-term capital lease obligation	—	—	0.00%	1,401	—	0.00%
Junior subordinated debt	29,225	1,501	6.77%	37,054	1,913	6.81%
Total interest-bearing liabilities	992,427	3,069	0.41%	1,049,800	3,359	0.42%
Demand deposits, noninterest-bearing	167,477			158,850
Other noninterest-bearing liabilities	6,539			17,132

Stockholders’ equity, including stock owned by ESOP	105,413			103,835
Total liabilities and stockholders’ equity	$1,271,856			$1,329,617
Net interest income/interest rate spread (2)		$30,315	3.31%		$31,049	3.22%
Net interest margin (3)			3.36%			3.29%

(1)
Average loans include nonaccrual loans of $11.3 million and $14.5 million for the nine months ended September 30, 2018 and 2017, respectively.  Interest income includes loan origination fees of $208 thousand and $827 thousand for the nine months ended September 30, 2018 and 2017, respectively.

(2)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Net interest income decreased $27 thousand to $10.4 million for the three months ended September 30, 2018 from $10.4 million for the three months ended September 30, 2017 due to a decrease in interest income of $177 thousand and a decrease in interest expense of $150 thousand.  Net interest income decreased primarily due to a decrease in average volume of other interest-bearing deposits of $68.1 million, a decrease in average volume of loans of $38.8 million, and a decrease in average volume of taxable investment securities of $35.1 million, partially offset by an increase in average tax-exempt investment securities of $81.8 million and an increase in average volume of loans held for sale of $6.8 million.  The net reduction in volume and shift in mix of interest earning assets from taxable investment securities and loans to tax-exempt investment securities resulted in the average yield on earning assets increasing 10 basis points to 3.78% for the three months ended September 30, 2018 from 3.68% for the three months ended September 30, 2017.  The decrease in interest expense was primarily due to a decrease in the average volume of time deposits of $36.2 million, a decrease in average volume in savings deposits of $21.6 million, and a decrease in average junior subordinated debt of $10.2 million due to the early redemption of the Trust I trust preferred securities.  This was partially offset by an increase in average volume in short-term borrowings of $15.9 million, an increase in average volume in money market deposits of $2.0 million, and an increase in average volume in NOW deposits of $1.1 million.  The reduction in volume and shift in mix caused the cost of interest-bearing liabilities to decline four basis points to 0.37% for the three months ended September 30, 2018 from 0.41% for the three months ended September 30, 2017.  Net interest margin increased ten basis points to 3.44% for the three months ended September 30, 2018 from 3.34% for the three months ended September 30, 2017.

Net interest income decreased $734 thousand to $30.3 million for the nine months ended September 30, 2018 from $31.0 million for the nine months ended September 30, 2017 due to a decrease in interest income of $1.0 million and a decrease in interest expense of $290 thousand.  Net interest income decreased primarily due to a decrease in average volume of taxable investment securities of $70.6 million, a decrease in average volume of loans of $61.1 million, and a decrease in average volume of other interest bearing deposits of $41.2 million, partially offset by an increase in average volume of tax-exempt securities of $103.7 million.  The reduction in volume and shift in the mix of interest earning assets from loans, other interest bearing deposits, and taxable investment securities to tax exempt investment securities resulted in the average yield on earning assets to increase eight basis points to 3.72% for the nine months ended September 30, 2018 from 3.64% for the nine months ended September 30, 2017.  The decrease in interest expense was primarily due to a decrease in the average volume of time deposits of $37.3 million, a decrease in average volume of savings deposits of $23.0 million, a decrease in average volume in junior subordinated debt of $7.8 million due to the early redemption of the Trust I trust preferred securities, and a decrease in average volume of NOW deposits of $2.0 million, partially offset by an increase in average volume of short-term borrowings of $12.0 million, and an increase in average volume of money market deposits of $2.2 million.  The reduction in volume and shift in mix caused the cost of interest-bearing liabilities to decrease one basis point to 0.41% for the nine months ended September 30, 2018 from 0.42% at September 30, 2017.  Net interest margin increased seven basis points to 3.36% for the nine months ended September 30, 2018 from 3.29% for the nine months ended September 30, 2017.

Volume, Mix and Rate Analysis of Net Interest Income. The following table presents the extent to which changes in volume and interest rates of interest-earning assets and interest-bearing liabilities have affected interest income and interest expense during the periods indicated.  Information is provided on changes in each category due to (i) changes attributable to changes in volume (change in volume times the prior period interest rate) and (ii) changes attributable to changes in interest rate (changes in rate times the prior period volume). Changes attributable to the combined impact of volume and rate have been allocated proportionally to the changes due to volume and the changes due to rate.

	Three Months Ended September 30,
	2018 Compared to 2017
	Change Due to Volume	Change Due to Rate	Total Change
	(In thousands)
Interest-earning Assets:
Loans held for sale	$125	$—	$125
Loans	(471)	(11)	(482)
Taxable investment securities	(172)	13	(159)
Investment securities exempt from federal income taxes	510	26	536
Other interest bearing deposits	(211)	8	(203)
Non-marketable equity securities	15	(9)	6
Total (decrease) increase in interest income	$(204)	$27	$(177)
Interest-bearing Liabilities:
Now deposits	$—	$2	$2
Money market deposits	—	—	—
Savings deposits	(4)	(2)	(6)
Time deposits over $100,000	(38)	23	(15)
Time deposits under $100,000	(18)	29	11
Short-term borrowings	94	—	94
Long-term borrowings	—	—	—
Capital long-term lease obligation	—	—	—
Junior subordinated debt	(165)	(71)	(236)
Total increase (decrease) in interest expense	$(131)	$(19)	$(150)
Increase (decrease) in net interest income	$(73)	$46	$(27)

	Nine Months Ended September 30,
	2018 Compared to 2017
	Change Due to Volume	Change Due to Rate	Total Change
	(In thousands)
Interest-earning Assets:
Loans held for sale	$167	$—	$167
Loans	(2,208)	(133)	(2,341)
Taxable investment securities	(936)	355	(581)
Investment securities exempt from federal income taxes	1,895	147	2,042
Other interest bearing deposits	(349)	35	(314)
Non-marketable equity securities	29	(26)	3
Total (decrease) increase in interest income	$(1,402)	$378	$(1,024)
Interest-bearing Liabilities:
Now deposits	$(1)	$9	$8
Money market deposits	1	—	1
Savings deposits	(14)	(5)	(19)
Time deposits over $100,000	(111)	28	(83)
Time deposits under $100,000	(59)	74	15
Short-term borrowings	200	—	200
Long-term borrowings	—	—	—
Capital long-term lease obligation	—	—	—
Junior subordinated debt	(404)	(8)	(412)
Total increase (decrease) in interest expense	$(388)	$98	$(290)
Increase (decrease) in net interest income	$(1,014)	$280	$(734)

Provision for Loan Losses. Our allowance is established through charges to income in the form of the provision in order to bring our allowance to a level deemed appropriate by management. The allowance at September 30, 2018 and September 30, 2017 was $9.5 million and $13.2 million, respectively, representing 1.4% and 1.8% of total loans, respectively, as of such dates. We recorded a $1.0 million reverse provision for loan losses for the three months ended September 30, 2018 compared with a reverse provision for loan losses of $250 thousand for the three months ended September 30, 2017. For the nine months ended September 30, 2018 and September 30, 2017 we recorded a reverse provision for the loan losses of $1.5 million and $1.2 million, respectively.  The reverse provision was primarily due to improving credit quality, a decrease in impaired loan balances, and decreasing delinquencies.  See the “Financial Condition” section below for further information on provision for loan losses.

Noninterest Income. Changes in noninterest income were as follows for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Net Difference	2018	2017	Net Difference
	(In thousands)
Noninterest income:
Mortgage loan servicing fees	$—	$446	$(446)	$—	$1,394	$(1,394)
Trust and investment services fees	749	643	106	2,255	1,953	302
Service charges on deposits	226	202	24	712	784	(72)
Net gain on sale of OREO	191	130	61	764	800	(36)
Net (loss) gain on sale of securities	—	—	—	—	(1,248)	1,248
BOLI income	218	88	130	656	271	385
Mortgage referral fees	288	431	(143)	874	1,175	(301)
Interchange fees	507	567	(60)	1,593	1,823	(230)
Other fees	301	312	(11)	936	984	(48)
Venture capital investment income	—	—	—	735	(21)	756
Other noninterest income	18	13	5	32	85	(53)
Total noninterest income	$2,498	$2,832	$(334)	$8,557	$8,000	$557

Noninterest income decreased $334 thousand to $2.5 million for the three months ended September 30, 2018 from $2.8 million for the three months ended September 30, 2017, primarily attributable to the decrease in mortgage loan servicing fees of $446 thousand, a decrease in mortgage referral fees of $143 thousand, and a decrease in interchange fees of $60 thousand.  This was partially offset by an increase in BOLI income of $130 thousand, an increase in trust and investment fees of $106 thousand, an increase in gain on sale of OREO of $61 thousand, and an increase in service charges on deposit accounts of $24 thousand.

Noninterest income increased $557 thousand to $8.6 million for the nine months ended September 30, 2018 from $8.0 million for the nine months ended September 30, 2017, primarily attributable to the decrease in loss on sale of securities of $1.2 million, an increase in venture capital investment income of $756 thousand resulting from a recovery on an investment that was previously written down, an increase in BOLI income of $385 thousand due to additional investments in 2017, and an increase in trust and investment fees of $302 thousand.  This was partially offset by a decrease in mortgage loan servicing fees of $1.4 million due to the sale of the servicing portfolio in 2017, a decrease in mortgage referral fees of $301 thousand, a decrease in interchange fees of $230 thousand, and a decrease in service charges on deposit accounts of $72 thousand.

Noninterest Expenses. Changes in noninterest expenses were as follows for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Net Difference	2018	2017	Net Difference
	(In thousands)
Noninterest expenses:
Salaries and employee benefits	$5,410	$5,668	$(258)	$16,286	$17,913	$(1,627)
Occupancy	522	553	(31)	1,592	1,590	2
Data processing	952	1,132	(180)	2,894	3,557	(663)
Legal, professional, and accounting fees	488	712	(224)	1,540	3,998	(2,458)
Change in value of MSRs	—	677	(677)	—	1,406	(1,406)
Other noninterest expenses:
Marketing	89	112	(23)	355	474	(119)
Supplies	40	44	(4)	130	233	(103)
Postage	63	64	(1)	172	270	(98)
FDIC insurance premiums	72	182	(110)	289	705	(416)
Collection expenses	130	(173)	303	438	1,085	(647)
Other	1,280	2,702	(1,422)	4,571	7,243	(2,672)
Total other noninterest expenses	1,674	2,931	(1,257)	5,955	10,010	(4,055)
Total noninterest expenses	$9,046	$11,673	$(2,627)	$28,267	$38,474	$(10,207)

Noninterest expenses decreased $2.6 million to $9.0 million for the three months ended September 30, 2018 from $11.7 million for the three months ended September 30, 2017. There were decreases in all categories except collection expenses which was due to a recovery in 2017 of legal fees of $500 thousand.  Most notably, change in value of MSRs of $677 thousand due to the sale of the servicing loan portfolio in 2017, a decrease in other noninterest expenses of $936 thousand due to an ESOP restorative contribution accrual in 2017 and $287 thousand due to the true-up of the provision for unfunded commitments, a decrease in salaries and benefit expenses of $258 thousand, a decrease in legal, professional, and accounting fees of $224 thousand, and a decrease in data processing expenses of $180 thousand.

Noninterest expenses decreased $10.2 million to $28.3 million for the nine months ended September 30, 2018 from $38.5 million for the nine months ended September 30, 2017. There were decreases in all categories except occupancy expenses which were relatively flat.  Most notably,  decrease in legal, professional, and accounting fees of $2.4 million, a decrease in salaries and benefits of $1.6 million, a decrease in the change in value of MSRs of $1.4 million due to the sale of the loan servicing portfolio in 2017, a decrease in other noninterest expenses of $936 thousand due to an ESOP restorative contribution accrual in 2017 and $287 thousand due to the true-up of the provision for unfunded commitments, a decrease in data processing expenses of $663 thousand, a decrease in collection expenses of $647 thousand, a decrease in FDIC insurance premiums of $416 thousand, a decrease in marketing expenses of $119 thousand, and a decrease on supplies expense of $103 thousand.

Impact of Inflation and Changing Prices. The primary impact of inflation on our operations is increased operating costs. Unlike industrial companies, nearly all of our assets and liabilities are monetary in nature.  As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation.  Over short periods of time, interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Income Taxes. There was a $1.3 million provision for income taxes for the three months ended September 30, 2018 and a $2.6 million provision for income taxes for the nine months ended September 30, 2018 compared to a $1.4 million provision for income taxes for the three months ended September 30, 2017 and $3.5 million provision for income taxes for the nine months ended September 30, 2017.  For further discussion of income taxes, see Note 12 “Income Taxes” to the unaudited financial statements included elsewhere in this document.

For the year ended December 31, 2017 compared to the years ended December 31, 2016 and December 31, 2015

Net Income/Loss. Net loss available to common shareholders for the year ended December 31, 2017 was $6.6 million, or a diluted loss per common share of $0.38, compared to net income available to common shareholders of $11.8 million for the year ended December 31, 2016, or diluted earnings per common share of $1.71, a reduction of $18.4 million in net income and a decrease in diluted earnings per common share of $2.09.  For 2017, net income available to common shareholders decreased $18.4 million, net interest income before provision decreased $794 thousand, provision for loan losses decreased $3.0 million, total noninterest income decreased $2.9 million, total noninterest expenses decreased $1.2 million, and income tax expense increased $22.4 million.  This reduction in net income available to common shareholders was primarily due to the reversal of the majority of the valuation allowance on the net DTAs resulting in an income tax benefit of $13.7 million in 2016, a $4.9 million DTA decrease in 2017 due to the Tax Reform, a decrease in loan interest income of $2.2 million due to declining loan balances, a decrease in gain on sales of loans of $2.3 million, a decrease in gain on sale of securities of $1.4 million, an increase in data processing expenses of $1.3 million which included a one-time expense of $419 thousand due to the discontinuation of a service provided by FIS, a decrease in the value of the MSR asset of $1.1 million, a decrease in legal, professional, and accounting fees of $979 thousand, a decrease in gains on sale of OREO of $964 thousand, an ESOP restorative contribution accrual of $1.2 million, and a decrease in mortgage servicing fees of $227 thousand due to the decline in 1-4 family loan balances serviced for others.  These were partially offset by a $3.0 million decrease in provision for loan losses due to a reversal provision of $1.2 million in 2017, a decrease in preferred stock dividends and discount accretion of $3.5 million due to the redemption of Series A Preferred Stock and Series B Preferred Stock in January 2017, a decrease in salaries and benefits of $2.1 million due to a reduction in workforce, an increase in mortgage referral fees of $985 thousand, a decrease in deposit interest expense of $516 thousand, a decrease in junior subordinated debt of $426 thousand due to paying all of the accrued and unpaid interest due on the junior subordinated debt in the first quarter of 2017, and a decrease in occupancy expense of $390 thousand.

Net income available to common shareholders for the year ended December 31, 2016 was $11.8 million, or a diluted earnings per common share of $1.71, compared to net loss available to common shareholders of $1.9 million for the year ended December 31, 2015, or diluted loss per common share of $0.29, a reduction of $13.7 million in net losses and a decrease in diluted loss per common share of $2.00.  This reduction in net loss available to common shareholders was primarily due to the reversal of the majority of the valuation allowance on the net DTAs resulting in an income tax benefit of $13.7 million, an increase in taxable investment security interest income of $3.8 million, a decrease in venture capital losses of $1.6 million, an increase in gains on sale of OREO properties of $1.4 million, a decrease of $928 thousand in legal, professional, and audit fees, and a decrease of $835 thousand in MSR amortization and valuation.  These were partially offset by a $3.4 million decrease in loan interest income, an increase in provision of $1.3 million, an increase of $1.1 million in salaries and benefits, and a $839 thousand increase in data processing.

Net Interest Income. The following table presents, for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, and the resultant costs, expressed both in dollars and rates:

	Year Ended December 31,
	2017			2016			2015
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning Assets:
Loans(1)	$752,783	$36,761	4.88%	$812,377	$38,915	4.79%	$862,465	$42,364	4.91%
Taxable investment securities	373,506	6,695	1.79%	402,325	7,716	1.92%	269,653	3,956	1.47%
Investment securities exempt from federal income taxes	77,667	1,920	2.47%	25,130	520	2.07%	6,739	175	2.60%
Interest bearing fed funds and other investments	—	—	0.00%	3,119	43	1.38%	20,129	155	0.77%
Other interest-bearing deposits	45,211	526	1.16%	95,972	432	0.45%	217,590	739	0.34%
Non-marketable equity securities	3,992	214	5.37%	4,001	222	5.55%	4,281	215	5.02%
Total interest-earning assets	1,253,159	46,116	3.68%	1,342,924	47,848	3.56%	1,380,857	47,604	3.45%
Non-interest-earning assets	70,416			68,734			61,065
Total assets	$1,323,575			$1,411,658			$1,441,922

Interest-bearing Liabilities:
Deposits:
NOW deposits	$384,201	$257	0.07%	$401,896	$242	0.06%	$422,827	$283	0.07%
Money market deposits	17,420	15	0.09%	22,934	26	0.11%	20,472	25	0.12%
Savings deposits	402,951	324	0.08%	365,917	338	0.09%	374,714	318	0.08%
Time deposits over $100,000	92,498	730	0.79%	133,403	1,040	0.78%	170,770	1,457	0.85%
Time deposits under $100,000	100,027	437	0.44%	122,428	633	0.52%	140,579	856	0.61%
Short-term borrowings	373	4	1.11%	—	—	0.00%	4,441	139	3.13%
Long-term borrowings	2,300	146	6.34%	2,300	146	6.34%	2,300	146	6.35%
Long-term capital lease obligation	1,048	—	0.00%	2,211	—	0.00%	2,211	—	0.00%
Junior subordinated debt	37,025	2,516	6.70%	37,116	2,942	7.93%	37,116	2,652	7.15%
Total interest-bearing liabilities	1,037,843	4,429	0.42%	1,088,205	5,367	0.45%	1,175,430	5,876	0.50%
Demand deposits, noninterest- bearing	164,407			176,215			150,843
Other noninterest-bearing liabilities	16,604			60,416			32,775
Shareholders’ equity, including stock owned by ESOP	104,721			86,822			82,874
Total liabilities and shareholders’ equity	$1,323,575			$1,411,658			$1,441,922
Net interest income/interest rate spread (2)		$41,687	3.26%		$42,481	3.12%		$41,728	2.95%
Net interest margin (3)			3.33%			3.16%			3.02%

(1)    Average loans include nonaccrual loans of $14.1 million, $24.3 million and $31.5 million for the years ended December 31, 2017, 2016 and 2015, respectively.  Interest income includes loan origination fees of $1.2 million, $1.2 million and $1.3 million for the years ended December 31, 2017, 2016 and 2015, respectively.
(2)    Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3)    Net interest margin represents net interest income as a percentage of average interest-earning assets.

In 2017, net interest income decreased $794 thousand to $41.7 million from $42.5 million in 2016 due to decreased interest income of $1.7 million and a decrease in interest expense of $938 thousand from 2016.  Net interest income decreased primarily due to a decrease in average volume of loans of $59.6 million, a decrease in average volume of other interest bearing deposits of $50.8 million, and a decrease in average volume of taxable investment securities of $28.8 million, partially offset by an increase in average volume of tax exempt investment securities of $52.5 million.  The net reduction in volume and shift in mix from loans and other interest bearing deposits to tax exempt investment securities resulted in the average yield on earning assets increasing 12 basis points to 3.68% in 2017 from 3.56% in 2016.  The decrease in interest expense was primarily due to a decrease in the average volume of time deposits of $63.3 million, a decrease in average volume of NOW deposits of $17.7 million, and a decrease in average volume of money market deposits of $5.5 million, partially offset by an increase in average volume of savings deposits of $37.0 million.  The reduction in volume and shift in deposit mix caused the cost of interest-bearing liabilities to decline three basis points to 0.42% in 2017 from 0.45% in 2016.  Net interest margin increased 17 basis points to 3.33% in 2017 from 3.16% in 2016.

In 2016, net interest income increased $753 thousand to $42.5 million from $41.7 million in 2015 due to increased interest income of $244 thousand and a decrease in interest expense of $509 thousand from 2015.  Net interest income increased primarily due to an increase in volume of taxable investment securities of $132.7 million and an increase in volume of tax-exempt investment securities of $18.4 million, partially offset by a lower average volume of loans of $50.1 million and a lower average volume of interest-bearing deposits of $121.6 million.  The increase volume of investment securities resulted in the average yield on earning assets to increase 11 basis points to 3.56% in 2016 from 3.45% in 2015.  The decrease in interest expense was primarily due to a decrease in the average volume of time deposits of $55.5 million, a decrease in average volume of NOW deposits of $20.9 million, and a decrease in average volume of savings deposits of $8.8 million, partially offset by an increase in average volume of money market deposits of $2.5 million.  The reduction in volume and shift in deposit mix caused the cost of interest-bearing liabilities to decline five basis points to 0.45% in 2016 from 0.50% in 2015. The decrease in the cost of funds on interest-bearing liabilities is a result of an effort by management to decrease the cost of funds and increase the overall interest margin, causing existing deposits to reprice at lower interest rates, and causing new deposits to be priced at lower interest rates.  Net interest margin decreased 14 basis point to 3.16% in 2016 from 3.02% in 2015.

Volume, Mix and Rate Analysis of Net Interest Income. The following table presents the extent to which changes in volume and interest rates of interest-earning assets and interest-bearing liabilities have affected interest income and interest expense during the periods indicated.  Information is provided on changes in each category due to (i) changes attributable to changes in volume (change in volume times the prior period interest rate) and (ii) changes attributable to changes in interest rate (changes in rate times the prior period volume). Changes attributable to the combined impact of volume and rate have been allocated proportionally to the changes due to volume and the changes due to rate.

	Year ended December 31,			Year Ended December 31,
	2017 Compared to 2016			2016 Compared to 2015
	Change Due to Volume	Change Due to Rate	Total Change	Change Due to Volume	Change Due to Rate	Total Change
	(In thousands)
Interest-earning Assets:
Loans, includes fees	$(2,855)	$701	$(2,154)	$(2,460)	$(989)	$(3,449)
Taxable investment securities	(553)	(468)	(1,021)	1,946	1,814	3,760
Investment securities exempt from federal income taxes	1,087	313	1,400	478	(133)	345
Interest bearing fed funds and other investments	(43)	—	(43)	(131)	19	(112)
Other interest bearing deposits	(228)	322	94	(413)	106	(307)
Non-marketable equity securities	—	(8)	(8)	(14)	21	7
Total (decrease) increase in interest income	$(2,592)	$860	$(1,732)	$(594)	$838	$244
Interest-bearing Liabilities:
NOW deposits	$(11)	$26	$15	$(14)	$(27)	$(41)
Money market deposits	(6)	(5)	(11)	3	(2)	1
Savings deposits	34	(48)	(14)	(7)	27	20
Time deposits over $100,000	(319)	9	(310)	(319)	(98)	(417)
Time deposits under $100,000	(116)	(80)	(196)	(111)	(112)	(223)
Short-term borrowings	37	(33)	4	(139)	—	(139)
Long-term borrowings	—	—	—	—	—	—
Capital long-term lease obligation	—	—	—	—	—	—
Junior subordinated debt	(7)	(419)	(426)	—	290	290
Total (decrease) increase in interest expense	$(388)	$(550)	$(938)	$(587)	$78	$(509)
(Decrease) increase in net interest income	$(2,204)	$1,410	$(794)	$(7)	$760	$753

Provision for Loan Losses. Our allowance is established through charges to income in the form of the provision in order to bring our allowance to a level deemed appropriate by management. The allowance at December 31, 2017 and December 31, 2016 was $13.8 million and $14.4 million, respectively, representing 2.0 % and 1.8 % of total loans, respectively, as of such dates. We recorded a $1.2 million reverse provision for loan losses for the year ended December 31, 2017 compared with a provision for loan losses of $1.8 million for the year ended December 31, 2016. The decrease in the allowance was primarily due to a decrease in loan balances.  The reverse provision for the year ended December 31, 2017 was primarily due to the decrease in loan balances and changes in qualitative factors due to the portfolio risk decreasing.  See the “Financial Condition” section below for further information on provision for loan losses.

The provision for loan losses for the year ended December 31, 2016 was $1.8 million compared with $500 thousand provision for the year ended December 31, 2015. The allowance at December 31, 2016 and December 31, 2015 was $14.4 million and $17.4 million, respectively.  The decrease in the allowance was primarily due to a decrease in impaired loan balances due to a loan sale in the fourth quarter of 2016.

Noninterest Income. Changes in noninterest income between 2017 and 2016 and between 2016 and 2015 were as follows:

	Year Ended December 31,			Year Ended December 31,
	2017	2016	Net difference	2016	2015	Net difference
	(In thousands)
Noninterest income:
Mortgage loan servicing fees	$1,829	$2,056	$(227)	$2,056	$2,298	$(242)
Trust and investment services fees	2,581	2,260	321	2,260	2,604	(344)
Service charges on deposits	990	1,025	(35)	1,025	1,262	(237)
Net gain (loss) on sale of OREO	846	1,810	(964)	1,810	427	1,383
Net (loss) gain on sale of loans	(394)	1,918	(2,312)	1,918	2,629	(711)
Net (loss) gain on sale of securities	(1,248)	184	(1,432)	184	4	180
BOLI income	465	191	274	191	—	191
Mortgage referral fee income	1,559	574	985	574	—	574
Other fees	2,224	1,705	519	1,705	2,107	(402)
Other noninterest income (loss)	90	104	(14)	104	(1,202)	1,306
Total noninterest income	$8,942	$11,827	$(2,885)	$11,827	$10,129	$1,698

Noninterest income decreased $2.9 million to $8.9 million in 2017 from $11.8 million in 2016, primarily attributable to a decrease in gains on sale of loans of $2.3 million due to LANB’s strategy shift in 2016 to generate applications for non-affiliated mortgage companies on a fee basis, a decrease in gains on sale of securities of $1.4 million, a decrease in gains on sale of OREO of $964 thousand, and a decrease in mortgage loan servicing fees of $227 thousand due to the decrease in residential loan servicing portfolio, partially offset by an increase in mortgage referral fee income of $985 thousand, an increase in other fees of $519 thousand primarily due to one-time interchange fees from MasterCard of $360 thousand, an increase in trust and investment service fees of $321 thousand, and an increase in BOLI income of $274 thousand due to additional BOLI investments in the fourth quarter of 2017.

Noninterest income increased $1.7 million to $11.8 million in 2016 from $10.1 million in 2015, primarily attributable to a decrease in losses on the venture capital investments of $1.6 million, and an increase in gains on sale of OREO properties of $1.4 million, partially offset by a decrease in gains on sale of loans of $711 thousand, a decrease in trust and investment service fees of $344 thousand, and a decreases of $242 thousand in mortgage loan servicing fees.

Noninterest Expenses. Changes in noninterest expenses between 2017 and 2016 and between 2016 and 2015 were as follows:

	Year Ended December 31,			Year Ended December 31,
	2017	2016	Net difference	2016	2015	Net difference
	(In thousands)
Noninterest expenses:
Salaries and employee benefits	$23,579	$25,630	$(2,051)	$25,630	$24,482	$1,148
Occupancy	3,124	3,205	(81)	3,205	3,452	(247)
Data processing	5,114	3,818	1,296	3,818	2,979	839
Legal, professional and audit fees	5,397	6,376	(979)	6,376	7,304	(928)
Change in value of MSRs	1,695	558	1,137	558	1,393	(835)
Other noninterest expenses:
Marketing	786	1,067	(281)	1,067	1,335	(268)
Supplies	293	794	(501)	794	486	308
Postage	548	639	(91)	639	648	(9)
FDIC insurance premiums	891	2,250	(1,359)	2,250	3,087	(837)
Collection expenses	1,066	746	320	746	834	(88)
Other	6,416	4,988	1,428	4,988	3,443	1,545
Total other noninterest expenses	10,000	10,484	(484)	10,484	9,833	651
Total noninterest expenses	$48,909	$50,071	$(1,162)	$50,071	$49,443	$628

Noninterest expenses decreased $1.2 million to $48.9 million in 2017 from $50.1 million in 2016. This decrease was primarily attributable to a decrease of $2.1 million in salaries and benefits expense, a decrease of $1.6 million in regulatory assessments, a decrease of $979 thousand in legal, professional, and accounting fees, a decrease of $501 thousand in supply expenses, a decrease of $268 thousand in business development expenses, a decrease of $227 thousand in interest rate contracts mark-to-market, a decrease of $176 thousand in insurance expense, a decrease of $164 thousand in employee training and travel expenses, and a decrease of $162 thousand in employee recruitment expense.  These were partially offset by an increase of $1.3 million in data processing expenses, an ESOP restorative contribution accrual of $1.2 million, an increase of $1.1 million in MSR fair value, an increase of $429 thousand in customer relations and sponsorships, an increase of $320 thousand in collection expense, an increase of $186 thousand in loan related expenses, an increase of $151 thousand in shareholder relations expenses, and an increase of $149 thousand in director related expenses.

Noninterest expenses increased $628 thousand to $50.1 million in 2016 from $49.4 million in 2015. This increase was primarily attributable to an increase of $1.1 million in salaries and benefits expense, an increase of $839 thousand in data processing expenses, an increase in fair value expense on interest rate contracts of $341 thousand, an increase in supplies expense of $308 thousand, and an increase in director fees of $151 thousand, partially offset by a decrease of $928 thousand in legal, professional, and audit fees, a decrease of $837 thousand in FDIC insurance premiums, and a decrease of $835 thousand in MSR amortization and valuation.

Impact of Inflation and Changing Prices. The primary impact of inflation on our operations is increased operating costs. Unlike industrial companies, nearly all of our assets and liabilities are monetary in nature.  As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation.  Over short periods of time, interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Income Taxes. Provision for income taxes increased $22.4 million from December 31, 2016 to December 31, 2017.   Included in this change was an income tax provision of $4.9 million recorded in the fourth quarter of 2017 relating to the enactment of the Tax Reform.  Additionally, in 2016, Trinity recorded a tax benefit of $13.7 million resulting primarily from the reversal of most of their previously recorded valuation allowance on deferred tax assets.  There was no income tax provision or benefit in 2015.  Due to the private placement on December 19, 2016 and resulting change in control for federal income tax purposes, Trinity has a Section 382 annual limitation of $1.14 million at December 31, 2017. However, Trinity expects to realize the full federal NOL amount of $13.6 million it has as of December 31, 2017. For further discussion of income taxes, see Note 14 “Income Taxes” to our audited financial statements included elsewhere in this document.

Financial Condition

Balance Sheet-General. Total assets as of September 30, 2018 were $1.25 billion, decreasing $33.9 million from $1.29 billion as of December 31, 2017.  During the first nine months of 2018, interest-bearing deposits with banks decreased $18.9 million and investment securities available for sale decreased $30.8 million, but were partially offset by an increase in loans of $9.0 million and loans held for sale of $6.8 million.  During the same period total liabilities decreased to $1.15 billion, a decrease of $36.2 million, primarily due to a decrease in junior subordinated debt of $10.2 million due to the early redemption of the Trust I trust preferred securities and a decrease in deposits of $29.9 million, partially offset by an increase in short-term borrowings of $13.1 million.  Stockholders’ equity (excluding stock owned by the ESOP) increased $3.0 million to $102.6 million as of September 30, 2018 compared to $99.6 million as of December 31, 2017 primarily due to the year-to-date earnings and partially offset by the increase in accumulated other comprehensive income due to the decrease in market value on the available for sale securities portfolio.

Total assets as of December 31, 2017 were $1.29 billion, decreasing $137.9 million from $1.43 billion as of December 31, 2016.  During 2017, net loans decreased by $84.8 million and cash and cash equivalents decreased by $83.9 million, but were offset by an increase of $29.1 million in investment securities available for sale and additional BOLI purchases of $15 million.  During the same period total liabilities decreased to $1.18 billion, a decrease of $106.2 million.  Shareholders’ equity (excluding stock owned by the Trinity Capital Corporation Employee Stock Ownership Plan “the “ESOP”)) decreased $34.5 million to $99.6 million as of December 31, 2017 compared to $134.1 million as of December 31, 2016 primarily due to the redemption of Series A Preferred Stock and Series B Preferred Stock.

Investment Securities. We primarily utilize our investment portfolio to provide a source of earnings, to manage liquidity, to provide collateral to pledge against public deposits, and to manage interest rate risk. In managing the portfolio, Trinity seeks to obtain the objectives of safety of principal, liquidity, diversification and maximized return on funds.  For an additional discussion with respect to these matters, see “Sources of Funds” and “Asset Liability Management” below.

The following table sets forth the amortized cost and fair value of our securities portfolio as of the dates indicated:

	At September 30, 2018		At December 31, 2017		At December 31, 2016		At December 31, 2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities Available for Sale:
U.S. government sponsored agencies	$69,300	$67,004	$69,315	$68,551	$69,306	$68,828	$69,798	$69,584
State and political subdivisions	162,628	157,544	157,652	158,706	38,718	37,343	3,429	3,576
Residential mortgage-backed securities	95,703	93,643	124,578	123,083	206,101	203,819	123,055	121,597
Residential collateralized mortgage obligations	15,119	14,979	9,715	9,686	14,828	14,816	40,305	39,921
Commercial mortgage backed securities	109,725	104,337	110,483	108,162	117,272	114,172	41,341	41,119
SBA pools	486	468	560	545	681	672	757	750
Asset-backed security	—	—	—	—	—	—	40,136	39,493
Totals	$452,961	$437,975	$472,303	$468,733	$446,906	$439,650	$318,821	$316,040

Securities Held to Maturity:
SBA pools	$7,769	$7,151	$7,854	$7,369	$8,824	$8,613	$8,986	$8,988
Totals	$7,769	$7,151	$7,854	$7,369	$8,824	$8,613	$8,986	$8,988

U.S. government sponsored agency securities generally consist of fixed rate securities with maturities from two months to five years.  States and political subdivision investment securities consist of a local issue rated from “Aaa” to “Aa3” by Moody’s Investment Services, as of September 30, 2018, with maturities of one month to eighteen years.

Trinity had a total of $15.1 million in residential collateralized mortgage obligations as of September 30, 2018.  The residential collateralized mortgage obligations were private label issued or issued by U.S. government sponsored agencies.  At the time of purchase, the ratings of these securities ranged from AAA to Aaa.  As of September 30, 2018, the ratings of these securities were A+ to BBB by Standard & Poors and Aaa to Ba2 by Moody’s Investor Service.  Investment grade ratings of BBB- by Standard & Poors and Baa3 by Moody’s Investor Service or higher are considered “Investment Grade.”  At the time of purchase and on a monthly basis, Trinity reviews these securities for impairment on an other than temporary basis.  Trinity utilizes several external sources to evaluate prepayments, delinquencies, loss severity, and other factors in determining if there is impairment.  As of September 30, 2018, none of these securities were deemed to have other than temporary impairment.  Trinity continues to closely monitor the performance and ratings of these securities.

Trinity had a total of $9.7 million in residential collateralized mortgage obligations (“CMOs”) as of December 31, 2017.  The CMOs were private label issued or issued by U.S. government sponsored agencies.  At the time of purchase, the ratings of these securities ranged from AAA to Aaa.  As of December 31, 2017, the ratings of these securities were Aaa to Ba1, which are considered “Investment Grade” (rating of “BBB” or higher).  At the time of purchase and on a monthly basis, Trinity reviews these securities for impairment on an other than temporary basis.  Trinity utilizes several external sources to evaluate prepayments, delinquencies, loss severity, and other factors in determining if there is impairment.  As of December 31, 2017, none of these securities were deemed to have other than temporary impairment (“OTTI”).  Trinity continues to closely monitor the performance and ratings of these securities.

As of September 30, 2018, December 31, 2017 and December 31, 2016, securities of no single issuer exceeded 10% of stockholders’ equity, except for U.S. government sponsored agency securities.

The following table sets forth certain information regarding contractual maturities and the weighted average yields of our securities portfolio as of the date indicated:

	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years through Ten Years		Due after Ten Years or No Stated Maturity
	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield
As of September 30, 2018	(Dollars in thousands)
Securities Available for Sale:
U.S. Government sponsored agencies	$—	0.00%	$67,004	1.90%	$—	0.00%	$—	0.00%
States and political subdivisions (1)	200	1.50%	1,696	2.08%	3,189	2.54%	152,459	2.56%
Mortgage backed	—	0.00%	42,770	1.93%	59,892	2.31%	110,297	2.73%
SBA pools	—	0.00%	—	0.00%	—	0.00%	468	2.61%
Totals	$200	1.50%	$111,470	1.91%	$63,081	2.32%	$263,224	2.63%
Securities Held to Maturity:
SBA pools	$—	0.00%	$—	0.00%	$—	0.00%	$7,769	3.90%
Totals	$—	0.00%	$—	0.00%	$—	0.00%	$7,769	3.90%

As of December 31, 2017
Securities Available for Sale:
U.S. Government sponsored agencies	$—	0.00%	$63,281	1.87%	$5,270	2.27%	$—	0.00%
States and political subdivision (1)	201	1.20%	1,518	1.91%	1,338	2.54%	155,649	2.55%
Mortgage backed	14	1.12%	31,402	1.72%	75,069	2.34%	134,446	2.25%
SBA pools	—	0.00%	—	0.00%	—	0.00%	545	1.87%
Totals	$215	1.19%	$96,201	1.82%	$81,677	2.34%	$290,640	2.41%
Securities Held to Maturity:
SBA pools	$—	0.00%	$—	0.00%	$—	0.00%	$7,854	3.88%
Totals	$—	0.00%	$—	0.00%	$—	0.00%	$7,854	3.88%

(1)	Yield is reflected adjusting for federal and state exemption of interest income and certain other permanent income tax differences.

Loan Portfolio. As Trinity addressed other pressing issues in prior years, levels of total loans decreased steadily from 2012 through 2017.  While LANB has seen an overall increase in loan demand during the first six months of 2018, the amounts in the residential real estate portfolio continue to steadily decrease primarily due to LANB’s refined lending strategy to generate applications for residential mortgage loans for non-affiliated mortgage companies on a fee basis versus underwriting to carry in the portfolio.

The following table sets forth the composition of the loan portfolio:

	September 30, 2018		December 31, 2017		December 31, 2016		December 31, 2015
	Amount	Percent	Amount		Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial	$63,539	9.00%	$61,388	8.76%	$69,161	8.79%	$92,995	11.05%
Commercial real estate	404,790	57.33%	378,802	54.04%	405,900	51.58%	371,599	44.17%
Residential real estate	155,118	21.97%	178,296	25.43%	214,726	27.29%	258,606	30.74%
Construction real estate	72,550	10.28%	63,569	9.07%	75,972	9.66%	89,341	10.62%
Installment and other	9,998	1.42%	18,952	2.70%	21,053	2.68%	28,730	3.42%
Total loans	705,995	1.00%	701,007	100.00%	786,812	100.00%	841,271	100.00%
Unearned income	(1,171)		(863)		(1,322)		(1,483)
Gross loans	704,824		700,144		785,490		839,788
Allowance for loan losses	(9,528)		(13,803)		(14,352)		(17,392)
Net loans	$695,296		$686,341		$771,138		$822,396

Net loans increased $9.0 million from $686.3 million as of December 31, 2017 to $695.3 million as of September 30, 2018.  The largest increases were in gross commercial real estate loans of $26.0 million, gross construction real estate loans of $9.0 million, and gross commercial loans of $2.2 million.  These increases were partially offset by decreases in gross residential real estate loans of $23.2 million and gross installment and other loans of $9.0 million primarily due to the credit card portfolio being moved to held for sale.

Net loans decreased $84.8 million from $771.1 million as of December 31, 2016 to $686.3 million as of December 31, 2017. There were decreases in all loan categories, including decreases in gross residential real estate loans of $36.4 million, gross commercial real estate loans of $27.1 million, gross construction loans of $12.4 million, gross commercial loans of $7.8 million, and gross installment and other loans of $2.1 million. Net loans decreased $84.8 million from $771.1 million as of December 31, 2016 to $686.3 million as of December 31, 2017. There were decreases in all loan categories, including decreases in gross residential real estate loans of $36.4 million, gross commercial real estate loans of $27.1 million, gross construction loans of $12.4 million, gross commercial loans of $7.8 million, and gross installment and other loans of $2.1 million.

Loan Maturities. The following table sets forth the maturity or repricing information for loans outstanding as of September 30, 2018 and December 31, 2017:

	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years		Total
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
As of September 30, 2018	(Dollars in thousands)
Commercial	$1,230	$25,948	$24,245	$1,863	$10,253	$—	$35,728	$27,811
Commercial real estate	3,829	99,897	125,965	55,054	120,045	—	249,839	154,951
Residential real estate	116	85,209	5,169	4,421	59,811	392	65,096	90,022
Construction real estate	18,127	39,840	969	5,022	8,592	—	27,688	44,862
Installment and other	589	2,513	2,796	-	4,100	—	7,485	2,513
Total loans	$23,891	$253,407	$159,144	$66,360	$202,801	$392	$385,836	$320,159

	Due in One Year or Less		Due after one Year through Five Years		Due after Five Years		Total
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
As of December 31, 2017	(Dollars in thousands)
Commercial	$2,348	$26,635	$22,420	$567	$9,418	$—	$34,186	$27,202
Commercial real estate	7,574	100,770	91,248	71,684	103,109	4,417	201,931	176,871
Residential real estate	371	94,922	3,692	11,327	67,375	609	71,438	106,858
Construction real estate	10,636	29,387	3,700	264	14,038	5,544	28,374	35,195
Installment and other	825	10,766	3,189	—	4,172	—	8,186	10,766
Total loans	$21,754	$262,480	$124,249	$83,842	$198,112	$10,570	$344,115	$356,892

Asset Quality. Over the past several years, LANB experienced improvements in asset quality.

The following table sets forth the amounts of non-performing loans and non-performing assets as of the dates indicated:

	September 30, 2018	At December 31,
		2017	2016	2015	2014	2013
	(Dollars in thousands)
Non-accruing loans	$8,710	$17,340	$21,478	$30,325	$47,856	$52,086
Loans 90 days or more past due, still accruing interest	—	—	—	—	361	32
Total non-performing loans	8,710	17,340	21,478	30,325	48,217	52,118
OREO	5,982	6,432	8,436	8,346	13,980	14,002
Other repossessed assets	—	—	—	—	338	343
Total non-performing assets	14,692	23,772	29,914	38,671	62,535	66,463
TDRs, still accruing interest	28,387	33,801	35,158	53,862	60,973	80,873
Total non-performing loans to total loans	1.23%	2.47%	2.73%	3.60%	5.29%	4.92%
Allowance for loan losses to non-performing loans	109.39%	79.60%	66.82%	57.35%	51.40%	54.41%
Total non-performing assets to total assets	1.17%	1.85%	2.10%	2.76%	4.32%	4.29%

As of September 30, 2018, total non-performing assets decreased $9.1 million to $14.7 million from $23.8 million as of December 31, 2017 primarily due to a decrease in non-accruing loans of $8.6 million.  There were decreases in all categories of non-accruing loans with the largest being the decrease in commercial real estate loans of $4.9 million and construction real estate loans of $3.7 million.

As of December 31, 2017, total non-performing assets decreased $6.1 million to $23.8 million from $29.9 million as of December 31, 2016 primarily due to a decrease in non-accruing loans of $4.1 million.  The decreases in non-accruing loans were primarily in the categories of construction real estate loans of $6.2 million and commercial loans of $1.1 million, partially offset by an increase in non-accruing commercial real estate loans of $2.8 million and residential real estate loans of $352 thousand. The overall reduction in non-performing assets is a result of a combination of transfers to OREO, loan upgrades, charge-offs, and payoffs.

The following table presents data related to non-performing loans by dollar amount and category as of the dates indicated:

	Commercial		Commercial Real Estate		Residential Real Estate
Dollar Range	Number of Borrowers	Amount	Number of Borrowers	Amount	Number of Borrowers	Amount
	(Dollars in thousands)
September 30, 2018
$5.0 million or more	—	$—	—	$—	—	$—
$3.0 million to $4.9 million	—	—	—	—	—	—
$1.5 million to $2.9 million	—	—	1	1,753	—	—
Under $1.5 million	3	603	10	1,964	46	4,125
Total	3	$603	11	$3,717	46	$4,125

Percentage of individual loan category		0.95%		0.92%		2.66%

December 31, 2017
$5.0 million or more	—	$—	—	$—	—	$—
$3.0 million to $4.9 million	—	—	1	4,709	—	—
$1.5 million to $2.9 million	—	—	—	—	—	—
Under $1.5 million	3	102	10	3,908	52	4,599
Total	3	$102	11	$8,617	52	$4,599

Percentage of individual loan category		0.17%		2.27%		2.58%

December 31, 2016
$5.0 million or more	—	$—	—	$—	—	$—
$3.0 million to $4.9 million	—	—	—	—	—	—
$1.5 million to $2.9 million	—	—	1	2,212	—	—
Under $1.5 million	14	1,192	11	3,611	50	4,247
Total	14	$1,192	12	$5,823	50	$4,247

Percentage of individual loan category		1.72%		1.43%		1.98%

Continued:

	Construction Real Estate		Installment and Other Loans		Total
Dollar Range	Number of Borrowers	Amount	Number of Borrowers	Amount	Number of Borrowers	Amount
	(Dollars in thousands)
September 30, 2018
$5.0 million or more	—	$—	—	$—	—	$—
$3.0 million to $4.9 million	—	—	—	—	—	—
$1.5 million to $2.9 million	—	—	—	—	1	1,753
Under $1.5 million	5	165	3	100	67	6,957
Total	5	$165	3	$100	68	$8,710

Percentage of individual loan category		0.23%		1.00%		1.23%

December 31, 2017
$5.0 million or more	—	$—	—	$—	—	$—
$3.0 million to $4.9 million	—	—	—	—	1	4,709
$1.5 million to $2.9 million	1	2,001	—	—	1	2,001
Under $1.5 million	11	1,910	4	111	80	10,630
Total	12	$3,911	4	$111	82	$17,340

Percentage of individual loan category		6.15%		0.59%		2.47%

December 31, 2016
$5.0 million or more	—	$—	—	$—	—	$—
$3.0 million to $4.9 million	—	—	—	—	—	—
$1.5 million to $2.9 million	3	6,596	—	—	4	8,808
Under $1.5 million	17	3,563	4	57	96	12,670
Total	20	$10,159	4	$57	100	$21,478

Percentage of individual loan category		13.37%		0.27%		2.73%

Non-performing loans include (i) loans accounted for on a nonaccrual basis and (ii) accruing loans contractually past due 90 days or more as to interest and principal.  Management reviews the loan portfolio for problem loans on a regular basis with additional resources dedicated to resolving the non-performing loans. Additional internal controls were implemented to ensure the timely identification of signs of weaknesses in credits, facilitating efforts to rehabilitate or exit the relationship in a timely manner. External loan reviews, which have been conducted on a regular basis, were also revised to provide a broad scope and reviewers now have access to all elements of a relationship.  In 2017 and 2016, a significant portion of the loan portfolio was also examined by independent third-party consultants.

During the ordinary course of business, management may become aware of borrowers who may not be able to meet the contractual requirements of loan agreements.  Such loans are placed under close supervision with consideration given to placing the loan on nonaccrual status, increasing the allowance, and (if appropriate) partial or full charge-off.  After a loan is placed on nonaccrual status, any interest previously accrued, but not yet collected, is reversed against current income.  When payments are received on nonaccrual loans, such payments will be applied to principal and any interest portion included in the payments are not included in income, but rather are applied to the principal balance of the loan.  Loans will not be placed back on accrual status unless all unpaid interest and principal payments are received.  If interest on nonaccrual loans had been accrued, such income would have amounted to $118 thousand and $197 thousand for the three months ended September 30, 2018 and 2017, respectively, and $222 thousand and $585 thousand for the nine months ended September 30, 2018 and 2017, respectively.  If interest on nonaccrual loans had been accrued, such income would have amounted to $935.3 thousand and $1.1 million for the years ended December 31, 2017 and 2016, respectively.  Our policy is to place loans 90 days or more past due on nonaccrual status.

Non-performing assets also consist of other repossessed assets and OREO.  OREO represents properties acquired through foreclosure or other proceedings and are initially recorded at the fair value less estimated costs of disposal.  OREO is evaluated regularly to ensure that the recorded amount is supported by its recorded value.  Valuation allowances to reduce the carrying amount to fair value less estimated costs of disposal are recorded as necessary.  Revenues and expenses from the operations of OREO and changes in the valuation are included in noninterest expenses on the consolidated statements of operations with the exception of costs expended to improve the long term value of the property.  These costs increase the recorded value of the OREO asset, not to exceed the fair value less estimated costs of disposal.

The following table presents an analysis of the allowance for loan losses for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Balance at beginning of period	$10,444	$13,167	$13,803	$14,352
(Benefit) provision for loan losses	(1,000)	(250)	(1,480)	(1,220)
Charge-offs:
Commercial	1	7	134	270
Commercial real estate	—	612	2,736	639
Residential real estate	65	—	184	309
Construction real estate	—	1,385	212	1,409
Installment and other	21	19	76	253
Total charge-offs	87	2,023	3,342	2,880
Recoveries:
Commercial	25	56	73	306
Commercial real estate	12	88	52	186
Residential real estate	102	125	242	224
Construction real estate	4	37	53	51
Installment and other	28	2,000	127	2,181
Total recoveries	171	2,306	547	2,948
Net (recoveries) charge-offs	(84)	(283)	2,795	(68)
Balance at end of period	$9,528	$13,200	$9,528	$13,200

Net recoveries for the three months ended September 30, 2018 totaled $84 thousand, a decrease in net recoveries of $199 thousand from the three months ended September 30, 2017 primarily due to a decrease in net recoveries in installment and other loans of $2.0 million, partially offset by decreases in net charge-offs in construction real estate loans of $1.4 million and in commercial real estate loans of $536 thousand.

 Net charge-offs for the nine months ended September 30, 2018 totaled $2.8 million, an increase in net charge-offs of $2.9 million from nine months ended September 30, 2017 primarily due to increases in net charge-offs for commercial real estate loans of $2.2 million which was primarily due to one loan relationship and decrease in net recoveries in installment and other of $1.9 million, partially offset by a decrease in net charge-offs in construction real estate loans of $1.2 million.

The following table presents an analysis of the allowance for the periods presented:

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Balance at beginning of year	$14,352	$17,392	$24,783	$28,358	$35,633
(Benefit) provision for loan losses	(1,220)	1,800	500	2,000	—
Charge-offs:
Commercial	270	822	1,919	2,261	2,028
Commercial real estate	244	5,834	4,731	2,772	3,296
Residential real estate	600	1,726	2,297	2,463	2,447
Construction real estate	1,411	21	1,570	285	471
Installment and other	381	575	642	631	929
Total charge-offs	2,906	8,978	11,159	8,412	9,171
Recoveries:
Commercial	428	2,830	1,476	818	762
Commercial real estate	251	601	508	746	290
Residential real estate	304	348	520	669	436
Construction real estate	335	143	471	454	295
Installment and other	2,259	216	293	150	113
Total recoveries	3,577	4,138	3,268	2,837	1,896
Net (recoveries) charge-offs	(671)	4,840	7,891	5,575	7,275
Balance at end of year	$13,803	$14,352	$17,392	$24,783	$28,358

Net recoveries for 2017 totaled $671 thousand, a decrease of $5.5 million in charge-offs from 2016 primarily due to decreases in net charge-offs for commercial real estate loans of $5.2 million, decreases in net charge-offs for installment and other loans of $2.2 million due to a large recovery on a loan relationship that was previously fully charged-off in 2012, decreases in net charge-offs of residential real estate loans of $1.1 million, partially offset by decreases in net recoveries for commercial loans of $1.9 million, and increases in net charge-offs of construction real estate loans of $1.2 million.

The following table sets forth the allocation of the allowance for loan losses and the percentage of allowance in each classification to total allowance for the periods indicated:

	September 30, 2018		At December 31, 2017		At December 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial	$573	6.01%	$536	3.88%	$1,449	10.10%
Commercial real estate	5,827	61.17%	8,573	62.11%	6,472	45.09%
Residential real estate	2,102	22.06%	2,843	20.60%	4,524	31.52%
Construction real estate	751	7.88%	1,030	7.46%	1,119	7.80%
Installment and other	108	1.13%	315	2.28%	715	4.98%
Unallocated	167	1.75%	506	3.67%	73	0.51%
Total	$9,528	100.00%	$13,803	100.00%	$14,352	100.00%

The allowance for loan losses decreased $4.3 million from $13.8 million as of December 31, 2017 to $9.5 million as of September 30, 2018. This decrease was largely due to improving credit quality, a charge-off on one loan relationship that was previously allocated, a decrease in impaired loan balances, and decreasing delinquencies. The allowance decreased $549.0 thousand from $14.4 million as of December 31, 2016 to $13.8 million as of December 31, 2017. This reduction was largely due to the decline in loan balances and specifically impaired loan balances.  A $1.2 million reversal provision for loan loss was recorded during 2017 due to the decline in loan balances, the change in qualitative factors due to the portfolio risk decreasing, and the decrease in impaired loans.  A $1.8 million provision for loan loss was required during 2016 due to the bulk loan sale. As of December 31, 2017 there are $5.2 million in specific reserves recorded to cover future charge-offs.  For further information, see the discussion in “Critical Accounting Policies — Allowance for Loan and Lease Losses” above.

We consider a loan to be impaired when, based on current information and events, we determine that it is probable that we will not be able to collect all amounts due according to the original terms of the note, including interest payments.  When management identifies a loan as impaired, impairment is measured based on the present value of expected future cash flows and discounted at the loan’s effective interest rates, except when the sole remaining source of repayment for the loan is the liquidation of the collateral.  In these cases management uses the current fair value of the collateral, less estimated selling costs when foreclosure is probable, rather than discounted cash flows.  If management determines that the value of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a charge-off to the allowance.

The allocation of the allowance for impaired credits is based on the fair value of the collateral less disposition costs, the present value of expected future cash flows method, or the observable market price of the loan.  Impairment reserves are generally charged to the allowance for loan losses in the period it is identified.  Total loans which were deemed to have been impaired, including both performing and non-performing loans, as of September 30, 2018 and December 31, 2017 were $37.1 million and $51.1 million, respectively.  Impaired loans that are deemed collateral dependent have been charged down to the value of the collateral (based upon the most recent valuations), less estimated disposition costs.  Impaired loans with specifically identified allocations of allowance for loan losses had a total of $2.2 million and $5.2 million allocated in the allowance for loan losses as of September 30, 2018 and December 31, 2017, respectively.

TDRs are defined as those loans whose terms have been modified, due to deterioration in the financial condition of the borrower in which Trinity grants concessions to the borrower in the restructuring that it would not otherwise consider.  Total loans which were considered TDRs as of September 30, 2018 and December 31, 2017 were $31.6 million and $38.9 million, respectively.  Of these, $28.4 million and $33.8 million were still performing in accordance with modified terms as of September 30, 2018 and December 31, 2017, respectively.

Although Trinity believes the allowance for loan losses is sufficient at September 30, 2018 and December 31, 2017 to cover probable incurred losses inherent in the loan portfolio, there can be no assurance that the allowance will prove sufficient to cover actual loan losses.

Potential Problem Loans. We utilize an internal asset classification system as a means of reporting problem and potential problem assets.  At the scheduled meetings of the Board of Directors of LANB, a watch list is presented, listing significant loan relationships as “Special Mention,” “Substandard,” “Doubtful” and “Loss.”  Substandard assets include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  Assets classified as Doubtful have all the weaknesses inherent in those classified as Substandard with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions and values.  Assets classified as “Loss” are those considered uncollectible and viewed as valueless assets and have been charged-off.  Assets that do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention are deemed to be Special Mention.

Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the Office of the Comptroller of the Currency (the “OCC”), which can order the establishment of additional general or specific loss allowances.  There can be no assurance that regulators, in reviewing our loan portfolio, will not request us to materially adjust our allowance for loan losses.  The OCC, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan losses.  The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines.  Generally, the policy statement recommends that: (i) institutions establish effective systems and controls to identify, monitor and address asset quality problems; (ii) management has analyzed all significant factors that affect the collectability of the portfolio in a reasonable manner; and (iii) management established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement.  Management believes it has established an adequate allowance for probable loan losses.  We analyze our process regularly, with modifications made if needed, and report those results four times per year at meetings of the Loan Committee of our Board of Directors.

Although management believes that adequate specific and general allowance for loan losses have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general allowance for loan losses may become necessary.

We define potential problem loans as performing loans rated Substandard that do not meet the definition of a non-performing loan.

The following table shows the amounts of performing but adversely classified assets and special mention loans as of the periods indicated:

	September 30, 2018	At December 31,
		2017	2016	2015	2014	2013
	(In thousands)
Performing loans classified as:
Substandard	$15,939	$12,164	$22,573	$59,860	$73,643	$88,294
Total performing adversely classified loans	$15,939	$12,164	$22,573	$59,860	$73,643	$88,294
Special mention loans	$8,910	$5,681	$18,589	$30,932	$52,313	$35,260

The table above does not include nonaccrual loans that are less than 30 days past due.  Total performing adversely classified assets as of September 30, 2018 were $15.9 million, an increase of $3.8 million from $12.2 million as of December 31, 2017.  The increases were primarily in the commercial real estate loans of $7.9 million partially offset by decreases in construction real estate loans of $2.1 million and commercial loans of $1.4 million.  In addition, special mention loans increased $3.2 million primarily due to an increase in commercial loans.  Total performing adversely classified assets as of December 31, 2017 were $12.2 million, a decrease of $10.4 million from $22.6 million as of December 31, 2016.  The declines were primarily in the commercial loans, commercial real estate loans, and construction real estate loan categories.  In addition, special mention loans decreased $12.9 million for the year ended December 31, 2017.  These declines were primarily in commercial real estate loans, construction real estate loans, and commercial loans.  The declines in were primarily due to payoffs and upgrades.  For further discussion of loans, see Note 6 “Loans and Allowance for Loan Losses” to our audited financial statements included elsewhere in this document.

Sources of Funds

General. Deposits, short-term and long-term borrowings, loan and investment security repayments and prepayments, proceeds from the sale of securities, and cash flows generated from operations are the primary sources of our funds for lending, investing and other general purposes.  Loan repayments are a relatively predictable source of funds except during periods of significant interest rate declines, while deposit flows tend to fluctuate with prevailing interests rates, money market conditions, general economic conditions and competition.

Deposits. We offer a variety of deposit accounts with a range of interest rates and terms.  Our core deposits consist of checking accounts, NOW accounts, Money market deposit accounts (“MMDA”), savings accounts and non-public certificates of deposit.  These deposits, along with public fund deposits and short-term and long-term borrowings are used to support our asset base.  Our deposits are obtained predominantly from our market areas.  We rely primarily on competitive rates along with customer service and long-standing relationships with customers to attract and retain deposits; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits.

The following table sets forth the maturities of time deposits of $250 thousand or more for the period indicated:

	September 30, 2018	December 31, 2017
	(In Thousands)
Maturing within three months	$2,742	$2,515
After three but within six months	3,056	4,559
After six but within twelve months	5,778	5,924
After twelve but within three years	2,203	2,316
After three years	6,052	6,325
Total time deposits $250,000 and over	$19,831	$21,639

Borrowings. We have access to a variety of borrowing sources and use short-term and long-term borrowings to support our asset base.  Short-term borrowings are advances from the FHLB with remaining maturities under one year.  Long-term borrowings are advances from the FHLB with remaining maturities over one year.

There was a total of $15.4 million outstanding in FHLB borrowings at September 30, 2018 of which $2.3 million were long-term advances and $13.1 million were short-term advances.  There was $2.3 million outstanding in FHLB long-term borrowings at September 30, 2017. The following table sets forth certain information regarding our borrowings for the years ended December 31, 2017, 2016 and 2015:

	At December 31,
	2017	2016	2015
	(Dollars in thousands)
Short-term borrowings:
Average balance outstanding	$373	$—	$4,441
Maximum outstanding at any month-end during the period	—	—	20,000
Balance outstanding at end of period	—	—	—
Weighted average interest rate during the period	1.11%	0.00%	3.13%
Weighted average interest rate at end of the period	0.00%	0.00%	0.00%
Long-term borrowings:
Average balance outstanding	$2,300	$2,300	$2,300
Maximum outstanding at any month-end during the period	2,300	2,300	2,300
Balance outstanding at end of period	2,300	2,300	2,300
Weighted average interest rate during the period	6.34%	6.34%	6.34%
Weighted average interest rate at end of the period	6.34%	6.34%	6.34%
Junior subordinated debt owed to unconsolidated trusts:
Average balance outstanding	$37,116	$37,116	$37,116
Maximum outstanding at any month-end during the period	37,116	37,116	37,116
Balance outstanding at end of period	37,116	37,116	37,116
Weighted average interest rate during the period	6.74%	7.93%	7.15%
Weighted average interest rate at end of the period (1)	6.53%	6.26%	6.09%

(1)	Excludes interest impact of compounding interest on deferred payments.

Liquidity

Bank Liquidity. Liquidity management is monitored by the Asset/Liability Management Committee and the Board of Directors of LANB, which review historical funding requirements, current liquidity position, sources and stability of funding, marketability of assets, options for attracting additional funds, and anticipated future funding needs, including the level of unfunded commitments.

Our primary sources of funds are retail and commercial deposits, borrowings, public funds and funds generated from operations.  Funds from operations include principal and interest payments received on loans and securities.  While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and deposit flows, reducing the predictability of the timing on sources of funds.

We adhere to a liquidity policy, approved by the Board of Directors, which requires that we maintain the following liquidity ratios:

•	Fed Funds Purchased are limited to 60% of the total Available Fed Fund Lines, leaving 40% available for emergency needs and potential funding needs.

•	FHLB Advances are limited to 75% of the Total Collateral Advance Capacity leaving 25% available for emergency liquidity needs and potential funding needs.

•	Wholesale Repurchase Agreements are limited, in aggregate, to no more than 10% of Total Funding (which is defined as equal to total assets).

•	Total Borrowings are limited to no more than 25% of Total Funding.

•	Wholesale Funds, as that term is defined above, is limited to no more than 25% of LANB’s Total Funding (total assets)

•	Brokered funds are not to exceed 20% of Total Funding without the prior approval of the Board of Directors.

•	The total aggregate balance of Wholesale Funds, Brokered Funds and Borrowings as defined above is limited to no more than 35% of Total Funding.

•	The Liquidity Coverage Ratio is defined as the Anticipated Sources of Liquidity divided by the Anticipated Liquidity Needs must be greater than 1.15.

•	Cumulative Liquidity Gap (percent of cumulative net cash outflow over a six month period under a worst case scenario) at least 100%.

As of September 30, 2018 and December 31, 2017, we were in compliance with the foregoing policy.

As of September 30, 2018, we had outstanding loan origination commitments and unused commercial and retail lines of credit of $132.9 million and standby letters of credit of $3.8 million.  We anticipate we will have sufficient funds available to meet current origination and other lending commitments.  Certificates of deposit scheduled to mature within one year totaled  million as of September 30, 2018. As of September 30, 2018, total certificates of deposits declined $26.0 million or 15.0% from the prior year end.

As of December 31, 2017, we had outstanding loan origination commitments and unused commercial and retail lines of credit of $122.9 million and standby letters of credit of $5.4 million.  We anticipate we will have sufficient funds available to meet current origination and other lending commitments.  Certificates of deposit scheduled to mature within one year totaled $133.8 million as of December 31, 2017. As of December 31, 2017, total certificates of deposits declined $47.1 million or 21.4% from the prior year end.

In the event that additional short-term liquidity is needed, we have established a relationship with a large regional bank to provide short-term borrowings in the form of federal funds purchases.  We have the ability to borrow up to $20.0 million for a short period (15 to 60 days) from this bank on a collective basis. Management believes that we will be able to continue to borrow federal funds from our correspondent banks in the future. Additionally, we are a member of the FHLB and, as of September 30, 2018 and December 31, 2017, we had the ability to borrow from the FHLB up to $369.0 million and $425.5 million, respectively, in additional funds.  As a contingency plan for significant funding needs, the Asset/Liability Management Committee may also consider the sale of investment securities, selling securities under agreement to repurchase, sale of certain loans and/or the temporary curtailment of lending activities.

Company Liquidity. Trinity’s main sources of liquidity at the holding company level are dividends from LANB.

LANB is subject to various regulatory capital requirements administered by federal and state banking agencies, which could affect its ability to pay dividends to Trinity.  Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements.

LANB has an internal Capital Plan which identifies potential sources for additional capital should it be deemed necessary.  For more information, see “Capital Resources” below and Note 20 “Regulatory Matters” to our audited financial statements included elsewhere in this document.

Contractual Obligations, Commitments, and Off-Balance-Sheet Arrangements

We have various financial obligations, including contractual obligations and commitments, which may require future cash payments

Contractual Obligations. The following table presents significant fixed and determinable contractual obligations to third parties by payment date as of December 31, 2017.  There have been no material changes to contractual obligations as of September 30, 2018.  For further discussion of the nature of each obligation, see Note 15 “Commitments and Off-Balance-Sheet Activities” to our audited financial statements included elsewhere in this document.

	Payments Due by Period
	Total	One year or less	1-3 years	4-5 years	After 5 years
	(in thousands)
Deposits without a stated maturity (1)	$954,202	$954,202	$—	$—	$—
Time deposits (1)	173,145	133,816	24,707	9,070	5,552
Short-term borrowings (1)	—	—	—	—	—
Long-term borrowings (1)	2,300	—	—	2,300	—
Operating leases	22	22	—	—	—
Junior subordinated debt (1)	37,116	—	—	—	37,116
Total contractual long-term cash obligations	$1,166,785	$1,088,040	$24,707	$11,370	$42,668

(1)	Excludes interest.

Deposits without a stated maturity and time deposits do not necessarily represent future cash requirements.  While these deposits contractually can be withdrawn by the customer on the dates indicated in the above table, historical experience has shown these deposits to have low volatility.  Operating leases represent rental payments for office and storage property, as well as space for ATM installation in various locations.

As of December 31, 2017, Trinity had a total of $456.0 thousand of accrued and unpaid interest due on the junior subordinated debt.

Commitments. The following table details the amounts and expected maturities of significant commitments as of December 31, 2017. There have been no material changes to the commitments as of September 30, 2018.  Further discussion of these commitments is included in Note 15 “Commitments and Off-Balance-Sheet Activities” to our audited financial statements included elsewhere in this document.

	Payments Due by Period
	Total	One year or less	1-3 years	4-5 years	After 5 years
	(in thousands)
Commitments to extend credit:
Commercial	$23,275	$22,050	$750	$475	$—
Commercial real estate	1,785	400	1,385	—	—
Residential real estate	11,257	10,163	1,090	—	4
Construction real estate	22,548	12,066	7,781	63	2,638
Revolving home equity and credit card lines	52,716	33,274	4,886	6,131	8,425
Other	11,329	11,236	93	—	—
Standby letters of credit	5,377	5,210	167	—	—
Total commitments to extend credit	128,287	94,399	16,152	6,669	11,067
Commitments to make loans	1,909	1,909	—	—	—
ESOP liquidity put	5,822	1,164	2,329	2,329	—
Total commitments	$136,018	$97,472	$18,481	$8,998	$11,067

Commitments to extend credit, including loan commitments and standby letters of credit, do not necessarily represent future cash requirements, as these commitments may expire without being drawn upon.  The ESOP liquidity put is described in Note 12 “Retirement Plans” to our consolidated financial statements included elsewhere in this document.

Capital Resources

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  Under the prompt corrective action regulations, to be adequately capitalized a bank must maintain minimum ratios of total capital to risk-weighted assets of 8%, Tier 1 capital to risk-weighted assets of 6%, common equity Tier 1 capital to risk-weighted assets of 4.5%, and Tier 1 capital to total assets of 4%.  A “well–capitalized” institution must maintain minimum ratios of total capital to risk-weighted assets of at least 10%, Tier 1 capital to risk-weighted assets of at least 8%, common equity Tier 1 capital to risk-weighted assets of at least 6.5%, and Tier 1 capital to total assets of at least 5% and must not be subject to any written order, agreement or directive requiring it to meet or maintain a specific capital level.

The Basel III rules also established a “capital conservation buffer” of 2.5% above the regulatory minimum risk-based capital requirements.  The capital conservation buffer requirement phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and will increase by that amount each year until fully implemented in January 2019.  An institution would be subject to limitations on certain activities including payment of dividends, share repurchases and discretionary bonuses to executive officers if its capital level is below the buffered ratio.

A certain amount of Trinity’s Tier 1 Capital is in the form of trust preferred securities. See Note 10, “Junior Subordinated Debt” to our consolidated financial statements included elsewhere in this document for details on the effect these have on risk based capital.

LANB’s capital ratios as of September 30, 2018 and December 31, 2017 fall into the category of “well-capitalized.”  The required and actual amounts and ratios for Trinity and LANB as of the periods indicated are presented below:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
September 30, 2018
Total capital (to risk-weighted assets):
Consolidated	$151,865	17.5493%	$69,229	8.00%	N/A	N/A
Bank only	146,106	16.9333%	69,027	8.00%	$86,283	10.00%
Tier 1 capital (to risk weighted assets):
Consolidated	142,186	16.4308%	51,922	6.00%	N/A	N/A
Bank only	136,427	15.8115%	51,770	6.00%	69,027	8.00%
Common Equity Tier 1 Capital (to risk weighted assets):
Consolidated	116,952	13.5148%	38,941	4.50%	N/A	N/A
Bank only	136,427	15.8115%	38,827	4.50%	56,084	6.50%
Tier 1 leverage (to average assets):
Consolidated	142,186	11.2026%	50,769	4.00%	N/A	N/A
Bank only	136,427	10.7753%	50,644	4.00%	63,306	5.00%

December 31, 2017
Total capital (to risk-weighted assets):
Consolidated	$152,076	18.1982%	$66,853	8.0000%	N/A	N/A
Bank only	134,959	16.1823%	66,720	8.0000%	$83,399	10.0000%
Tier 1 capital (to risk weighted assets):
Consolidated	132,900	15.9035%	50,140	6.0000%	N/A	N/A
Bank only	124,481	14.9259%	50,040	6.0000%	66,720	8.0000%
Common Equity Tier 1 Capital (to risk weighted assets):
Consolidated	106,320	12.7228%	37,605	4.5000%	N/A	N/A
Bank only	124,481	14.9259%	37,530	4.5000%	54,210	6.5000%
Tier 1 leverage (to average assets):
Consolidated	132,900	10.1821%	33,427	4.0000%	N/A	N/A
Bank only	124,481	9.6006%	33,360	4.0000%	41,700	5.0000%

N/A—not applicable

Trinity and LANB are also required to maintain a “capital conservation buffer” of 2.5% above the regulatory minimum risk-based capital requirements. The purpose of the capital conservation buffer is to ensure that banks maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress.  The capital conservation buffer began to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase by that amount each year until fully implemented in January 2019.  An institution would be subject to limitations on certain activities, including payment of dividends, share repurchases and discretionary bonuses to executive officers, if its capital level is below the buffered ratio. Factoring in the fully phased-in conservation buffer increases the minimum ratios described above to 7.0% for CET1, 8.5% for Tier 1 Capital and 10.5% for Total Capital. At September 30, 2018, LANB’s capital conservation buffer was 8.9333% and the consolidated Company’s capital conservation buffer was 9.0148%. At December 31, 2017 the Bank’s capital conservation buffer was 8.1823 % and the consolidated capital conservation buffer was 8.2228%.

COMPARISON OF SHAREHOLDER RIGHTS
The rights of Enterprise stockholders are governed by the General Corporation Law of the State of Delaware (the “DGCL”), and Enterprise’s certificate of incorporation, as amended, and amended and restated bylaws. The rights of Trinity shareholders are governed by the New Mexico Business Corporation Act (the “NMBCA”) and Trinity’s amended and restated articles of incorporation and second amended and restated bylaws. After the Merger, the rights of Trinity shareholders and the rights of Enterprise stockholders will be governed by the DGCL and Enterprise’s certificate of incorporation, as amended, and amended and restated bylaws. The following discussion summarizes the material differences between the rights of Trinity shareholders and the rights of Enterprise stockholders. We urge you to read Enterprise’s certificate of incorporation, as amended, Enterprise’s amended and restated bylaws, Trinity’s amended and restated articles of incorporation second amended and restated bylaws, and the DGCL and the NMBCA carefully and in their entirety.

Authorized Capital Stock
Enterprise. Enterprise’s certificate of incorporation authorizes it to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share, and 30,000,000 shares of common stock, $0.01 par value per share. Holders of Enterprise’s common stock have equal rights and privileges, subject only to the senior rights applicable to holders of preferred stock. Holders of common stock will have the exclusive right to vote for the election of directors of Enterprise and for all other purposes.
As of January 28, 2019, 22,874,001 shares of common stock were outstanding, 1,127,105 shares were held in treasury and no nonvested restricted stock shares were issued and outstanding. No shares of Enterprise preferred stock are outstanding and Enterprise has no present plans to issue any shares of Enterprise preferred stock.

Trinity. Trinity’s amended and restated article of incorporation provides that the authorized capital stock of Trinity consists of 20,000,000 shares of voting common stock, no par value per share, 1,000,000 shares of preferred stock, no par value per share, and 20,000,000 shares of non-voting common stock, no par value per share.
As of the record date, there were 12,085,733 shares of Trinity voting common stock outstanding, 7,736,200 shares of Trinity non-voting common stock outstanding and no shares of Trinity preferred stock outstanding.

Size of Board of Directors
Enterprise. The size of Enterprise’s board of directors is twelve (12) and may be fixed from time to time by Enterprise’s board of directors. Enterprise’s board of directors currently consists of twelve (12) directors and Enterprise’s board of directors has authorized an increase to fourteen (14) directors upon consummation of the Merger in order to accommodate the two (2) new director nominees from Trinity.
Trinity. The size of Trinity’s board of directors is currently ten (10) and may be fixed from time to time by Trinity’s board of directors.
Classes of Directors
Enterprise. Enterprise’s certificate of incorporation and amended and restated bylaws provide that Enterprise’s board of directors consists of one class of directors, elected by the holders of common stock at the annual meeting. Each director will hold his/her position until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal.

Trinity. Trinity’s amended and restated articles of incorporation provide that Trinity’s board of directors will be divided into three classes, Class I, Class II and Class III. One class of directors expires each year. At each annual meeting of Trinity shareholders, the successors to the class of directors to the class of directors whose term expires, will be elected to hold office for a term that will expire at the third succeeding annual meeting of shareholders.

Removal of Directors	Enterprise. Under Enterprise’s amended and restated bylaws, any director may be removed with or without cause by a majority of the holders of shares entitled to vote at an election of directors.
Trinity. Under Trinity’s amended and restated articles of incorporation, any director may be removed at any time, but only for cause, and only by the affirmative vote of holders of a majority of the outstanding shares of stock entitled to vote in the election of directors (considered as one class for this purpose) cast at an annual meeting of shareholders or at a meeting of shareholders held for that purpose.
Cause for removal will be deemed to exist only if the director to be removed is convicted of a felony by a court of competent jurisdiction or has been adjudged to be liable for gross negligence or willful misconduct in the performance of such director’s duty and such adjudication is no longer subject to direct appeal.

Filling Vacancies on the Board of Directors
Enterprise. Under Enterprise’s amended and restated bylaws, any vacancy occurring in Enterprise’s board of directors will be filled by a majority vote of the remaining directors. Directors so chosen will serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such director has been elected expires or until such director’s successor has been duly elected and qualified.

Trinity. Under Trinity’s amended and restated articles of incorporation, any vacancy occurring in Trinity’s board of directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by a majority of the remaining directors, although less than a quorum, and any director so chosen will serve until the next election of the class for which such directors have been chosen until their successors are elected.

Nomination of Director Candidates by Stockholders
Enterprise. Enterprise’s certificate of incorporation and amended and restated bylaws establish procedures that stockholders must follow to nominate persons for election to Enterprise’s board of directors. The stockholder making the nomination must deliver written notice to Enterprise’s Secretary between 90 and 120 days prior to the date of the meeting at which directors will be elected. However, if the first public announcement of the date of such annual meeting is less than 100 days prior to its date, nominations must be provided by the a 10th day following the day on which the public announcement of the date of such meeting was first made. Any person nominated must be a stockholder of record at the time of which the board of directors gives notice of the annual meeting and must be entitled to vote at such annual meeting.
The nomination notice must set forth certain information, including: (i) the name and address of such proposing person (including, if applicable, the name address that appear on Enterprise’s books and records);

Trinity. Trinity’s second amended and restated bylaws establish procedures that shareholders must follow to nominate persons for election to Trinity’s board of directors. The shareholder making the nomination must deliver written notice to Trinity’s Secretary between 90 and 120 days in advance of the first anniversary (month and day) of the previous year’s annual meeting and between 90 and 120 days in advance of the date of any special meeting.
The nomination notice must set forth certain information about the person to be nominated, including (i) the name, age, business address and residential address of the nominee; (ii) principal occupation; (iii) the class and number of shares of Trinity stock owned by the nominee and all other ownership interests in Trinity (iv) any voting agreement or similar agreement; (v) a representation that the shareholder making the nomination is a record holder of Trinity stock; (vi) representations regarding the desire to deliver a proxy statement or otherwise solicit proxies in support of the nomination;

(ii) the class or series and number of shares of Enterprise that are, directly or indirectly, owned of record or beneficially owned by such proposing person, except that such proposing person shall in all events be deemed to beneficially own any shares of any class or series of Enterprise as to which such proposing person has a right to acquire beneficial ownership at any time in the future; (iii) an accurate and complete description of any agreement, arrangement or understanding (including, regardless of form of settlement, any derivative, long or short positions, profits interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create exposure to or mitigate loss from, manage risk of or benefit from share price changes for, or increase or decrease the voting power of, any such proposing person with respect to Enterprise’s securities (collectively, “Derivative Instruments”); (iv) any proxy, contract, arrangement, understanding, or relationship pursuant to which such proposing person has a right to vote any class or series of shares of Enterprise; (v) any rights to dividends on the shares of Enterprise beneficially owned by such proposing person that are separated or separable from the underlying shares of Enterprise; (vi) any proportionate interest in shares of Enterprise or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such proposing person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (vii) any performance-related fees (other than an asset-based fee) that any such proposing person is entitled to based on any increase or decrease in the value of shares of Enterprise or Derivative Instruments; ; (viii) any direct or indirect interest of such proposing person in Enterprise or any affiliate of Enterprise, or in any contract with Enterprise or with any affiliate of Enterprise (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (ix) any other information relating to such proposing person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies

(vii) any material interest of the shareholder; (viii) any significant equity interests in a principal competitor and any direct or indirect interest in a contract or agreement with any principal competitor; and (ix) any information that would be required to be disclosed under certain rules regarding the solicitation of proxies and the acquisition of stock under the Securities Exchange Act of 1934, as amended. The nomination notice must also set forth certain information about the person submitting the notice, including the shareholder’s name and address and the class and number of Trinity shares that the nominating shareholder owns of record or beneficially.
The board of directors, or any committee designated by the board of directors, may reject any nomination that does not comply with the foregoing requirements. In the event of such rejection, the shareholder may cure any deficiency in the nomination notice by providing additional information within a period of time as determined of not more than five days from the date the deficiency notice is given to the shareholder. If neither the board of directors nor such committee makes a determination as to the validity of the nominations by a shareholder, the presiding officer of the meeting of shareholders will determine whether such nomination was made in accordance with the foregoing requirements.

by such proposing person for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act; (x) as to the stockholder delivering such notice, a representation that the stockholder is a holder of record of stock of Enterprise entitled to vote at such meeting, intends to continuously hold such stock of Enterprise through such meeting and intends to appear in person or by a qualified representative at the meeting to propose such business or nomination; (xi) a representation as to whether such proposing person intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Enterprise’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination; provided, however, disclosures pursuant to the foregoing clauses (iii) through (xi) shall not be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a proposing person solely as a result of being the stockholder directed to prepare and submit the stockholder’s notice on behalf of a beneficial owner; (xii) all information relating to such person that would be required to be disclosed in a proxy statement required to be made in connection with a solicitation of proxies for an election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934; (xiii) a description of all direct and indirect compensation and other material monetary agreements and arrangements of such person during the past three years, and any other material relationships between the nominating stockholder and the prospective nominee; and (xiv) a completed questionnaire, representation and agreement.
The Chairman of the meeting will have the power to determine whether a nomination or any other proposed business to be brought before a meeting was made or proposed in accordance with Enterprise’s amended and restated bylaws.

Calling Special Meetings of Stockholders
Enterprise. A special meeting of stockholders may only be called by Enterprise’s board of directors, Enterprise’s Chairman of the board of directors or Enterprise’s Chief Executive Officer. However, the Secretary must call a meeting at the written request or requests of the holders of at least fifty percent (50%) of the voting power of all of Enterprise’s outstanding stock entitled to vote.

Trinity. A special meeting of shareholders may be called at any time by at least fifty percent (50%) of the directors then in office or by the holders of not less than twenty five percent (25%) of the shares entitled to vote at the meeting.

Stockholder Proposals and Stockholder Voting Rights and Required Vote Generally
Enterprise. Enterprise’s certificate of incorporation provides that holders of Enterprise’s common stock will have the exclusive right to vote for the election of directors and for all other purposes. Enterprise’s amended and restated bylaws provide that, in all matters other than the election of directors, stockholder proposals brought before any stockholder meeting shall be determined by a majority of the votes cast, unless a greater number is required by law or Enterprise’s certificate of incorporation or amended and restated bylaws for the action proposed. Directors of Enterprise are elected by a plurality of the votes of the shares present and entitled to vote thereon.
Enterprise’s amended and restated bylaws provide that a stockholder must give advance written notice to Enterprise of any proposal for business to be transacted at an annual or special meeting of stockholder. The notice must be in writing and must be delivered to the Secretary of Enterprise between 90 and 120 days before the stockholder meeting. However, if the first public announcement of such meeting is less than 100 days prior to its date, proposals must be provided by the 10th day following the day on which the public announcement of the date of such meeting was first made.
Stockholder notice for stockholder proposals must set forth, as to each matter such stockholder proposes to bring before the stockholder meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for why the stockholder favors the proposal, (ii) any material interest of the stockholder in such proposal (iii) the text of the proposal or business, (iv) a description of all proxies and agreements between the proposing stockholder and any other persons in connection with such proposal; and (v) the information set forth in the section titled “Nomination of Director Candidates by Stockholders” under subsections (i) – (xi).

Trinity. Trinity’s amended and restated articles of incorporation provides that any shareholder of any outstanding class of capital stock entitled to vote for the election of directors may propose any business to be conducted at an annual or special meeting of shareholders, as provided by Trinity’s bylaws. Trinity’s second amended and restated bylaws provide that the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present will be the act of the shareholders, unless the NMBCA or articles of incorporation provide for a greater number. There is no cumulative voting for directors.
Trinity’s second amended and restated bylaws provide that a shareholder must give advance written notice to Trinity of any proposal for business to be transacted at an annual of shareholders on or before sixty (60) days in advance of the first anniversary date (month and day) of the previous year’s annual meeting.
Such written notice must contain, (i) a brief description of the business desired to be brought before the meeting, the reasons for why the shareholder favors the proposal and any material interest of such shareholder in the proposed business; (ii) the text of the proposal or business; and (iii) a description of all agreements between the proposing shareholder and any other persons in connection with such proposal.

Notice of Stockholder Meetings
Enterprise. Enterprise’s amended and restated bylaws provide that Enterprise must notify stockholders between 10 and 60 days before any stockholder meeting of the place, day and hour of the meeting and the general nature of the business to be considered at the meeting. Such notice shall also include the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and note at such meeting and the record date for determining the stockholders entitled to vote (if such date is different from the record date for determining stockholders entitled to notice of the meeting).

Trinity. Trinity’s second amended and restated bylaws provide that Trinity must notify shareholders between ten (10) and fifty (50) days before a shareholders meeting, of the place, day and hour of the meeting and the purpose or purposes for which the meeting is called (if a special meeting).

Quorum for Meetings of Shareholders
Enterprise. Enterprise’s amended and restate bylaws provide that, except as otherwise provided by law of the Enterprise’s certificate of incorporation, as amended, the holders of a majority of the outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or proxy, shall constitute a quorum.
Trinity. Trinity’s second amended and restated bylaws provide that a majority of shares entitled to vote, represented in person or proxy, will constitute a quorum.
Shareholder Actions by Written Consent
Enterprise. The DGCL allows action by written consent to be taken by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders if all shares entitled to vote thereat were present and voted, unless this right to act by written consent is denied in the certificate of incorporation. Enterprise’s amended and restated bylaws reaffirm this but require that any written action be delivered to Enterprise at its registered office, at its principal place of business, or to an officer or agent of Enterprise that has custody of the minute books in which proceedings of stockholders are recorded.

Trinity. The NMBCA provides that written action of shareholders in lieu of a meeting is permitted only if the consent is signed by all of the shareholders entitled to vote with respect to the subject matter of such consent.

Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions
Enterprise.  The DGCL provides that a merger or sale of all or substantially all of the assets of a Delaware corporation shall be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the merger or sale. Neither the Enterprise certificate of incorporation, as amended, or amended and restated bylaws provide a different standard regarding the vote required to approve a merger or sale of all or substantially all of the assets of Enterprise.

Trinity. Trinity’s amended and restated articles of incorporation provides that a merger or sale of all or substantially all of Trinity’s assets will require an affirmative vote of the shareholders holding at least seventy percent (70%) of the voting power of all the outstanding shares entitled to vote, unless, among other things such transaction is approved at any time prior to its consummation by resolution adopted by not less than seventy percent (70%) of the number of directors as may be fixed from time to time, in the manner prescribed herein, by the board of directors of Trinity.

Dissenters’ Rights	Enterprise. The DGCL provides that a holder of shares of any class or series has the right, in some circumstances, to demand an appraisal of the fair value of his or her shares.
Trinity. The NMBCA provides that each stockholder of a New Mexico corporation has the right to dissent from certain transactions, including a merger requiring stockholder approval. The NMBCA also provides that stockholders electing to exercise their right to dissent must file with the corporation a written objection to the merger at or prior to the meeting of stockholders called to consider and vote upon the merger. If the merger is approved at the meeting, those stockholders who do not vote in favor of the merger may make written demand on the corporation for payment of the fair value of their shares as determined in accordance with the applicable provisions of the NMBCA. This demand must be made either within ten days following the meeting at which the merger was approved or, if the merger is to be carried out without a vote of the corporation’s stockholders, within 25 days after the plan of the merger has been mailed to the stockholder. Any stockholder who fails to properly make the demand within the prescribed time periods will not acquire a right to receive payment for their shares.

Certain Business Combination Restrictions
Enterprise. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder that owns 15% or more of the outstanding voting stock (an “interested stockholder”) for three years following the time that person becomes an “interested stockholder” unless (i) prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or (iii) upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exceptions). Enterprise has not opted out of Section 203 of the DGCL.

Trinity. The NMBCA does not have a similar statute to Section 203 of the DGCL. The amended and restated articles of incorporation of Trinity provide that any business combination with a stockholder that is the beneficial owner of more than 10% of the voting power of the stock must be approved by seventy percent (70%) of the voting power of the then outstanding shares of stock of Trinity entitled to vote in the election of directors, unless either the business combination is approved by a majority of the disinterested directors or the value of the aggregate consideration to be paid to the Trinity shareholders in such business combination is at least equal to the higher of the thresholds set forth in the amended and restated articles of incorporation.

Stockholder Rights Plans (“Poison Pill”)	Enterprise. Enterprise does not have a stockholder rights plan in place.	Trinity. Trinity does not have a shareholders rights plan in place.

Dividends
Enterprise. Under the DGCL, a corporation may pay dividends to the extent of its surplus, and, if no surplus is available, dividends may be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Enterprise’s amended and restated bylaws provide that dividends, if any, may be declared by the board.
Trinity. Trinity’s second amended and restated bylaws provide that the board of directors, from time to time, declare, and Trinity may pay, dividends on the outstanding shares of capital stock.
Indemnification of Directors and Officers
Enterprise. Enterprise’s amended and restated bylaws provide that Enterprise will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of Enterprise or by reason of the fact that such person is or was serving at the request of Enterprise as a director, officer or trustee of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under Delaware or federal law.

Trinity. Trinity’s amended and restated articles of incorporation and second amended and restated bylaws provide that each person who is or was a director or officer of Trinity, or serves or served at the request of the Trinity as a director, officer or partner of another enterprise, shall be indemnified to the fullest extent authorized by the NMBCA. Section 53-11-4.1 of the NMBCA empowers a corporation to indemnify any officer or director against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the person in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In an action, suit, or proceeding by or in right of the corporation, indemnification is only permitted for its officer’s or director’s reasonable expenses and is not permitted at for if the person is adjudged to be liable to the corporation. In addition, a director or officer shall not be indemnified where the person was adjudged to be liable on the basis that the person improperly received a personal benefit. This section also empowers a corporation to maintain insurance or furnish similar protection, including, but not limited to, providing a trust fund, a letter of credit, or self-insurance, on behalf of any officer of director against any liability asserted against the person in such capacity, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of this section.

Amendments to Certificate of Incorporation and Bylaws
Enterprise. Under the DGCL, an amendment to Enterprise’s certificate of incorporation requires (i) the approval of its board of directors, (ii) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.
The bylaws may be amended or repealed by (i) the approval of the holders of a majority of the outstanding stock entitled to vote at any annual or special meeting of stockholders or (ii) the action of the Enterprise board of directors at any regular or special meeting.

Trinity. The NMBCA provides that Trinity’s articles of incorporation can be amended by the affirmative vote of a majority of the outstanding shares entitled to vote, subject to certain exceptions for amendments that affect primarily certain classes of shareholders.
Trinity’s second amended and restated bylaws give the board of directors the power to alter, amend and repeal Trinity’s bylaws.

Forum Selection Clause	Enterprise. Enterprise’s does not have a forum selection clause in its bylaws.
Trinity. Trinity’s second amended and restated bylaws provide for the Court of Chancery of the State of Delaware to be the exclusive forum for derivative actions, suits against Trinity under the NMBCA and certain other corporate claims.

SECURITY OWNERSHIP OF TRINITY DIRECTORS, CERTAIN OFFICERS
AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding beneficial ownership of Trinity shares of common stock by:

•	Any person who is known to Trinity to own beneficially more than 5.0% of Trinity’s common stock;

•	Each of Trinity’s directors;

•	Each of Trinity’s named executive officers; and

•	All current executive officers and directors as a group.

All shares of common stock are owned with sole voting and investment power by each person listed, unless otherwise indicated by footnote. Beneficial ownership as of the dates noted has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of January 22, 2019. The address of each beneficial owner is c/o Trinity Capital Corporation, 1200 Trinity Drive, Los Alamos, New Mexico 87544, unless otherwise indicated by footnote. As of January 22, 2019, there were 19,821,933 shares of common stock outstanding of which 12,085,733 were shares of voting common stock and 7,736,200 were shares of non-voting common stock.

Name	Reporting Type	As of January 22, 2019
		Beneficial Ownership of Voting Common Stock	Percent of Class of Voting Common Stock	Beneficial Ownership of Non-Voting Common Stock	Percent of Class of Non-Voting Common Stock
Directors and Named Executive Officers
Gregory G. Antonsen	Director	22,285	*	–	–
Thomas G. Dolan (1)	Chief Financial Officer	362,500	3.00%	–	–
James Deutsch	Director	211	*	–	–
James E. Goodwin, Jr. (2)	Director	99,863	*	–	–
John S. Gulas (3)	Director and Chief Executive Officer	153,178	1.27%	–	–
Jeffrey F. Howell	Director	46,410	*	–	–
Samuel T Hubbard	Director	6,369	*	–	–
Leslie Nathanson Juris	Director	20,567	*	–	–
Joseph M. Martony (4)	Chief Risk Officer	35,446	*	–	–
Arthur B. Montoya, Jr. (5)	Director	42,755	*	–	–
Tony Scavuzzo	Director	211	*	–	–
Charles A. Slocomb (6)	Director	67,004	*	–	–
All of Directors and Executive Officers as a group (15 individuals) (7)		923,050	7.71%	–	–

Principal Shareholders
Castle Creek Capital Partners VI LP (8)	5.0% Shareholder	1,184,567	9.90%	3,868,100	50.00%
Patriot Financial Partners II, LP (9)	5.0% Shareholder	1,184,567	9.90%	3,868,100	50.00%
Strategic Value Investors LP (10)	5.0% Shareholder	1,124,092	9.39%	0	0%
Trinity Capital Corporation ESOP (11)	5.0% Shareholder	716,544	5.99%	0	0%

(1)	Mr. Dolan holds 40,625 RSUs awarded on August 22, 2017 and 21,875 RSUs awarded on March 20, 2018 which are not included in the total as these RSUs are not yet vested.

(2)
Mr. Goodwin shares voting and investment power in 15,000 shares with his spouse. The James E. Goodwin, Jr. 2010 Trust holds 29,435 shares of which 10,000 shares were gifted to the trust by Mr. Goodwin. Mr. Goodwin does not have any voting or investment power over such shares. Mr. Goodwin has an indirect interest in 10,800 shares.

(3)
Mr. Gulas holds 19,263 RSUs awarded on April 26, 2017, 50,000 RSUs awarded on August 22, 2017, 15,000 RSUs awarded on January 24, 2018, and 35,000 RSUs awarded on March 20, 2018 which are not included in the total as these RSUs are not yet vested.

(4)
Mr. Martony holds 6,894 RSUs awarded on April 26, 2017, 32,500 RSUs awarded on August 22, 2017, and 17,500 RSUs awarded on March 20, 2018 which are not included in the total as these RSUs are not yet vested.

(5)	Dr. Montoya shares voting and investment power in 39,997 shares with his spouse.

(6)	Dr. Slocomb shares voting and investment power in 64,071 shares with his spouse.

(7)	The total percentage of ownership for all Directors and Executive Officers includes all options exercisable within 60 days of January 22, 2019.

(8)	The address for Castle Creek Capital Partners VI LP is 6051 El Tordo, Rancho Santa Fe, California 92067.

(9)
The following are members of the “Patriot Financial Group”: each of Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. (together, the “Patriot Funds”), Patriot Financial Partners, GP II, L.P., the general partner of the Patriot Funds (“Patriot GP”), Patriot Financial Manager II, L.P., which provides advisory services to certain members of the Patriot Financial Group, Patriot Financial Partners, GP II, LLC, general partner of Patriot GP (“Patriot LLC”) and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch, general partners of the Patriot Funds and Patriot GP and members of Patriot LLC, and James F. Deutsch who is a member of the investment committees (along with Messrs. Wycoff, Lubert and Lynch) which make investment decisions on behalf of the Patriot Funds. Accordingly, securities owned by the Patriot Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch. Mr. Deutsch disclaims beneficial ownership. The address for Patriot Financial Partners II, LP is Cira Centre, 2929 Arch Street, 27th Floor, Philadelphia, Pennsylvania 19104.

(10)	The address for Strategic Value Investors LP is 2000 Auburn Drive, Suite 300, Beachwood, Ohio 44122.

(11)
Of the 716,544 shares held by Trinity’s Employee Stock Ownership Plan (the “ESOP”) as of January 22, 2019, all were allocated or will be allocated to the individual participants’ accounts. The address of the ESOP is 1200 Trinity Drive, Los Alamos, New Mexico 87544.

PROPOSAL II – TO APPROVE A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION THAT WILL OR MAY BECOME PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF TRINITY IN CONNECTION WITH THE MERGER
In accordance with the requirements of the Dodd-Frank Act and the rules of the SEC adopted thereunder, the Trinity board of directors is providing shareholders with the opportunity to cast a non-binding advisory vote on the compensation that will or may become payable to the three “named executive officers” of Trinity in connection with the Merger, as summarized in the table under the caption “Proposal I – The Merger — Interests of Trinity’s Directors and Executive Officers in the Merger — Merger-Related Executive Compensation for Trinity’s Named Executive Officers” beginning on page 64 of this document.
As described in greater detail under the caption “Proposal I – The Merger — Interests of Trinity’s Directors and Executive Officers in the Merger — Merger-Related Executive Compensation for Trinity’s Named Executive Officers,” each of Trinity’s named executive officers will or may become entitled to receive a payment from Trinity. Under SEC rules, Trinity shareholders must be provided with the opportunity to vote on a non-binding advisory resolution to approve certain “golden parachute” payments that its named executive officers will receive in connection with the Merger. The payments to Messrs, Gulas, Dolan and Martony constitute “golden parachute” payments.
Accordingly, at the Special Meeting, Trinity is asking its shareholders to approve, in a non-binding advisory vote, the compensation that will or may become payable to its named executive officers in connection with the Merger through the adoption of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to its named executive officers in connection with the Merger, as disclosed in the table under the caption “Proposal I – The Merger — Interests of Trinity’s Directors and Executive Officers in the Merger — Merger-Related Executive Compensation for Trinity’s Named Executive Officers” in the proxy statement/prospectus in accordance with Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”
The vote on this Proposal II is a vote separate and apart from the vote on Proposal I to approve the Merger Agreement and Proposal III to adjourn or postpone the Special Meeting. Accordingly, Trinity shareholders may vote not to approve this Proposal II and to approve Proposal I and/or Proposal III, and vice versa. Because the vote is advisory in nature only, it will not be binding on either Trinity or Enterprise, regardless of whether the Merger Agreement is approved. Accordingly, as the compensation to be paid in connection with the Merger is a contractual obligation to the named executive officers of Trinity, regardless of the outcome of this advisory vote, such compensation will be payable if the Merger Agreement is approved and the Merger is completed, subject only to the contractual conditions applicable to such payment.
The Trinity board of directors unanimously recommends that Trinity shareholders vote “FOR” approval of a non-binding resolution to approve the compensation that will or may become payable to the named executive officers of Trinity in connection with the Merger.

PROPOSAL III – TO ADJOURN OR POSTPONE THE SPECIAL MEETING TO A LATER DATE OR DATES, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE MERGER PROPOSAL
The Trinity board of directors seeks the authorization of Trinity shareholders to direct the vote of the proxies to adjourn or postpone the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.
In the event that Trinity’s management determines there are not sufficient votes to approve the Merger Proposal at the time of the Special Meeting, the Merger Agreement may not be approved unless the Special Meeting is adjourned or postponed to a later date or dates in order for directors, officers and employees of Trinity to solicit additional proxies in favor of the Merger Agreement. In order to allow proxies that have been received by Trinity at the time of the Special Meeting to be voted in favor of the adjournment or postponement of the Special Meeting, if necessary or appropriate, Trinity has submitted the question of such adjournment or postponement to its shareholders as a separate matter for their consideration. In the event that a vote on the Adjournment Proposal is held, proxies will be voted to in favor of the Adjournment Proposal, except for proxies as to which instructions have been given to vote against the Adjournment Proposal.
The affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote at the Special Meeting and present in person or proxy at the Special Meeting is required in order to approve the Adjournment Proposal. Abstentions will be counted for the purpose of determining whether a quorum is present at the meeting and will have the effect of a vote “AGAINST” the approval of this proposal.
The Trinity board of directors unanimously recommends that its shareholders vote “FOR” this proposal to adjourn or postpone the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.

TRINITY SHAREHOLDER PROPOSALS
Trinity intends to hold an annual meeting during the year ending December 31, 2019 only if the Merger is not completed.

The regulations of the SEC require any shareholder wishing to include a proposal in Trinity’s proxy statement for its 2019 Annual Meeting of Shareholders to present the proposal to Trinity at 1200 Trinity Drive, Los Alamos, New Mexico 87544 no later than January 30, 2019. Proposals should be directed to the attention of Trinity’s Corporate Secretary. Trinity will consider written proposals received by that date for inclusion in its proxy statement in accordance with regulations governing the solicitation of proxies.

Shareholder Director Nomination Procedure. Shareholders may nominate candidates for the Trinity board of directors by following the procedures detailed in Trinity’s Amended and Restated Bylaws or the Stockholder Nomination Procedures located at
https://www.snl.com/Cache/1001231562.PDF?O=PDF&T=&Y=&D=&FID=1001231562&iid=1017156 and
http://www.snl.com/Cache/1500095747.PDF?O=PDF&T=&Y=&D=&FID=1500095747&iid=1017156, respectively. The Trinity shareholder must provide a written statement suggesting an individual as a candidate that includes for each nominee, among other things, the nominee’s name, age, business address, principal occupation or employment and the class and number of shares of Trinity’s common stock beneficially owned as of the date of such statement. The statement must be received by Trinity’s Corporate Secretary, in the case of an annual meeting, not less than 90 days and not more than 120 days prior to May 30, 2019, and in the case of a special meeting, not less than 90 days nor more than 120 days in advance of the date (day and month) of such special meeting. Because Trinity’s 2018 Annual Meeting was held on May 30, 2018, written notice of a shareholder nomination for director for the 2019 Annual Meeting will have to be delivered to Trinity’s Corporate Secretary not earlier than the close of business on January 30, 2019 and not later than the close of business on March 1, 2019. These requirements are separate from the requirements of the SEC that a shareholder must meet to have a proposal included in Trinity’s proxy statement.

Shareholder Procedure for Other Proposals. For any proposal other than nominations for director that a shareholder proposes to bring before an annual meeting, the shareholder’s notice must contain the following to be properly proposed: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder, beneficial owner, if any, or by any Shareholder Associated Person (as defined in Trinity’s bylaws) in such business; (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration); and (iii) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, or by any Shareholder Associated Person, and any other person or persons (including their names) in connection with the proposal of such business. Such notice shall be in writing and filed with Trinity’s Corporate Secretary on or before 60 days in advance of May 30, 2019 or March 31, 2019. These requirements are separate from the requirements of the SEC that a shareholder must meet to have a proposal included in Trinity’s proxy statement.

EXPERTS
The financial statements, incorporated in this proxy statement/prospectus by reference from Enterprise's Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Enterprise's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Trinity and its subsidiary as of December 31, 2017 and 2016 and for each of the three years ended December 31, 2017, included in this proxy statement/prospectus, have been audited by Crowe LLP, an independent registered public accounting firm, as stated in their report thereon and included in the registration statement of which this proxy statement/prospectus is a part in reliance upon such reports of such firm as experts in accounting and auditing.

OTHER MATTERS
As of the date of this proxy statement/prospectus, the Trinity board of directors does not know of any matter that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournments or postponements thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares of Trinity common stock represented by those proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the Trinity board of directors, as applicable.

WHERE YOU CAN FIND MORE INFORMATION
Enterprise has filed a registration statement with the SEC under the Securities Act that registers the shares of Enterprise common stock to be issued to Trinity shareholders in the Merger.

The registration statement, of which this proxy statement/prospectus is a part, including the attached appendices and exhibits, contains additional relevant information about Enterprise and its common stock, Trinity and the combined company.

Enterprise is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by Enterprise at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Enterprise’s filings with the SEC are also available to the public through the SEC’s Internet website at http://www.sec.gov. You can also find information about Enterprise by visiting Enterprise’s website at www.enterprisebank.com. Information contained in these websites does not constitute part of this proxy statement/prospectus.

The SEC allows Enterprise to “incorporate by reference” information into this proxy statement/prospectus. This means that Enterprise can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Enterprise has previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about Enterprise and Enterprise’s financial condition:

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Definitive Proxy Statement on Schedule 14A for Enterprise’s 2018 Annual Meeting of Stockholders filed on April 19, 2018;

•	Definitive Proxy Statement on Schedule 14A for Enterprise’s 2018 Annual Meeting of Stockholders filed on March 30, 2018;

•	Definitive Proxy Statement on Schedule 14A for Enterprise’s 2018 Annual Meeting of Stockholders filed on March 14, 2018;

•	Quarterly Reports on Form 10-Q filed for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•
Current Reports on Form 8-K and 8-K/A filed on January 22, 2018, January 26, 2018, April 23, 2018, May 2, 2018, May 4, 2018, May 7, 2018, July 2, 2018, July 23, 2018, July 25, 2018, July 27, 2018, October 22, 2018, November 2, 2018, November 6, 2018, and December 13, 2018; and

•
The description of Enterprise common stock set forth in Enterprise’s registration statement on Form 8-A12B filed on April 30, 1998, and registration statement on Form 8-A12G filed on October 6, 1999, including any amendment or report filed for the purpose of updating any such description, including the form of Enterprise common stock certificate filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Enterprise incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Special Meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Enterprise has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Enterprise. Trinity has supplied all information contained in this proxy statement/prospectus relating to Trinity.

You can obtain any of the documents incorporated by reference in this proxy statement/prospectus through Enterprise or from the SEC through the SEC’s Internet website at http://www.sec.gov. Documents incorporated by reference are available from Enterprise without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone as specified below:
Enterprise Financial Services Corp
Attention: Mr. Keene S. Turner, Executive Vice President and Chief Financial Officer
150 North Meramec
Clayton, MO 63105
Telephone: (314) 725-5500
You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than five (5) business days before the date of the Special Meeting. This means that Trinity shareholders requesting documents must do so by February 19, 2019 in order to receive them before the Special Meeting. If you request any incorporated documents, Enterprise will mail them to you by first-class mail, or another equally prompt means, within one (1) business day after it receives your request.
We have not authorized anyone to give any information or make any representation about the Merger Agreement or the Merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Enterprise has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)
	September 30, 2018	December 31, 2017
ASSETS
Cash and due from banks	$11,046	$12,893
Interest-bearing deposits with banks	3,645	22,541
Cash and cash equivalents	14,691	35,434
Investment securities available for sale, at fair value	437,975	468,733
Investment securities held to maturity, at amortized cost (fair value of $7,151 and $7,369 as of September 30, 2018 and December 31, 2017, respectively)	7,769	7,854
Non-marketable equity securities	5,819	3,617
Loans held for sale, at lower of cost or market	6,815	—
Loans (net of allowance for loan losses of $9,528 and $13,803 as of September 30, 2018 and December 31, 2017, respectively)	695,296	686,341
Bank owned life insurance (“BOLI”)	26,313	25,656
Premises and equipment, net	28,027	28,542
Other real estate owned (“OREO”), net	5,982	6,432
Deferred tax assets (“DTAs”), net	11,621	10,143
Other assets	13,283	14,781
Total assets	$1,253,591	$1,287,533

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$175,655	$161,677
Interest-bearing	921,758	965,670
Total deposits	1,097,413	1,127,347
Borrowings	15,400	2,300
Junior subordinated debt	26,766	36,941
Other liabilities	6,243	15,399
Total liabilities	1,145,822	1,181,987

Stock owned by Employee Stock Ownership Plan (“ESOP”) participants; 723,127 shares and 831,645 shares as of September 30, 2018 and December 31, 2017, respectively, at fair value	$5,183	$5,961

Commitments and contingencies (Note 13)

Stockholders’ equity
Common stock voting, no par; 20,000,000 shares authorized; 11,660,491 and 11,364,862 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	11,660	11,365
Common stock non-voting, no par; 20,000,000 shares authorized; 8,044,292 shares and 8,286,200 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	8,044	8,286
Additional paid-in capital	36,222	35,071
Retained earnings	64,093	54,587
Common stock related to ESOP	(5,183)	(5,961)
Accumulated other comprehensive loss	(12,250)	(3,763)
Total shareholders’ equity	102,586	99,585
Total liabilities and shareholders’ equity	$1,253,591	$1,287,533

The accompanying notes are an integral part of these consolidated financial statements.

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Interest income:
Loans held for sale	$125	$—	$167	$—
Loans, including fees	8,534	9,016	25,272	27,613
Interest and dividends on investment securities:
Taxable	1,506	1,665	4,562	5,143
Nontaxable	1,042	506	3,127	1,085
Other interest income	78	275	256	574
Total interest income	11,285	11,462	33,384	34,415

Interest expense:
Deposits	424	432	1,255	1,333
Borrowings	131	37	313	114
Junior subordinated debt	363	599	1,501	1,912
Total interest expense	918	1,068	3,069	3,359
Net interest income	10,367	10,394	30,315	31,056
(Benefit) provision for loan losses	(1,000)	(250)	(1,480)	(1,220)
Net interest income after benefit for loan losses	11,367	10,644	31,795	32,276

Noninterest income:
Mortgage loan servicing fees	—	446	—	1,394
Trust and investment services fees	749	643	2,255	1,953
Service charges on deposits	226	202	712	784
Net gain on sale of OREO	191	130	764	800
Net gain on sale of loans	—	—	—	—
Net loss on sale of securities	—	—	—	(1,248)
BOLI income	218	88	656	271
Mortgage referral fee income	288	431	874	1,175
Interchange fees	507	567	1,593	1,823
Other fees	301	312	936	984
Venture capital investment income	—	—	735	(21)
Other noninterest income	18	13	32	85
Total noninterest income	2,498	2,832	8,557	8,000

Noninterest expenses:
Salaries and employee benefits	5,410	5,668	16,286	17,913
Occupancy	522	553	1,592	1,590
Data processing	952	1,132	2,894	3,557
Legal, professional and accounting fees	488	712	1,540	3,998
Change in value of Mortgage servicing rights (“MSRs”)	—	677	—	1,406
Other noninterest expense	1,674	2,931	5,955	10,010
Total noninterest expenses	9,046	11,673	28,267	38,474
Income (loss) before provision for income taxes	4,819	1,803	12,085	1,802
Provision for income taxes	1,303	1,398	2,579	3,487
Net income (loss)	3,516	405	9,506	(1,685)
Dividends and discount accretion on preferred shares	—	—	—	770
Net income (loss) attributable to common stockholders	$3,516	$405	$9,506	$(2,455)
Basic earnings (loss) per common share	$0.18	$0.02	$0.48	$(0.16)
Diluted earnings (loss) per common share	$0.18	$0.02	$0.48	$(0.16)

The accompanying notes are an integral part of these consolidated financial statements.

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands)
Net income (loss)	$3,516	$405	$9,506	$(1,685)
Other comprehensive income:
Unrealized (loss) gains on securities available for sale	(2,418)	229	(11,415)	2,343
Securities losses reclassified into earnings	—	—	—	1,248
Related income tax expense (benefit)	620	(106)	2,928	(1,436)
Other comprehensive (loss) income	(1,798)	123	(8,487)	2,155
Total comprehensive income (loss)	$1,718	$528	$1,019	$470

The accompanying notes are an integral part of these consolidated financial statements.

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

	Common stock
	Voting Issued	Held in Treasury, at cost	Non-voting Issued	Preferred Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Stock Related to ESOP	Total Stockholders’ Equity
Balance, December 31, 2016	$9,509	$—	$—	$74,007	$(1,373)	$60,651	$(5,495)	$(3,192)	$134,107
Net loss						(1,685)			(1,685)
Other comprehensive income							2,155		2,155
Redemption of Series A preferred shares				(35,539)					(35,539)
Redemption of Series B preferred shares				(1,777)					(1,777)
Dividends declared on preferred shares						(372)			(372)
Series C preferred shares converted to non-voting common stock			8,286	(37,089)	28,803				—
Common stock issued for board compensation	40				153				193
Amortization of preferred stock issuance costs				398		(398)			—
Restricted stock units (“RSUs”) vested	17				(17				—
RSUs compensation expense					91				91
Balance, September 30, 2017	$9,566	$—	$8,286	$—	$27,657	$58,196	$(3,340)	$(3,192)	$97,173

Continued next page

	Common stock
	Voting Issued	Held in Treasury, at cost	Non-voting Issued	Preferred Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Stock Related to ESOP	Total Stockholders’ Equity
Balance, December 31, 2017	$11,365	$—	$8,286	$—	$35,071	$54,587	$(3,763)	$(5,961)	$99,585
Net income						9,506			9,506
Other comprehensive loss							(8,487)		(8,487)
Rights offering costs					(2)				(2)
Common stock issued to board	17				115				132
ESOP distributions								778	778
RSU compensation expense					1,105				1,105
Common stock issued for vested RSUs	36				(67)				(31)
Conversion from non-voting to voting common stock	242		(242)						—
Balance, September 30, 2018	$11,660	$—	$8,044	$—	$36,222	$64,093	$(12,250)	$(5,183)	$102,586

The accompanying notes are an integral part of these consolidated financial statements.

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash Flows From Operating Activities	(Dollars in thousands)
Net income (loss)	$9,506	$(1,685)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,778	5,104
Benefit for loan losses	(1,480)	(1,220)
Net loss on sale of investment securities	—	1,248
Net gain on sale of loans	—	—
Gains and write-downs on OREO, net	(713)	(166)
Loss (gain) on disposal of premises and equipment	5	(37)
Decrease in deferred income tax assets	1,451	1,081
Change in escrow liabilities	(5,306)	712
Change in value of MSRs	—	1,406
BOLI income	(656)	(271)
Compensation expense recognized for restricted stock units	1,105	91
Decrease in accrued interest payable on sub debt	—	(9,676)
Changes in operating assets and liabilities:
Other assets	731	4,703
Other liabilities	(3,849)	(2,158)
Net cash provided by (used in) operating activities before origination and gross sales of loans held for sale	6,572	(868)
Gross sales of loans held for sale	—	—
Origination of loans held for sale	—	—
Net cash provided by (used in) operating activities	$6,572	$(868)

Continued next page

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS CONTINUED
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash Flows From Investing Activities	(Dollars in thousands)
Proceeds from maturities and paydowns of investment securities, available for sale	$36,370	$38,647
Proceeds from sale of investment securities, available for sale	—	56,543
Purchase of investment securities, available for sale	(21,824)	(92,437)
Purchase of investment securities, other	(1,479)	(2)
Proceeds from maturities and paydowns of investment securities, held to maturity	72	884
Proceeds from sale of investment securities, other	—	33
Purchase bank owned life insurance	—	—
Proceeds from sale of other real estate owned	2,358	3,251
Loans paid down (funded), net	(15,316)	48,608
Purchases of premises and equipment	(450)	(3,907)
Proceeds from sale of premises and equipment	1	69
Net cash (used in) provided by investing activities	(268)	51,689
Cash Flows From Financing Activities
Net increase (decrease) in demand deposits, NOW accounts and savings accounts	(3,954)	(2,770)
Net decrease in time deposits	(25,982)	(37,331)
Partial repayment of subordinated debt	(10,310)	—
Proceeds from issuance of short-term borrowings	13,100	—
Redemption of preferred stock	—	(37,316)
Decrease in dividends payable on preferred stock	—	(12,965)
Issuance of common stock	99	193
Net cash used in (provided by) financing activities	(27,047)	(90,189)
Net decrease in cash and cash equivalents	(20,743)	(39,368)
Cash and cash equivalents:
Beginning of period	35,434	119,335
End of period	$14,691	$79,967
Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$3,412	$13,118
Non-cash investing and financing activities:
Transfers from loans to other real estate owned	1,467	2,848
Sales of other real estate owned financed by loans by the Bank	315	—
Transfer from loans to loans held for sale	6,815	—
Transfer from venture capital to loans	—	150
Conversion of Series C preferred stock to non-voting common stock	—	37,089
Dividends declared on preferred stock	—	373
Conversion of non-voting common stock to voting common stock	242	—

The accompanying notes are an integral part of these consolidated financial statements.

Note 1. Basis of Presentation

Consolidation:  The accompanying unaudited consolidated financial statements include the consolidated balances and results of operations of Trinity Capital Corporation (“Trinity” or the “Company”) and its wholly owned subsidiaries: Los Alamos National Bank (the “Bank”) and TCC Advisors Corporation (“TCC Advisors”), collectively referred to as the “Company.” Trinity Capital Trust I (“Trust I”), Trinity Capital Trust III (“Trust III”), Trinity Capital Trust IV (“Trust IV”) and Trinity Capital Trust V (“Trust V”), collectively referred to as the “Trusts,” are trust subsidiaries of Trinity. Trinity owns all of the outstanding common securities of the Trusts. The Trusts are considered variable interest entities (“VIEs”) under Accounting Standards Codification (“ASC”) Topic 810, “Consolidation.”  Because Trinity is not the primary beneficiary of the Trusts, the financial statements of the Trusts are not included in the consolidated financial statements of the Company.  TCC Advisors Corporation and Trust I were dissolved in March 2018.

Basis of presentation: The accompanying unaudited consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany items and transactions have been eliminated in consolidation.  The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and general practices within the financial services industry.  In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year then ended.  Actual results could differ from those estimates.

The accompanying unaudited consolidated financial statements have been prepared in accordance with GAAP for financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the statements reflect all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows of the Company on a consolidated basis, and all such adjustments are of a normal recurring nature. These financial statements and the notes thereto should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”). Operating results for the three and nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018 or any other period.

Reclassifications: Some items in the prior year financial statements have been reclassified to conform to the current presentation.  Reclassifications had no effect on prior year net income or shareholders’ equity.

Note 2. Earnings (Loss) Per Share Data

Average number of shares used in calculation of basic and diluted earnings (loss) per common share were as follows for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except share data)
Net income (loss)	$3,516	$405	$9,506	$(1,685)
Dividends and discount accretion on preferred shares	—	—	—	770
Net income (loss) attributable to common stockholders	$3,516	$405	$9,506	$(2,455)
Weighted average common shares issued	19,702,110	17,539,689	19,685,998	15,647,178
LESS: Weighted average treasury stock shares	—	—	—	—
Weighted average common shares outstanding, net	19,702,110	17,539,689	19,685,998	15,647,178
Basic earnings (loss) per common share	$0.18	$0.02	$0.48	$(0.16)
Dilutive effect of stock-based compensation	255,541	13,134	244,759	—
Weighted average common shares outstanding including dilutive shares	19,957,651	17,552,823	19,930,757	15,647,178
Diluted earnings (loss) per common share	$0.18	$0.02	$0.48	$(0.16)

Certain restricted stock units (“RSUs”) were not included in the above calculation, as they would have had an anti-dilutive effect. There were no shares excluded from the calculation for the three months ended September 30, 2018 and September 30, 2017.  There were no shares excluded from the calculation for the nine months ended September 30, 2018.  The total number of excluded shares relating to such RSUs was approximately 97,000 shares for the nine months ended September 30, 2017.

Note 3. Recent Accounting Pronouncements

Newly effective standards:  In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). This update requires an entity to recognize revenue as performance obligations are met, in order to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration the entity is entitled to receive for those goods or services. The following steps are applied in the updated guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date.  This update deferred the effective date of ASU 2014-09 by one year, making it effective for annual reporting periods beginning after December 15, 2017 including interim reporting periods within that reporting period. The Company’s revenue is primarily comprised of net interest income on financial assets and liabilities, which is explicitly excluded from the scope of this guidance, and non-interest income.  The Company has reviewed non-interest income, such as deposit fees, assets management and investment advisory fees, OREO gains and losses on sale, and credit card interchange fees.  The Company completed its overall assessment of revenue streams and related contracts affected by the guidance and adopted ASC 606 on January 1, 2018 with no impact on total shareholders’ equity or net income.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (Topic 825).  The amendments in this update require that public entities measure equity investments with readily determinable fair values, at fair value, with changes in their fair value recorded through net income.  This ASU clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset (“DTA”) related to available for sale securities in combination with the entity’s other DTA. This ASU also prescribes an exit price be used to determine the fair value of financial instruments not measured at fair value for disclosure in the fair value note.  The amendments within the update are effective for fiscal years and all interim periods beginning after December 15, 2017.  The Company has determined that the evaluation of DTA valuation allowance and the exit price for financial instruments are within scope for the Company.  The Company adopted this standard on January 1, 2018 and used a third-party to provide the exit pricing for Note 16, Fair Value Measurements, as required under ASU 2016-01.  The adoption of ASU 2016-01 did not have an impact on the Company’s financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718).  ASU 2017-09 was effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  This ASU provides clarity on the guidance related to stock compensation when there have been changes to the terms or conditions of a share-based payment award to which an entity would be required to apply modification accounting under ASC 718.  The ASU provides the three following criteria must be met in order to not account for the effect of the modification of terms or conditions: the fair value, the vesting conditions and the classification as an equity or liability instrument of the modified award is the same as the original award immediately before the original award is modified. The Company adopted ASU 2017-09 on January 1, 2018.  The adoption of ASU 2017-09 did not have a material impact on the Company’s Consolidated Financial Statements.

Newly Issued But Not Effective Accounting Standards: In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those periods using a modified retrospective approach and early adoption is permitted. This ASU requires a lessee to record a right-to-use asset and liability representing the obligation to make lease payments for long-term leases.  It is expected that assets and liabilities will increase based on the present value of remaining lease payments for leases in place at the adoption date; however, this is not expected to be material to the Company’s results of operations or financial position.  The Company continues to evaluate the extent of potential impact the new guidance will have on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.  The Company has created an internal committee focused on the implementation of ASU 2016-13 and is currently in the process of evaluating data needs and the effects of ASU 2016-13 on its financial statements and disclosures.  The Company is also working with a third-party allowance for loan and lease losses (“ALLL”) software provider to help with implementation.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The update is effective for interim and annual periods in fiscal years beginning after December 15, 2019, with early adoption permitted for the removed disclosures and delayed adoption until fiscal year 2020 permitted for the new disclosures. The removed and modified disclosures will be adopted on a retrospective basis, and the new disclosures will be adopted on a prospective basis. The adoption will not have a material effect on the Company’s consolidated financial statements.

Note 4. Restrictions on Cash and Due From Banks

The Bank is required to maintain reserve balances in cash or on deposit with the Board of Governors of the Federal Reserve System (“FRB”), based on a percentage of deposits.  As of September 30, 2018 and December 31, 2017, the reserve requirement on deposit at the FRB was $0 due to the small balance of demand deposits and the balances maintained at the FRB.

Restricted cash included in “cash and due from banks” on the Consolidated Balance Sheets was $100 thousand and $0 at September 30, 2018 and December 31, 2017, respectively.  This restricted cash is maintained at a bank as collateral for our credit card portfolio.

The Company maintains some of its cash in bank deposit accounts at financial institutions other than its subsidiaries that, at times, may exceed federally insured limits.  The Company may lose all uninsured balances if one of the correspondent banks fails without warning.  The Company has not experienced any losses in such accounts.  The Company believes it is not exposed to any significant credit risk on cash and cash equivalents as the Company reviews this risk on a quarterly basis.

Note 5. Investment Securities

Amortized cost and fair values of investment securities are summarized as follows:

Securities Available for Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
September 30, 2018
U.S. government sponsored agencies	$69,300	$—	$(2,296)	$67,004
State and political subdivisions	162,628	30	(5,114)	157,544
Residential mortgage backed securities	95,703	37	(2,097)	93,643
Residential collateralized mortgage obligations	15,119	48	(188)	14,979
Commercial mortgage backed securities	109,725	—	(5,388)	104,337
SBA pools	486	—	(18)	468
Totals	$452,961	$115	$(15,101)	$437,975

December 31, 2017
U.S. government sponsored agencies	$69,315	$—	$(764)	$68,551
State and political subdivisions	157,652	1,306	(252)	158,706
Residential mortgage backed securities	124,578	98	(1,593)	123,083
Residential collateralized mortgage obligations	9,715	51	(80)	9,686
Commercial mortgage backed securities	110,483	67	(2,388)	108,162
SBA pools	560	—	(15)	545
Totals	$472,303	$1,522	$(5,092)	$468,733

Securities Held to Maturity	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
September 30, 2018
SBA pools	$7,769	$—	$(618)	$7,151
Totals	$7,769	$—	$(618)	$7,151

December 31, 2017
SBA pools	$7,854	$—	$(485)	$7,369
Totals	$7,854	$—	$(485)	$7,369

Realized net gains (losses) on sale and call of securities available for sale are summarized as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands)
Gross realized gains	$—	$—	$—	$6
Gross realized losses	—	—	—	(1,254)
Net gains (losses)	$—	$—	$—	$(1,248)

There was no tax benefit for the three or nine months ended September 30, 2018 related to net realized gains and losses.  There was no tax benefit for the three months ended September 30, 2017 and a tax benefit of $482 thousand related to these net realized gains and losses for the nine months ended September 30, 2017.

A summary of unrealized loss information for investment securities, categorized by security type, as of September 30, 2018 and December 31, 2017 was as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
Securities Available for Sale:
September 30, 2018
U.S. government sponsored agencies	$26,449	$(834)	$41,023	$(1,462)	$67,472	$(2,296)
State and political subdivisions	111,103	(3,551)	36,527	(1,563)	147,630	(5,114)
Residential mortgage backed securities	27,367	(653)	59,894	(1,444)	87,261	(2,097)
Residential collateralized mortgage obligations	6,855	(52)	4,234	(136)	11,089	(188)
Commercial mortgage backed securities	19,370	(614)	84,965	(4,774)	104,335	(5,388)
SBA pools	—	—	468	(18)	468	(18)
Totals	$191,144	$(5,704)	$227,111	$(9,397)	$418,255	$(15,101)

December 31, 2017
U.S. government sponsored agencies	$49,070	$(331)	$19,481	$(433)	$68,551	$(764)
State and political subdivisions	23,217	(95)	24,774	(157)	47,991	(252)
Residential mortgage backed securities	18,771	(199)	88,100	(1,394)	106,871	(1,593)
Residential collateralized mortgage obligations	4,761	(67)	3,502	(13)	8,263	(80)
Commercial mortgage backed securities	6,961	(94)	81,042	(2,294)	88,003	(2,388)
SBA pools	—	—	545	(15)	545	(15)
Totals	$102,780	$(786)	$217,444	$(4,306)	$320,224	$(5,092)

Securities Held to Maturity:
September 30, 2018
SBA pools	$—	$—	$7,151	$(618)	$7,151	$(618)
Totals	$—	$—	$7,151	$(618)	$7,151	$(618)

December 31, 2017
SBA pools	$—	$—	$7,369	$(485)	$7,369	$(485)
Totals	$—	$—	$7,369	$(485)	$7,369	$(485)
As of September 30, 2018, the Company’s security portfolio consisted of 152 securities, 131 of which were in an unrealized loss position. As of September 30, 2018, $441.1 million in investment securities had unrealized losses with aggregate depreciation of 3.44% of the Company’s amortized cost basis.  Of these securities, $244.3 million had a continuous unrealized loss position for twelve months or longer with an aggregate depreciation of 3.94%.  The unrealized losses relate principally to the general change in interest rates and illiquidity, and not credit quality, that has occurred since the securities purchase dates, and such unrecognized losses or gains will continue to vary with general interest rate level fluctuations in the future.  As management does not intend to sell the securities, and it is likely that it will not be required to sell the securities before their anticipated recovery, no declines are deemed to be other than temporary.

The amortized cost and fair value of investment securities, as of September 30, 2018, by contractual maturity are shown below.  Maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
One year or less	$201	$200	$—	$—
One to five years	71,007	68,699	—	—
Five to ten years	3,209	3,189	—	—
Over ten years	157,997	152,928	7,769	7,151
Subtotal	232,414	225,016	7,769	7,151
Residential mortgage backed securities	95,703	93,643	—	—
Residential collateralized mortgage obligations	15,119	14,979	—	—
Commercial mortgage backed securities	109,725	104,337	—	—
Total	$452,961	$437,975	$7,769	$7,151

Securities with carrying amounts of $100.3 million and $87.4 million as of September 30, 2018 and December 31, 2017, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Note 6. Loans and Allowance for Loan Losses

As of September 30, 2018 and December 31, 2017, loans consisted of:

	September 30, 2018	December 31, 2017
	(In thousands)
Commercial	$63,539	$61,388
Commercial real estate	404,790	378,802
Residential real estate	155,118	178,296
Construction real estate	72,550	63,569
Installment and other	9,998	18,952
Total loans	705,995	701,007
Unearned income	(1,171)	(863)
Gross loans	704,824	700,144
Allowance for loan losses	(9,528)	(13,803)
Net loans	$695,296	$686,341

Loan Origination/Risk Management. The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk.  Management and the Board of Directors review and approve these policies and procedures on an annual basis.  A reporting system supplements the review process by providing management with reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans.  Management has identified the following categories in its loan portfolios:

Commercial loans: These loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand its business.  Underwriting standards are designed to promote relationship banking rather than transactional banking.  Management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed.  Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower.  The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value.  Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis.  In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial real estate loans: These loans are subject to underwriting standards and processes similar to commercial loans, in addition to those of other real estate loans.  These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate.  Commercial real estate lending typically involves higher original amounts than other types of loans and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan.  Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy.  The properties securing the Company’s commercial real estate portfolio are geographically concentrated in the markets in which the Company operates.  Management monitors and evaluates commercial real estate loans based on collateral, location and risk grade criteria.  The Company also utilizes third-party sources to provide insight and guidance about economic conditions and trends affecting market areas it serves.  In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans.  As of September 30, 2018, 24.8% of the outstanding principal balances of the Company’s commercial real estate loans were secured by owner-occupied properties.

With respect to loans to developers and builders that are secured by non-owner occupied properties that the Company may originate from time to time, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success.

Construction real estate loans: These loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners.  Construction real estate loans are generally based upon estimates of costs and values associated with the completed project and often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project.  Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained.  These loans are monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Residential real estate loans: Underwriting standards for residential real estate and home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, maximum loan-to-value levels, debt-to-income levels, collection remedies, the number of such loans a borrower can have at one time and documentation requirements.

Installment loans: The Company originates consumer loans utilizing a credit scoring analysis to supplement the underwriting process.  To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed.  This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk.  Additionally, trend and outlook reports are reviewed by management on a regular basis.

The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures, which include periodic internal reviews and reports to identify and address risk factors developing within the loan portfolio. The Company engages external independent loan reviews that assess and validate the credit risk program on a periodic basis.  Results of these reviews are presented to and reviewed by management and the Board of Directors.

The following table presents the contractual aging of the recorded investment in current and past due loans by category of loans as of September 30, 2018 and December 31, 2017, including nonaccrual loans:

	Current	30-59 Days Past Due	60-89 Days Past Due	Loans Past Due 90 Days or More	Total Past Due	Total
September 30, 2018	(In thousands)
Commercial	$63,512	$27	$—	$—	$27	$63,539
Commercial real estate	403,507	920	—	363	1,283	404,790
Residential real estate	151,872	1,811	266	1,169	3,246	155,118
Construction real estate	72,178	334	—	38	372	72,550
Installment and other	9,860	47	—	91	138	9,998
Total loans	$700,929	$3,139	$266	$1,661	$5,066	$705,995

Nonaccrual loan classification, included above	$4,888	$1,895	$266	$1,661	$3,822	$8,710

December 31, 2017
Commercial	$59,703	$173	$1,475	$37	$1,685	$61,388
Commercial real estate	371,640	5,490	—	1,672	7,162	378,802
Residential real estate	174,388	1,899	—	2,009	3,908	178,296
Construction real estate	59,291	423	74	3,781	4,278	63,569
Installment and other	18,705	80	81	86	247	18,952
Total loans	$683,727	$8,065	$1,630	$7,585	$17,280	$701,007

Nonaccrual loan classification, included above	$3,858	$5,859	$38	$7,585	$13,482	$17,340

The following table presents the recorded investment in nonaccrual loans and loans past due 90 days or more and still accruing interest by category of loans as of September 30, 2018 and December 31, 2017:

	September 30, 2018		December 31, 2017
	Nonaccrual	Loans Past Due 90 Days or More and Still Accruing Interest	Nonaccrual	Loans Past Due 90 Days or More and Still Accruing Interest
	(In thousands)
Commercial	$603	$—	$102	$—
Commercial real estate	3,717	—	8,617	—
Residential real estate	4,125	—	4,599	—
Construction real estate	165	—	3,911	—
Installment and other	100	—	111	—
Total	$8,710	$—	$17,340	$—

The Company utilizes an internal asset classification system as a means of reporting problem and potential problem loans.  Under the Company’s risk rating system, problem and potential problem loans are classified as “Special Mention,” “Substandard,” and “Doubtful.” Loans that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention are deemed to be Special Mention.  Substandard loans include those characterized by the likelihood that the Company will sustain some loss if the deficiencies are not corrected.  Loans classified as Doubtful have all the weaknesses inherent in those classified as Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.  Any time a situation warrants, the risk rating may be reviewed.

Loans not meeting the criteria above that are analyzed individually are considered to be pass-rated loans.  The following table presents the risk category by category of loans based on the most recent analysis performed as of September 30, 2018 and December 31, 2017:

	Pass	Special Mention	Substandard	Doubtful	Total
September 30, 2018	(In thousands)
Commercial	$58,035	$3,779	$1,725	$—	$63,539
Commercial real estate	384,653	3,592	16,545	—	404,790
Residential real estate	149,033	663	5,422	—	155,118
Construction real estate	71,549	876	125	—	72,550
Installment and other	9,900	—	98	—	9,998
Total	$673,170	$8,910	$23,915	$—	$705,995

December 31, 2017
Commercial	$58,769	$2	$2,617	$—	$61,388
Commercial real estate	359,768	4,762	14,272	—	378,802
Residential real estate	172,101	—	6,195	—	178,296
Construction real estate	56,661	917	5,991	—	63,569
Installment and other	18,523	—	429	—	18,952
Total	$665,822	$5,681	$29,504	$—	$701,007

The following table shows all loans, including nonaccrual loans, by risk category and aging as of September 30, 2018 and December 31, 2017:

	Pass	Special Mention	Substandard	Doubtful	Total
September 30, 2018	(In thousands)
Current	$671,996	$8,910	$20,023	$—	$700,929
Past due 30-59 days	1,174	—	1,965	—	3,139
Past due 60-89 days	—	—	266	—	266
Past due 90 days or more	—	—	1,661	—	1,661
Total	$673,170	$8,910	$23,915	$—	$705,995

December 31, 2017
Current	$662,445	$5,681	$15,601	$—	$683,727
Past due 30-59 days	1,785	—	6,280	—	8,065
Past due 60-89 days	1,592	—	38	—	1,630
Past due 90 days or more	—	—	7,585	—	7,585
Total	$665,822	$5,681	$29,504	$—	$701,007

As of September 30, 2018 and December 31, 2017, nonaccrual loans totaling $7.2 million and $17.3 million were classified as Substandard, respectively.

The following table presents loans individually evaluated for impairment by category of loans as of September 30, 2018 and December 31, 2017, showing the unpaid principal balance, the recorded investment of the loan (reflecting any loans with partial charge-offs), and the amount of allowance for loan losses specifically allocated for these impaired loans (if any):

	September 30, 2018			December 31, 2017
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
	(In thousands)
With no related allowance recorded:
Commercial	$110	$110		$184	$182
Commercial real estate	6,494	3,517		4,294	4,154
Residential real estate	5,948	5,032		6,585	5,808
Construction real estate	1,889	1,863		7,471	6,049
Installment and other	293	292		349	348
With an allowance recorded:
Commercial	13,671	13,669	$321	13,361	13,359	$211
Commercial real estate	5,870	5,870	851	10,987	10,987	3,735
Residential real estate	5,344	5,343	943	6,774	6,774	943
Construction real estate	1,161	1,161	42	3,244	3,244	231
Installment and other	240	240	34	236	236	32
Total	$41,020	$37,097	$2,191	$53,485	$51,141	$5,152

The table above includes $31.6 million of troubled debt restructurings at September 30, 2018 and $38.9 million of troubled debt restructurings at December 31, 2017.

The following table presents loans individually evaluated for impairment by class of loans for the three and nine months ended September 30, 2018 and 2017, showing the average recorded investment and the interest income recognized:

	Three Months Ended				Nine Months Ended
	September 30, 2018		September 30, 2017		September 30, 2018		September 30, 2017
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
With no related allowance recorded:
Commercial	$112	$2	$6,834	$184	$167	$4	$4,411	$543
Commercial real estate	3,241	27	5,133	99	5,231	80	5,084	295
Residential real estate	5,033	32	4,712	54	6,962	94	4,586	162
Construction real estate	3,330	22	7,397	104	6,046	66	7,189	308
Installment and other	296	3	399	5	416	10	353	14
With an allowance recorded:
Commercial	13,487	210	7,547	22	17,866	622	10,741	66
Commercial real estate	6,144	64	6,350	69	9,916	189	6,352	205
Residential real estate	5,434	58	7,695	81	8,094	173	8,019	240
Construction real estate	1,255	13	3,302	43	2,987	40	3,755	129
Installment and other	239	2	289	2	319	6	347	7
Total	$38,571	$433	$49,658	$663	$58,004	$1,284	$50,837	$1,969

If nonaccrual loans outstanding had been current in accordance with their original terms, approximately $118 thousand and $197 thousand would have been recorded as loan interest income during the three months ended September 30, 2018 and 2017, respectively, and $222 thousand and $585 thousand during the nine months ended September 30, 2018 and 2017, respectively. Interest income recognized on a cash basis was not material.

Recorded investment balances in the above tables exclude accrued interest income and unearned income as such amounts were immaterial.

Allowance for Loan Losses:

For the three and nine months ended September 30, 2018 and 2017, activity in the allowance for loan losses was as follows:

	Commercial	Commercial Real Estate	Residential Real Estate	Construction Real Estate	Installment and Other	Unallocated	Total
	(In thousands)
Three Months Ended September 30, 2018:
Beginning balance	$543	$6,583	$2,151	$732	$131	$304	$10,444
Provision (benefit) for loan losses	6	(768)	(86)	15	(30)	(137)	(1,000)

Charge-offs	(1)	—	(65)	—	(21)	—	(87)
Recoveries	25	12	102	4	28	—	171
Net recoveries (charge-offs)	24	12	37	4	7	—	84
Ending balance	$573	$5,827	$2,102	$751	$108	$167	$9,528

Three Months Ended September 30, 2017:
Beginning balance	$1,377	$6,205	$3,805	$1,117	$635	$28	$13,167
Provision (benefit) for loan losses	(297)	461	(117)	1,731	(2,073)	45	(250)

Charge-offs	(7)	(612)	—	(1,385)	(19)	—	(2,023)
Recoveries	56	88	125	37	2,000	—	2,306
Net recoveries (charge-offs)	49	(524)	125	(1,348)	1,981	—	283
Ending balance	$1,129	$6,142	$3,813	$1,500	$543	$73	$13,200

Nine Months Ended September 30, 2018:
Beginning balance	$536	$8,573	$2,843	$1,030	$315	$506	$13,803
Provision (benefit) for loan losses	98	(62)	(799)	(120)	(258)	(339)	(1,480)

Charge-offs	(134)	(2,736)	(184)	(212)	(76)	—	(3,342)
Recoveries	73	52	242	53	127	—	547
Net recoveries (charge-offs)	(61)	(2,684)	58	(159)	51	—	(2,795)
Ending balance	$573	$5,827	$2,102	$751	$108	$167	$9,528

Nine Months Ended September 30, 2017:
Beginning balance	$1,449	$6,472	$4,524	$1,119	$715	$73	$14,352
Provision (benefit) for loan losses	(356)	123	(626)	1,739	(2,100)	—	(1,220)

Charge-offs	(270)	(639)	(309)	(1,409)	(253)	—	(2,880)
Recoveries	306	186	224	51	2,181	—	2,948
Net recoveries (charge-offs)	36	(453)	(85)	(1,358)	1,928	—	68
Ending balance	$1,129	$6,142	$3,813	$1,500	$543	$73	$13,200

Allocation of the allowance for loan losses (as well as the total loans in each allocation method), disaggregated on the basis of the Company’s impairment methodology, is as follows:

	Commercial	Commercial Real Estate	Residential Real Estate	Construction Real Estate	Installment and Other	Unallocated	Total
September 30, 2018	(In thousands)
Allowance for loan losses allocated to:
Loans individually evaluated for impairment	$321	$851	$943	$42	$34	$—	$2,191
Loans collectively evaluated for impairment	252	4,976	1,159	709	74	167	7,337
Ending balance	$573	$5,827	$2,102	$751	$108	$167	$9,528
Loans:
Individually evaluated for impairment	$13,779	$9,387	$10,375	$3,024	$532	$—	$37,097
Collectively evaluated for impairment	49,760	395,403	144,743	69,526	9,466	—	668,898
Total ending loans balance	$63,539	$404,790	$155,118	$72,550	$9,998	$—	$705,995

December 31, 2017
Allowance for loan losses allocated to:
Loans individually evaluated for impairment	$211	$3,735	$943	$231	$32	$—	$5,152
Loans collectively evaluated for impairment	325	4,838	1,900	799	283	506	8,651
Ending balance	$536	$8,573	$2,843	$1,030	$315	$506	$13,803
Loans:
Individually evaluated for impairment	$13,541	$15,141	$12,582	$9,293	$584	$—	$51,141
Collectively evaluated for impairment	47,847	363,661	165,714	54,276	18,368	—	649,866
Total ending loans balance	$61,388	$378,802	$178,296	$63,569	$18,952	$—	$701,007

Troubled Debt Restructurings:

Troubled debt restructurings (“TDRs”) are defined as those loans where: (1) the borrower is experiencing financial difficulties and (2) the restructuring includes a concession by the Bank to the borrower.

The following tables present the loans restructured as TDRs during the nine months ended September 30, 2018 and the three and nine months ended September 30, 2018 and 2017.  There were no new TDRs for the three months ended September 30, 2018.

	Nine Months Ended September 30, 2018
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Specific Reserves Allocated
		(Dollars in thousands)
Commercial	3	$335	$335	$26
Commercial real estate	2	2,356	2,356	—
Residential real estate	2	237	237	—
Total	7	$2,928	$2,928	$26

	Three Months Ended September 30, 2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Specific Reserves Allocated
		(Dollars in thousands)
Commercial	2	$105	$105	$29
Total	2	$105	$105	$29

	Nine Months Ended September 30, 2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Specific Reserves Allocated
		(Dollars in thousands)
Commercial	4	$135	$135	$30
Residential real estate	2	187	187	—
Construction real estate	1	10	10	—
Total	7	$332	$332	$30

The following tables present loans by category modified as TDRs for which there was a payment default within 12 months following the modification during the three and nine months ended September 30, 2018 and 2017.  There were no TDRs with a payment default within 12 months following modification for the three months ended September 30, 2018.

	Nine Months Ended September 30, 2018
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Specific Reserves Allocated
		(Dollars in thousands)
Residential real estate	1	$145	$—
Total	1	$145	$—

	Three Months Ended September 30, 2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Specific Reserves Allocated
		(Dollars in thousands)
Construction real estate	1	$61	$—
Total	1	$61	$—

	Nine Months Ended September 30, 2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Specific Reserves Allocated
		(Dollars in thousands)
Construction real estate	2	$807	$10
Total	2	$807	$10

Impairment analyses are prepared on TDRs in conjunction with the normal allowance for loan loss process. TDRs restructured during the three months ended September 30, 2018 and 2017 required a specific reserve of $0 and $29 thousand, respectively.  TDRs restructured during the nine months ended September 30, 2018 and 2017 required a specific reserve of $26 thousand and $30 thousand, respectively. TDRs resulted in charge-offs of $0 and $403 thousand during the three months ended September 30, 2018 and 2017, respectively.  For the nine months ended September 30, 2018 and 2017, TDRs resulted in charge-offs of $2.8 million and $458 thousand, respectively. The TDRs that subsequently defaulted required $0 and $10 thousand provision to the allowance for loan losses for the three and nine months ended September 30, 2018 and 2017, respectively.

The following table presents total TDRs, both in accrual and nonaccrual status:

	September 30, 2018		December 31, 2017
	Number of Contracts	Amount	Number of Contracts	Amount
	(Dollars in thousands)
Accrual	98	$28,387	108	$33,801
Nonaccrual	16	3,250	19	5,146
Total	114	$31,637	127	$38,947

Specific reserves on TDRs at September 30, 2018 and December 31, 2017 were $1.9 million and $2.4 million, respectively.

As of September 30, 2018, the Bank had a total of $185 thousand in commitments to lend additional funds on one commercial loan classified as a TDR.  As of December 31, 2017, the Bank had a total of $23 thousand in commitments to lend additional funds on two loans classified as TDRs.

Loans to Executive Officers and Directors

Loan principal balances to executive officers and directors of the Company were $142.4 thousand and $198.4 thousand as of September 30, 2018 and December 31, 2017, respectively.  Total extensions of credit, including companies in which these individuals have management control or beneficial ownership, were $258.4 thousand and $324.4 thousand as of September 30, 2018 and December 31, 2017, respectively.  An analysis of the activity related to these loans as of September 30, 2018 and December 31, 2017 is as follows:

	September 30, 2018	December 31, 2017
	(In thousands)
Balance, beginning	$198	$348
Additions	—	13
Changes in composition	—	(76)
Principal payments and other reductions	(56)	(87)
Balance, ending	$142	$198

Note 7. Loan Servicing and Mortgage Servicing Rights

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The Company’s mortgage loans serviced for others portfolio was transferred to another Fannie Mae-approved servicer on December 31, 2017.

Note 8. Other Real Estate Owned

OREO consists of property acquired due to foreclosure on real estate loans. As of September 30, 2018 and December 31, 2017, total OREO consisted of:

	September 30, 2018	December 31, 2017
	(In thousands)
Commercial real estate	$2,308	$1,667
Residential real estate	468	886
Construction real estate	3,206	3,879
Total	$5,982	$6,432

Loans secured by residential real estate properties for which formal foreclosure proceedings were in process at September 30, 2018 and December 31, 2017 were $547 thousand and $1.4 million, respectively.

The following table presents a summary of OREO activity for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands)
Balance at beginning of period	$5,870	$7,085	$6,432	$8,436
Transfers in at fair value	746	2,154	1,467	2,848
Capitalized improvements	—	—	43	—
Write-down of value	—	(29)	(46)	(615)
Gain on disposal	189	124	759	781
Cash received upon disposition	(823)	(1,135)	(2,358)	(3,251)
Sales financed by loans by the Bank	—	—	(315)	—
Balance at end of period	$5,982	$8,199	$5,982	$8,199

Note 9. Deposits

As of September 30, 2018 and December 31, 2017, deposits consisted of:

	September 30, 2018	December 31, 2017
	(In thousands )
Demand deposits, noninterest bearing	$175,655	$161,677
NOW	376,405	385,881
Money market accounts	18,976	18,344
Savings deposits	379,213	388,300
Time certificates, $250,000 or more	19,831	21,639
Other time certificates	127,333	151,506
Total	$1,097,413	$1,127,347

Deposits from executive officers, directors and their affiliates as of September 30, 2018 were $1.5 million and $2.2 million as of December 31, 2017.

Note 10. Borrowings

Notes payable to the Federal Home Loan Bank (“FHLB”) as of September 30, 2018 and December 31, 2017 were secured by a blanket assignment of mortgage loans or other collateral acceptable to FHLB, and interest on long-term borrowings is payable monthly and principal due at end of term, unless otherwise noted. Interest on short-term borrowings is due on maturity.  As of September 30, 2018, there was $337.4 million in collateral value from loans pledged under the blanket assignment and $59.8 million from investment securities held in safekeeping at the FHLB. At September 30, 2018, there were $15.4 million in advances outstanding at the FHLB. An additional $381.8 million in advances is available based on the September 30, 2018 value of the remaining unpledged loans and investment securities.  In the event that short-term liquidity is needed, the Bank has established a relationship with a large regional bank to provide short-term borrowings in the form of federal funds purchased.  The Bank has the ability to borrow up to $20 million for a short period (15 to 60 days) from this bank.

The following table details borrowings as of September 30, 2018 and December 31, 2017:

Maturity Date	Rate	Type	Principal Due	September 30, 2018	December 31, 2017
				(In thousands)
October 1, 2018	2.450%	Variable	At maturity	$13,100	$—
April 27, 2021	6.343%	Fixed	At maturity	2,300	2,300
			Total	$15,400	$2,300

Note 11. Junior Subordinated Debt

The following table presents details on the junior subordinated debt as of September 30, 2018:

	Trust III	Trust IV	Trust V
	(dollars in thousands)
Date of Issue	May 11, 2004	June 29, 2005	September 21, 2006
Amount of trust preferred securities issued	$6,000	$10,000	$10,000
Rate on trust preferred securities	5.02125% (variable)	6.88000%	3.98413% (variable)
Maturity	September 8, 2034	November 23, 2035	December 15, 2036
Date of first redemption	September 8, 2009	August 23, 2010	September 15, 2011
Common equity securities issued	$186	$310	$310
Junior subordinated deferrable interest debentures owed	$6,186	$10,310	$10,310
Rate on junior subordinated deferrable interest debentures	5.02125% (variable)	6.88000%	3.98413% (variable)

On the dates of issue indicated above, the Trusts, being Delaware statutory business trusts, issued trust preferred securities (the “trust preferred securities”) in the amounts and at the rates indicated above.  These securities represent preferred beneficial interests in the assets of the Trusts.  The trust preferred securities will mature on the dates indicated, and are redeemable in whole or in part at the option of Trinity, with the approval of the FRB.  The Trusts also issued common equity securities to Trinity in the amounts indicated above.  The Trusts used the proceeds of the offering of the trust preferred securities to purchase junior subordinated deferrable interest debentures (the “debentures”) issued by Trinity, which have terms substantially similar to the trust preferred securities.

On March 8, 2018, Trinity consummated the early redemption of all $10.3 million principal amount of those certain Junior Subordinated Deferrable Interest Debentures due 2030 (the “Debt Securities”) issued by Trust I.  The Debt Securities carried an interest rate of 10.875% and were scheduled to mature on March 8, 2030.  The Debt Securities were callable at a redemption rate of 101.088%,  plus accrued and unpaid interest, for a total redemption price of $11.0 million.  Prior deferred issuance costs related to Trust I of $131 thousand were realized as other noninterest expense on the consolidated statement of operations.  After the early redemption was consummated, Trust I was dissolved.

Trinity has the right to defer payments of interest on the debentures at any time or from time to time for a period of up to ten consecutive semi-annual periods (or twenty consecutive quarterly periods in the case of Trusts with quarterly interest payments) with respect to each interest payment deferred.  During a period of deferral, unpaid accrued interest is compounded.

Under the terms of the debentures, under certain circumstances of default or if Trinity has elected to defer interest on the debentures, Trinity may not, with certain exceptions, declare or pay any dividends or distributions on its common stock or purchase or acquire any of its common stock.

As of September 30, 2018, there was $109 thousand in interest accrued and unpaid to security holders.

As of September 30, 2018 and December 31, 2017, the Company’s trust preferred securities, subject to certain limitations, qualified as Tier 1 Capital for regulatory capital purposes.

Payments of distributions on the trust preferred securities and payments on redemption of the trust preferred securities are guaranteed by Trinity.  Trinity also entered into an agreement as to expenses and liabilities with the Trusts pursuant to which it agreed, on a subordinated basis, to pay any costs, expenses or liabilities of the Trusts other than those arising under the trust preferred securities.  The obligations of Trinity under the junior subordinated debentures, the related indenture, the trust agreement establishing the Trusts, the guarantee and the agreement as to expenses and liabilities, in the aggregate, constitute a full and unconditional guarantee by Trinity of the Trusts’ obligations under the trust preferred securities.

Note 12. Income Taxes

For the three months ended September 30, 2018 and 2017, the Company recorded a tax expense of $1.3 million and $1.4 million, respectively.  For the nine months ended September 30, 2018 and 2017, the Company recorded a tax expense of $2.6 million and $3.5 million, respectively. The expense recorded for the three and nine months ended September 30, 2018 includes an increase to the DTA valuation allowance of $347 thousand.  The expense recorded for the nine months ended September 30, 2017 includes an increase to the DTA valuation allowance of $2.0 million.

Items causing differences between the Federal statutory tax rate and the effective tax rate are summarized as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018		2018
	(In thousands)
Federal statutory tax rate	$1,013	21%	$2,538	21%
State income tax, net of federal benefit	196	4%	476	4%
Net tax exempt interest income	(210)	(4)%	(631)	(5)%
Other, net	(43)	(1)%	(151)	(5)%
Tax provision before change in valuation allowance	956	20%	2,232	18%
Change in valuation allowance	347	7%	347	3%
Provision for income taxes	$1,303	27%	$2,579	21%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017		2017
	(In thousands)
Federal statutory tax rate	$613	34%	$613	34%
State income tax, net of federal benefit	66	4%	235	13%
Net tax exempt interest income	(108)	(6)%	(372)	(21)%
Other, net	(73)	(4)%	998	56%
Tax provision before change in valuation allowance	498	28%	1,474	82%
Change in valuation allowance	900	50%	2,013	112%
Provision for income taxes	$1,398	78%	$3,487	194%

A DTA or deferred tax liability is recognized to reflect the net tax effects of temporary differences between the carrying amounts of existing assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.  A valuation allowance is established when it is more likely than not that all or a portion of a net deferred tax asset will not be realized.  In evaluating its DTA as of September 30, 2018, it was determined that it was more likely than not that a portion of the Company’s federal and state tax credit carryforwards would expire unrealized and that $347 thousand should be added to the valuation allowance due to an analysis of the venture capital investments DTA balance.  Accordingly the DTA valuation increased by $347 thousand during the three and nine months ended September 30, 2018.  The valuation balance as of September 30, 2018 was $2.7 million.

Note 13. Commitments and Off-Balance-Sheet Activities

Credit-related financial instruments: The Company is a party to credit-related commitments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These credit-related commitments include commitments to extend credit, standby letters of credit and commercial letters of credit.  Such credit-related commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these credit-related commitments.  The Company follows the same credit policies in making credit-related commitments as it does for on-balance-sheet instruments.

As of September 30, 2018 and December 31, 2017, the following credit-related commitments were outstanding:

	Contract Amount
	September 30, 2018	December 31, 2017
	(In thousands)
Unfunded commitments under lines of credit	$132,886	$122,910
Commercial and standby letters of credit	3,798	5,377
Commitments to make loans	18,750	1,909

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by the Bank, is based on management’s credit evaluation of the customer.  Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers.  Overdraft protection agreements are uncollateralized, but most other unfunded commitments have collateral.  These unfunded lines of credit usually do not contain a specified maturity date and may not necessarily be drawn upon to the total extent to which the Bank is committed.

Commitments to make loans are generally made for periods of 90 days or less.  The Company had outstanding loan commitments, excluding undisbursed portion of loans in process and equity lines of credit, of approximately $136.7 million as of September 30, 2018 and $128.3 million as of December 31, 2017.  Of these commitments outstanding, the breakdown between fixed rate and adjustable rate loans is as follows:

	September 30, 2018	December 31, 2017
	(In thousands)
Fixed rate	$30,092	$17,933
Adjustable rate	106,592	110,354
Total	$136,684	$128,287

The fixed loan commitments as of September 30, 2018 have interest rates ranging from 0.0% to 6.0% and maturities ranging from on demand to 11 years.

FHLB requires a blanket assignment of mortgage loans or other collateral acceptable to the FHLB to secure the Company’s short and long-term borrowings from FHLB.  The amount of collateral with the FHLB at September 30, 2018 was $397.2 million.

Commercial and standby letters of credit are conditional credit-related commitments issued by the Bank to guarantee the performance of a customer to a third party.  Those letters of credit are primarily issued to support public and private borrowing arrangements.  Essentially all letters of credit issued have expiration dates within one year.  The credit risk involved in issuing letters of credit is the same as that involved in extending loans to customers.  The Bank generally holds collateral supporting those credit-related commitments, if deemed necessary.  In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the credit-related commitment.  The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above.  If the credit-related commitment is funded, the Bank would be entitled to seek recovery from the customer.  As of September 30, 2018 and December 31, 2017, respectively, $151 thousand and $575 thousand had been recorded as liabilities for the Company’s potential losses under these credit-related commitments.  The fair value of these credit-related commitments is approximately equal to the fees collected when granting these letters of credit.  These fees collected were $27 thousand and $23 thousand as of September 30, 2018 and December 31, 2017, respectively, and are included in “other liabilities” on the consolidated balance sheets.

Note 14. Preferred Equity Issues

The Company had no outstanding preferred shares as of September 30, 2018 or December 31, 2017.

Note 15. Stock Incentives
At the Shareholders’ Meeting held on January 22, 2015, the Company’s shareholders approved the Trinity Capital Corporation 2015 Long-Term Incentive Plan (“2015 Plan”) for the benefit of key employees.  As of December 31, 2017, only 30,477 shares of voting common stock remained available for issuance.  In accordance with the terms for the 2015 Plan, on February 21, 2018, the Board approved an additional 500,000 shares of common stock to be reserved under the 2015 Plan. The Compensation Committee determines the terms and conditions of the awards.

There were 12,500 RSU awards granted under the 2015 Plan and 3,750 forfeitures during the three months ended September 30, 2018.  There were 312,775 RSUs awards granted under the 2015 Plan and 10,250 in forfeitures during the nine months ended September 30, 2018, leaving 252,952 shares of voting common stock available remaining to be issued under the 2015 Plan at September 30, 2018.

Because share-based compensation awards vesting in the current periods were granted on a variety of dates, the assumptions are presented as weighted averages in those assumptions.  A summary of RSU activity under the 2015 Plan for the nine months ended September 30, 2018 is presented below:

	Shares	Weighted Average Grant Price	Weighted Average Remaining Contractual Term, in Years	Aggregate Intrinsic Value (in thousands)
RSUs
Nonvested as of January 1, 2018	452,782	$4.70	2.01	$2,128
Granted	312,775	7.66	1.25	2,396
Vested	(40,575)	4.61	—	(187)
Forfeited or expired	(10,250)	5.21	—	(53)
Outstanding Nonvested as of June 30, 2018	714,732	$6.00	1.22	$4,284

Share-based compensation expense of $493 thousand and $42 thousand was recognized for the three months ended September 30, 2018 and 2017, respectively, and $1.1 million and $91 thousand was recognized for the nine months ended September 30, 2018 and 2017, respectively.  As of September 30, 2018, there was $3.1 million in unrecognized compensation costs related to unvested share-based compensation awards granted under the 2015 Plan.   The cost will be recognized over the remaining vesting periods.

Note 16. Fair Value Measurements

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous)

market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.  An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction.  Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

The Company uses valuation techniques that are consistent with the sales comparison approach, the income approach and/or the cost approach.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert expected future amounts, such as cash flows or earnings, to a single present value amount on a discounted basis.  The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.  Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s monthly and/or quarterly valuation process.

Financial Instruments Recorded at Fair Value on a Recurring Basis

Securities Available for Sale. The fair values of securities available for sale are determined by quoted prices in active markets, when available.  If quoted market prices are not available, the fair value is determined by a matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

The following table summarizes the Company’s financial assets and off-balance-sheet instruments measured at fair value on a recurring basis as of September 30, 2018 and December 31, 2017, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Total	Level 1	Level 2	Level 3
September 30, 2018	(In thousands)
Financial Assets:
Investment securities available for sale:
U.S. government sponsored agencies	$67,004	$—	$67,004	$—
States and political subdivision	157,544	—	157,544	—
Residential mortgage backed securities	93,643	—	93,643	—
Residential collateralized mortgage obligation	14,979	—	14,979	—
Commercial mortgage backed securities	104,337	—	104,337	—
SBA pools	468	—	468	—
Total	$437,975	$—	$437,975	$—

	Total	Level 1	Level 2	Level 3
December 31, 2017	(In thousands)
Financial Assets:
Investment securities available for sale:
U.S. government sponsored agencies	$68,551	$—	$68,551	$—
States and political subdivision	158,706	—	158,706	—
Residential mortgage backed securities	123,083	—	123,083	—
Residential collateralized mortgage obligation	9,686	—	9,686	—
Commercial mortgage backed securities	108,162	—	108,162	—
SBA pools	545	—	545	—
Total	$468,733	$—	$468,733	$—

There were no financial instruments measured at fair value on a recurring basis for which the Company used significant unobservable inputs (Level 3) during the periods presented in these financial statements.  There were no transfers between the levels used on any classes during the three and nine months ended September 30, 2018 or the year ended December 31, 2017.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain financial assets and financial liabilities at fair value on a nonrecurring basis in accordance with GAAP.

Impaired Loans. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Once a loan is identified as impaired, management measures the amount of that impairment in accordance with ASC Topic 310.  The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows.  Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.

In accordance with ASC Topic 820, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  Collateral values are estimated using Level 3 inputs based on customized discounting criteria.  For collateral dependent impaired loans, the Company obtains a current independent appraisal of loan collateral.  Other valuation techniques are used as well, including internal valuations, comparable property analysis and contractual sales information.

As of September 30, 2018, impaired loans with a carrying value of $26.3 million had a valuation allowance of $2.2 million. As of December 31, 2017, impaired loans with a carrying value of $39.8 million had a valuation allowance of $5.2 million recorded during 2017.

OREO. OREO is adjusted to fair value at the time the loans are transferred to OREO. Subsequently, OREO is carried at the lower of the carrying value or fair value. Fair value is determined based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral less anticipated costs to sell. The fair value of OREO was computed based on third-party appraisals, which are level 3 valuation inputs.

In the table below, OREO had write-downs during the nine months ended September 30, 2018 of $42 thousand.  In the table below, OREO had writedowns during the year ended December 31, 2017 of $43 thousand.  The valuation adjustments on OREO have been recorded through earnings.

Assets measured at fair value on a nonrecurring basis as of September 30, 2018 and December 31, 2017 are included in the table below:

	Total	Level 1	Level 2	Level 3
	(In thousands)
September 30, 2018
Financial Assets
Impaired loans	$24,092	$—	$—	$24,092
Non-Financial Assets
OREO	222	—	—	222

December 31, 2017
Financial Assets
Impaired loans	$34,600	$—	$—	$34,600
Non-Financial Assets
OREO	405	—	—	405

Assumptions used to determine impaired loans and OREO are presented below by classification, measured at fair value and on a nonrecurring basis as of September 30, 2018 and December 31, 2017:

	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Adjustment Range, Weighted Average
September 30, 2018	(In thousands)
Impaired loans
Commercial	$13,348	Sales comparison	Adjustments for differences of comparable sales	(5.00)% to (150.00)%, (7.32)%
Commercial real estate	5,019	Sales comparison	Adjustments for differences of comparable sales	(5.50) to (37.50), (7.16)
Residential real estate	4,400	Sales comparison	Adjustments for differences of comparable sales	(3.13) to (37.50), (7.29)
Construction real estate	1,119	Sales comparison	Adjustments for differences of comparable sales	(4.00) to (40.00), (5.97)
Installment and other	206	Sales comparison	Adjustments for differences of comparable sales	(4.13) to (37.50), (7.34)
Total impaired loans	$24,092
OREO
Commercial real estate	$74	Sales comparison	Adjustments for differences of comparable sales	(33.33)% to (33.33)%, (33.33)%
Residential real estate	148	Sales comparison	Adjustments for differences of comparable sales	(3.16)% to (3.16)%, (3.16)%
Total OREO	$222

December 31, 2017
Impaired loans
Commercial	$13,359	Sales comparison	Adjustments for differences of comparable sales	(5.00)% to (100.00)%, (5.97)%
Commercial real estate	10,987	Sales comparison	Adjustments for differences of comparable sales	(4.25) to (7.62), (6.63)
Residential real estate	6,774	Sales comparison	Adjustments for differences of comparable sales	(3.13) to (7.80), (5.74)
Construction real estate	3,244	Sales comparison	Adjustments for differences of comparable sales	(4.00) to (7.25), (6.18)
Installment and other	236	Sales comparison	Adjustments for differences of comparable sales	(4.25) to (8.00), (6.27)
Total impaired loans	$34,600
OREO
Residential real estate	$315	Sales comparison	Adjustments for differences of comparable sales	(9.09) to (9.09), (9.09)
Construction real estate	90	Sales comparison	Adjustments for differences of comparable sales	(9.78) to (9.78), (9.78)
Total OREO	$405

Fair Value Assumptions

ASC Topic 825 requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis.

The carrying amount and estimated fair values (representing exit price) of other financial instruments as of September 30, 2018 and December 31, 2017 are as follows:

	Carrying Amount	Level 1	Level 2	Level 3	Total
	(In thousands)
September 30, 2018
Financial assets:
Cash and due from banks	$11,046	$11,046	$—	$—	$11,046
Interest-bearing deposits with banks	3,645	3,645	—	—	3,645
Investments:
Available for sale	437,975	—	437,976	—	437,976
Held to maturity	7,769	—	7,151	—	7,151
Non-marketable equity securities	5,819	N/A	N/A	N/A	N/A
Loans held for sale	6,815	—	6,815	—	6,815
Loans, net	695,296	—	—	690,610	690,610
Accrued interest receivable on securities	2,632	—	2,632	—	2,632
Accrued interest receivable on loans	2,246	—	—	2,246	2,246
Accrued interest receivable other	5	—	—	5	5

Off-balance-sheet instruments:
Loan commitments and standby letters of credit	$27	$—	$27	$—	$27

Financial liabilities:
Non-interest bearing deposits	$175,655	$175,655	$—	$—	$175,655
Interest bearing deposits	921,758	—	919,644	—	919,644
Borrowings	15,400	—	15,591	—	15,591
Junior subordinated debt	26,766	—	—	17,750	17,750
Accrued interest payable	284	—	175	109	284

	Carrying Amount	Level 1	Level 2	Level 3	Total
	(In thousands)
December 31, 2017
Financial assets:
Cash and due from banks	$12,893	$12,983	$—	$—	$12,983
Interest-bearing deposits with banks	22,541	22,541	—	—	22,541
Securities purchased under resell agreements	—	—	—	—	—
Investments:
Available for sale	468,733	—	468,733	—	468,733
Held to maturity	7,854	—	7,369	—	7,369
Non-marketable equity securities	3,617	N/A	N/A	N/A	N/A
Loans, net	686,341	—	—	680,911	680,911
Accrued interest receivable on securities	2,795	—	2,795	—	2,795
Accrued interest receivable on loans	2,238	—	—	2,238	2,238
Accrued interest receivable other	21	—	—	21	21

Off-balance-sheet instruments:
Loan commitments and standby letters of credit	$23	$—	$23	$—	$23

Financial liabilities:
Non-interest bearing deposits	$161,677	$161,677	$—	$—	$161,677
Interest bearing deposits	965,670	—	964,717	—	964,717
Long-term borrowings	2,300	—	2,592	—	2,592
Junior subordinated debt	37,116	—	—	27,128	27,128
Accrued interest payable	628	—	172	456	628
Note 17. Regulatory Matters

The payment of dividends by any financial institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized.

The Company is subject to statutory and regulatory restrictions on the payment of dividends and generally cannot pay dividends that exceed its net income or which may weaken its financial health.  The Company’s primary source of cash is dividends from the Bank.  Generally, the Bank is subject to certain restrictions on dividends that it may declare without prior regulatory approval.  The Bank cannot pay dividends in any calendar year that, in the aggregate, exceed the Bank’s year-to-date net income plus its retained income for the two preceding years.  Additionally, the Bank cannot pay dividends that are in excess of the amount that would result in the Bank falling below the minimum required for capital adequacy purposes.

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies.  Failure to meet capital requirements can initiate regulatory action.  The Basel III Rules became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019.  See Item 1 - “Supervision & Regulation” of the 2017 Form 10-K, for further discussion regarding the Basel III Rules.  The Company and the Bank met all capital adequacy requirements to which they were subject as of September 30, 2018 and December 31, 2017.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

The statutory requirements and actual amounts and ratios for the Company and the Bank are presented below:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
September 30, 2018
Total capital (to risk-weighted assets):
Consolidated	$151,865	17.5493%	$69,229	8.00%	N/A	N/A
Bank only	146,106	16.9333%	69,027	8.00%	$86,283	10.00%
Tier 1 capital (to risk weighted assets):
Consolidated	142,186	16.4308%	51,922	6.00%	N/A	N/A
Bank only	136,427	15.8115%	51,770	6.00%	69,027	8.00%
Common Equity Tier 1 Capital (to risk weighted assets):
Consolidated	116,952	13.5148%	38,941	4.50%	N/A	N/A
Bank only	136,427	15.8115%	38,827	4.50%	56,084	6.50%
Tier 1 leverage (to average assets):
Consolidated	142,186	11.2026%	50,769	4.00%	N/A	N/A
Bank only	136,427	10.7753%	50,644	4.00%	63,306	5.00%

N/A—not applicable

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2017
Total capital (to risk-weighted assets):
Consolidated	$152,076	18.1982%	$66,853	8.00%	N/A	N/A
Bank only	134,959	16.1823%	66,720	8.00%	$83,399	10.00%
Tier 1 capital (to risk weighted assets):
Consolidated	132,900	15.9035%	50,140	6.00%	N/A	N/A
Bank only	124,481	14.9259%	50,040	6.00%	66,720	8.00%
Common Equity Tier 1 Capital (to risk weighted assets):
Consolidated	106,320	12.7228%	37,605	4.50%	N/A	N/A
Bank only	124,481	14.9259%	37,530	4.50%	54,210	6.50%
Tier 1 leverage (to average assets):
Consolidated	132,900	10.1821%	33,427	4.00%	N/A	N/A
Bank only	124,481	9.6006%	33,360	4.00%	41,700	5.00%

N/A—not applicable

The Bank’s capital ratios fall into the category of “well-capitalized” as of  September 30, 2018 and December 31, 2017.

Trinity and the Bank are also required to maintain a “capital conservation buffer” of 2.5% above the regulatory minimum risk-based capital requirements. The purpose of the conservation buffer is to ensure that banks maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress.  The capital conservation buffer began to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase by that amount each year until fully implemented in January 2019.  An institution would be subject to limitations on certain activities, including payment of dividends, share repurchases and discretionary bonuses to executive officers, if its capital level is below the buffered ratio. Factoring in the fully phased-in conservation buffer increases the minimum ratios described above to 7.0% for Common Equity Tier 1, 8.5% for Tier 1 Capital and 10.5% for Total Capital. At September 30, 2018 the Bank’s capital conservation buffer was 8.9333% and the consolidated capital conservation buffer was 9.0148%.  At December 31, 2017 the Bank’s capital conservation buffer was 8.1823% and the consolidated capital conservation buffer was 8.2228%.

Note 18. Subsequent Event

On November 1, 2018, the Company and the Bank entered into an agreement and plan of merger (the “merger agreement”) with Enterprise Financial Services Corp (“EFSC”) and its wholly-owned subsidiary, Enterprise Bank & Trust (“EB&T”), pursuant to which the Company will merge with and into EFSC, with EFSC surviving (the “merger”).  Immediately following the merger, the Bank will merge with and into EB&T, with EB&T surviving.

The board of directors of each party to the merger agreement has approved the merger.  The completion of the merger is subject to customary closing conditions, including the approval of the Company’s shareholders and bank regulatory approvals, and is expected to close in early 2019.  Directors and certain shareholders and executive officers of the Company have entered into agreements with EFSC pursuant to which they have committed to vote their shares of Company common stock in favor of the merger.

Under the terms of the merger agreement and upon completion of the merger, holders of Company common stock will have the right to receive 0.1972 shares of EFSC common stock and $1.84 in cash for each share of TCC common stock they hold, subject to certain adjustments. Based on EFSC’s closing price of $43.45 per share on October 31, 2018, the merger consideration mix would result in a total of approximately $38 million in cash and $175 million in EFSC shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Trinity Capital Corporation
Los Alamos, New Mexico

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Trinity Capital Corporation & Subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Crowe LLP
We have served as the Company’s auditor since 2012.

Dallas, Texas
March 30, 2018

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2017 and 2016
(In thousands, except share data)

	2017	2016
ASSETS
Cash and due from banks	$12,893	$13,537
Interest-bearing deposits with banks	22,541	105,798
Cash and cash equivalents	35,434	119,335
Investment securities available for sale, at fair value	468,733	439,650
Investment securities held to maturity, at amortized cost (fair value of $7,369 and $8,613 as of December 31, 2017 and 2016, respectively)	7,854	8,824
Non-marketable equity securities	3,617	3,812
Loans (net of allowance for loan losses of $13,803 and $14,352 as of December 31, 2017 and 2016, respectively)	686,341	771,138
Mortgage servicing rights (“MSRs”), net	—	6,905
Bank owned life insurance (“BOLI”)	25,656	10,191
Premises and equipment, net	28,542	25,959
Other real estate owned (“OREO”), net	6,432	8,436
Deferred tax assets	10,143	15,437
Other assets	14,781	15,750
Total assets	$1,287,533	$1,425,437

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$161,677	$174,305
Interest-bearing	965,670	1,033,115
Total deposits	1,127,347	1,207,420
Long-term borrowings	2,300	2,300
Junior subordinated debt	36,941	36,927
Other liabilities	15,399	41,491
Total liabilities	1,181,987	1,288,138

Stock owned by Employee Stock Ownership Plan (“ESOP”) participants; 831,645 shares and 671,962 shares as of December 31, 2017 and 2016, respectively, at fair value	5,961	3,192

Commitments and contingencies (Notes 11, 15 and 17)

Shareholders’ equity
Preferred stock, no par, authorized 1,000,000 shares
Series A, 9% cumulative perpetual, 0 shares and 35,539 shares issued and outstanding as of December 31, 2017 and 2016, respectively; $1,000 liquidation value per share, at amortized cost	—	35,068
Series B, 9% cumulative perpetual, 0 shares and 1,777 shares issued and outstanding as of December 31, 2017 and 2016, respectively; $1,000 liquidation value per share, at amortized cost	—	1,850
Series C, 0% convertible cumulative perpetual, 0 shares and 82,862 shares issued and outstanding as of December 31, 2017 and 2016, respectively; $475 liquidation value per share, at amortized cost	—	37,089
Common stock voting, no par; 20,000,000 shares authorized; 11,364,862 and 9,199,306 shares issued and outstanding as of December 31, 2017 and 2016, respectively	11,365	9,509
Common stock non-voting, no par; 20,000,000 share authorized; 8,286,200 shares and 0 shares issued and outstanding as of December 31, 2017 and 2016, respectively	8,286	—
Additional paid-in capital	35,071	(1,373)
Retained earnings	54,587	60,651
Accumulated other comprehensive loss	(3,763)	(5,495)
Common stock related to ESOP	(5,961)	(3,192)
Total shareholders’ equity before treasury stock	99,585	134,107
Total liabilities and shareholders’ equity	$1,287,533	$1,425,437

The accompanying notes are an integral part of these consolidated financial statements.

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2017, 2016 and 2015
(In thousands, except per share data)

	2017	2016	2015
Interest income:
Loans, including fees	$36,761	$38,915	$42,364
Interest and dividends on investment securities:
Taxable	6,695	7,716	3,956
Nontaxable	1,920	520	175
Other interest income	740	697	1,109
Total interest income	46,116	47,848	47,604

Interest expense:
Deposits	1,763	2,279	2,939
Borrowings	150	146	285
Junior subordinated debt	2,516	2,942	2,652
Total interest expense	4,429	5,367	5,876
Net interest income	41,687	42,481	41,728
(Benefit) provision for loan losses	(1,220)	1,800	500
Net interest income after (benefit) provision for loan losses	42,907	40,681	41,228

Noninterest income:
Mortgage loan servicing fees	1,829	2,056	2,298
Trust and investment services fees	2,581	2,260	2,604
Service charges on deposits	990	1,025	1,262
Net gain on sale of OREO	846	1,810	427
Net (loss) gain on sale of loans	(394)	1,918	2,629
Net (loss) gain on sale of securities	(1,248)	184	4
BOLI income	465	191	—
Mortgage referral fee income	1,559	574	—
Other fees	2,224	1,705	2,107
Other noninterest income (loss)	90	104	(1,202)
Total noninterest income	8,942	11,827	10,129

Noninterest expenses:
Salaries and employee benefits	23,579	25,630	24,482
Occupancy	3,124	3,205	3,452
Data processing	5,114	3,818	2,979
Legal, professional, and audit fees	5,397	6,376	7,304
Change in value of MSRs	1,695	558	1,393
Other noninterest expense	10,000	10,484	9,833
Total noninterest expenses	48,909	50,071	49,443
Income before provision for income taxes	2,940	2,437	1,914
Provision (benefit) for income taxes	8,730	(13,676)	—
Net (loss) income	(5,790)	16,113	1,914
Dividends and discount accretion on preferred shares	770	4,272	3,803
Net (loss) income available to common shareholders	$(6,560)	$11,841	$(1,889)
Basic (loss) earnings per common share	$(0.38)	$1.79	$(0.29)
Diluted (loss) earnings per common share	$(0.38)	$1.71	$(0.29)

The accompanying notes are an integral part of these consolidated financial statements.

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2017, 2016 and 2015
(In thousands)

	2017	2016	2015

Net (loss) income	(5,790)	16,113	1,914
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale	2,437	(4,290)	(2,222)
Securities losses (gains) reclassified into earnings	1,248	(184)	(4)
Related income tax (expense) benefit	(1,457)	1,760	—
Other comprehensive income (loss)	2,228	(2,714)	(2,226)
Total comprehensive (loss) income	(3,562)	13,399	(312)

The accompanying notes are an integral part of these consolidated financial statements.

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years Ended December 31, 2017, 2016 and 2015
(In thousands)

	Common Stock
	Voting Issued	Held in treasury, at cost	Non-voting Issued	Preferred stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Common Stock Related to ESOP	Total stockholders’ equity
Balance as of December 31, 2014, as previously reported	$6,836	$(10,888)	$—	$36,563	$1,963	$47,084	$(555)	$—	$81,003
Reclassification to reflect ESOP put obligation					(2,065)	4,084		(2,019)	—
Balance as of December 31, 2014, reclassified	$6,836	$(10,888)	$—	$36,563	$(102)	$51,168	$(555)	$(2,019)	$81,003
Net income						1,914			1,914
Other comprehensive income							(2,226)		(2,226)
Dividends declared on preferred shares						(3,917)			(3,917)
Amortization of preferred stock issuance costs				177		(177)			—
Treasury shares issued for stock option plan		1,008			(810)				198
Net change in the fair value of stock owned by ESOP participants								(672)	(672)

Balance as of December 31, 2015	$6,836	$(9,880)	$—	$36,740	$(912)	$48,988	$(2,781)	$(2,691)	$76,300
Net gain						16,113			16,113
Other comprehensive income							(2,714)		(2,714)
Issued Preferred stock C - capital raise				39,359					39,359
Issue common stock - capital raise	2,661	8,983			997				12,641
Preferred C stock issuance costs				(2,270)					(2,270)
Common stock issuance costs					(769)				(769)
ESOP distribution								3	3
Issue vested RSUs	12				(12)				—
2016 RSUs granted expenses					82				82
Dividends declared on preferred shares						(4,272)			(4,272)
Amortization of preferred stock issuance costs				178		(178)			—
Treasury shares issued for board compensation		897			(759)				138
Net change in the fair value of stock owned by ESOP participants								(504)	(504)
Balance, December 31, 2016	$9,509	$—	$—	$74,007	$(1,373)	$60,651	$(5,495)	$(3,192)	$134,107

Continued on next page.

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY CONTINUED
Years Ended December 31, 2017, 2016 and 2015
(In thousands)

	Common Stock
	Voting Issued	Held in treasury, at cost	Non-voting Issued	Preferred stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Common Stock Related to ESOP	Total stockholders’ equity
Net Income						$(5,790)			$(5,790)
Other comprehensive income							2,228		2,228
Reclass stranded OCI from OCI to retained earning						496	(496)		—
Redemption of Series A Preferred shares				(35,539)					(35,539)
Redemption of Series B Preferred shares				(1,777)					(1,777)
Dividends declared on preferred shares						(372)			(372)
Series C preferred shares converted to non-voting common stock			8,286	(37,089)	28,803				—
Common stock issued for board compensation	43				169				212
Amortization of preferred stock issuance costs			398		(398)				—
Restricted stock units (“RSUs”) vested	17				(17)				—
Issued voting common stock - rights offering	2,105				7,895				10,000
Voting common stock rights offering issuance costs					(988)				(988)
RSUs compensation expense					273				273
Reclassification between voting common stock and APIC	(309)				309				—
ESOP distribution								6	6
Increase in ESOP due to purchase of shares								(764)	(764)

Net change in the fair value of stock owned by ESOP participants								(2,011)	(2,011)
Balance as of December 31, 2017	$11,365	$—	$8,286	$—	$35,071	$54,587	$(3,763)	$(5,961)	$99,585

The accompanying notes are an integral part of these consolidated financial statements.

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2017, 2016 and 2015
(In thousands)

	2017	2016	2015
Cash Flows From Operating Activities
Net income (loss)	$(5,790)	$16,113	$1,914
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,632	5,423	4,703
(Benefit) provision for loan losses	(1,220)	1,800	500
Net loss (gain) on sale of investment securities	1,248	(184)	(4)
Net loss (gain) on sale of loans	394	(1,918)	(2,629)
(Gains) losses and write-downs on OREO, net	(187)	(1,699)	(243)
(Gain) loss on disposal of premises and equipment	(36)	1	27
Decrease (increase) in deferred income tax assets	3,836	(13,676)	—
Federal Home Loan Bank (FHLB) stock dividends received	(8)	(4)	(4)
Change in value of MSRs	1,695	558	1,393
BOLI income	(465)	(191)	—
Compensation expense recognized for restricted stock units	273	82	—
Change in escrow liabilities	(1,166)	2,710	700
Decrease in accrued interest payable on sub debt	(9,676)	—	—
Sale of mortgage servicing rights	5,210	—	—
Changes in operating assets and liabilities:
Other Assets	(1,220)	2,206	10,510
Other Liabilities	(447)	2,929	1,527
Net cash provided by operating activities before origination and gross sales of loans held for sale	(927)	14,150	18,394
Gross sales of loans held for sale	(394)	(51,392)	81,561
Origination of loans held for sale	—	55,770	(77,163)
Net cash (used in) provided by operating activities	$(1,321)	$18,528	$22,792

Continued next page

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS CONTINUED
Years Ended December 31, 2017, 2016 and 2015
(In thousands)

	2017	2016	2015
Cash Flows From Investing Activities
Proceeds from maturities and paydowns of investment securities, available for sale	$53,346	$55,059	$64,316
Proceeds from sale of investment securities, available for sale	56,543	98,259	10,951
Purchase of investment securities, available for sale	(142,867)	(285,978)	(179,718)
Proceeds from maturities and paydowns of investment securities, held to maturity	908	140	191
Proceeds from maturities and paydowns of investment securities, other	—	—	374
Proceeds from sale of investment securities, other	33	—	888
Purchase of investment securities, other	(2)	—	(36)
Purchase bank owned life insurance	(15,000)	(10,000)	—
Proceeds from sale of other real estate owned	5,226	5,157	7,989
Proceeds from the bulk loan sale	—	16,248	11,860
Loans paid down (funded), net	84,280	66,755	88,516
Purchases of loans	—	(36,323)	(37,190)
Purchases of premises and equipment	(3,986)	(4,905)	(350)
Proceeds from sale of premises and equipment	69	—	31
Net cash (used in) provided by investing activities	38,550	(95,588)	(32,178)
Cash Flows From Financing Activities
Net (decrease) increase in demand deposits, NOW accounts and savings accounts	(32,977)	24,802	27,204
Net decrease in time deposits	(47,096)	(66,381)	(56,539)
Repayment of borrowings	—	—	(20,000)
Issuance of common stock for capital raise, net of costs	9,012	11,872	—
Issuance of preferred stock for capital raise, net of costs	—	37,089	—
Redemption of Preferred Stock	(37,316)	—	—
Decrease in dividends payable on Preferred Stock	(12,965)	—	—
Issuance of common stock for stock option plan	212	138	198
Net cash (used in) financing activities	(121,130)	7,520	(49,137)
Net decrease in cash and cash equivalents	(83,901)	(69,540)	(58,523)
Cash and cash equivalents:
Beginning of period	119,335	188,875	247,398
End of period	$35,434	$119,335	$188,875

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$13,920	$2,619	$3,416
Non-cash investing and financing activities:
Transfers from loans to other real estate owned	3,035	5,187	3,958
Transfers from loans to repossessed assets	—	—	16
Sales of other real estate owned financed by loans	—	1,548	1,846
Transfer from loans to loans held for sale	394	16,248	11,860
Transfer from held to maturity securities to loans	—	—	2,457
Transfer from Venture Capital to loans	150	—	—
Conversion of Series C Preferred Stock to non-voting common stock	37,089	—	—
Transfer from PPE to other assets	—	883	—
Dividends declared on Preferred Stock	373	4,272	3,917

The accompanying notes are an integral part of these consolidated financial statements.

TRINITY CAPITAL CORPORATION & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017, 2016 AND 2015

Note 1.  Significant Accounting Policies

The accompanying consolidated financial statements of Trinity Capital Corporation (“Trinity”)include the consolidated balances and results of operations of Trinity and its wholly-owned subsidiaries: Los Alamos National Bank (the “Bank”), TCC Advisors Corporation (“TCC Advisors”), TCC Funds and the Bank’s wholly-owned subsidiary, Tricensions LLC, collectively referred to as the “Company.” Trinity Capital Trust I (“Trust I”), Trinity Capital Trust III (“Trust III”), Trinity Capital Trust IV (“Trust IV”) and Trinity Capital Trust V (“Trust V”), collectively referred to as the “Trusts,” are trust subsidiaries of Trinity, of which Trinity owns all of the outstanding common securities. The Trusts are considered variable interest entities (“VIEs”) under ASC Topic 810, “Consolidation.”  Because Trinity is not the primary beneficiary of the Trusts, the financial statements of the Trusts are not included in the consolidated financial statements of the Company.  Title Guaranty & Insurance Company (“Title Guaranty”) was acquired in 2000 and its assets were subsequently sold in August 2012.  Title Guaranty had no operations in 2015 or 2016 and dissolved in August 2017.  TCC Funds was also dissolved in 2017.

Basis of Financial Statement Presentation: The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany items and transactions have been eliminated in consolidation.  The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and general practices within the financial services industry.  In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year then ended as well as the disclosures provided herein.  Actual results could differ from those estimates.

Nature of Operations:  The Bank operates under a national charter and provides a variety of financial services to individuals, businesses and government organizations through its offices in Los Alamos, White Rock, Santa Fe and Albuquerque, New Mexico as well as its automated teller machine network throughout New Mexico.  Its primary deposit products are term certificate, Negotiable Order of Withdrawal (“NOW”) and savings accounts and its primary lending products are commercial, residential and construction real estate loans.  The Company also offers trust and wealth management services.

Cash and Cash Equivalents:  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of clearing),  interest-bearing deposits with other financial institutions with original maturities of 90 days or less, and federal funds sold.  Balances in these institutions over $250 thousand are not insured by the Federal Deposit Insurance Corporation (“FDIC”) and therefore pose a potential risk in the event the financial institution were to fail.  As of December 31, 2017, uninsured deposits with other institutions totaled $1.1 million.

Investment Securities: Securities classified as available for sale or held to maturity at the time of purchase.  Investments classified as available for sale are debt securities the Bank has the ability and  intent to hold for an indefinite period of time, but not necessarily to maturity.  Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.  Securities available for sale are reported at fair value, with unrealized gains or losses reported as other comprehensive income, net of the related deferred tax effect. Realized gains or losses resulting from sales of securities are included in earnings on the trade date and are determined using the specific identification method.  Purchase premiums and discounts are amortized or accreted to interest income using the using a method that approximates level yield over the estimated life of the securities (earlier of call date, estimated life or maturity date).  For mortgage-backed securities, estimates of prepayments are considered in the constant yield calculations.  Securities classified as held to maturity are those securities that the

Company has the ability and intent to hold until maturity.  These securities are reported at amortized cost, adjusted for amortization of premiums and accretion of discounts, using a method that approximates level yield.

An investment security is considered impaired if the fair value of the security is less than its amortized cost basis.  Once the security is impaired, management must determine if it is OTTI.  In estimating OTTI losses, management considers many factors, including: current market conditions, fair value in relationship to cost; extent and nature of the change in fair value; issuer rating changes and trends; whether it intends to sell the security before recovery of the amortized cost basis of the investment, which may be maturity; and other factors.  For debt securities, if management intends to sell the security or it is likely that the Bank will be required to sell the security before recovering its cost basis, the entire impairment loss would be recognized in earnings as an OTTI.  If management does not intend to sell the security and it is not likely that the Bank will be required to sell the security, but management does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings as measured by the difference between the amortized cost basis and the present value of the cash flows expected to be collected.   This credit loss amount would result in a reduction to the cost basis of the security.  The remaining impairment related to the difference between the credit loss and the fair value is recognized in to other comprehensive income.

Non-Marketable Equity Securities:  The Bank, as a member of the Federal Home Loan Bank (“FHLB”), is required to maintain an investment in common stock of the FHLB based upon the level of borrowings from the FHLB and the various classes of loans in the Bank’s portfolio.  The Bank may invest additional amounts if desired.  FHLB and FRB stock do not have readily determinable fair values as ownership is restricted and they lack a market. As a result, these stocks are carried at cost and periodically evaluated by management for impairment.

Loans Held for Sale:  Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market as determined by outstanding commitments with investors.  In 2016, the Bank made a strategic decision to change from origination of mortgages to an outsourced solution whereby the Bank generates, on a fee basis, residential mortgage applications for non-affiliated residential mortgage companies, therefore, no loans held for sale were recorded in the Company’s consolidated balance sheet at December 31, 2017.

Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at principal outstanding, net of deferred fees and costs and the allowance.

Loan origination, commitment fees and certain direct loan origination costs are deferred and the net amount amortized to interest income over the estimated life of the loan using the effective interest method.  Commitment fees based upon a percentage of a customer’s unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

Interest on loans is accrued daily based on the outstanding principal balance and recorded as income using the interest method.  Past due status is based on the contractual terms of the loan.

Impaired Loans: Loans are considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.  Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral (less estimated disposition costs) if the loan is collateral dependent.  The amount of impairment (if any) is included in the allowance.  The Company generally discontinues accruing interest on loans when the loan is placed on nonaccrual or when management believes that the borrower’s financial condition is such that collection of interest is doubtful.  All interest accrued but not collected at the time a loan is considered to be  nonaccrual is reversed from interest income.  Cash collections received on nonaccrual loans are credited to the loan balance until the principal balance has been determined to be collectible and has been returned to accrual status.

Troubled Debt Restructurings (“Restructured Loans”):  A loan is classified as a troubled debt restructuring when a borrower is experiencing financial difficulties that lead to a modification of the loan and the Company grants a concession to the borrower in the restructuring that would not otherwise be considered but for the borrower’s financial difficulties.  These concessions may include rate reductions, principal forgiveness, extension of maturity date and other actions intended to minimize potential losses.

In determining whether a debtor is experiencing financial difficulties, the Company considers if the debtor is in payment default or would be in payment default in the foreseeable future without the modification, the debtor declared or is in the process of declaring bankruptcy, there is substantial doubt that the debtor will continue as a going concern, the debtor has securities that have been or are in the process of being delisted, the debtor’s entity-specific projected cash flows will not be sufficient to service any of its debt, or the debtor cannot obtain funds from sources other than the existing creditors at a market rate for debt with similar risk characteristics.

Restructured loans can involve loans remaining on nonaccrual status, moving to nonaccrual status or continuing on accrual status depending on individual facts and circumstances of the borrower.  Nonaccrual restructured loans are included with all other nonaccrual loans.  All restructured loans, both accruing and nonaccrual, are accounted for as impaired loans.

Periodically, the Company will restructure a loan into two separate notes (A/B structure), charging off the entire B portion of the note.  The A loan is structured with appropriate loan-to-value and cash flow coverage ratios that provide for a high likelihood of repayment.  The A loan is classified as a non-performing note until the borrower has displayed a historical payment performance for a reasonable time prior to and subsequent to the restructuring.  A period of sustained repayment for at least six months generally is required for return to accrual status. The A note will be classified as a restructured loan (either performing or non-performing)

Allowance for Loan and Lease Losses: The allowance is a reserve that represents management’s estimate of credit losses on individually evaluated loans determined to be impaired, as well as estimated credit losses inherent in the loan portfolio.  The Company has established an internal policy to estimate the allowance.  This policy is periodically reviewed by management and the Board of Directors. Actual loan losses, when management believes that collectability of the principal is unlikely, are deducted from the allowance.  Subsequent recoveries of principal previously deducted, are recorded as increases to the allowance.  Quarterly, a provision for loan losses may be recorded as necessary to bring the allowance to the level determined by management, to be appropriate to absorb probable losses that may occur in the portfolio.  This provision is recorded as a charge against earnings in the period determined.

The allowance consists of specific and general components.  The specific component relates to loans that are individually identified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The general component relates to non-impaired loans and is based on historical loss experience adjusted for current factors  such as, levels of credit concentrations; lending policies and procedures; the nature and volume of the portfolio; the experience, ability and depth of lending management and staff; the volume and severity of past due, criticized, classified and nonaccrual loans; the quality of the loan review system; the change in economic conditions; loan collateral value for dependent loans; and other external factors, examples of which are changes in regulations, laws or legal precedent and competition.

The Company transitioned the calculation of the allowance from an internal calculation to a third-party software at December 31, 2017.  Management determined it appropriate to change the historical loan losses included in the calculation to 12 quarters of gross charge-offs and recoveries, whereas the previous internal calculation used the higher of 20 quarters of net charge-offs or 12 quarters of gross charge-offs with a greater weight applied to the most recent quarter and declining in weight as time gets older. The change to the third-party software did not have any material impacts on the allowance calculated at December 31, 2017.

The allowance is based on management’s evaluation of the loan portfolio giving consideration to the nature and volume of the loan portfolio, the value of underlying collateral, overall portfolio quality, review of specific problem loans, and prevailing economic conditions that may affect the borrower’s ability to pay. Management believes that the level of the allowance is appropriate.  While management uses the best information available to make its evaluation, future adjustments to the allowance may become necessary in the event that different assumptions or conditions were to prevail. Depending upon the severity of such adjustments, the possibility of materially different results of operations may occur.

Concentrations of Credit Risk: The majority of the loans, commitments to extend credit, and standby letters of credit have been granted to customers in Los Alamos, Santa Fe and surrounding communities.  A substantial portion of the Company’s loan portfolio includes loans that are made to businesses and individuals associated with, or employed by, the Los Alamos National Laboratory (the “Laboratory”).  The ability of such borrowers to honor their contracts is predominately dependent upon the continued operation and funding of the Laboratory.  The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers.  Additionally, the Bank holds investment  securities issued by state and political subdivisions of governmental entities within the state of New Mexico.

The Company enters into commitments to make loans and letters of credit to meet the financial needs of customers.  The face amount of these items represents possible exposure to loss, before considering any customer collateral or ability to pay.  Such financial commitments are recorded when funded.  The Company has recorded a liability in relation to unfunded commitments that is intended to represent the estimated future losses on the commitments.  In calculating the amount of this liability, management considers the amount of the Company’s off-balance-sheet commitments, estimated utilization factors and loan specific risk factors.  The Company’s liability for unfunded commitments is calculated quarterly and the liability is included in Other Liabilities in the consolidated balance sheets.

Mortgage Servicing Rights (“MSRs”):  The Bank recognized, as separate assets, rights to service mortgage loans for others, subsequent to the origination and sale of mortgage loans.  The Bank initially recorded MSRs at fair value with the offsetting effect recorded as a reduction of gain/loss on sale of the loans sold.  Under the fair value measurement method, the Company measured the fair value of the asset based on modeling performed by an independent third party.  This modeling incorporated estimates, particularly assumptions relating to prepayment speeds of the underlying mortgage loans being serviced and interest rate changes.  The change in the fair market value was recorded monthly and recorded in the consolidated statement of operations, netted against the fees earned servicing the underlying mortgage loans and identified as  “Mortgage Loan Servicing Fees.”

In the third quarter of 2017, the Company accepted an offer to sell the MSR asset and recorded the adjustment to the net offering price as the monthly adjustment to fair value.  The transaction was consummated December 31, 2017.  Under the terms of the sales contract, the Company is required to refund the purchaser for value of MSRs sold on any underlying mortgage loans that pay in full during the first quarter of 2018 and has recorded an estimated contingent liability of approximately $330 thousand related to that requirement.

Premises and Equipment:  Premises and equipment is carried at cost less accumulated depreciation and amortization computed by the straight-line method over the estimated useful lives.  Leasehold improvements are amortized over the term of the related lease or the estimated useful lives of the improvements, whichever is shorter.  For owned and capitalized assets, estimated useful lives range from three to 40 years.  Maintenance and repairs are charged to expense as incurred, while major improvements are capitalized and amortized to operating expense over their identified useful life.

Bank Owned Life Insurance (“BOLI”): The Bank has purchased life insurance policies on certain key executives.  Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value, net of other charges or amounts that are probable at settlement.

Other Real Estate Owned (“OREO”):  OREO includes real estate assets that have been received in full or partial satisfaction of debt, either through foreclosure or by acceptance of a deed-in-lieu of foreclosure action.  OREO is initially recorded at lower of cost basis or fair value, less estimated costs to dispose of the property.  Any valuation adjustments required at the date of transfer to OREO are charged to the allowance.  Subsequently, unrealized losses as well as any realized gains and losses on the sale of  OREO are recorded in “Other noninterest expense” and “Net Gains (losses) on sale of OREO”, respectively,  in the consolidated statements of operations.  Ongoing operating expenses related to OREO, net of any income earned on the properties, are recorded in “Other noninterest expenses” in the consolidated statements of operations.

Federal Home Loan Bank (“FHLB”) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the its level of borrowings with the FHLB and other factors, and may invest in additional amounts if desired. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends received are reported as “Other interest income” in the consolidated statements of operations.

Federal Reserve Bank Stock: The Bank is a member of its regional FRB. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends received are reported as “Other interest income” in the consolidated statements of operations.

Prepaid Expenses:  The Company may pay for certain expenses before the actual costs are incurred.  In this case, these expenses are recognized as an asset and amortized as expense over the period of time in which the costs are incurred.  The original term of these prepaid expenses generally range from three months to five years.

Earnings (loss) per Common Share:  Basic earnings (loss) per common share represent income available to common shareholders and is calculated by dividing net income or loss of the Company by the weighted average number of common shares outstanding during the period.  Diluted earnings (loss) per common share are determined by dividing net income or loss of the Company by the weighted average number of common shares outstanding adjusted for the dilutive effect of common stock awards.

Average number of shares used in calculation of basic and diluted earnings (loss) per common share are as follows for the years ended December 31, 2017, 2016 and 2015:

	Year ended December 31,
	2017	2016	2015
	(In thousands, except share and per share data)
Net income (loss)	$(5,790)	$16,113	$1,914
Dividends and discount accretion on preferred shares	770	4,272	3,803
Net income (loss) available to common shareholders	$(6,560)	$11,841	$(1,889)
Weighted average common shares issued	17,088,808	6,939,747	6,856,800
LESS: Weighted average treasury stock shares	—	(319,136)	(373,163)
Weighted average common shares outstanding, net	17,088,808	6,620,611	6,483,637
Basic earnings (loss) per common share	$(0.38)	$1.79	$(0.29)
Dilutive effect of stock-based compensation and conversion of Preferred C shares	33,340	313,997	—
Weighted average common shares outstanding including dilutive shares	17,122,148	6,934,608	6,483,637
Diluted earnings (loss) per common share	$(0.38)	$1.71	$(0.29)

Certain restricted stock units (“RSUs”) were not included in the above calculation, as they would have an anti-dilutive effect.  There were no shares excluded from the calculation for the year ended December 31, 2017 and 2016.  The total number of shares excluded was approximately 26,000 shares for years ended December 31, 2015.

Comprehensive Income (loss):  Comprehensive income (loss) includes all change in shareholder equity during a period, except those resulting from transactions with shareholders.  In addition to net income (loss), the primary component of comprehensive income (loss) is the after-tax effect of net unrealized gains/losses on securities available for sale and is reported in the consolidated statement of changes in shareholder’s equity.

Income Taxes: Amounts included in income tax expense for current period tax expense is based on income (loss) for financial statement purposes and does not necessarily represent taxes currently payable under tax law.  Deferred income taxes which arise primarily from temporary timing differences between amounts reported in the financial statements and the tax basis of various assets and liabilities, are included in the amounts provided in the financial statements as income tax expense.  These assets and liabilities are assessed quarterly for realizability and if management determines that it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is recorded through a charge to income tax expense in the consolidated statement of operations.

The Company files a consolidated federal and state tax return.

Stock-Based Compensation: Compensation cost is recognized for stock based awards granted to employees, based on the fair value of these awards at the date of grant. In the case of RSUs, the market price of the Company’s common stock at the date of grant is used to value the awards for recording compensation costs.

Compensation cost is recognized over the required service period, generally defined as the vesting period.

Fair Value of Financial Instruments: Fair value of financial instruments is estimated using relevant market information and other assumptions, as more fully disclosed in Note 19. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect these estimates.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, individual, identifiable segments are not material and operations are managed and financial performance is evaluated on a Company and Bank-wide basis.  Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.  Reclassifications were to clean up the presentation of mezzanine ESOP in the Consolidated Statement of Changes in Shareholders’ Equity.

Newly Issued But Not Yet Effective Accounting Standards

In May 2014, the FASB issued ASU No. 2014‑09, Revenue from Contracts with Customers (Topic 606). This update requires an entity to recognize revenue as performance obligations are met, in order to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration the entity is entitled to receive for those goods or services. The following steps are applied in the updated guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. The FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date.  This update deferred the effective date by one year.  The amended effective date is annual reporting periods beginning after December 15, 2017 including interim reporting periods within that reporting period. The Company’s revenue is comprised of net interest income on financial assets and liabilities, which is explicitly excluded from the scope of this guidance, and non-interest income.  The Company has reviewed non-interest income, such as deposit fees, assets management and investment advisory fees, and OREO gains and losses on sale, and the Company’s analysis suggests that the adoption of this accounting standard will not have a material impact on the timing or amounts of income recognized.  The Company’s is currently reviewing disclosures for any changes needed.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (Topic 825).  The amendments in this update require that public entities measure equity investments with readily determinable fair values, at fair value, with changes in their fair value recorded through net income.  This ASU clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available for sale securities in combination with the entity’s other deferred tax assets. This ASU also prescribes an exit price be used to determine the fair value of financial instruments not measured at fair value for disclosure in the fair value note.  The amendments within the update are effective for fiscal years and all interim periods beginning after December 15, 2017.  The Company has determined that the evaluation of DTA valuation allowance and the exit price for financial instruments are within scope for the Company.  The Company plans to use a third-party to provide the exit pricing required under ASU 2016-01.  The Company’s preliminary analysis does not suggest a material impact to the financial statements or disclosures from ASU 2016-01.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those periods using a modified retrospective approach and early adoption is permitted. The Company is currently in the process of evaluating the impact of adoption of ASU 2016-02 on its financial statements and disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.  The Company has created an internal committee focused on the implementation of ASU 2016-13 and is currently in the process of evaluating data needs and the effects of ASU 2016-13 on its financial statements and disclosures.  The Company is also working with the third party ALLL software provider to help with implementation.

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs: Premium Amortization on Purchased Callable Debt Securities.  The ASU amends the guidance related to amortization for certain callable debt securities held at a premium, requiring the premium to be amortized to the earliest call date.  The guidance is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period.  The Company has determined the adoption of ASU 2017-08 does not have a material impact on the Company’s financial statements and has elected to adopt the guidance as of January 1, 2017.

In January 2018, the FASB issued ASU 2018-02, Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.  The amendments to Topic 220 provide an option to reclassify stranded tax effects within AOCI to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Act of 2017 (or portion thereof) is recorded.  The guidance is effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years.  Early adoption is permitted.  The Company elected to adopt the guidance early and reclassified $496 thousand from AOCI to retained earnings related to the Tax Reform.

Note 2. Restrictions on Cash and Due From Banks

The Bank is required to maintain reserve balances in cash or on deposit with the FRB, based on a percentage of deposits.  As of December 31, 2017 and 2016, the reserve requirement on deposit at the FRB was $0 due to the offset of a large balance kept at the FRB.

The Company maintains some of its cash in bank deposit accounts at financial institutions other than its subsidiaries that, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts.  The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Note 3.  Investment Securities

Amortized cost and fair values of investment securities are summarized as follows:

Securities Available for Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2017
U.S. Government sponsored agencies	$69,315	$—	$(764)	$68,551
State and political subdivisions	157,652	1,306	(252)	158,706
Residential mortgage-backed securities	124,578	98	(1,593)	123,083
Residential collateralized mortgage obligations	9,715	51	(80)	9,686
Commercial mortgage backed securities	110,483	67	(2,388)	108,162
SBA pools	560	—	(15)	545
Totals	$472,303	$1,522	$(5,092)	$468,733

December 31, 2016
U.S. Government sponsored agencies	$69,306	$20	$(498)	$68,828
State and political subdivisions	38,718	42	(1,417)	37,343
Residential mortgage-backed securities	206,101	42	(2,324)	203,819
Residential collateralized mortgage obligations	14,828	77	(89)	14,816
Commercial mortgage backed securities	117,272	57	(3,157)	114,172
SBA pools	681	—	(9)	672
Totals	$446,906	$238	$(7,494)	$439,650

Securities Held to Maturity	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2017
SBA pools	$7,854	$—	$(485)	$7,369
Totals	$7,854	$—	$(485)	$7,369

December 31, 2016
SBA pools	$8,824	$—	$(211)	$8,613
Totals	$8,824	$—	$(211)	$8,613

Realized net gains (losses) on sale and call of securities available for sale are summarized as follows:

	Year ended December 31,
	2017	2016	2015
	(In thousands)
Proceeds	$66,743	$111,075	$17,184
Gross realized gains	6	491	4
Gross realized losses	1,254	307	-

There was a tax benefit (provision) related to these net realized gains and losses of $482 thousand and $(71) thousand for the years ended December 31, 2017 and 2016, respectively.  There was no tax benefit (provision) for the year ended December 31, 2015 due to the full valuation allowance.

A summary of unrealized loss information for investment securities, categorized by security type, as of December 31, 2017 and 2016 was as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities Available for Sale:	(In thousands)
December 31, 2017
U.S. Government sponsored agencies	$49,070	$(331)	$19,481	$(433)	$68,551	$(764)
State and political subdivisions	23,217	(95)	24,774	(157)	47,991	(252)
Residential mortgage-backed securities	18,771	(199)	88,100	(1,394)	106,871	(1,593)
Residential collateralized mortgage obligations	4,761	(67)	3,502	(13)	8,263	(80)
Commercial mortgage backed securities	6,961	(94)	81,042	(2,294)	88,003	(2,388)
SBA pools	—	—	545	(15)	545	(15)
Totals	$102,780	$(786)	$217,444	$(4,306)	$320,224	$(5,092)

December 31, 2016
U.S. Government sponsored agencies	$53,877	$(498)	$—	$—	$53,877	$(498)
State and political subdivisions	33,833	(1,417)	—	—	33,833	(1,417)
Residential mortgage-backed securities	143,344	(1,539)	50,474	(785)	193,818	(2,324)
Residential collateralized mortgage obligations	8,413	(87)	122	(2)	8,535	(89)
Commercial mortgage backed securities	96,222	(3,157)	—	—	96,222	(3,157)
SBA pools	—	—	673	(9)	673	(9)
Totals	$335,689	$(6,698)	$51,269	$(796)	$386,958	$(7,494)

Securities Held to Maturity:
December 31, 2017
SBA Pools	$—	$—	$7,369	$(485)	$7,369	$(485)
Totals	$—	$—	$7,369	$(485)	$7,369	$(485)

Securities Held to Maturity:
December 31, 2016
SBA Pools	$8,613	$(211)	$—	$—	$8,613	$(211)
Totals	$8,613	$(211)	$—	$—	$8,613	$(211)

As of December 31, 2017, the Company’s security portfolio consisted of 170 securities, 91 of which were in an unrealized loss position.  As of December 31, 2017, $327.6 million in investment securities had unrealized losses with aggregate depreciation of 1.67% of the Company’s amortized cost basis.  Of these securities, $224.8 million had a continuous unrealized loss position for twelve months or longer with an aggregate depreciation of 2.09%.  The unrealized losses in all security categories relate principally to the general change in interest rates and illiquidity, and not credit quality, that has occurred since the securities purchase dates, and such unrecognized losses or gains will continue to vary with general interest rate level fluctuations in the future.  The Company utilizes several external sources to evaluate prepayments, delinquencies, loss severity, and other factors in determining if there is impairment on an individual security.  As management does not intend to sell the securities, and it is likely that it will not be required to sell the securities before their anticipated recovery, no declines are deemed to be other than temporary.

At  December 31, 2017 and 2016, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of shareholders’ equity.

The amortized cost and fair value of investment securities, as of December 31, 2017, by contractual maturity are shown below.  Maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
December 31, 2017	(In thousands)
One year or less	$201	$201	$—	$—
One to five years	65,535	64,800	—	—
Five to ten years	6,590	6,608	—	—
Over ten years	155,201	156,193	7,854	7,369
Subtotal	227,527	227,802	7,854	7,369
Residential mortgage-backed securities	124,578	123,083	—	—
Residential collateralized mortgage obligations	9,715	9,686	—	—
Commercial mortgage backed securities	110,483	108,162	—	—
Total	$472,303	$468,733	$7,854	$7,369

Securities with carrying amounts of $87.4 million and $87.9 million as of December 31, 2017 and 2016, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Note 4.  Loans and Allowance for Loan and Lease Losses

As of December 31, 2017 and 2016, loans consisted of:

	December 31,
	2017	2016
	(In thousands)
Commercial	$61,388	$69,161
Commercial real estate	378,802	405,900
Residential real estate	178,296	214,726
Construction real estate	63,569	75,972
Installment and other	18,952	21,053
Total loans	701,007	786,812
Unearned income	(863)	(1,322)
Gross loans	700,144	785,490
Allowance for loan losses	(13,803)	(14,352)
Net loans	$686,341	$771,138

Loan Origination/Risk Management. The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk.  Management and the Board of Directors review and approve these policies and procedures on a regular basis.  A reporting system supplements the review process by providing management with reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans.  Management has identified the following categories in its loan portfolios:

Commercial loans: These loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand its business.  Underwriting standards are designed to promote relationship banking rather than transactional banking.  Management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed.  Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower.  The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value.  Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis.  In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial real estate loans: These loans are subject to underwriting standards and processes similar to commercial loans, in addition to those of other real estate loans.  These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate.  Commercial real estate lending typically involves higher original amounts than other types of loans and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan.  Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy.  The properties securing the Company’s commercial real estate portfolio are geographically concentrated in the markets in which the Company operates.  Management monitors and evaluates commercial real estate loans based on collateral, location and risk grade criteria.  The Company also utilizes third-party sources to provide insight and guidance about economic conditions and trends affecting market areas it serves.  In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans.  As of December 31, 2017 and 2016, 25.8% and 26.1%, respectively, of the outstanding principal balances of the Company’s commercial real estate loans were secured by owner-occupied properties.

With respect to loans to developers and builders that are secured by non-owner occupied properties that the Company may originate from time to time, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success.

Residential real estate loans: Underwriting standards for residential real estate and home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, maximum loan-to-value levels, debt-to-income levels, collection remedies, the number of such loans a borrower can have at one time and documentation requirements.

Construction real estate loans: These loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners.  Construction real estate loans are generally based upon estimates of costs and values associated with the completed project and often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project.  Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained.  These loans are monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Installment loans: The Company originates consumer loans utilizing a credit scoring analysis to supplement the underwriting process.  To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed.  This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk.  Additionally, trend and outlook reports are reviewed by management on a regular basis.

The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures, which include periodic internal reviews and reports to identify and address risk factors developing within the loan portfolio. The Company engages external independent loan reviews that assess and validate the credit risk program on a periodic basis.  Results of these reviews are presented to management and the Board of Directors.

The following table presents the contractual aging of the recorded investment in current and past due loans by class of loans as of December 31, 2017 and 2016, including nonaccrual loans:

	Current	30-59 Days Past Due	60-89 Days Past Due	Loans past due 90 days or more	Total Past Due	Total
	(In thousands)
December 31, 2017
Commercial	$59,703	$173	$1,475	$37	$1,685	$61,388
Commercial real estate	371,640	5,490	—	1,672	7,162	378,802
Residential real estate	174,388	1,899	—	2,009	3,908	178,296
Construction real estate	59,291	423	74	3,781	4,278	63,569
Installment and other	18,705	80	81	86	247	18,952
Total loans	$683,727	$8,065	$1,630	$7,585	$17,280	$701,007

Nonaccrual loan classification	$3,858	$5,859	$38	$7,585	$13,482	$17,340

December 31, 2016
Commercial	$67,562	$1,010	$221	$368	$1,599	$69,161
Commercial real estate	399,861	4,564	—	1,475	6,039	405,900
Residential real estate	208,200	3,089	1,355	2,082	6,526	214,726
Construction real estate	67,310	378	43	8,241	8,662	75,972
Installment and other	20,860	135	38	20	193	21,053
Total loans	763,793	9,176	1,657	12,186	23,019	786,812

Nonaccrual loan classification	$8,331	$249	$712	$12,186	$13,147	$21,478

The following table presents the recorded investment in nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2017 and 2016:

	December 31,
	2017		2016
	Nonaccrual	Loans past due 90 days or more and still accruing interest	Nonaccrual	Loans past due 90 days or more and still accruing interest
	(In thousands)
Commercial	$102	$—	$1,192	$—
Commercial real estate	8,617	—	5,823	—
Residential real estate	4,599	—	4,247	—
Construction real estate	3,911	—	10,159	—
Installment and other	111	—	57	—
Total	$17,340	$—	$21,478	$—

The Company utilizes an internal asset classification system as a means of reporting problem and potential problem loans.  Under the Company’s risk rating system, problem and potential problem loans are classified as “Special Mention,” “Substandard,” and “Doubtful.”  Substandard loans include those characterized by the likelihood that the Company will sustain some loss if the deficiencies are not corrected.  Loans classified as Doubtful have all the weaknesses inherent in those classified as Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.  Loans that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention are deemed to be Special Mention.  Any time a situation warrants, the risk rating may be reviewed.

Loans not meeting the criteria above that are analyzed individually are considered to be pass-rated loans.  The following table presents the risk category by class of loans based on the most recent analysis performed and the contractual aging as of December 31, 2017 and 2016:

	Pass	Special Mention	Substandard	Doubtful	Total
	(In thousands)
December 31, 2017
Commercial	$58,769	$2	$2,617	$—	$61,388
Commercial real estate	359,768	4,762	14,272	—	378,802
Residential real estate	172,101	—	6,195	—	178,296
Construction real estate	56,661	917	5,991	—	63,569
Installment and other	18,523	—	429	—	18,952
Total	$665,822	$5,681	$29,504	$—	$701,007

December 31, 2016
Commercial	$56,611	$1,046	$11,504	$—	$69,161
Commercial real estate	380,777	11,573	13,550	—	405,900
Residential real estate	209,049	588	5,089	—	214,726
Construction real estate	60,848	5,378	9,746	—	75,972
Installment and other	20,983	4	66	—	21,053
Total	$728,268	$18,589	$39,955	$—	$786,812

The following table shows all loans, including nonaccrual loans, by classification and aging, as of December 31, 2017 and 2016:

	Pass	Special Mention	Substandard	Doubtful	Total
	(In thousands)
December 31, 2017
Current	$662,445	$5,681	$15,601	$—	$683,727
Past due 30-59 days	1,785	—	6,280	—	8,065
Past due 60-89 days	1,592	—	38	—	1,630
Past due 90 days or more	—	—	7,585	—	7,585
Total	$665,822	$5,681	$29,504	$—	$701,007

December 31, 2016
Current	$724,075	$13,956	$25,762	$—	$763,793
Past due 30-59 days	3,383	4,633	1,160	—	9,176
Past due 60-89 days	810	—	847	—	1,657
Past due 90 days or more	—	—	12,186	—	12,186
Total	$728,268	$18,589	$39,955	$—	$786,812

As of December 31, 2017, nonaccrual loans totaling $17.3 million were classified as Substandard.  As of December 31, 2016, nonaccrual loans totaling $18.4 million were classified as Substandard.

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2017 and 2016, showing the unpaid principal balance, the recorded investment of the loan (reflecting any loans with partial charge-offs), and the amount of allowance specifically allocated for these impaired loans (if any):

	December 31,
	2017			2016
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
	(In thousands)
With no related allowance recorded:
Commercial	$184	$182	$—	$2,203	$2,166	$—
Commercial real estate	4,294	4,154	—	6,368	6,136	—
Residential real estate	6,585	5,808	—	5,176	4,494	—
Construction real estate	7,471	6,049	—	7,522	6,031	—
Installment and other	349	348	—	313	313	—
With an allowance recorded:
Commercial	13,361	13,359	211	13,988	13,988	350
Commercial real estate	10,987	10,987	3,735	6,376	6,376	911
Residential real estate	6,774	6,774	943	8,601	8,598	1,424
Construction real estate	3,244	3,244	231	5,288	5,251	237
Installment and other	236	236	32	433	433	88
Total	$53,485	$51,141	$5,152	$56,268	$53,786	$3,010

The table above includes $38.9 million of restructured loans at December 31, 2017 and $43.1 million of restructured loans at December 31, 2016.

The following table presents loans individually evaluated for impairment by class of loans for the years ended December 31, 2017, 2016 and 2015, showing the average recorded investment and the interest income recognized:

	2017		2016		2015
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
With no related allowance recorded:
Commercial	$3,565	$8	$8,290	$59	$11,037	$553
Commercial real estate	4,898	16	10,467	17	18,376	592
Residential real estate	4,830	63	6,313	37	8,079	79
Construction real estate	6,961	105	6,786	20	8,911	196
Installment and other	352	11	349	15	584	65
With an allowance recorded:
Commercial	11,265	759	14,459	764	15,437	804
Commercial real estate	7,279	507	8,919	272	14,066	468
Residential real estate	7,770	279	9,787	318	12,628	349
Construction real estate	3,653	172	4,295	179	5,321	157
Installment and other	325	8	546	14	690	20
Total	$50,898	$1,928	$70,211	$1,695	$95,129	$3,283

If nonaccrual loans outstanding had been current in accordance with their original terms, approximately $935.3 thousand, $1.1 million and $1.8 million would have been recorded as loan interest income during the years ended

December 31, 2017, 2016 and 2015, respectively.  Interest income recognized in the above table was primarily recognized on a cash basis.

Recorded investment balances in the above tables exclude accrued interest income and unearned income as such amounts were immaterial.

Allowance for Loan and Lease Losses:

For the years ended December 31, 2017, 2016 and 2015, activity in the allowance was as follows:

	Commercial	Commercial real estate	Residential real estate	Construction real estate	Installment and other	Unallocated	Total
	(In thousands)
Year Ended December 31, 2017
Beginning balance	$1,449	$6,472	$4,524	$1,119	$715	$73	$14,352
Provision (benefit) for loan losses	(1,071)	2,094	(1,385)	987	(2,278)	433	(1,220)

Charge-offs	(270)	(244)	(600)	(1,411)	(381)	—	(2,906)
Recoveries	428	251	304	335	2,259	—	3,577
Net charge-offs	158	7	(296)	(1,076)	1,878	—	671
Ending balance	$536	$8,573	$2,843	$1,030	$315	$506	$13,803

Year Ended December 31, 2016
Beginning balance	$2,442	$6,751	$6,082	$1,143	$940	$34	$17,392
Provision (benefit) for loan losses	(3,001)	4,954	(180)	(146)	134	39	1,800

Charge-offs	(822)	(5,834)	(1,726)	(21)	(575)	—	(8,978)
Recoveries	2,830	601	348	143	216	—	4,138
Net charge-offs	2,008	(5,233)	(1,378)	122	(359)	—	(4,840)
Ending balance	$1,449	$6,472	$4,524	$1,119	$715	$73	$14,352

Year Ended December 31, 2015
Beginning balance	$4,031	$8,339	$7,939	$3,323	$788	$363	$24,783
Provision (benefit) for loan losses	(1,146)	2,635	(80)	(1,081)	501	(329)	500

Charge-offs	(1,919)	(4,731)	(2,297)	(1,570)	(642)	—	(11,159)
Recoveries	1,476	508	520	471	293	—	3,268
Net charge-offs	(443)	(4,223)	(1,777)	(1,099)	(349)	—	(7,891)
Ending balance	$2,442	$6,751	$6,082	$1,143	$940	$34	$17,392

Allocation of the allowance (as well as the total loans in each allocation method), disaggregated on the basis of the Company’s impairment methodology, is as follows:

	Commercial	Commercial real estate	Residential real estate	Construction real estate	Installment and other	Unallocated	Total
December 31, 2017	(In thousands)
Allowance allocated to:
Loans individually evaluated for impairment	$211	$3,735	$943	$231	$32	$—	$5,152
Loans collectively evaluated for impairment	325	4,838	1,900	799	283	506	8,651
Ending balance	$536	$8,573	$2,843	$1,030	$315	$506	$13,803
Loans:
Individually evaluated for impairment	$13,541	$15,141	$12,582	$9,293	$584	$—	$51,141
Collectively evaluated for impairment	47,847	363,661	165,714	54,276	18,368	—	649,866
Total ending loans balance	$61,388	$378,802	$178,296	$63,569	$18,952	$—	$701,007

December 31, 2016
Allowance allocated to:
Loans individually evaluated for impairment	$350	$911	$1,424	$237	$88	$—	$3,010
Loans collectively evaluated for impairment	1,099	5,561	3,100	882	627	73	11,342
Ending balance	$1,449	$6,472	$4,524	$1,119	$715	$73	$14,352
Loans:
Individually evaluated for impairment	$16,154	$12,512	$13,092	$11,282	$746	$—	$53,786
Collectively evaluated for impairment	53,007	393,388	201,634	64,690	20,307	—	733,026
Total ending loans balance	$69,161	$405,900	$214,726	$75,972	$21,053	$—	$786,812

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification.  The evaluation is performed under the Company’s internal underwriting policy.

Troubled Debt Restructurings:

TDRs are defined as those loans where: (1) the borrower is experiencing financial difficulties and (2) the restructuring includes a concession by the Bank to the borrower that the Bank would not otherwise consider.

The following loans were restructured during the years ended December 31, 2017, 2016, and 2015:

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Specific Reserves Allocated
	(Dollars in thousands)
December 31, 2017
Commercial	4	$135	$135	$30
Residential real estate	2	187	187	—
Construction real estate	1	10	10	—
Total	7	$332	$332	$30

December 31, 2016
Commercial	1	$39	$39	$—
Construction real estate	1	62	62	—
Installment and other	1	40	40	—
Total	3	$141	$141	$—

December 31, 2015
Residential real estate	1	$82	$82	$—
Construction real estate	2	831	831	11
Installment and other	4	82	82	3
Total	7	$995	$995	$14

The following table presents loans by class modified as TDRs for which there was a payment default within twelve months following the modification during the years ended December 31, 2017, 2016, and 2015:

	Number of Contracts	Recorded Investment	Specific Reserves Allocated
	(Dollars in thousands)
TDRs that subsequently defaulted:	2017
Construction real estate	1	$61	$—
Total	1	$61	$—

TDRs that subsequently defaulted:	2016
Construction real estate	1	$62	$—
Total	1	$62	$—

TDRs that subsequently defaulted:	2015
Construction real estate	2	$831	$11
Total	2	$831	$11

Impairment analyses are prepared on TDRs in conjunction with the normal allowance process. TDRs restructured during the years ended December 31, 2017, 2016, and 2015, required a specific reserve of $30 thousand, $0, and $14 thousand, respectively, which was included in the allowance. TDRs resulted in charge-offs of $471.4 thousand, $2.0 million, and $2.8 million during the years ended December 31, 2017, 2016, and 2015, respectively.  The TDRs that subsequently defaulted required a provision of $0, $0, and $11 thousand to the allowance for the years ended December 31, 2017, 2016, and 2015 respectively.

The following table presents total TDRs, both in accrual and nonaccrual status, as of December 31, 2017, 2016, and 2015:

	December 31,
	2017		2016		2015
	Number of Contracts	Amount	Number of Contracts	Amount	Number of Contracts	Amount
	(Dollars in thousands)
Accrual	108	$33,801	127	$35,158	165	$53,862
Nonaccrual	19	5,146	23	7,909	32	10,641
Total TDRs	127	$38,947	150	$43,067	197	$64,503

Specific reserves on TDRs at December 31, 2017 and December 31, 2016 were $2.4 million and $2.6 million, respectively.

As of December 31, 2017, the Bank had a total of $51.8 thousand in commitments to lend additional funds on two loans classified as TDRs.

Loans to Executive Officers and Directors:

Loan principal balances to executive officers and directors of the Company were $198.4 thousand and $347.8 thousand as of December 31, 2017 and 2016, respectively.  Total credit available, including companies in which these individuals have management control or beneficial ownership, was $324.4 thousand and $513.6 million as of December 31, 2017 and 2016, respectively.  An analysis of the activity related to these loans as of December 31, 2017 and 2016 is as follows:

	December 31,
	2017	2016
	(In thousands)
Balance, beginning	$348	$1,933
Additions	13	158
Changes in composition	(76)	(648)
Principal payments and other reductions	(87)	(1,095)
Balance, ending	$198	$348

Note 5.  Loan Servicing and Mortgage Servicing Rights

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The mortgage loans serviced for others portfolio was transferred to another Fannie Mae-approved servicer on December 31, 2017.  The unpaid balance of loans serviced for others as of December 31, 2017 and 2016 is summarized as follows:

	December 31,
	2017	2016
	(In thousands)
Mortgage loan portfolios serviced for:
Federal National Mortgage Association (“Fannie Mae”)	$—	$780,348
Totals	$—	$780,348

During the years ended December 31, 2017, 2016 and 2015, substantially all of the loans serviced for others had a contractual servicing fee of 0.25% on the unpaid principal balance.  These fees are recorded as “mortgage loan servicing fees” under “noninterest income” on the consolidated statements of operations.

Late fees on the loans serviced for others totaled $75 thousand, $53 thousand and $182 thousand during the years ended December 31, 2017, 2016 and 2015, respectively.  These fees are included in “noninterest income” on the consolidated statements of operations.

Custodial balances on deposit at the Bank in connection with the foregoing loan servicing were approximately $4.2 million and $4.8 million as of December 31, 2017 and 2016, respectively.  There were no custodial balances on deposit with other financial institutions as of December 31, 2017 and 2016.

The MSR asset was sold on December 31, 2017 and the portfolio of loans serviced for others was transferred to another Fannie Mae-approved servicer.  An analysis of changes in the MSR asset for the years ended December 31, 2017, 2016 and 2015 follows:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Balance at beginning of period	$6,905	$6,882	$7,453
Servicing rights originated and capitalized	—	581	822
Change in value of MSRs	(1,695)	(558)	(1,393)
Servicing rights sold	(5,210)	—	—
Balance at end of period	$—	$6,905	$6,882

The fair values of the MSRs were $6.9 million and $6.9 million for the years ended December 31, 2016 and 2015, respectively.

Note 6.  Other Real Estate Owned

OREO consists of property acquired due to foreclosure on real estate loans. As of December 31, 2017 and 2016, total OREO consisted of:

	2017	2016
	(In thousands)
Commercial real estate	$1,667	$2,181
Residential real estate	886	2,734
Construction real estate	3,879	3,521
Total	$6,432	$8,436

Loans secured by residential real estate properties for which formal foreclosure proceedings were in process at December 31, 2017 and December 31, 2016 were $1.4 million and $2.1 million, respectively.

The following table presents a summary of OREO activity for the years ended December 31, 2017 and 2016:

	2017	2016
	(In thousands)
Balance at beginning of period	$8,436	$8,346
Transfers in at fair value	3,035	5,187
Write-down of value	635	(91)
Gain (loss) on disposal	822	1,699
Cash received upon disposition	(5,226)	(5,157)
Sales financed by loans	—	(1,548)
Balance at end of period	$6,432	$8,436

Note 7.  Premises and Equipment

As of December 31, 2017 and 2016, premises and equipment consisted of:

	December 31,
	2017	2016
	(In thousands)
Land and land improvements	$7,106	$4,822
Buildings	27,914	26,870
Furniture and equipment	19,130	19,067
Total	54,150	50,759
Accumulated depreciation	(25,608)	(24,800)
Total less depreciation	$28,542	$25,959

Depreciation on premises and equipment was $1.4 million, $1.4 million and $1.7 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Note 8.  Deposits

As of December 31, 2017 and 2016, deposits consisted of:

	December 31,
	2017	2016
	(In thousands)
Demand deposits, noninterest bearing	$161,677	$174,305
NOW and money market accounts	404,225	405,268
Savings deposits	388,300	407,606
Time certificates, $250,000 or more	21,639	28,531
Other time certificates	151,506	191,710
Total	$1,127,347	$1,207,420

As of December 31, 2017, the scheduled maturities of time certificates were as follows:

(In thousands)
2018	$133,816
2019	19,260
2020	5,447
2021	5,914
2022	3,157
Thereafter	5,551
Total	$173,145

Deposits from executive officers, directors and their affiliates as of December 31, 2017 and 2016 were $2.2 million and $1.6 million, respectively.

Note 9. Borrowings

Notes payable to the FHLB as of December 31, 2017 and 2016 were secured by a blanket assignment of mortgage loans or other collateral acceptable to FHLB, and generally had a fixed rate of interest, interest payable monthly and principal due at end of term, unless otherwise noted. As of December 31, 2017, there was $353.9 million in collateral value from loans pledged under the blanket assignment and $73.9 million from investment securities held in safekeeping at the FHLB. As of December 31, 2017, there were $2.3 million in advances outstanding at the FHLB.  As of December 31, 2017, there were an additional $425.5 million in advances available from the FHLB based on the current value of the remaining unpledged loans and investment securities.  In the event that short-term liquidity is needed, the Bank has established a relationship with a large regional bank to provide short-term borrowings in the form of federal funds purchase.  The Bank has the ability to borrow up to $20 million for a short period (15 to 60 days) from this bank on a collective basis.

The following table details borrowings as of December 31, 2017 and 2016.

Maturity Date	Rate	Type	Principal due	2017	2016
				(In thousands)
April 27, 2021	6.343%	Fixed	At maturity	$2,300	$2,300
			Total	$2,300	$2,300

Note 10. Junior Subordinated Debt

The following table presents details on the junior subordinated debt as of December 31, 2017:

	Trust I	Trust III	Trust IV	Trust V
	(Dollars in thousands)
Date of Issue	March 23, 2000	May 11, 2004	June 29, 2005	September 21, 2006
Amount of trust preferred securities issued	$10,000	$6,000	$10,000	$10,000
Rate on trust preferred securities	10.875%	4.18063% (variable)	6.88%	3.23849% (variable)
Maturity	March 8, 2030	September 8, 2034	November 23, 2035	December 15, 2036
Date of first redemption	March 8, 2010	September 8, 2009	August 23, 2010	September 15, 2011
Common equity securities issued	$310	$186	$310	$310
Junior subordinated deferrable interest debentures owed	$10,310	$6,186	$10,310	$10,310
Rate on junior subordinated deferrable interest debentures	10.875%	4.18063% (variable)	6.88%	3.23849% (variable)

On the dates of issue indicated above, the Trusts, being Delaware statutory business trusts, issued trust preferred securities (the “trust preferred securities”) in the amount and at the rate indicated above.  These securities represent preferred beneficial interests in the assets of the Trusts.  The trust preferred securities will mature on the dates indicated, and are redeemable in whole or in part at the option of Trinity, with the approval of the FRB.  The Trusts also issued common equity securities to Trinity in the amounts indicated above.  The Trusts used the proceeds of the offering of the trust preferred securities to purchase junior subordinated deferrable interest debentures (the “debentures”) issued by Trinity, which have terms substantially similar to the trust preferred securities.

Trinity has the right to defer payments of interest on the debentures at any time or from time to time for a period of up to ten consecutive semi-annual periods (or twenty consecutive quarterly periods in the case of Trusts with quarterly interest payments) with respect to each interest payment deferred.  During a period of deferral, unpaid accrued interest is compounded.

Under the terms of the debentures, under certain circumstances of default or if Trinity has elected to defer interest on the debentures, Trinity may not, with certain exceptions, declare or pay any dividends or distributions on its common stock or purchase or acquire any of its common stock.

In the second quarter of 2013, Trinity began to defer interest payments on $37.1 million of junior subordinated debentures that are held by the Trusts that it controls.  In the first quarter of 2017 all deferred interest was paid in full and the Company is no longer deferring interest payments on the junior subordinated debt.  Interest accrued and unpaid to securities holders totaled $456.0 thousand and $9.8 million as of December 31, 2017 and 2016, respectively.

As of December 31, 2017 and 2016, the Company’s trust preferred securities, subject to certain limitations, qualified as Tier 1 Capital for regulatory capital purposes.

Payments of distributions on the trust preferred securities and payments on redemption of the trust preferred securities are guaranteed by Trinity.  Trinity also entered into an agreement as to expenses and liabilities with the Trusts pursuant to which it agreed, on a subordinated basis, to pay any costs, expenses or liabilities of the Trusts other than those arising under the trust preferred securities.  The obligations of Trinity under the junior subordinated debentures, the related indenture, the trust agreement establishing the Trusts, the guarantee and the agreement as to expenses and liabilities, in the aggregate, constitute a full and unconditional guarantee by Trinity of the Trusts’ obligations under the trust preferred securities.

Note 11. Description of Leasing Arrangements

In June 2017, the Company purchased the land where the Cerrillos Road branch is located and the two notes and mortgages on the land were paid off.  This land was previously leased.

Operating lease payments for the years ended December 31, 2017, 2016 and 2015 totaled $236 thousand, $241 thousand and $272 thousand, respectively.

There were no lease payments under capital leases for 2017.

Commitments for minimum future rentals under operating leases were as follows as of December 31, 2017:

Lease Payments under Operating Leases

Year	(In thousands)
2018	$22
2019	—
2020	—
2021	—
2022	—
Thereafter	—
Total	$22

Note 12. Retirement Plans

The Company has an ESOP for the benefit of all employees who are at least 18 years of age and have completed 1,000 hours of service during the plan year.  The employee’s interest in the ESOP vests over a period of six years.  The ESOP was established in January 1989 and is a defined contribution plan subject to the requirements of the Employee Retirement Income Security Act of 1974.

The ESOP is funded by discretionary contributions by the Company as determined by its Board of Directors.  No contributions were recorded in 2017, 2016, or 2015.

All shares held by the ESOP, acquired prior to the issuance of ASC 718-40, “Compensation—Stock Compensation-Employee Stock Ownership Plans” are included in the computation of average common shares and common share equivalents.  This accounting treatment is grandfathered for shares purchased prior to December 31, 1992.  As permitted by ASC 718-40, compensation expense for shares released is equal to the original acquisition cost of the shares if acquired prior to December 31, 1992.  As shares acquired after ASC 718-40 were released from collateral, the Company reported compensation expense equal to the current fair value of the shares, and the shares became outstanding for the earnings per share computations.

Shares of the Company held by the ESOP are as follows:

	December 31,
	2017	2016
Shares acquired before December 31, 1992	214,812	215,147
Shares acquired after December 31, 1992	616,833	456,815
Total shares	831,645	671,962

There was no compensation expense recognized for ESOP shares acquired prior to December 31, 1992 during the years ended December 31, 2017, 2016 and 2015.

As a result of the Company restating its financial statements for the years 2009-2012 and bringing the subsequent years’ financial statements current, it was necessary in 2017 to reevaluate the previous values used for certain purchases made by the ESOP during such period.  In doing so, it was determined that shares purchased by the ESOP during 2011-2012 were in excess of the revised share values.  In order to make the participants of the ESOP whole, the Bank accrued the estimated principal and interest expense of $1.2 million in 2017 and made a partial cash payment to the ESOP of $764 thousand in November 2017.  Subsequently, in February 2018, the Bank made a final cash payment to the ESOP of $398 thousand to complete this make-whole transaction.  This expense of $1.2 million is included in other noninterest expense in our consolidated statement of operations.

Under federal income tax regulations, the employer securities that are held by the ESOP and its participants and that are not readily tradable on an established market or that are subject to trading limitations include a put option (liquidity put).  The liquidity put is a right to demand that the Company buy shares of its stock held by the participant for which there is no readily available market.  The put price is representative of the fair value of the stock.  The Company may pay the purchase price over a five-year period.  The purpose of the liquidity put is to ensure that the participant has the ability to ultimately obtain cash for such participant’s shares of common stock.  Due to the Company’s obligation under the put option, the shares held by the ESOP are classified as temporary equity in the mezzanine section, and a contra account in the shareholders’ equity section, of the consolidated balance sheets and totaled $6.0 million and $3.2 million as of December 31, 2017 and 2016, respectively.

The Company’s employees may also participate in a tax-deferred savings plan (401(k)) to which the Company provided a partial match in 2017.

Note 13. Stock Incentives

At the Shareholders’ Meeting held on January 22, 2015, the Company’s shareholders approved the Trinity Capital Corporation 2015 Long-Term Incentive Plan (“2015 Plan”) for the benefit of key employees. Under the 2015 Plan, 500,000 shares of voting common stock from shares held in treasury or authorized but unissued common stock are reserved for granting stock-based incentive awards.  The Compensation Committee determines the terms and conditions of the awards.  There were 424,930 Restricted Stock Unit (“RSU”) awards granted under the 2015 Plan in 2017, leaving 30,477 shares of common stock available to be issued under the 2015 Plan as of December 31, 2017.  In February 2018, the Board approved an increase to the number of shares of common stock reserved under the 2015 Plan by 500,000 shares.

Because share-based compensation awards vesting in the current periods were granted on a variety of dates, the assumptions are presented as weighted averages in those assumptions.  A summary of RSU activity under the 2015 Plan as of December 31, 2017 is presented below:

	Shares	Weighted Average Fair Value at Grant Date	Weighted-Average Remaining Contractual Term, in Years	Aggregate Intrinsic Value (in thousands)
RSUs
Nonvested as of January 1, 2017	50,228	$4.00	1.31	$201
Granted	424,930	4.75	2.10	2,018
Vested	(16,741)	4.00	—	67
Forfeited or expired	(5,635)	4.00	—	—
Outstanding Nonvested as of December 31, 2017	452,782	$4.70	2.01	$2,128

Share-based compensation expense of $273 thousand, $91 thousand, and $0 was recognized for December 31, 2017, 2016 and 2015, respectively.  As of December 31, 2017, there was $2.0 million in unrecognized compensation costs related to unvested share-based compensation awards granted under the 2015 Plan.   The cost will be recognized over the remaining vesting periods.

Note 14. Income Taxes

The current and deferred components of the provision (benefit) for income taxes for the years ended December 31, 2017, 2016 and 2015 are as follows:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Current provision for income taxes
Federal	$3,612	$—	$—
State	1,544	—	—
Deferred provision (benefit) for income taxes
Federal	1,829	772	(188)
State	(268)	375	242
Change in valuation allowance	2,013	(14,823)	(54)
Total provision (benefit) for income taxes	$8,730	$(13,676)	$—

The Tax Cuts and Jobs Act (“Tax Reform”), which was enacted on December 22, 2017, made significant change to the U.S. tax law, including the reduction of the corporate income tax rate from 35% to 21%.  As a result of the Tax Reform, the deferred tax assets and liabilities of the Company were remeasured based upon the newly enacted U.S. statutory federal income tax rate of 21%, which is the rate at which these deferred assets and liabilities are expected to reverse in the future.  As a result of this remeasurement, tax expense of $4.9 million and an increase of $106 thousand to the valuation allowance was recognized and included in the change in valuation allowance noted in the table above for the year ended December 31, 2017.

A deferred tax asset or liability is recognized to reflect the net tax effects of temporary differences between the carrying amounts of existing assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.  Temporary differences that gave rise to the deferred tax assets and liabilities as of December 31, 2017 and 2016 are as follows:

	2017		2016
	Asset	Liability	Asset	Liability
	(In thousands)
Unrealized loss on securities available for sale	$916	$—	$2,870	$—
Venture capital investments	538	—	823	—
Allowance for loan and lease losses	4,049	—	5,904	—
Premises and equipment	—	812	—	1,252
OREO	19	—	755	—
Prepaid expenses	—	220	—	756
MSRs	—	—	—	2,731
Net operating loss carryforwards	3,436	—	6,010	—
Business tax credits	2,914	—	2,830	—
Other	1,895	86	1,376	5
Total deferred taxes	13,767	1,118	20,568	4,744
Allowance for deferred taxes	(2,506)	—	(387)	—
Net deferred taxes	$11,261	$1,118	$20,181	$4,744

  A valuation allowance is established when it is more likely than not that all or a portion of a net deferred tax asset will not be realized.   Based on income tax losses in 2011 and 2012, the Company determined that it was no longer more likely than not that its deferred tax assets of $14.6 million at December 31, 2011 would be utilized.  Accordingly, a full valuation allowance was recorded as of December 31, 2011. As of December 31, 2016, management determined that it was more likely than not that the amount of the deferred tax assets would be utilized in future periods except for certain capital loss carryforwards.  Therefore, $14.8 million of the previously recorded valuation allowance was reversed leaving $387 thousand in valuation allowance at December 31, 2016.

Under Section 382 of the Code (“Section 382”), the Company experienced an “ownership change” on December 19, 2016, which limits our ability to use our pre-change of control NOLs and certain other pre-change tax attributes against our post-change income. The Section 382 limitation, which was calculated at $1.1 million, is applied annually. During 2017, the Company realized approximately $4.8 million of Net Unrealized Built-in Losses (“NUBIL”) which are also subject to the Section 382 limitation.  Accordingly, only $1.1 million of these NUBIL could be recognized in 2017, with the remaining portion carried forward similar to NOLs.  The recognition of the NUBIL prevented the recognition of any NOLs or other tax attributes in 2017.  Further, since NUBIL is recognized before NOLs and tax credits, the realization of these tax benefits has been deferred by approximately four years.  At December 31, 2017 the Company had $13.6 million and $12.3 million of federal and state NOLs, respectively, which will expire at various dates from 2031 to 2035. The Company does not believe that any of the federal or state NOLs will expire unused.  However the Company also has $2.4 million and $649 thousand of federal and state tax credit carryforwards, respectively, which will also expire at various dates from 2031 to 2035, of which the Company believes $1.7 million federal tax credit carryforwards and $645 thousand state tax credit carryforwards will expire unused.  Accordingly the valuation allowance of $2.5 million at December 31, 2017 reflects the now anticipated expiration of these tax credits. Please see Part I, Item 1A “Risk Factors” for more information.

Items causing differences between the Federal statutory tax rate and the effective tax rate are summarized as follows:

	Year Ended December 31,
	2017		2016		2015
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Federal statutory tax rate	$1,029	34.99%	$828	33.98%	$651	34.00%
Net tax exempt interest income	(668)	(22.71)%	(218)	(8.95)%	(64)	(3.34)%
Other, net	348	11.83%	163	6.69%	(190)	(9.92)%
Tax credits	—	0.00%	—	0.00%	(424)	(22.15)%
Federal and state rate change	5,170	175.79%	—	0.00%	—	0.00%
Write off of NM receivable	584	19.86%	—	0.00%	—	0.00%
State income tax, net of federal benefit	254	8.64%	374	15.35%	81	4.23%
Tax provision (benefit) before change in valuation allowance	6,717	228.40%	1,147	47.07%	54	2.82%
Change in valuation allowance	2,013	68.45%	(14,823)	(608.25)%	(54)	(2.82)%
Provision (benefit) for income taxes	$8,730	296.84%	$(13,676)	561.18%	$—	0.00%

The Company has no liabilities associated with uncertain tax positions as of December 31, 2017 and 2016, therefore, during the years ended December 31, 2017 and 2016, the Company did not record an accrual for interest and penalties associated with uncertain tax positions.  The Company does not expect any material changes in uncertain tax benefits during the next 12 months.

The Company is subject to U.S. federal and New Mexico income taxes.  The Company’s federal and state income tax returns are subject to examination by the taxing authorities for years after 2013.

 Note 15. Commitments and Off-Balance-Sheet Activities

Credit-related financial instruments: The Company is a party to credit-related commitments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These credit-related commitments include commitments to extend credit, standby letters of credit and commercial letters of credit.  Such credit-related commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these credit-related commitments.  The Company follows the same credit policies in making credit-related commitments as it does for on-balance-sheet instruments.

As of December 31, 2017 and 2016, the following credit-related commitments were outstanding:

	Contract Amount
	2017	2016
	(In thousands)
Unfunded commitments under lines of credit	$122,910	$118,252
Commercial and standby letters of credit	5,377	7,152
Commitments to make loans	1,909	5,835

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for equity lines of credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by the Bank, is based on management’s credit evaluation of the customer.  Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers.  Overdraft protection agreements are uncollateralized, but most other unfunded commitments have collateral.  These unfunded lines of credit usually do not contain a specified maturity date and may not necessarily be drawn upon to the total extent to which the Bank is committed.

Commitments to make loans are generally made for periods of 90 days or less.  The Company had outstanding loan commitments, excluding undisbursed portion of loans in process and equity lines of credit, of approximately $128.3 million as of December 31, 2017 and $125.4 million as of 2016, respectively.  Of these commitments outstanding, the breakdown between fixed rate and adjustable rate loans is as follows:

	December 31,
	2017	2016
	(In thousands)
Fixed rate	$17,933	$19,663
Adjustable rate	110,354	105,741
Total	$128,287	$125,404

The fixed rate loan commitments have interest rates ranging from 0.0 % to 6.5 % and maturities ranging from on demand to eight years.

FHLB require a blanket assignment of mortgage loans or other collateral acceptable to the FHLB to secure the Company’ short and long-term borrowings from FHLB.  The value of collateral with the FHLB at December 31, 2017 was $427.8 million.

Commercial and standby letters of credit are conditional credit-related commitments issued by the Bank to guarantee the performance of a customer to a third party.  Those letters of credit are primarily issued to support public and private borrowing arrangements.  Essentially all letters of credit issued have expiration dates within one year.  The credit risk involved in issuing letters of credit is the same as that involved in extending loans to customers.  The Bank generally holds collateral supporting those credit-related commitments, if deemed necessary.  In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the credit-related commitment.  The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above.  If the credit-related commitment is funded, the Bank would be entitled to seek recovery from the customer.  As of both December 31, 2017 and 2016, $575 thousand has been recorded as liabilities for the Company’s potential losses under these credit-related commitments.  The fair value of these credit-related commitments is approximately equal to the fees collected when granting these letters of credit.  These fees collected were $23 thousand and $26 thousand as of December 31, 2017 and 2016, respectively, and are included in “other liabilities” on the consolidated balance sheets.

Note 16. Preferred Equity Issues

On March 27, 2009, the Company issued Series A Preferred Stock and Series B Preferred Stock to the U.S. Department of the Treasury (“Treasury”) under the TARP Capital Purchase Program (“CPP”).  On December 19, 2016, the Company issued 82,862 shares of Series C Convertible Preferred Stock pursuant to a private placement.  During the first quarter of 2017, all of the Series A Preferred Stock and Series B Preferred Stock were redeemed.  On February 2, 2017, the Series C Preferred Stock was converted into non-voting common stock.  There was no outstanding Preferred Stock as of  December 31, 2017.

The difference between the liquidation value of the preferred stock and the original cost is accreted (for the Series B Preferred Stock) or amortized (for the Series A Preferred Stock) over 10 years and is reflected, on a net basis, as an increase to the carrying value of preferred stock and decrease to retained earnings.  For the year ended December 31, 2017, a net amount of $398 thousand was recorded for amortization.  For the year ended December 31, 2016, a net amount of $178 thousand was recorded for amortization.

Dividends and discount accretion on preferred stock reduce the amount of net income available to common shareholders.  For each of the years ended December 31, 2017 and 2016 the total of these amounts was $771.0 thousand and $4.3 million, respectively.

Note 17. Litigation

The Company and its subsidiaries are subject, in the normal course of business, to various pending and threatened legal proceedings in which claims for monetary damages are asserted. On an ongoing basis management, after consultation with legal counsel, assesses the Company’s liabilities and contingencies in connection with such legal proceedings. For those matters where it is probable that the Company will incur losses and the amounts of the losses can be reasonably estimated, the Company records an expense and corresponding liability in its consolidated financial statements. To the extent the pending or threatened litigation could result in exposure in excess of that liability, the amount of such excess is not currently estimable.

The Company can give no assurance, however, its business, financial condition and results of operations will not be materially adversely affected, or that it will not be required to materially change its business practices, based on: (i) future enactment of new banking or other laws or regulations; (ii) the interpretation or application of existing laws or regulations, including the laws and regulations as they may relate to the Company’s business, banking services or the financial services industry in general; (iii) pending or future federal or state governmental investigations of the business; (iv) institution of government enforcement actions against the Company; or (v) adverse developments in other pending or future legal proceedings against the Company or affecting the banking or financial services industry generally.

In addition to legal proceedings occurring in the normal course of business, the Company is the subject of certain legal proceedings as set forth below.

Insurance Coverage and Indemnification Litigation:

●    Trinity Capital Corporation and Los Alamos National Bank v. Atlantic Specialty Insurance Company, Federal Insurance Company, William C. Enloe and Jill Cook, (First Judicial District Court, State of New Mexico, Case No. D-132-CV-201500083);
●    William C. Enloe v. Atlantic Specialty Insurance Company, Federal Insurance Company, Trinity Capital Corporation and Los Alamos National Bank, (First Judicial District Court, State of New Mexico, Case No. D-132-CV-201500082); and
●    Mark Pierce v. Atlantic Specialty Insurance Company, Trinity Capitol Corporation d/b/a Los Alamos National Bank, and Federal Insurance Company, (First Judicial District Court, State of New Mexico, Case No. D-101-CV-201502381).

 In connection with the restatements and investigations, on September 1, 2015, the Company and William Enloe (“Enloe”), Trinity and the Bank’s former Chief Executive Officer and Chairman of the Board, filed separate suits in New Mexico State Court.  Jill Cook, the Company’s former Chief Credit Officer, was also named in the suit brought by Trinity. On October 28, 2015, the Court entered an order consolidating the Enloe and Trinity suits. Mark Pierce, the Bank’s former Senior Lending Officer, filed suit in New Mexico State Court on November 2, 2015.  On April 26, 2016, Pierce filed a motion to consolidate his suit with the Enloe and Trinity suit. In each of the three suits listed above, the plaintiffs seek coverage and reimbursement from the insurance carriers for the defense costs incurred by individuals covered under those policies, as defined therein, in addition to causes of action against the insurance companies for bad faith, breach of insurance contracts and against Atlantic Specialty Insurance for violations of New Mexico insurance statutes. The suits, with the exception of Enloe’s suit, also seek a determination on the obligations of the Company and/or the Bank to indemnify the former officers. The suits filed by Enloe and Pierce each allege, in the alternative, negligence against the Company and the Bank for failing to timely put all carriers on notice of his claims. On July 18, 2016, one of the insurance company defendants filed a notice removing the consolidated lawsuits to the United States District Court for the District of New Mexico.   Enloe, Pierce, the Company and the Bank each filed motions to remand the coverage litigation back to the First Judicial District Court.

On July 26, 2017, U.S. District Judge James Parker issued a memorandum opinion and order granting the motions to remand filed by Enloe, Cook, Pierce, the Bank and the Company and granting these parties’ request for attorney’s fees and costs incurred in connection with the motions to remand.  The Court ultimately awarded almost $100,000 in fees and costs.  An Order remanding the case back to the First Judicial District Court was entered on September 8, 2017.

Due to the one year delay in federal court, the First Judicial District Court entered an amended scheduling order.  This case is now on a jury trial trailing docket commencing March 11, 2019; however, the Court has ordered the parties to attend a mediated settlement conference no later than September 24, 2018.

The Company and the Bank will vigorously defend its actions and seek indemnification and coverage from its insurance carriers as required under the insurance policies.  Due to the complex nature, the outcome and timing of ultimate resolution is inherently difficult to predict.

Note 18. Regulatory Matters

The payment of dividends by any financial institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized.

The Company is subject to restrictions on the payment of dividends and cannot pay dividends that exceed its net income or which may weaken its financial health.  The Company’s primary source of cash is dividends from the Bank.  Generally, the Bank is subject to certain restrictions on dividends that it may declare without prior regulatory approval.  The Bank cannot pay dividends in any calendar year that, in the aggregate, exceed the Bank’s year-to-date net income plus its retained income for the two preceding years.  Additionally, the Bank cannot pay dividends that are in excess of the amount that would result in the Bank falling below the minimum required for capital adequacy purposes.

Trinity was placed under a Written Agreement by the FRB on September 26, 2013. The Written Agreement required Trinity to serve as a source of strength to the Bank and restricts Trinity’s ability, without written approval of the FRB, to make payments on the Company’s junior subordinated debentures, incur or increase any debt, issue dividends and other capital distributions or to repurchase or redeem any Trinity stock. Additionally, the Bank was similarly prohibited from paying dividends to Trinity under the Formal Agreement issued by the OCC on November 30, 2012 and under the Consent Order, which replaced the Formal Agreement, issued on December 17, 2013. The Consent Order required that the Bank maintain certain capital ratios and receive approval from the OCC prior to declaring dividends. The Consent Order was terminated by the OCC effective November 3, 2017.  The Written Agreement was terminated by the FRB effective February 28, 2018.

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies.  Failure to meet capital requirements can initiate regulatory action.  The Basel III Rule became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019.  See Item 1 - “Supervision & Regulation” for further discussion regarding the Basel III Rules.  The Company and the Bank met all capital adequacy requirements to which they were subject as of December 31, 2017.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

The statutory requirements and actual amounts and ratios for the Company and the Bank are presented below:

	Actual		For Capital Adequacy Purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2017
Total capital (to risk-weighted assets):
Consolidated	$152,076	18.1982%	$66,853	8.0000%	N/A	N/A
Bank only	134,959	16.1823%	66,720	8.0000%	$83,399	10.0000%
Tier 1 capital (to risk weighted assets):
Consolidated	132,900	15.9035%	50,140	6.0000%	N/A	N/A
Bank only	124,481	14.9259%	50,040	6.0000%	66,720	8.0000%
Common Equity Tier 1 Capital (to risk weighted assets):
Consolidated	106,320	12.7228%	37,605	4.5000%	N/A	N/A
Bank only	124,481	14.9259%	37,530	4.5000%	54,210	6.5000%
Tier 1 leverage (to average assets):
Consolidated	132,900	10.1821%	33,427	4.0000%	N/A	N/A
Bank only	124,481	9.6006%	33,360	4.0000%	41,700	5.0000%

December 31, 2016
Total capital (to risk-weighted assets):
Consolidated	$178,906	20.0509%	$71,381	8.0000%	N/A	N/A
Bank only	137,873	15.3793%	71,719	8.0000%	$89,649	10.0000%
Tier 1 capital (to risk weighted assets):
Consolidated	167,290	18.7490%	53,536	6.0000%	N/A	N/A
Bank only	126,598	14.1216%	53,789	6.0000%	71,719	8.0000%
Common Equity Tier 1 Capital (to risk weighted assets):
Consolidated	60,840	6.8186%	40,152	4.5000%	N/A	N/A
Bank only	126,598	14.1216%	40,342	4.5000%	58,272	6.5000%
Tier 1 capital (to average assets):
Consolidated	167,290	12.0120%	35,690	4.0000%	N/A	N/A
Bank only	126,598	9.1596%	35,859	4.0000%	44,824	5.0000%

N/A—not applicable

The Bank’s capital ratios fall into the category of “well-capitalized” as of December 31, 2017 and December 31, 2016.

Trinity and the Bank are also required to maintain a “capital conservation buffer” of 2.5% above the regulatory minimum risk-based capital requirements. The purpose of the conservation buffer is to ensure that banks maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress.  The capital conservation buffer began to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase by that amount each year until fully implemented in January 2019.  An institution would be subject to limitations on certain activities, including payment of dividends, share repurchases and discretionary bonuses to executive officers, if its capital level is below the buffered ratio. Factoring in the fully phased-in conservation buffer increases the minimum ratios described above to 7.0% for CET1, 8.5% for Tier 1 Capital and 10.5% for Total Capital. At December 31, 2017 the Bank’s capital conservation buffer was 8.1823 % and the consolidated capital conservation buffer was 8.2228%.

Note 19. Fair Value Measurements

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.  An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction.  Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

The Company uses valuation techniques that are consistent with the sales comparison approach, the income approach and/or the cost approach.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert expected future amounts, such as cash flows or earnings, to a single present value amount on a discounted basis.  The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.  Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s monthly and/or quarterly valuation process.

Financial Instruments Recorded at Fair Value on a Recurring Basis

Securities Available for Sale. The fair values of securities available for sale are determined by quoted prices in active markets, when available.  If quoted market prices are not available, the fair value is determined by a matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

The following table summarizes the Company’s financial assets and off-balance-sheet instruments measured at fair value on a recurring basis as of December 31, 2017 and 2016, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

December 31, 2017	Total	Level 1	Level 2	Level 3
	(In thousands)
Financial Assets:
Investment securities available for sale:
U.S. Government sponsored agencies	$68,551	$—	$68,551	$—
State and political subdivisions	158,706	—	158,706	—
Residential mortgage-backed security	123,083	—	123,083	—
Residential collateralized mortgage obligation	9,686	—	9,686	—
Commercial mortgage backed security	108,162	—	108,162	—
SBA pool	545	—	545	—
Total	$468,733	$—	$468,733	$—

December 31, 2016

Financial Assets:
Investment securities available for sale:
U.S. Government sponsored agencies	$68,828	$—	$68,828	$—
Stats and political subdivisions	37,343	—	37,343	—
Residential mortgage-backed security	203,819	—	203,819	—
Residential collateralized mortgage obligation	14,816	—	14,816	—
Commercial mortgage backed security	114,172	—	114,172	—
SBA pool	672	—	672	—
Total	$439,650	$—	$439,650	$—

There were no financial liabilities that were measured at fair value as of December 31, 2017 and 2016. There were no financial assets or financial liabilities measured at fair value on a recurring basis for which the Company used significant unobservable inputs (Level 3) during the periods presented in these financial statements.  There were no transfers between the levels used on any asset classes during the year.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain financial assets and financial liabilities at fair value on a nonrecurring basis in accordance with GAAP.

Impaired Loans. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Once a loan is identified as impaired, management measures the amount of that impairment in accordance with ASC Topic 310.  The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows.  Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.

In accordance with ASC Topic 820, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  Collateral values are estimated using Level 3 inputs based on customized discounting criteria.  For collateral dependent impaired loans, the Company obtains a current independent appraisal of loan collateral.  Other valuation techniques are used as well, including internal valuations, comparable property analysis and contractual sales information.

OREO. OREO is adjusted to fair value at the time the loans are transferred to OREO. Subsequently, OREO is carried at the lower of the carrying value or fair value. Fair value is determined based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. The fair value of OREO was computed based on third part appraisals, which are level 3 valuation inputs.

As of December 31, 2017, impaired loans with a carrying value of $39.8 million had a valuation allowance of $5.2 million. As of December 31, 2016, impaired loans with a carrying value of $34.6 million had a valuation allowance of $3.0 million.

In the table below, OREO had write-downs during the years ended December 31, 2017 and 2016 of $43 thousand and $63 thousand, respectively.  The valuation adjustments on OREO have been recorded through earnings.

Assets measured at fair value on a nonrecurring basis as of December 31, 2017 and 2016 are included in the table below:

	Total	Level 1	Level 2	Level 3
	(In thousands)
December 31, 2017
Financial Assets
Impaired loans	$34,600	$—	$—	$34,600
Non-Financial Assets
OREO	$405	$—	$—	$405

December 31, 2016
Financial Assets
Impaired loans	$31,636	$—	$—	$31,636
MSRs	6,905	—	—	6,905
Non-Financial Assets
OREO	$582	$—	$—	$582

See Note 5 for assumptions used to determine the fair value of MSRs.  Assumptions used to determine impaired loans and OREO are presented below by classification, measured at fair value and on a nonrecurring basis as of December 31, 2017 and 2016:

	Fair value	Valuation Technique(s)	Unobservable Input(s)	Adjustment Range, Weighted Average
December 31, 2017	(In thousands)
Impaired loans
Commercial	$13,359	Sales comparison	Adjustments for differences of comparable sales	(5.00)% to (100.00)%, (5.97)%
Commercial real estate	10,987	Sales comparison	Adjustments for differences of comparable sales	(4.25) to (7.62), (6.63)
Residential real estate	6,774	Sales comparison	Adjustments for differences of comparable sales	(3.13) to (7.80), (5.74)
Construction real estate	3,244	Sales comparison	Adjustments for differences of comparable sales	(4.00) to (7.25), (6.18)
Installment and other	236	Sales comparison	Adjustments for differences of comparable sales	(4.25) to (8.00), (6.27)
Total impaired loans	$34,600
OREO
Residential real estate	$315	Sales comparison	Adjustments for differences of comparable sales	(9.09) to (9.09), (9.09)
Construction real estate	90	Sales comparison	Adjustments for differences of comparable sales	(9.78) to (9.78), (9.78)
Total OREO	$405

December 31, 2016
Impaired loans
Commercial	$13,638	Sales comparison	Adjustments for differences of comparable sales	(0.00)% to (7.75)%, (5.79)%
Commercial real estate	5,465	Sales comparison	Adjustments for differences of comparable sales	(4.25) to (7.62), (5.96)
Residential real estate	7,174	Sales comparison	Adjustments for differences of comparable sales	(3.13) to (37.50), (6.73)
Construction real estate	5,014	Sales comparison	Adjustments for differences of comparable sales	(4.00) to (7.50), (5.79)
Installment and other	345	Sales comparison	Adjustments for differences of comparable sales	(0.00) to (37.50), (7.70)
Total impaired loans	$31,636
OREO
Residential real estate	$483	Sales comparison	Adjustments for differences of comparable sales	(3.16) to (11.76), (9.29)
Construction real estate	99	Sales comparison	Adjustments for differences of comparable sales	(12.00) to (12.00), (12.00)
Total OREO	$582

Fair Value Assumptions

ASC Topic 825 requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis.  The following methods and assumptions were used by the Company in estimating the fair values of its other financial instruments:

Cash and due from banks and interest-bearing deposits with banks: The carrying amounts reported in the balance sheet approximate fair value and are classified as Level 1.

Investment Securities: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). See below for additional discussion of Level 3 valuation methodologies and significant inputs.

Non-marketable equity securities:  It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

Loans held for sale: The fair values disclosed are based upon the values of loans with similar characteristics purchased in secondary mortgage markets and are classified as Level 3.

Loans: For those variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values.  The fair values for fixed rate and all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.  The fair value of loans is classified as Level 3 within the fair value hierarchy.

Noninterest-bearing deposits: The fair values disclosed are equal to their balance sheet carrying amounts, which represent the amount payable on demand, and are classified as Level 1.

Interest-bearing deposits: The fair values disclosed for deposits with no defined maturities are equal to their carrying amounts, which represent the amounts payable on demand, and are classified as Level 2.  The carrying amounts for variable rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date.  Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar certificates to a schedule of aggregated expected monthly maturities on time deposits.

Long-term borrowings: The fair values of the Company’s long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements, and are classified as Level 2.

Junior subordinated debt: The fair values of the Company’s junior subordinated debt are estimated based on the quoted market prices, when available, of the related trust preferred security instruments, or are estimated based on the quoted market prices of comparable trust preferred securities, and are classified as Level 3.

Off-balance-sheet instruments: Fair values for the Company’s off-balance-sheet lending commitments in the form of letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements.  It is the opinion of management that the fair value of these commitments would approximate their carrying value, if drawn upon, and are classified as Level 2.

Accrued interest: The carrying amounts of accrued interest approximate fair value resulting in a Level 2 or Level 3 classification.

The carrying amount and estimated fair values of other financial instruments as of December 31, 2017 and 2016 are as follows:

	Carrying amount	Level 1	Level 2	Level 3	Total
	(In thousands)
December 31, 2017
Financial assets:
Cash and due from banks	$12,893	$12,983	$—	$—	$12,983
Interest-bearing deposits with banks	22,541	22,541	—	—	22,541
Investments:
Available for sale	468,733	—	468,733	—	468,733
Held to maturity	7,854	—	7,369	—	7,369
Non-marketable equity securities	3,617	N/A	N/A	N/A	N/A
Loans, net	686,341	—	—	680,911	680,911
Accrued interest receivable on securities	2,795	—	2,795	—	2,795
Accrued interest receivable on loans	2,238	—	—	2,238	2,238
Accrued interest receivable other	21	—	—	21	21

Off-balance-sheet instruments:
Loan commitments and standby letters of credit	$23	$—	$23	$—	$23

Financial liabilities:
Non-interest bearing deposits	$161,677	$161,677	$—	$—	$161,677
Interest bearing deposits	965,670	—	964,717	—	964,717
Long-term borrowings	2,300	—	2,592	—	2,592
Junior subordinated debt	37,116	—	—	27,128	27,128
Accrued interest payable	628	—	172	456	628

December 31, 2016
Financial assets:
Cash and due from banks	$13,537	$13,537	$—	$—	$13,537
Interest-bearing deposits with banks	105,798	105,798	—	—	105,798
Securities purchased under resell agreements	—	—	—	—	—
Investments:
Available for sale	439,650	—	439,650	—	439,650
Held to maturity	8,824	—	8,613	—	8,613
Non-marketable equity securities	3,812	N/A	N/A	N/A	N/A
Loans held for sale	—	—	—	—	—
Loans, net	771,138	—	—	770,254	770,254
Accrued interest receivable on securities	1,873	—	1,873	—	1,873
Accrued interest receivable on loans	3,874	—	—	3,874	3,874
Accrued interest receivable, other	296	—	—	296	296

Off-balance-sheet instruments:
Loan commitments and standby letters of credit	$26	$—	$26	$—	$26

Financial liabilities:
Non-interest bearing deposits	$174,305	$174,305	$—	$—	$174,305
Interest bearing deposits	1,033,115	—	1,040,560	—	1,040,560
Long-term borrowings	2,300	—	2,698	—	2,698
Junior subordinated debt	36,927	—	—	20,582	20,582
Accrued interest payable	10,119	—	270	9,849	10,119

Note 20. Subsequent Events

Repayment of Subordinated Debt and Redemption of Trust Preferred Securities

As reported on the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2018, on March 8, 2018, the Company consummated the early redemption of all $10,310,000  principal amount of those certain Junior Subordinated Deferrable Interest Debentures due 2030 (the “Debt Securities”) issued by Trinity Capital Trust I, a statutory business trust created under the laws of the State of Delaware, on March 23, 2000.  The Debt Securities carried an interest rate of 10.875% and were scheduled to mature on March 8, 2030.  The Debt Securities were callable at a redemption rate of 101.088%,  plus accrued and unpaid interest, for a total redemption price of $10,983,000.

The redemption of the Debt Securities was approved by the Company’s primary federal regulator on January 24, 2018.

Departure of Director

As reported on the Company’s Current Report on Form 8-K filed with the SEC on March 21, 2018, on March 20, 2018, Robert P. Worcester, member of the boards of directors of Trinity Capital Corporation and its wholly-owned subsidiary, Los Alamos National Bank, notified the board of directors of his decision to retire from the Board immediately following the Company’s 2018 annual shareholder meeting.

Note 21.  Condensed Parent Company Financial Information

The condensed financial statements of Trinity Capital Corporation (parent company only) are presented below:

Balance Sheets

	December 31,
	2017	2016
	(In thousands)
Assets
Cash	$10,168	$64,336
Investments in subsidiaries	123,615	126,767
Dividend receivable from subsidiary	3,000	—
Other assets	6,282	11,047
Total assets	$143,065	$202,150

Liabilities and Shareholders’ Equity
Dividends payable	$—	$12,965
Junior subordinated debt owed to unconsolidated trusts	36,941	37,116
Other liabilities	578	14,770
Stock owned by Employee Stock Ownership Plan (ESOP) participants	5,961	3,192
Shareholders’ equity	99,585	134,107
Total liabilities and shareholders’ equity	$143,065	$202,150

Statements of Operations

	December 31,
	2017	2016	2015
	(In thousands)
Dividends from subsidiaries	$3,000	$15,000	$—
Interest and other income	175	190	161
Interest and other expense	(3,624)	(3,799)	(3,152
(Loss) income before income tax benefit and equity in undistributed net income of subsidiaries	(449)	11,391	(2,991)
Income tax benefit	237	3,657	—
(Loss) income before equity in undistributed net income of subsidiaries (in excess of dividends)	(212)	15,048	(2,991)
Equity in undistributed net (loss) income of subsidiaries	(5,578)	1,065	4,905
Net (loss) income	$(5,790)	$16,113	$1,914
Dividends and discount accretion on preferred shares	770	4,272	3,803
Net (loss) income available to common shareholders	$(6,560)	$11,841	$(1,889)

Statements of Cash Flows

	December 31,
	2017	2016	2015
	(In thousands)
Cash Flows From Operating Activities
Net (loss) income	$(5,790)	$16,113	$1,914
Adjustments to reconcile net (loss) income to net cash used in operating activities
Amortization of junior subordinated debt owed to unconsolidated trusts issuance costs	14	14	14
Equity in undistributed net income (loss) of subsidiaries in excess of dividends	5,578	(1,065)	(4,905)
Decrease in taxes payable to subsidiaries	—	797	9,051
(Decrease) increase in taxes receivable	(312)	(797)	(9,051)
Decrease (increase) in other assets	1,887	(2,320)	18,087
Decrease in other liabilities	(5,171)	(1,437)	(18,442)
(Decrease) increase in sub debt accrued interest payable	(9,110)	2,842	2,559
Net cash (used in) provided by operating activities	$(12,904)	$14,147	$(773)
Cash Flows From Investing Activities
Investments in and advances to subsidiaries	(480)	300	(100)
Net cash provided by (used in) investing activities	$(480)	$300	$(100)
Cash Flows from Financing Activities
Issuance of voting common stock for Board compensation	212	138	198
Issuance of treasury stock for capital raise	—	8,983	—
Redemption of Series A Preferred Stock and Series B Preferred Stock	(37,316)	—	—
Issuance of Preferred C Stock for capital raise	—	37,089	—
Issuance of voting common stock for rights offering	9,012	—	—
Issuance of common stock for capital raise	—	2,889	—
Granted RSU expenses	273	83	—
Series A Preferred Stock and Series B Preferred Stock dividend payments	(12,965)	—	—
Net cash (used in) provided by financing activities	$(40,784)	$49,182	$198
Net (decrease) increase in cash	(54,168)	63,629	(675)
Cash:
Beginning of year	64,336	707	1,382
End of year	$10,168	$64,336	$707

APPENDICES

Appendix A - Agreement and Plan of Merger, dated as of November 1, 2018, between Enterprise Financial Services Corp and Trinity Capital Corporation

Appendix B - Form of Voting Agreements between Enterprise Financial Services Corp and shareholders of Trinity Capital Corporation

Appendix C - Form of Agreement and Plan of Merger between Enterprise Bank & Trust and Los Alamos National Bank

Appendix D - Opinion of Keefe, Bruyette & Woods, Inc.

Appendix E - Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

ENTERPRISE FINANCIAL SERVICES CORP,

ENTERPRISE BANK & TRUST,

TRINITY CAPITAL CORPORATION

and

LOS ALAMOS NATIONAL BANK

Dated as of November 1, 2018

Section 9.06	Entire Understanding; No Third Party Beneficiaries	93
Section 9.07	Severability	93
Section 9.08	Enforcement of the Agreement; Jurisdiction	93
Section 9.09	Interpretation	94
Section 9.10	Assignment	94
Section 9.11	Counterparts	94
Section 9.12	Disclosure Schedules	94

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Plan of Bank Merger

SCHEDULES

Schedule 1	Company Disclosure Schedule
Schedule 2	Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 1, 2018, by and among Enterprise Financial Services Corp, a Delaware corporation (“Parent”), Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Parent (“Parent Bank”), Trinity Capital Corporation, a New Mexico corporation (“Company”), and Los Alamos National Bank, a national banking association and wholly-owned subsidiary of Company (“Company Bank”).
W I T N E S S E T H:
WHEREAS, the respective boards of directors of each of Parent and Company have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are fair to and in the best interests of their respective entities and shareholders; and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies;
WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Company will merge with and into Parent, with Parent as the surviving entity (the “Merger”), and thereafter (ii) Company Bank will merge with and into Parent Bank, with Parent Bank as the surviving entity (the “Bank Merger”);
WHEREAS, for federal income Tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code (a “368 Reorganization”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations;
WHEREAS, as a material inducement and as additional consideration to Parent to enter into this Agreement, each of the directors and certain officers of Company and principal holders of the Company Common Stock, solely in their capacity as shareholders of Company, have entered into a voting agreement with Parent dated as of the date hereof, the form of which is attached hereto as Exhibit A (collectively, the “Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of Company Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and the Voting Agreements;
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and
WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
THE MERGER
Section 1.01    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Parent in accordance with the DGCL and the NMBCA. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Parent shall survive and continue to exist as a corporation incorporated under the laws of the State of Delaware (Parent, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).
Section 1.02    Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the certificate of incorporation and bylaws of Parent as in effect immediately prior to the Effective Time.
Section 1.03    Directors and Officers of Surviving Entity.
(a)    Subject to the provisions of Section 1.03(b), the directors and officers of Parent immediately prior to the Effective Time shall, from and after the Effective Time, serve as directors and officers of the Surviving Entity.
(b)    Subject to compliance with applicable Law (including, to the extent applicable, the continued listing requirements of NASDAQ), prior to the Effective Time, Parent shall use Commercially Reasonable Efforts to take all necessary corporate or other action so that from and after the Effective Time, at the election of Parent, either (i) the size of the board of directors of Parent (the “Board of Parent”) is increased by two members, (ii) the size of the Board of Parent is increased by one member and one of the then incumbent directors resigns from the Board of Parent, or (iii) two of the then incumbent directors resign from the Board of Parent, and in either case two members of the Company Board who are independent with respect to Parent for purposes of the listing requirements of NASDAQ, selected by mutual agreement of Company and Parent (the “Company Directors”), are elected or appointed to the Board of Parent to fill the vacancies on the Board of Parent created by such increase or resignation, as applicable. Parent, through the Board of Parent and subject to the Board of Parent’s fiduciary duties to the shareholders of Parent, shall take all necessary action to nominate the Company Directors for election to the Board of Parent in the proxy statement relating to the first annual meeting of the shareholders of Parent following the Closing. Until the Effective Time, the Company shall cause the Company Board to maintain at least two directors who are members of the Company Board on the date of this Agreement and who are independent with respect to Parent for purposes of the listing requirements of NASDAQ.
Section 1.04    Bank Merger.
(a)    At such time following the Effective Time as Parent may determine, Company Bank will be merged with and into Parent Bank upon the terms and with the effect set forth in the Plan of Bank Merger, the form of which is attached hereto as Exhibit B.
(b)    Subject to the provisions of Section 1.04(c), the directors and officers of Parent Bank immediately prior to the effective time of the Bank Merger shall, from and after such effective time, serve as directors and officers of the Surviving Bank.
(c)    Subject to compliance with applicable Law, prior to the effective time of the Bank Merger, Parent Bank shall use Commercially Reasonable Efforts to take all necessary corporate or other action so that from and after the effective time of the Bank Merger, at the election of Parent Bank, either

(i) the size of the board of directors of Parent Bank (the “Board of Parent Bank”) is increased by one member or (ii) one of the then incumbent directors resigns from the Board of Parent Bank, and in either case one member of the Company Board, selected by mutual agreement of Company and Parent (the “Bank Director”), is elected or appointed to the Board of Parent Bank to fill the vacancy on the Board of Parent Bank created by such increase or resignation, as applicable. Parent Bank, through the Board of Parent Bank and subject to the Board of Parent Bank’s fiduciary duties to its sole shareholder, shall take all necessary action to nominate the Bank Director for election to the Board of Parent Bank as promptly as practicable following the Closing.
Section 1.05    Effective Time; Closing.
(a)    Subject to the terms and conditions of this Agreement, Parent and Company will make all such filings as may be required by applicable Laws to consummate the Merger. The Merger shall become effective upon filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware on the Closing Date, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Effective Time”).
(b)    The Bank Merger shall become effective as set forth in the Plan of Bank Merger. Company Bank shall execute such certificates or articles of combination and such other documents and certificates as may be reasonably requested by Parent to effectuate the Bank Merger.
(c)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on such date and at such time as Parent and Company mutually agree, which such date shall be no later than fifteen (15) days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (such date, the “Closing Date”) remotely via the electronic exchange of documentation between the parties (via electronic transmission or other similar means for exchanging documentation), or at such place as Parent and Company may mutually agree.
Section 1.06    Additional Actions. If, at any time after the Effective Time, Parent shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company and Company Subsidiaries shall be deemed to have granted to Parent an irrevocable power of attorney to execute and deliver, in its official corporate capacity, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Parent are authorized in the name of Company, Company Bank and their respective Subsidiaries to take any and all such action.
Section 1.07    Reservation of Right to Revise Structure. At Parent’s election, without the approval of Company, the business combination contemplated by this Agreement may alternatively be structured so that (i) Company is merged with and into any other direct or indirect wholly-owned subsidiary of Parent, (ii) any direct or indirect wholly-owned Subsidiary of Parent is merged with and into Company, (iii) Company Bank is merged with and into any other direct or indirect wholly-owned Subsidiary of Parent Bank, (iv) any direct or indirect wholly-owned subsidiary of Parent Bank is merged with and into Company Bank, or (v) the Bank Merger is delayed or abandoned and each of Company Bank and Parent Bank continue to operate as separate banking Subsidiaries of Parent; provided, however, that no such change shall (i) alter or change the Merger Consideration, (ii) impede or delay consummation of the Merger (including any Closing Regulatory Approval), (iii) adversely or alter or change the federal income Tax treatment of holders of Company Stock in connection with the Merger from what such treatment would have been absent such change (including, but not limited to, any such change that would result in the Merger failing to qualify as a “reorganization” within the meaning of Section 368(a)(1)(a) of the Code), (iv) require submission to or approval of Company’s shareholders after the plan of merger set forth in this Agreement has been approved by Company’s shareholders, or (v) otherwise adversely affect Company, Company Bank or any shareholder of Company in any material respect. In the event that Parent elects to make such a change, the parties agree to execute appropriate documents reasonably requested to reflect the change.
ARTICLE 2.
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Parent, Company, or any shareholder of Company:
(a)    Each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
(b)    Each share of Company Common Stock owned directly by Parent, Company or any of their respective Subsidiaries, as treasury stock or otherwise (other than shares in trust accounts, managed accounts and the like for the benefit of customers), immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.
(c)    Subject to the other provisions of this Article 2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock to be cancelled pursuant to Section 2.01(b) and Dissenting Shares) shall be converted into the right to receive (i) the Per Share Cash Consideration and (ii) 0.1972 (the “Exchange Ratio”) shares of Parent Common Stock (the “Per Share Stock Consideration” and, together with the Per Share Cash Consideration, the “Merger Consideration”).
Section 2.02    Cancellation of Company Stock. After the Effective Time, all shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, except as to Dissenting Shares, and shall thereafter represent only the right to receive the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and any dividends and other distributions pursuant to Section 2.08(d)) and each holder of a Certificate or a Book-Entry Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and any dividends and other distributions pursuant to Section 2.08(d)).
Section 2.03    Stock-Based Awards.
(a)    Unless otherwise noted, the provisions of this Section 2.03 pertain to all restricted stock units and other stock-based awards granted by Company, including but not limited to awards granted under the Company Stock Plans, issued and outstanding immediately prior to the Effective Time (collectively, the “Company Stock Awards”).
(b)    Parent and Company shall take all actions necessary so that, at the Effective Time,
(i)    each Company Stock Award that is unvested immediately prior to the Effective Time and will not vest at the Effective Time pursuant to its terms (the “Assumed Stock Awards”) shall be converted into an award consisting of that number of restricted stock units of Parent Common Stock equal to the sum of (x) the product of (A) the number of shares of Company Stock subject to such Assumed Stock Award and (B) the Per Share Stock Consideration and

(y) the product of (A) the number of shares of Company Stock subject to such Assumed Stock Award and (B) the quotient obtained by dividing (i) the Per Share Cash Consideration, by (ii) the Average VWAP as of the Closing Date (such sum rounded down to the nearest whole share);
(ii)    the Assumed Stock Awards shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Stock Plan and any applicable award agreement evidencing such grant) as the Company Stock Award and otherwise shall have the same terms and conditions as such Company Stock Award; provided, that Parent shall convert Company Stock Awards into Assumed Stock Awards in such a manner as to ensure that the Assumed Stock Awards are not subject to, or are compliant with, Section 409A of the Code as a result of the assumption and conversion; and
(iii)    each Company Stock Award that is unsettled or unvested immediately prior to the Effective Time and will vest at the Effective Time pursuant to its terms shall vest and be free of any restrictions and be exchanged for the Merger Consideration.
Section 2.04    Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share (rounded to the nearest one hundredth of a share) by the Average VWAP as of the Closing Date.
Section 2.05    Plan of Reorganization. It is intended that the Merger shall constitute a 368 Reorganization, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use Commercially Reasonable Efforts to cause the Merger to qualify as a 368 Reorganization.
Section 2.06    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with the applicable provisions of the NMBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of Company or the Surviving Entity with respect to shares of Company Stock, except those provided under applicable provisions of the NMBCA (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of each share of Company Stock in accordance with the applicable provisions of the NMBCA, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses the right to appraisal, in which case such shares of Company Stock shall be converted into and represent only the right to receive the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and any dividends and other distributions pursuant to Section 2.08(d)) for such shares, without interest thereon, upon surrender of the shareholder’s Certificates pursuant to Section 2.08. Parent shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands for appraisal. Company shall not, except with the prior written consent of Parent, voluntarily make, or offer to make, any payment with respect to, or settle or offer to settle, any such demand for appraisal.

Company shall not waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the NMBCA. Any payments made in respect of Dissenting Shares shall be made by Parent as the Surviving Entity.
Section 2.07    Deposit of Merger Consideration.
(a)    At or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent (i) stock certificates or, at Parent’s option, evidence of shares in book entry form, representing the number of shares of Parent Common Stock sufficient to issue the Aggregate Stock Consideration, and (ii) an aggregate amount of cash sufficient to pay (A) the Aggregate Cash Consideration, plus (B) any cash payable in lieu of fractional shares pursuant to Section 2.04 and any dividends and other distributions payable pursuant to Section 2.08(d) (collectively, the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with the terms of this Agreement.
(b)    Any portion of the Exchange Fund that remains unclaimed as of the first anniversary of the Closing Date (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any former shareholders of Company who have not theretofore complied with Section 2.08 shall thereafter look only to Parent for payment of the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and dividends and other distributions pursuant to Section 2.08(d)), in each case without any interest thereon. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of Company Common Stock represented by any Certificate or Book-Entry Share for any Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and dividends and other distributions pursuant to Section 2.08(d)) which is paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.
Section 2.08    Exchange Procedures.
(a)    Parent shall cause the Exchange Agent, as soon as practicable after the Effective Time but in no event later than ten (10) days thereafter, to mail to each holder of a Certificate and each holder of a Book-Entry Share(s), (i) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration. The Letter of Transmittal shall be subject to the approval of Company (which shall not be unreasonably withheld, conditioned or delayed).
(b)    Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share(s), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Share(s) shall be entitled to receive in exchange therefor (i) a certificate (or evidence of shares in book-entry form, as applicable) representing the number of shares of Parent Common Stock that such holder is entitled to receive pursuant to the provisions of this Article 2, and (ii) a check in the amount (after giving effect of any Tax withholding as provided in Section 2.08(e)) equal to (A) the cash consideration such holder is entitled to receive pursuant to the provisions of Section 2.01(c), plus (B) the amount of any cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.04, plus (C) any dividends and other distributions that such holder has the right to receive pursuant to Section 2.08(d). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.08(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and dividends and other distributions pursuant to Section 2.08(d)).
(c)    In the event a transfer of ownership of a Certificate is not registered in the stock transfer records of Company, the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and dividends and other distributions pursuant to Section 2.08(d)) payable with respect to such Certificate shall be issued or paid to a Person other than the Person in whose name the Certificate is registered if (i) such Certificate shall be properly endorsed or otherwise be in proper form for transfer, (ii) the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish, to the reasonable satisfaction of Parent, that such Tax has been paid or is not applicable, and (iii) the Person requesting such payment or issuance shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Parent and Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and dividends and other distributions pursuant to Section 2.08(d)) represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(d)    If a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, such declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate or Book-Entry Shares are surrendered for exchange in accordance with this Article 2. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Shares and the issuance of Parent Common Stock in exchange therefor, there shall be paid to the holder of such Parent Common Stock, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time but prior to such surrender payable with respect to such Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(e)    Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to such holder of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent, as applicable.
Section 2.09    Anti-Dilution Provisions. In the event that before the Effective Time Parent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Parent Common Stock, the Merger Consideration will be appropriately and proportionately adjusted to provide the holders of Company Common Stock and Company Stock Awards the same economic effect as contemplated by this Agreement based on the shares of Parent Common Stock issued and outstanding prior to such event; provided, that for the avoidance of doubt, no such adjustment shall be made with regard to the Parent Common Stock if (a) Parent repurchases outstanding shares of Parent Common Stock, (b) Parent issues additional shares of Parent Common Stock and receives consideration for such shares in a bona fide third party transaction, or (c) Parent issues employee or director stock options, restricted stock awards, grants or similar equity awards or Parent issues Parent Common Stock upon exercise or vesting of any such options, grants or awards.
Section 2.10    Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK
Section 3.01    Making of Representations and Warranties.
(a)    On or prior to the date hereof, Company and Company Bank have delivered to Parent a schedule (the “Company Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 3 or to one or more of Company’s or Company Bank’s covenants contained in Article 5; provided, however, that (i) nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
(b)    Except as set forth in (i) the Company Reports filed prior to the date hereof and (ii) the Company Disclosure Schedule (subject to Section 9.12), Company and Company Bank hereby represent and warrant to Parent as follows in this Article 3.
(c)    Notwithstanding any other provision in this Article 3 to the contrary, any representations or warranties of Company Bank shall be made on behalf of Company Bank, and where applicable, Company Bank’s wholly-owned subsidiaries, and not on behalf of Company or any of Company’s subsidiaries, or of any Affiliate of Company or of Company Bank. Further, the representations and warranties of Company Bank in this Article 3 shall be limited solely with respect to Company Bank, and where applicable, Company Bank’s wholly-owned subsidiaries, to the extent necessary if (i) a Governmental Authority having jurisdiction over Company Bank by written communication addressed to Company Bank or its board of directors informs Company Bank or its board of directors that such Governmental Authority has determined that any obligation of Company Bank resulting from such representations or warranties violates Sections 23A or 23B of the Federal Reserve Act, as amended, or another law, rule, regulation or policy applicable to Company Bank or Company, (ii) a Governmental Authority notifies Company Bank that such representations or warranties, or the obligations resulting therefrom, would result in an adverse impact on Company Bank’s examination ratings or (iii) such representations or warranties, or the obligations resulting therefrom, would give rise to civil money penalties or other sanctions.
Section 3.02    Organization, Standing and Authority.
(a)    Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Mexico, and is duly registered as a bank holding company under the BHC Act, and has not elected to be a treated as a financial holding company under the GLB Act. Company has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it. Company is duly licensed, registered or qualified to do business in each jurisdiction in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Company, and all such licenses, registrations and qualifications are in full force and effect in all material respects.
(b)    Company Bank is a national bank, chartered by the OCC, subject to regulation by the OCC. Company Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Company Bank is duly licensed, registered or qualified to do business in the State of New Mexico and each other jurisdiction where its ownership or leasing of property and assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Company Bank, and all such licenses, registrations and qualifications, where applicable, are in full force and effect in all material respects.
(c)    The minute books of Company and each Company Subsidiary (including Company Bank) accurately record in all material respects all corporate actions of its equityholders and board of directors, board of managers, trustees or similar governing body (including any committees with respect thereto), in accordance with the normal business practice of Company or such Company Subsidiary.
(d)    Company and Company Bank have delivered or otherwise made available to Parent true, correct and complete copies of the articles of incorporation and bylaws of Company, and all similar organizational and governing documents of each Company Subsidiary (including Company Bank), each as amended to date and in effect as of the date hereof. None of Company, Company Bank or any other Company Subsidiary is in violation in any material respect of any of the terms of its articles of incorporation, bylaws, or similar organizational or governing documents.
Section 3.03    Capital Stock.
(a)    The authorized capital stock of Company consists solely of (i) 20,000,000 shares of Company Voting Common Stock, of which, as of the date of this Agreement, 11,660,491 shares are issued and outstanding and no shares are held in treasury, (ii) 20,000,000 shares of Company Non-Voting Common Stock, of which, as of the date of this Agreement, 8,044,292 shares are issued and outstanding and no shares are held in treasury, and (iii) 1,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”), of which, as of the date of this Agreement, none are issued and outstanding. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for 252,952 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans in connection with currently outstanding Company Stock Awards. The ownership table set forth on Section 3.03(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the security holders of Company as of the date of this Agreement, showing the number of shares of Company Common Stock and any other securities of Company held by each such security holder, and in the case of options, warrants and other exercisable securities, the grant and vesting dates thereof, the exercise price thereof and the number and type of securities issuable thereunder, and, in the case of restricted stock units, the grant and vesting dates thereof and the number and type of securities issuable upon vesting thereunder.
(b)    No Company Subsidiary owns any shares of Company Stock. The outstanding shares of Company Common Stock are, and all Company Common Stock reserved for issuance as noted in Section 3.03(a) above shall be when issued, duly authorized, validly issued, fully paid and non-assessable, and are not subject to, and have not been or will not be issued in violation of, any preemptive or similar rights of any Company shareholder. All shares of Company Common Stock issued and outstanding have been issued in compliance in all material respects with and not in violation of any applicable federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
(c)    Except for the Company Stock Awards, as of the date of this Agreement there are no options, warrants or other similar rights, convertible or exchangeable securities, restricted shares, restricted stock units, “phantom stock” rights, stock appreciation rights, stock based performance units or Contracts to which Company or any Company Subsidiary is a party, in each case of any character relating to the issued or unissued capital stock or other securities of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any Company Subsidiary. As of the date of this Agreement, there are no obligations, contingent or otherwise, of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Stock or capital stock of any Company Subsidiary or any other securities of Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary. There are no Contracts with respect to the voting of Company Stock to which Company or any Company Subsidiary is a party and, to the Knowledge of Company, except for the Voting Agreements, no such Contracts between any Persons exist. There are no other Contracts under which Company is obligated to register the sale of any of its securities under the Securities Act. Since June 30, 2018 through the date of this Agreement, the Company has not (i) issued or repurchased any shares of Company Common Stock, or other equity securities of the Company or (ii) issued or awarded any Company Stock Awards.
(d)    Section 3.03(d) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (i) the number of shares of Company Common Stock subject to outstanding Company Stock Awards and the number of shares of Company Common Stock reserved for future issuance for the Company Stock Awards; (ii) all outstanding Company Stock Awards, indicating with respect to each such award the name of the holder thereof, the grant or issue date, the number of shares of Company Common Stock subject to such award and, to the extent applicable, the exercise price, expiration date and vesting schedule. Company has provided or made available to Parent complete and accurate copies of the Company Stock Plans and the forms of all award agreements related thereto.
(e)    The stock ledgers and the stock transfer books of Company and each Company Subsidiary are complete and correct in all material respects.

Section 3.04    Subsidiaries.
(a)    Section 3.04(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Subsidiaries, including the jurisdiction of organization and all jurisdictions in which such Subsidiary is qualified to do business. (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any Company Subsidiary are, or may become, required to be issued (other than to Company) by reason of any Contractual right or otherwise, (iii) there are no Contracts by which any Company Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Company Subsidiary), (iv) there are no Contracts relating to Company’s rights to vote or to dispose of the equity securities of any Company Subsidiary, (v) all of the equity securities of each Company Subsidiary are held by Company, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Company Subsidiary that are owned, directly or indirectly, by Company or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.
(b)    Neither Company nor any Company Subsidiary, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. § 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than Company Bank. Neither Company nor any Company Subsidiary beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(c)    Each Company Subsidiary (other than Company Bank) has been duly organized and is in good standing under the Laws of the jurisdiction of its organization and is duly licensed, registered or qualified to do business and is in good standing in the jurisdictions in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Company, and all such licenses, registrations and qualifications are in full force and effect in all material respects.
Section 3.05    Power and Authority Relative to this Agreement; No Conflict.
(a)    Each of Company and Company Bank has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and, subject to making or obtaining the Regulatory Approvals, the Requisite Company Shareholder Approval, and the Company Bank Shareholder Approval to consummate the transactions contemplated hereby and thereby.
(b)    Subject only to the receipt of the Requisite Company Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Company is a party, and the consummation by Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action of Company and the Company Board on or prior to the date hereof. The Requisite Company Shareholder Approval is the only vote or consent of the holders of any class or series of Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. Subject only to the receipt of the Company Bank Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Company Bank is a party, and the consummation by Company Bank of the transactions contemplated hereby, including the Bank Merger, have been duly authorized by all necessary organizational action of Company Bank and Company Bank’s board of directors on or prior to the date hereof. Subject to its applicable fiduciary obligations, the Company Board has resolved to recommend adoption of this Agreement by Company’s shareholders and has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders. Except for the receipt of the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval, no other corporate or organizational proceedings on the part of Company, Company Bank or any other Company Subsidiary (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement and all other agreements and documents contemplated hereby to which Company or Company Bank is a party, the performance by Company and Company Bank of its obligations hereunder and thereunder and the consummation by Company and Company Bank of the transactions contemplated hereby and thereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Parent Bank, this Agreement constitutes a valid and legally binding obligation of Company and Company Bank, enforceable against Company and Company Bank in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general equity principles or by 12 U.S.C. § 1818(b)(6)(d) (or any successor statute) and other applicable authority of bank regulators).
(c)    The execution, delivery and performance of this Agreement and each other agreement or document contemplated hereby to which Company or Company Bank is a party, the consummation by Company and Company Bank of the transactions contemplated hereby and thereby, and compliance by Company and Company Bank with the terms and provisions hereof and thereof, do not and will not (i) subject to obtaining the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval, result in a violation or breach of, or conflict with, any provision of the articles of incorporation or bylaws of Company or any similar organizational or governing document of any Company Subsidiary, (ii) result in a violation or breach of, conflict with any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to a right of purchase under, accelerate the performance required by Company or any Company Subsidiary under, result in a right of termination or acceleration under, or require any consent, approval or notice under, any Contract to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their respective properties or assets may be bound, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Company or any Company Subsidiary, or (iv) subject to making or obtaining the Regulatory Approvals, violate any Law or Order applicable to Company or any Company Subsidiary or any of their respective properties or assets, other than, with respect to clauses (ii), (iii) and (iv), any such violation, breach, conflict, default or creation which would not reasonably be expected to have a Material Adverse Effect.
Section 3.06    Regulatory Approvals; No Defaults. No consents, approvals, orders or authorizations of, waivers by, filings or registrations with, or notices to, any Governmental Authority are required to be made or obtained by Company or any Company Subsidiary in connection with the execution, delivery and performance by Company and Company Bank of this Agreement, and each other agreement or document contemplated hereby to which Company or Company Bank is a party, and the consummation by Company and Company Bank of the transactions contemplated hereby and thereby (including the Merger and Bank Merger), except for (i) the filings of applications or notices with, and the receipt of consents, approvals or waivers from, the FRB, the FRBank, the FDIC, the OCC and the Missouri Division of Finance, (ii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and the declaration of effectiveness of the Registration Statement, (iii) as may be required under the Exchange Act, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states, (v) and the approval of the listing of Parent Common Stock on NASDAQ in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement (collectively, the “Regulatory Approvals”). Company has no Knowledge of any reason that (A) the Regulatory Approvals will not be made or obtained or (B) any Burdensome Condition would be imposed.
Section 3.07    SEC Documents; Financial Statements.
(a)    Company has delivered or otherwise made available to Parent true and complete copies of the following financial statements (which are set forth in Section 3.07(a) of the Company Disclosure Schedule): (i) the consolidated audited balance sheets of Company and Company Subsidiaries as of December 31, 2017, 2016 and 2015 and the related consolidated audited statements of operations, shareholders’ equity and cash flows for the fiscal years then ended (the “Audited Financial Statements”), together with true and correct copies of the reports on such audited information by Company’s independent accountants, and all letters from such accountants with respect to the results of such audits; (ii) the consolidated unaudited balance sheets of Company and Company Subsidiaries as of September 30, 2018 and the related consolidated unaudited statements of operations and shareholders’ equity for the nine-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”); and (iii) Reports of Condition and Income for Company Bank as of the close of business on December 31, 2017, 2016, and 2015 and September 30, 2018. All Financial Statements were prepared in accordance with GAAP consistently applied during the periods involved and fairly present (subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material and to the absence of footnote disclosures that, if presented, would not differ materially from those included in the most recent Audited Financial Statements) in all material respects the consolidated financial condition and results of operations of Company and Company Subsidiaries at and as of the respective dates thereof and for the respective periods covered thereby.
(b)    Company and each Company Subsidiary has established and maintains (i) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Company required under the Exchange Act with respect to such reports, and (ii) internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of Company and Company Subsidiaries are being made only in accordance with the authorization of Company’s management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of Company and the Company Subsidiaries. Company has disclosed, based on management’s most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of the Company Board and which disclosure was made available to Parent (1) any significant deficiencies or material weaknesses in the design or operation of such controls which could adversely affect in any material respect Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (2) to Company’s Knowledge, any fraud, whether or not material, that involves management or other employees who have a role in Company’s internal control over financial reporting or preparation of Company’s financial statements. Since January 1, 2015, Company has not made any material modification to its disclosure controls and procedures or internal control over financial reporting. Company and each Company Subsidiary, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (x) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (y) the applicable listing and corporate governance rules and regulations of OTCQX.
(c)    None of Company, Company Subsidiaries or, to Company’s Knowledge, any director, executive officer, employee, auditor, accountant or representative of Company or any Company Subsidiary has received or otherwise had or obtained actual knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any Company Subsidiary or their respective internal accounting controls that would constitute material weaknesses or significant deficiencies, including any complaint, allegation, assertion or claim that Company or any Company Subsidiary has engaged in illegal accounting or auditing practices or otherwise relating to the Sarbanes-Oxley Act.
(d)    Company has filed (or furnished, as applicable) all reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2013 (the “Company Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and none of the Company Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (and in the case of filings under the Securities Act, at the time it was declared effective), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.
Section 3.08    Regulatory Reports. Company and each Company Subsidiary has duly filed with the FRB, the FRBank, the OCC and any other applicable Governmental Authority, in correct form in all material respects, the reports and other documents required to be filed under applicable Laws and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, reasonably complete and accurate and in compliance with the requirements of applicable Laws. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified Company or any Company Subsidiary in writing or, to Company’s Knowledge, orally, that it has initiated or has pending any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any Company Subsidiary that would reasonably be expected to be material. To Company’s Knowledge, there is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any Company Subsidiary. There have been no material written or, to Company’s Knowledge, oral, inquiries by, or written or, to Company’s Knowledge, oral, disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Company or any Company Subsidiary since January 1, 2014.
Section 3.09    Absence of Certain Changes or Events. From January 1, 2018 to the date hereof, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any Company Subsidiary which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company. Except as otherwise expressly contemplated by this Agreement, from January 1, 2018 to the date hereof, neither Company nor any Company Subsidiary has (a) made any change in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants, (b) made any declaration, setting aside or payment of any dividend or distribution in respect of any of its capital stock or any redemption, purchase or other acquisition of any of its securities; (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan; made any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any Company Subsidiary (other than normal salary adjustments to employees made in the Ordinary Course of Business); granted any severance or termination pay or entered into any Contract to make or grant any severance or termination pay; or paid any bonus or taken any other action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any Company Subsidiary; (d) made any material election or material change in existing elections for federal or state Tax purposes; (e) made any material change in its credit policies or procedures, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (f) made any material acquisition or disposition of any assets or properties, or entered into any Contract for any such acquisition or disposition, other than Company Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (g) entered into any lease of real or personal property, other than in connection with foreclosed property.
Section 3.10    Compliance with Laws.
(a)    Company and each Company Subsidiary is, and has been since January 1, 2015, in compliance in all material respects with all applicable Laws, including, without limitation, Privacy Laws, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, as amended, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Dodd-Frank Act (including as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act, Pub. L. No. 115-174, S. 2155 (2018)), Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing administration and collection of mortgage loans and consumer loans and, where applicable, the statutes and regulations of the State of New Mexico related to banks and banking. Neither Company nor any Company Subsidiary has been advised in writing or, to Company’s Knowledge, orally, of any material supervisory criticisms regarding its compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)    Company, each Company Subsidiary, and each of their respective employees, have all material permits, licenses, registrations, authorizations, variances, clearances, exemptions, consents, orders, authorizations and approvals of Governmental Authorities (“Permits”) that are required in order for Company and each Company Subsidiary to own or lease its properties and to conduct its business as presently conducted. For this Section 3.10(b), each Permit related to originating and/or servicing mortgage loans will be deemed material for purposes hereof. All such Permits are in full force and effect and, to Company’s Knowledge, no suspension, revocation or cancellation of any of Permit is threatened. Neither Company nor Company Bank has any approved but unopened offices or branches.

Section 3.11    Legal Proceedings; Orders.
(a)    There is no suit, action, demand, claim, arbitration, mediation, audit, notice of violation or default, notice of non-compliance, order to show cause, market conduct examination, hearing, inquiry, investigation or other proceeding of any nature (in each case, whether civil, criminal, administrative, investigative, formal, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (“Legal Proceedings”) pending or, to Company’s Knowledge, threatened against Company or any Company Subsidiary or to which Company or any Company Subsidiary is a party, including any such Legal Proceeding that challenges the validity or propriety of the transactions contemplated by this Agreement, which could adversely affect the ability of Company or Company Bank to perform its obligations under this Agreement, or that would individually or in the aggregate result in a Material Adverse Effect on Company.
(b)    There is no material injunction, order, writ, assessment, judgment, decision, decree or regulatory restriction of a Governmental Authority (“Order”), whether temporary, preliminary, or permanent, imposed upon Company or any Company Subsidiary, or the assets of Company or any Company Subsidiary (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), and neither Company nor any Company Subsidiary has been advised in writing or, to Company’s Knowledge, orally, or otherwise has Knowledge of, the threat of any such Order.
(c)    Neither Company nor any Company Subsidiary has received, from January 1, 2014 to the date hereof, any written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any Law which such Governmental Authority enforces or (ii) threatening to revoke any material Permit.
Section 3.12    Company Material Contracts; Defaults.
(a)    As of the date hereof, neither Company nor any Company Subsidiary is a party to, bound by or subject to any Contract (i) which would entitle any of its present or former directors, officers or employees to indemnification from Company or any Company Subsidiary; (ii) which upon (A) the execution or delivery of this Agreement or any other agreement or document to which Company or such Subsidiary is a party, (B) receipt of the Requisite Company Shareholder Approval or (C) the consummation of the transactions contemplated by this Agreement (including the Merger) will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, Parent Bank or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such Person upon a change-of-control; (iii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or any Company Subsidiary; (iv) evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Company or any Company Subsidiary is an obligor to any Person, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties, in each case made in the Ordinary Course of Business; (v) relating to the lease of real property or personal property having a value in excess of $50,000 per annum; (vi) except in respect of debts previously contracted, relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third party or which limits payments of dividends; (vii) which relates to capital expenditures and involves future annual payments by Company or any Company Subsidiary in excess of $50,000 individually or $100,000 in the aggregate, (viii) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (x) (A) which contains a non-compete, exclusive dealing or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company or any Company Subsidiary, (B) which, upon consummation of the Merger or Bank Merger, will materially restrict the ability of the Surviving Entity or Parent Bank, as applicable, or any of their respective Affiliates to engage in any line of business, or (C) which grants any right of first refusal, right of first offer or similar right with respect to material assets of Company or any Company Subsidiary or that limits or purports to limit the ability of Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xi) pursuant to which Company or any Company Subsidiary may become obligated to invest in or contribute equity securities to any Person; (xii) that transfers any material Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from Company or any Company Subsidiary (for the avoidance of doubt, any Patents shall be deemed material); (xiii) to which any Governmental Authority is a party; (xiv) to which there are material ongoing obligations the primary purpose of which is not to disclose confidential information or which requires that Company or any Company Subsidiary guarantee, indemnify or hold harmless any Person; (xv) with any investment company registered under the Investment Company Act of 1940; (xvi) with any local clearing house or self-regulatory organization; or (xvii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). Each Contract of the type described in this Section 3.12(a), is set forth in Section 3.12(a) of the Company Disclosure Schedule, and is referred to herein as a “Company Material Contract.” Company has previously made available to Parent true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.
(b)    (i) Each Company Material Contract is valid and binding on Company or a Company Subsidiary and, to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have Material Adverse Effect on Company; and (ii) neither Company nor any Company Subsidiary is in default under any Company Material Contract or other material Contract (including Leases or Insurance Policies) to which it is a party or by which its assets, business, or operations may be bound or affected, except to the extent that such default has not had, and is not reasonably likely to have, a Material Adverse Effect on Company. No material power of attorney or similar authorization given directly or indirectly by Company or any Company Subsidiary is currently outstanding.
(c)    Company Disclosure Schedule 3.12(c) sets forth a true and complete list of all Contracts set forth on Section 3.05(c) of the Company Disclosure Schedule which are Company Material Contracts.
Section 3.13    Agreements with Regulatory Agencies. Neither Company nor any Company Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is a recipient of any extraordinary supervisory letter from, is subject to any order or directive by, has been ordered to pay any civil money penalty, or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each of the above, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, a “Company Regulatory Agreement”), and, since January 1, 2014, neither Company nor any Company Subsidiary has been advised in writing or, to Company’s Knowledge, orally, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any Company Regulatory Agreement. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Company, any Company Subsidiary or any executive officer of Company or any Company Subsidiary. To Company’s Knowledge, neither Company nor any Company Subsidiary is the target of any inquiry or investigation of any Governmental Authority.
Section 3.14    Brokers. Neither Company nor any Company Subsidiary, nor any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than the retention of Keefe, Bruyette & Woods, Inc. and the fees payable pursuant thereto. True, complete and correct copies of the engagement agreements with Keefe, Bruyette & Woods, Inc., setting forth the fees payable to Keefe, Bruyette & Woods, Inc. for its services rendered to Company and Company Subsidiaries in connection with the Merger and transactions contemplated by this Agreement, is attached to Section 3.14 of the Company Disclosure Schedule.
Section 3.15    Employee Benefit Plans.
(a)    All material “employee benefit plans” (as defined in Section 3(3) of ERISA) and any other material plans, contracts, programs, practices, policies or arrangements, qualified or unqualified, written or unwritten, whether or not subject to ERISA, providing compensation or other benefits including any pension, retirement, saving, profit sharing, health and welfare, change of control, fringe benefit, severance pay, compensation, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, in each case to any current or former employees of Company or any Company Subsidiary (such current and former employees collectively, the “Company Employees”), or any current or former directors or officers of Company or any Company Subsidiary and to which Company or any Company Subsidiary is a party or sponsoring, participating or contributing employer or has or reasonably could be expected to have any liability or contingent liability (including, but not limited to any, liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (all such plans, contracts, policies, programs, practices or arrangements are collectively referred to as the “Company Benefit Plans”), are identified or described in Section 3.15(a) of the Company Disclosure Schedule. None of Company or any Company Subsidiary has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any Company Benefit Plan (except to the extent required by Law).
(b)    With respect to each Company Benefit Plan, to the extent applicable, Company has made available to Parent or provided Parent with true and complete copies of the following materials: (i) the current plan document, including any amendments thereto, for each Company Benefit Plan, or in the case of an unwritten Company Benefit Plan, a written description of the material terms of such Company Benefit Plan, (ii) any current trust instruments and insurance contracts forming a part of any Company Benefit Plan and all amendments thereto, (iii) the current summary plan descriptions and related summary of material modifications, (iv) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, IRS Form 5500 (for the most three (3) recently completed plan years), (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination, opinion, notification and advisory letters, (vi) the most recent actuarial report or other financial statement related to any Company Benefit Plan, (vii) the coverage and nondiscrimination testing results for the three (3) most recent plan years for each of the Company Benefit Plans, as applicable, and (viii) all material correspondence within the past three (3) years with the Internal Revenue Service, the Department of Labor or any other Governmental Authority regarding the operation or administration of any Company Benefit Plan. In addition, the most recent annual and periodic accounting and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to Parent.

(c)    Each Company Benefit Plan has been established, maintained, operated, administrated and funded in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code (“Company 401(a) Plan”), has received a favorable determination or opinion letter from the IRS. None of Company, any Company Subsidiary or any of Company’s related organizations described in Sections 414(b), (c) or (m) of the Code (“Controlled Group Members”) has engaged in a transaction with respect to any Company Benefit Plan, including a Company 401(a) Plan that could subject Company, any Company Subsidiary or any Controlled Group Member to a material Tax or material penalty under any Law, including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Company 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. With respect to any Company Benefit Plan, there are no pending or, to Company’s Knowledge, threatened actions, suits, claims or other proceedings against any such Company Benefit Plan (other than routine claims for benefits).
(d)    None of Company, any Company Subsidiary, any Controlled Group Member or any entity which is considered one employer with Company, any Company Subsidiary, or any Controlled Group Member under Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) sponsor, maintain, administer or contribute to, or have ever sponsored, maintained, administered or contributed to, or have had or could have had any liability (including liability under Subtitle C or D of Title IV of ERISA) with respect to, (i) any plan subject to the funding standard of Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any multiemployer plan under Subtitle E of Title IV of ERISA, (iv) any “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA, or (v) any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA (excluding those for which notice to the PBGC has been waived by regulation) has been required to be filed for any Company Benefit Plan or by any ERISA Affiliate.
(e)    All required contributions, distributions, reimbursements, and premium payments required to be made with respect to all Company Benefit Plans have been made in all material respects in compliance with the terms of the applicable Company Benefit Plan or, if applicable within the time period prescribed by applicable Law or have been reflected on the consolidated financial statements of Company to the extent required to be reflected under applicable accounting principles.
(f)    No Company Benefit Plan provides any life insurance, medical or other employee welfare benefits to any Company Employee, upon his or her retirement or termination of employment for any reason, except as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).
(g)    Company may amend or terminate any such Company Benefit Plan at any time in accordance with its terms without incurring any material liability thereunder for future benefits coverage at any time after such termination, except for (i) as may be required by Law, (ii) the payment of benefits, fees or charges accrued or incurred through the date of termination, and (iii) the payment of administrative expenses associated with such amendment or termination.
(h)    Except as otherwise provided for in this Agreement, neither the execution of this Agreement, receipt of the Requisite Company Shareholder Approval or consummation of any of the transactions contemplated by this Agreement (including the Merger) will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (iv) limit or restrict the right of Company or any Company Subsidiary or, after the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans.
(i)    No Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code is or will be, subject to the penalties of Section 409A(a)(1) of the Code. Except as otherwise provided for in this Agreement, none of Company, any Company Subsidiary, or any Controlled Group Member has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any additional Tax (or potential Taxes) imposed (or potentially imposed) under Section 409A of the Code of Section 4999 of the Code.
(j)    The ESOP is now, and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The ESOP is now, and has at all times since its inception been, qualified under Section 501(a) of the Code. The securities held by the ESOP constitute “employer securities” under Section 407(d)(1) of ERISA and Section 409(l) of the Code and “qualifying employer securities” under Section 407(d)(5) of ERISA and Section 4975(e)(8) of the Code. A current favorable determination letter is in effect with respect to the ESOP.
(k)    The ESOP complies, and has been administered and operated in compliance, in all material respects, with its terms and all provisions of applicable Law. All amendments and actions required to bring the ESOP into conformity in all material respects with all applicable provisions of the Code, ERISA, and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and as disclosed on Section 3.15(k) of the Company Disclosure Schedule. As of the Closing Date, neither the Company nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code.
(l)    Neither the Company nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA and would have a Material Adverse Effect on Company. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP that would have a Material Adverse Effect on Company. Neither Company nor the ESOP are parties to any loan or financing transaction with respect to the ESOP.
Section 3.16    Labor Matters.
(a)    Section 3.16(a) of the Company Disclosure Schedule sets forth (i) the name, title and total compensation of each officer, employee, independent contractor and consultant of Company and each Company Subsidiary, (ii) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2017 and through September 30, 2018 and any accrual for such bonuses and incentive compensation and (iii) all Contracts of Company and the Company Subsidiaries regarding compensation with any of their respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.
(b)    No officer or director of Company or any Company Subsidiary or any employee, independent contractor or consultant of Company or any Company Subsidiary is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of Company or Company Subsidiary to conduct its business as currently conducted.
(c)    Neither Company nor any Company Subsidiary has classified any individual as an “independent contractor” or similar status who, under applicable Law or the provisions of any Company Benefit Plan, should have been classified as an employee. To Company’s Knowledge, neither Company nor any Company Subsidiary has incurred any liability for improperly excluding any Person from participating in any Company Benefit Plan who provides or provided services to Company or any Company Subsidiary, in any capacity.
(d)    None of the officers, employees or consultants of Company or any Company Subsidiary has informed Company or such Subsidiary of his or her intent to terminate his or her employment or consultant relationship with Company or such Subsidiary during the next twelve (12) months and, to Company’s Knowledge, no such officer, employee or consultant has such intent.
(e)    Neither Company nor any Company Subsidiary is a party to or is bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Company nor any Company Subsidiary is, or since January 1, 2015 has been, the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any Company Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is, and since January 1, 2015 there has been, no strike or other labor dispute involving Company or any Company Subsidiary pending or, to Company’s Knowledge, threatened and, to Company’s Knowledge, there has been no activity involving any employees of Company or any Company Subsidiary seeking to certify a collective bargaining unit or engaging in other organizational activity. Company and each Company Subsidiary has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due and payable to its employees under any policy, practice, agreement, plan, program, statute or other Law. The employment of each officer and employee of Company and each Company Subsidiary is terminable at the will of Company or such Company Subsidiary.
(f)    (i)  There is no pending or, to Company’s Knowledge, threatened legal proceeding involving Company or any Company Subsidiary, on the one hand, and any present or former employee(s) of Company or any Company Subsidiary on the other hand, and (ii) to Company’s Knowledge, no other Person has threatened in writing any Legal Proceeding against Company or any Company Subsidiary (or, to Company’s Knowledge, against any officer, director or employee of Company or any Company Subsidiary) relating to the employment of employees or former employees of Company or any Company Subsidiary, including any such Legal Proceeding arising out of any Law relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).
(g)    Company and each Company Subsidiary is, and at all times since January 1, 2015 has been, in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including, but not limited to, such Laws relating to the classification of employees, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, immigration, workers compensation, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices.

Section 3.17    Environmental Matters.
(a)    There has been no release or, to the Company’s Knowledge, threat of release to the environment of Hazardous Substances at, on, or under any (i) Company Owned Property, (ii) Company Leased Property, or (iii) Company OREO Property, in each case that would have a Material Adverse Effect on Company. There has not been, at any real property formerly owned, operated, or leased by Company or any Company Subsidiary, during the time Company or such Company Subsidiary owned, operated or leased such real property, any release or, to the Company’s Knowledge, threat of release to the environment of Hazardous Substances at, on, or under such formerly owned, operated, or leased real property.
(b)    To Company’s Knowledge neither Company nor any of its Subsidiaries has acquired or is now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure on which there has been or is a release to the environment of any Hazardous Substance that would have a Material Adverse Effect on Company.
(c)    All Company Owned Property and, to the Company’s Knowledge, all Company Leased Property is in material compliance with all applicable Environmental Laws and is not listed on, or proposed to be listed on, the National Priority List established pursuant to 42 U.S.C. § 9605(a)(8)(B) (the “NPL”), the registry of confirmed, abandoned, or uncontrolled hazardous waste disposal sites maintained by the State of New Mexico, or any other list analogous to such registry or the NPL.
(d)    To Company’s Knowledge, neither Company nor any Company Subsidiary could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release or threat of release to the environment of, any Hazardous Substance in a manner that violates Environmental Law, requires reporting, investigation, remediation or monitoring under Environmental Law, or could reasonably be anticipated to cause the incurrence of response costs under any Environmental Law.
(e)    Neither Company nor any Company Subsidiary has received written notice of any Lien or encumbrance having been imposed on any Company Loan Property, any Company Owned Property, any Company Leased Property, or any real property formerly owned, operated, or leased by Company or any Company Subsidiary in connection with any liability arising from or related to Environmental Law, and there is no Legal Proceeding pending which would reasonably be expected to result in the imposition of any such Lien or encumbrance on any Company Owned Property or Company Leased Property, and to Company’s Knowledge there is no Legal Proceeding pending which would reasonably be expected to result in the imposition of any such Lien or encumbrance on any real property formerly owned, operated, or leased by Company or any Company Subsidiary.
(f)    Neither Company nor any Company Subsidiary is subject to any Order relating to a violation of any Environmental Law, and neither Company nor any Company Subsidiary has applied to the NMED to participate, for any real property, in the voluntary remediation program administered by the NMED pursuant to the NMVRA (the “NMVRP”) or received from NMED any request or suggestion that it apply to participate in the NMVRP for any real property.
(g)    Company has made available to the Parent copies of final written environmental reports and compliance audits in its possession or control relating to the Company Owned Property or Company Leased Property. Section 3.17(g) of the Company Disclosure Schedule includes a list of such environmental reports and compliance audits.

(h)    There is no Legal Proceeding pending, or, to Company’s Knowledge, threatened, against Company or any Company Subsidiary (i) for alleged noncompliance with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance, and neither Company nor any Company Subsidiary has received any written request for information made to Company or any Company Subsidiary pursuant to any Environmental Law concerning either compliance with such Environmental Law or the nature or extent of a release of a Hazardous Substance into the environment.
Section 3.18    Tax Matters.
(a)    Company and each Company Subsidiary has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Company or any Company Subsidiary (whether or not shown on any Tax Return) have been paid other than such Taxes that: (i) have been reserved or accrued on the balance sheet of Company, (ii) are being contested by Company in good faith and (iii) are described in Section 3.18(a) of the Company Disclosure Schedule. Company is not currently the beneficiary of any extension of time within which to file any Tax Return and neither Company nor any of its Subsidiaries currently has any open tax years prior to 2012. Since January 1, 2013, no written claim has been made by any Governmental Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Company or any Company Subsidiary.
(b)    Company and each Company Subsidiary, as applicable, has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(c)    No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any Company Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Company nor any Company Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and Company Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any Company Subsidiary.
(d)    Company has made available to Parent true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Company for taxable periods ended December 31, 2017, 2016, 2015 and 2014. Company has made available to Parent correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company with respect to income Taxes filed for the years ended December 31, 2017, 2016, 2015 and 2014. Company has made available to Parent correct and complete copies of all written notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding.
(e)    Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.
(f)    Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)

(ii) of the Code. Neither Company nor any Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than normal commercial contracts entered into in the Ordinary Course of Business and the principal purpose of which was not the allocation or sharing of Taxes). Neither Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company and the Company Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
(g)    The unpaid Taxes of Company (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Audited Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Since January 1, 2013, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)    Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(i)    Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(j)    Neither Company nor any Company Subsidiary has and had a permanent establishment in any foreign country other than where they are currently filing Tax Returns.
(k)    Neither Company nor any Company Subsidiary is a party to any joint venture or partnership.
(l)    Neither Company nor any Company Subsidiary has engaged or will engage in a listed transaction as that term is defined in Treasury Regulation 1.6011-4(b)(2).
(m)    Neither Company nor any Company Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.
Section 3.19    Investment Securities. Section 3.19 of the Company Disclosure Schedule contains a complete list, as of September 30, 2018, of the Company Investment Securities, as well as any purchases or sales of Company Investment Securities between September 30, 2018 to and including the date hereof reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any Company Investment Securities sold during such time period after September 30, 2018.
Section 3.20    Derivative Transactions.
(a)    All Derivative Transactions entered into by Company or any Company Subsidiary or for the account of any customers of Company or any Company Subsidiary were entered into (i) in accordance in all material respects with applicable Law (including with respect to safety and soundness of banking practices), (ii) in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company and Company Subsidiaries, and (iii) with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each Company Subsidiary has performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)    Each Derivative Transaction outstanding as of the date of this Agreement is listed in Section 3.20(b) of the Company Disclosure Schedule, and the financial position of Company or a Company Subsidiary under or with respect thereto has been reflected in the Financial Statements in accordance with GAAP in all material respects. As of the date of this Agreement, no open exposure of Company or any Company Subsidiary with respect to any such Derivative Transaction (or with respect to multiple Derivative Transactions with a single counterparty) exists.
Section 3.21    Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.
Section 3.22    Loans; Nonperforming and Classified Assets.
(a)    Section 3.22(a) of the Company Disclosure Schedule (i) sets forth the aggregate outstanding principal amount of all Loans as of September 30, 2018, and (ii) identifies, as of September 30, 2018, any Loans under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest or has been placed on nonaccrual status as of such date.
(b)    Section 3.22(b) of the Company Disclosure Schedule identifies, as of September 30, 2018, each Loan that was classified as “Watch,” “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability (collectively, “Criticized Loans”) together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.
(c)    Section 3.22(c) of the Company Disclosure Schedule identifies each asset of Company or any Company Subsidiary that as of September 30, 2018 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since September 30, 2018 to the date hereof and any sales of OREO between September 30, 2018 and the date hereof, reflecting any gain or loss with respect to any OREO sold.
(d)    Except as would not reasonably be expected to be material, each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”)

(i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(e)    All currently outstanding Company Loans were solicited, originated and administered, and currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Company Bank’s lending policies at the time of origination of such Company Loans as Company has or may modify such policies, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. All such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Dallas). No claims of defense as to the enforcement of any currently outstanding Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable probability of an adverse determination, and, to Company’s Knowledge there is no claim or right of rescission for which there is a reasonable probability of a determination adverse to Company Bank. No Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.
(f)    Neither Company nor any Company Subsidiary is a party to any material Contract with (or otherwise obligated to) any Person which obligates Company or any Company Subsidiary to repurchase from any such Person any Loan or other asset of Company or any Company Subsidiary, unless there is a material breach of a representation or covenant by Company or any Company Subsidiary. None of the Contracts pursuant to which Company or any Company Subsidiary has sold Loans, pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(g)    Neither Company nor any Company Subsidiary is now nor has it ever been since January 1, 2014, subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(h)    Since January 1, 2014, neither Company nor any Company Subsidiary has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.
(i)    Company and Company Bank have not, since January 1, 2014, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of Company or any Company Subsidiary (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O (or that are exempt therefrom). Section 3.22(i) of the Company Disclosure Schedule identifies, as of September 30, 2018, any loan or extension of credit maintained by Company and Company Bank to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.
Section 3.23    Allowance for Loan and Lease Losses. Company’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in each of (a) the Audited Financial

Statements and (b) the Unaudited Financial Statements, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 3.24    Trust Business; Administration of Fiduciary Accounts. In connection with the Company’s or a Company Subsidiary’s provision of any individual or corporate trust services or the administration of any accounts for which Company or a Company Subsidiary acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, Company or a Company Subsidiary, as applicable, has (a) discharged its fiduciary duties with care, skill, prudence and diligence under the circumstances then-prevailing that a reasonably prudent person acting in a like capacity and familiar with such matters would use, and (b) conducted a thorough and reasonably prudent due diligence investigation of all businesses that provided, and to which Company or such Company Subsidiary delegated, the investment or investment advisor role for such funds.
Section 3.25    Investment Management and Related Activities. None of Company, any Company Subsidiary or, to the extent relating to their activities with respect to Company or any Company Subsidiary, any of their respective directors, officers or employees is required to be registered, licensed or authorized under applicable Law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated Person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales Person or in any similar capacity with a Governmental Authority.
Section 3.26    Repurchase Agreements. With respect to all Contracts pursuant to which Company or any Company Subsidiary has purchased securities subject to an agreement to resell, if any, Company or such Company Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral is reasonably believed to equal or exceed the amount of debt secured thereby.
Section 3.27    Deposit Insurance. The deposits of Company Bank are insured by the Deposit Insurance Fund of the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the suspension, revocation, or termination of such deposit insurance are pending or, to Company’s Knowledge, threatened.
Section 3.28    Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Company or Company Bank’s operations, neither Company nor any Company Subsidiary is a party to any Contract with any individual or group regarding Community Reinvestment Act matters. As of the date hereof, Company’s and Company Bank’s rating in its most recent examination or interim review under the Community Reinvestment Act was “satisfactory” or better, and Company has not received any written or, to Company’s Knowledge, oral, communication that Company Bank’s rating in its next subsequent examination or interim review under the Community Reinvestment Act will be lower than “satisfactory.” Company and each Company Subsidiary (a) is in compliance in all material respects with the Community Reinvestment Act, and the regulations promulgated thereunder; (b) is operating in in compliance in all material respects with the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order or guidance issued with respect to anti-money laundering or sanctions programs by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets

Control, and any other applicable anti-money laundering Law; and (c) is in compliance in all material respects with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the GLB Act and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 30. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company and Company Bank, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons who are customers, former customers and prospective customers of Company and Company Bank.
Section 3.29    Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by Company or any Company Subsidiary to, and neither Company nor any Company Subsidiary is otherwise a creditor or debtor to, (a) any director, executive officer, five percent (5%) or greater shareholder of Company or any Company Subsidiary or to any of their respective Affiliates or Associates known to Company, other than in the Ordinary Course of Business as part of the terms of such Persons’ employment or service as a director or executive officer with Company or any Company Subsidiary and other than deposits held by Company Bank in the Ordinary Course of Business; or (b) any Affiliate of Company or any Company Subsidiary. Neither Company nor any Company Subsidiary is a party to any transaction or agreement, or is contemplated to be party to any proposed transaction or agreement, with any director or executive officer of Company or any Company Subsidiary or to any of their respective Affiliates or Associates, other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business as part of the terms of such Person’s employment or service as a director or executive officer with Company or any Company Subsidiary and other than deposits held by Company Bank in the Ordinary Course of Business. All agreements, and all transactions since January 1, 2014, between Company or any Company Subsidiary, on the one hand, and any of their respective Affiliates, on the other hand, comply, to the extent applicable, in all material respects with Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated by the FRB.
Section 3.30    Tangible Properties and Assets.
(a)    Section 3.30(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Owned Property. Company or a Company Subsidiary has (i) good, valid and marketable fee title to all of the Company Owned Property, (ii) a valid leasehold interest in or otherwise legally enforceable rights to use all of the Company Leased Property, and (iii) fee title or a legally enforceable right to use all other personal property, rights and other assets (tangible or intangible), used, occupied and operated or held for use by Company or a Company Subsidiary as of the date of this Agreement in connection with the business of the Company and the Company Subsidiaries as presently conducted, in each case, free and clear of all Liens, except for Permitted Liens. There is no pending or, to Company’s Knowledge, threatened Legal Proceeding with respect to the Company Owned Property or, to Company’s Knowledge, the Company Leased Property, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such Legal Proceeding has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or any Company Subsidiary. Company has furnished or made available to Parent true, correct and complete copies of all deeds, surveys, title insurance policies, mortgages, deeds of trust and security agreements, and documents evidencing encumbrances or exceptions to the applicable title commitment or title policy that Company or any Company Subsidiary has in its possession related to any Company Owned Property or Company Leased Property.
(b)    Section 3.30(b) of the Company Disclosure Schedule sets forth a true, correct and complete schedule as of the date of this Agreement of all Contracts (including any amendments, supplements or modifications to each of the foregoing) under which Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (each as amended, supplemented or modified, individually a “Lease” and, collectively, the “Leases”). Each Lease is valid, binding and in full force and effect against Company or a Company Subsidiary, as the case may be, and, to Company’s Knowledge, against the other parties thereto. Neither Company nor any Company Subsidiary has received a written or, to Company’s Knowledge, oral notice of any material default on the part of the Company or any Company Subsidiary or early termination with respect to any Lease. There has not occurred any event and, to Company’s no condition exists that would constitute a termination event or a breach (or an event which, with or without notice or lapse of time or both, would constitute a breach) by Company or any Company Subsidiary of any material covenant, agreement, or condition contained in a Lease. To Company’s Knowledge, no lessor under a Lease is in breach or default of any material covenant, agreement or condition contained in such Lease. Company and each Company Subsidiary has paid all rents and other charges to the extent due under the Leases. True, correct, and complete copies of all Leases have been furnished or made available to Parent.
(c)    Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company, all buildings, structures, fixtures, building systems and equipment, and all material components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems included in the Company Owned Property (and to Company’s Knowledge, the Company Leased Property) are sufficient for the operation of the business of Company and the Company Subsidiaries as currently conducted.
(d)    Since January 1, 2015, neither Company nor any Company Subsidiary has received any written, or, to Company’s Knowledge, oral notice from any Governmental Authority of any material zoning, safety, building, fire, or health code violations with respect to the Company Owned Property or the Company Leased Property, which remains uncured as of the date of this Agreement.
(e)    Section 3.30(e) of the Company Disclosure Schedule sets forth a true and complete list of all Leases pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby.
Section 3.31    Intellectual Property. Section 3.31 of the Company Disclosure Schedule sets forth a true, complete and correct list of all registered and unregistered material Company Intellectual Property.
(a)    Company or a Company Subsidiary validly holds all right, title and interest in and to, and the inventions disclosed or claimed therein, or has a valid license to use, and with respect to domains and social media accounts, has control over, all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens,) royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates). Section 3.31(a) of the Company Disclosure Schedule sets forth all Company Intellectual Property ownership or licenses which are held by a Company Subsidiary (rather than Company), and indicates the specific item and the applicable Company Subsidiary. To the Company’s Knowledge, (i) the owners of the Company Intellectual Property used by Company pursuant to license, sublicense, agreement or permission have taken all necessary actions to maintain, protect and/or permit the use of such Company Intellectual Property by Company or a Company Subsidiary, and (ii) there is no default or expected default by any party to, or any intent to terminate or let expire, any Contract related to Company Intellectual Property. To Company’s Knowledge, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property represented to be owned by Company or any Company Subsidiary, nor is Company or

any Company Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.
(b)    The Company Intellectual Property constitutes all of the Intellectual Property used to carry on the business of Company and the Company Subsidiaries as currently conducted. Neither Company nor any Company Subsidiary has embedded or permitted to be embedded any open source, copyleft or community source code in any of its products or services generally available or in development, including but not limited to any libraries, that provide for or permit such code or any of Company Intellectual Property’s proprietary code to be distributed or made available in source form or dedicated to the public. In addition, Company and each Company Subsidiary has taken reasonable steps to maintain, protect and preserve the Company Intellectual Property.
(c)    The Company Intellectual Property represented to be owned by the Company or a Company Subsidiary is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any Company Subsidiary has received any written or, to Company’s Knowledge, oral notice challenging the validity or enforceability of any Company Intellectual Property.
(d)    Neither Company nor any Company Subsidiary is, and none of them will be as a result of the execution and delivery of this Agreement or the performance by Company and Company Bank of its obligations hereunder, in violation of any material Contracts to which Company or any Company Subsidiary is a party and pursuant to which Company or any Company Subsidiary is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other intellectual property. Neither Company nor any Company Subsidiary has received notice challenging Company’s or any Company Subsidiary’s license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any Company Subsidiary (or Parent or any Parent Subsidiary post-Closing) to own or use any material Company Intellectual Property.
(e)    With respect to any Company Intellectual Property that is an intent-to-use trademark application (“ITU”), this Agreement provides for the assumption of the entire business of Company to which that respective ITU pertains, such business of Company will be ongoing and existing immediately upon consummation of the Merger, and Parent will be the successor in interest of such business of Company.
(f)    To Company’s Knowledge, neither Company nor any Company Subsidiary has interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any other Person, and neither Company nor any Company Subsidiary has ever received any written or, to Company’s Knowledge, oral charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company or any Company Subsidiary must license or refrain from using any Intellectual Property rights of any other Person). To Company’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise violated any Company Intellectual Property rights owned by, or licensed to, Company or any Company Subsidiary.
(g)    Section 3.31(g) of the Company Disclosure Schedule sets forth a complete and accurate list and summary description, including any royalties or other amounts paid or received by Company and the Company Subsidiaries, and Company has delivered to Parent accurate and complete copies, of all Contracts relating to the Company Intellectual Property (other than non-exclusive licenses to generally available off-the-shelf commercial software). There are no outstanding or, to Company’s Knowledge, threatened disputes or disagreements with respect to any such Contract. Included in Section 3.31(g) of the Company Disclosure Schedule is a list of: (i) all items of material Company Intellectual Property that are licensed by Company or any Company Subsidiary (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial software), and (ii) all other material Contracts related to the Company Intellectual Property. All Contracts related to Company Intellectual Property are valid and enforceable by or against Company or a Company Subsidiary, as applicable, in accordance with their terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy.
(h)    Section 3.31(h) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all Patents, and registrations and applications for trademarks, copyrights, domain names and social media accounts, included in the Company Intellectual Property.
(i)    Company’s and each Company Subsidiary’s IT Assets: (i) operate and perform in all material respects as required by Company and each Company Subsidiary in connection with their respective businesses and (ii) have not materially malfunctioned or failed within the past two years. Company and each Company Subsidiary has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.
(j)    Company and each Company Subsidiary: (i) has reasonable privacy policies consistent with industry practices concerning the collection, use and disclosure of personal information; (ii) is compliant with all applicable Laws, and its own privacy policies and commitments to its customers, consumers, employees and other parties, concerning data protection and the privacy and security of personal data and the nonpublic personal information of its customers, consumers and employees (including without limitation related to the collection, use, storage, transfer, or disposal thereof); and (iii) at no time during the two years prior to the date hereof, has received any written notice asserting any violations of any of the foregoing. The execution of this Agreement and the transfer of all such personal data and nonpublic information to Parent’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments. Immediately upon the Closing, Parent and the Parent Subsidiaries will continue to have the right to use such personal information on identical terms and conditions as Company and the Company Subsidiaries enjoyed immediately prior to the Closing. To the Company’s Knowledge, no Person (including any Governmental Authority) has commenced or, to Company’s Knowledge, threatened any Legal Proceeding relating to Company or any Company Subsidiary’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of Company and Company Subsidiaries.
Section 3.32    Insurance. Section 3.32 of the Company Disclosure Schedule identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Company and the Company Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Company and each Company Subsidiary is insured against such risks and in such amounts as the management of Company reasonably has determined to be appropriate and cost effective. Company and each Company Subsidiary maintains such fidelity bonds and errors and omissions insurance as may be required under applicable Law. All Insurance Policies are valid and enforceable and in full force and effect. There are presently no claims pending under the Insurance Policies and no notices have been given by Company or any Company Subsidiary under the Insurance Policies (other than with respect to health or disability insurance). All claims under the Insurance Policies have been filed in due and timely fashion. Neither Company nor any Company Subsidiary, has received notice from any insurance carrier during the past three years that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, (ii) such carrier is denying coverage for a type of insurance for which Company or a Company Subsidiary has applied, (iii) such carrier is denying liability with respect to a claim or defending under a reservation of rights clause or (iv) such carrier has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated. Company does not have or maintain any self-insurance arrangement.
Section 3.33    Disaster Recovery and Business Continuity. Company has developed and implemented a contingency planning program to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of Company and Company Bank. To Company’s Knowledge, such program was developed to provide that Company can recover its mission critical functions, and, to the Company’s Knowledge, such program complies in all material respects with the requirements of the FFIEC, the FRB and the OCC.
Section 3.34    Antitakeover Provisions. Assuming the accuracy of the representations and warranties of Parent in Section 4.27, the Company Board has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to this Agreement and the transactions contemplated hereby, the provisions of any potentially applicable antitakeover Laws of any state, including, any “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation.
Section 3.35    Opinion. Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.
Section 3.36    Company Information. No written representation or certificate furnished or to be furnished by Company or Company Bank to Parent pursuant to this Agreement (including the Company Disclosure Schedule) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Company and Company Subsidiaries that is provided by or on behalf of Company for inclusion in any Regulatory Approval or other application, notification or document filed with any Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will at the time each such document is filed with any Governmental Authority, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 3.37    No Other Representations and Warranties. Except for the representations and warranties made by Company and Company Bank in this Article 3, none of Company, Company Bank or any other Person makes any express or implied representation or warranty with respect to Company or any Company Subsidiary, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company and Company Bank hereby disclaim any such other representations or warranties.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT BANK
Section 4.01    Making of Representations and Warranties.
(a)    On or prior to the date hereof, Parent has delivered to Company a schedule (the “Parent Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4 or to one or more of Parent’s covenants contained in Article 5; provided, however, that (i) nothing in the Parent Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail and (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
(b)    Except as set forth in (i) the Parent Reports filed prior to the date hereof or (ii) the Parent Disclosure Schedule (subject to Section 9.12), Parent and Parent Bank hereby represent and warrant to Company as follows in this Article 4.
(c)    Notwithstanding any other provision in this Article 4 to the contrary, any representations or warranties of Parent Bank shall be made on behalf of Parent Bank, and where applicable, Parent Bank’s wholly-owned subsidiaries, and not on behalf of Parent or any of Parent’s subsidiaries, or of any affiliate of Parent or of Parent Bank. Further, the representations and warranties of Parent Bank in this Article 4 shall be limited solely with respect to Parent Bank, and where applicable, Parent Bank’s wholly-owned subsidiaries, to the extent necessary if (i) a Governmental Authority having jurisdiction over Parent Bank by written communication addressed to Parent Bank or its board of directors informs Parent Bank or its board of directors that such Governmental Authority has determined that any obligation of Parent Bank resulting from such representations or warranties violates Sections 23A or 23B of the Federal Reserve Act, as amended, or another law, rule, regulation or policy applicable to Parent Bank or Parent, (ii) a Governmental Authority notifies Parent Bank that such representations or warranties, or the obligations resulting therefrom, would result in an adverse impact on Parent Bank’s examination ratings or (iii) such representations or warranties, or the obligations resulting therefrom, would give rise to civil money penalties or other sanctions.
Section 4.02    Organization, Standing and Authority.
(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly registered as a bank holding company under the BHC Act, and has elected to be treated as a financial holding company under the GLB Act. True, complete and correct copies of the certificate of incorporation and bylaws of Parent, each as amended to date and in effect as of the date hereof have previously been made available to Company. Parent has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it. Parent is duly licensed, registered or qualified to do business in the State of Delaware and each jurisdiction in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Parent. Parent has no Subsidiaries other than Parent Bank and those identified on Section 4.02(a) of the Parent Disclosure Schedule. (i) Parent owns, directly or indirectly, all of the issued and outstanding equity securities of each Parent Subsidiary, (ii) no equity securities of any Parent Subsidiary are, or may become, required to be issued (other than to Parent) by reason of any Contractual right or otherwise, (iii) there are no Contracts by which any Parent Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or a wholly-owned Parent Subsidiary), (iv) there are no Contracts relating to Parent’s rights to vote or to dispose of the equity securities of any Company Subsidiary, (v) all of the equity securities of each Parent Subsidiary are held by Parent, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Parent Subsidiary that are owned, directly or indirectly, by Parent or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.
(b)    Parent Bank is a state-chartered trust company with banking powers duly organized and validly existing under the laws of the State of Missouri. True, complete and correct copies of the charter and bylaws of Parent Bank, as in effect as of the date of this Agreement, have previously been made available to Company. Parent Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Parent Bank is duly licensed, registered or qualified to do business in the State of Missouri and each other jurisdiction where its ownership or leasing of property and assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Parent Bank. Parent Bank is a member in good standing of the Federal Home Loan Bank of Des Moines.
Section 4.03    Capital Stock.
(a)    The authorized capital stock of Parent consists of (i) 5,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the date of this Agreement, none are outstanding and (ii) 30,000,000 shares of Parent Common Stock, of which, as of September 30, 2018, 23,091,666 shares are issued and outstanding, 827,595 shares are held in treasury, and no non-vested restricted stock shares are issued and outstanding. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Parent shareholder. The shares of Parent Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance with and not in violation of applicable federal or state securities Laws. All shares of Parent’s capital stock have been issued in compliance in all material respects with and not in violation of any applicable federal or state securities Laws.
(b)    Except for any grants or awards properly issued to officers, directors or employees of Parent or Parent Bank pursuant to an equity based plan approved by the Board of Parent, as of the date hereof, there are no outstanding securities of Parent or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Parent or any of Parent’s Subsidiaries. Except (i) as set forth in Section 4.03(a) or (ii) for any grants or awards properly issued to officers, directors or employees of Parent or Parent Bank pursuant to an equity based plan approved by the Board of Parent, as of the date of this Agreement, there are no options, warrants or other similar rights, convertible or exchangeable securities, restricted shares, restricted stock units, “phantom stock” rights, stock appreciation rights, stock based performance units or Contracts to which Parent or any Parent Subsidiary is a party, in each case of any character relating to the issued or unissued capital stock or other securities of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Parent or any Parent Subsidiary.
(c)    As of the date of this Agreement, there are no obligations, contingent or otherwise, of Parent or any Parent Subsidiary, to repurchase, redeem or otherwise acquire any shares of Parent Common

Stock or capital stock of any Parent Subsidiary or any other securities of Parent or any Parent Subsidiary or to provide funds to or make any investment (in the form of loan, capital contribution or otherwise) in any Parent Subsidiary. There are no Contracts with respect to the voting of Parent’s capital stock to which Parent or any Parent Subsidiary is a party and to the Knowledge of Parent as of the date hereof, no such Contracts between any Persons exist. There are Contracts under which Parent is obligated to register the sale of any of its securities under the Securities Act.
Section 4.04    Power and Authority Relative to this Agreement; No Conflict.
(a)    Each of Parent and Parent Bank has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and, subject to making or obtaining the Regulatory Approvals and the Parent Bank Shareholder Approval, to consummate the transactions contemplated hereby and thereby.
(b)    The execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Parent is a party, and the consummation by Parent of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action of Parent and the Board of Parent on or prior to the date hereof. Subject only to the receipt of the Buyer Bank Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Parent Bank, and the consummation by Parent Bank of the transactions contemplated hereby, including the Bank Merger, have been duly authorized by all necessary action of Parent Bank and Parent Ban’s board of directors on or prior to the date hereof. Each of Parent and Parent Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement constitutes a valid and legally binding obligation of Parent and Parent Bank, enforceable against Parent and Parent Bank in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general equity principles or by 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).
(c)    The execution, delivery and performance of this Agreement and each other agreement or document contemplated hereby to which Parent or Parent Bank is a party, the consummation by Parent and Parent Bank of the transactions contemplated hereby and thereby, and compliance by Parent and Parent Bank with the terms and provisions hereof and thereof, do not and will not (i) subject to obtaining the Parent Bank Shareholder Approval and the approval of Parent Bank’s board of directors of the Bank Merger, result in a violation or breach of, or conflict with, any provision of the certificate of incorporation or bylaws of Parent or any similar organizational or governing document of any Parent Subsidiary, (ii) result in a violation or breach of, conflict with any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to a right of purchase under, accelerate the performance required by Parent, Parent Bank or any other Parent Subsidiary under, result in a right of termination or acceleration under, or require any consent, approval or notice under, any material agreement filed as an exhibit to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Parent 2017 Form 10-K”), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Parent Bank, or (iv) subject to making or obtaining the Regulatory Approvals, violate any Law or Order applicable to Parent, Parent Bank or any other Parent Subsidiary or any of their respective properties or assets, other than, with respect to clauses (ii), (iii) and (iv), any such violation, breach, conflict, default or creation which would not reasonably be expected to have a Material Adverse Effect on Parent.

(d)    Parent Bank is not subject to any material restrictions on its operations or its authority to conduct any activities or business that are not otherwise applicable to all federally-insured commercial banks.
Section 4.05    SEC Documents; Financial Statements.
(a)    Parent has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2016 (the “Parent Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments would not be material. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent Reports, and none of the Parent Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (and in the case of filings under the Securities Act, at the time it was declared effective), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.
(b)    The consolidated financial statements of Parent and Parent Subsidiaries (including any related notes and schedules thereto) included in the Parent Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared from the books and records of Parent and Parent Subsidiaries, and all such books and records have been maintained in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and any other legal and accounting requirements, and fairly present, in all material respects, the consolidated financial position of Parent and Parent Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Parent and Parent Subsidiaries as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure.
(c)    Parent and each Parent Subsidiary has established and maintains (i) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports, and (ii) internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of Parent and Parent Subsidiaries are being made only in accordance with the authorization of Parent’s management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of Parent and the Parent Subsidiaries. Parent has disclosed, based on management’s most recent evaluation prior to the date hereof, to Parent’s outside auditors, the audit committee of the Board of Parent and Parent (x) any significant deficiencies or material weaknesses in the design or operation of such controls which could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (y) any fraud, whether or not material, that involves management or other employees who have a role in Parent’s internal control over financial reporting or preparation of Company’s financial statements. Parent and each Parent Subsidiary, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (1) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ.
(d)    Since January 1, 2015, none of Parent, Parent Subsidiaries or, to Parent’s Knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any Parent Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in illegal accounting or auditing practices or otherwise relating to the Sarbanes-Oxley Act.
Section 4.06    Regulatory Reports. Since January 1, 2014, Parent and Parent Subsidiaries have duly filed with the FDIC, the FRB, the FRBank, the Missouri Division of Finance and any other applicable Governmental Authority, in correct form, in all material respects, the reports and other documents required to be filed under applicable Law have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Law. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, since January 1, 2017, no Governmental Authority has notified Parent or any Parent Subsidiary in writing, or to Parent’s Knowledge, orally, that it has initiated or has pending any proceeding or, to Parent’s Knowledge, threatened an investigation into the business or operations of Parent or any Parent Subsidiary that would reasonably be expected to be material. To Parent’s Knowledge, there is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent or any Parent Subsidiary. There have been no material inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Parent or any Parent Subsidiary since January 1, 2017.
Section 4.07    Regulatory Approvals; No Defaults. No consents, approvals, orders or authorizations of, waivers by, filings or registrations with, or notices to, any Governmental Authority are required to be made or obtained by Parent, Parent Bank or any other Parent Subsidiary in connection with the execution, delivery and performance by Parent and Parent Bank of this Agreement, and each other agreement or document contemplated hereby to which Parent or Parent Bank is a party, and the consummation by Parent and Parent Bank of the transactions contemplated hereby and thereby (including the Merger and Bank Merger), except for the Regulatory Approvals. As of the date hereof, Parent has no Knowledge of any reason that (a) the Regulatory Approvals will not be made or obtained or (b) any Burdensome Condition would be imposed.
Section 4.08    Legal Proceedings; Orders. Except as set forth in the Parent Reports, as of the date of this Agreement:
(a)    There is no material Legal Proceeding pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or to which Parent or any Parent Subsidiary is a party, including any such Legal Proceeding that challenge the validity or propriety of the transactions contemplated by this

Agreement or which could adversely affect the ability of Parent or Parent Bank to perform its obligations under this Agreement.
(b)    There is no material Order, whether temporary, preliminary, or permanent, imposed upon Parent or any Parent Subsidiary, or the assets of Parent or any Parent Subsidiary, and neither Parent nor any Parent Subsidiary has been advised in writing or, to Parent’s Knowledge, orally, or otherwise has Knowledge of, the threat of any such Order.
Section 4.09    Absence of Certain Changes or Events. Since January 1, 2018 to the date hereof, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Parent or any Parent Subsidiary which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
Section 4.10    Compliance with Laws.
(a)    Parent and each Parent Subsidiary is, and has been since January 1, 2015, in compliance in all material respects with all Laws applicable thereto, including, without limitation, Privacy Laws, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, as amended, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Dodd-Frank Act (including as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act, Pub. L. No. 115-174, S. 2155 (2018)), Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans, and the statutes and regulations of the State of Missouri relating to banks and banking. Neither Parent nor any Parent Subsidiary has been advised in writing, or, to Parent’s Knowledge, orally, of any material supervisory criticisms regarding its non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)    Parent, each Parent Subsidiary, and each their respective employees, have all material Permits that are required in order for Parent and each Parent Subsidiary to own or lease its properties and to conduct its business as presently conducted. All Permits are in full force and effect and, to Parent’s Knowledge, no suspension, revocation or cancellation of any of Permit is threatened.
(c)    Neither Parent nor Parent Bank has received, from January 1, 2015 to the date hereof, any written or, to Parent’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any material Law which such Governmental Authority enforces or (ii) threatening to revoke any material Permit.
Section 4.11    Brokers. Neither Parent nor any Parent, nor any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than the retention of Wells Fargo Securities LLC and the fees payable pursuant thereto.

Section 4.12    Tax Matters.
(a)    Parent and each Parent Subsidiary have filed all material Tax Returns that it was required to file under applicable Law, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Parent or any Parent Subsidiary (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Parent and which Parent is contesting in good faith. Neither Parent nor any Parent Subsidiary currently has any open Tax years prior to 2011. Since January 1, 2013, no written claim has been made by an authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any Parent Subsidiary.
(b)    No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Parent’s Knowledge, pending with respect to Parent or any Parent Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Parent nor any Parent Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Parent and Parent Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Parent or any Parent Subsidiary.
(c)    Parent has made available to Company true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Parent for taxable periods ended December 31, 2017 and 2016. Parent has delivered to Company correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Parent with respect to income Taxes filed for the years ended December 31, 2017 and 2016. Parent has timely and properly taken such actions in response to and in compliance with written notices that Parent has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.
(d)    Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.
(e)    Parent has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(f)    Neither Parent nor any Parent Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent). Neither the Parent nor any Parent Subsidiary has any liability for a material amount of Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Parent and the Parent Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
(g)    The unpaid Taxes of Parent (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the consolidated audited balance sheets of Parent and Parent Subsidiaries as of December 31, 2017, and the related consolidated audited statement of operations, shareholders’ equity and cash flows for the year then ended (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Parent in filing its Tax Returns. Since January 1, 2018, Parent has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)    Neither Parent nor any Parent Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.
(i)    Neither Parent nor any Parent Subsidiary has engaged or will engage in a listed transaction as that term is defined in Regulation 1.6011-4(b)(2).
Section 4.13    Regulatory Capitalization. Parent Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Parent is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.
Section 4.14    Parent Material Contracts; Defaults.
(a)    Each Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound as of the date hereof has been filed as an exhibit to the Parent 2017 Form 10-K, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Material Contract”).
(b)    (i) Each Parent Material Contract is valid and binding on Parent and/or a Parent Subsidiary and, to the Knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have a Material Adverse Effect on Parent; and (ii) neither Parent nor any Parent Subsidiary is in default under any Parent Material Contract. No material power of attorney or similar authorization given directly or indirectly by Parent or any Parent Subsidiary is currently outstanding.
Section 4.15    Employee Benefit Plans.
(a)    All material “employee benefit plans” (as defined in Section 3(3) of ERISA) and any other material plans, contracts, programs, practices, policies or arrangements, qualified or unqualified, written or unwritten, whether or not subject to ERISA, providing compensation or other benefits including any pension, retirement, saving, profit sharing, health and welfare, change of control, fringe benefit, severance pay, compensation, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, in each case to any current or former employees of Parent or any Parent Subsidiary (such current and former employees collectively, the “Parent Employees”), or any current or former directors or officers of Parent or any Parent Subsidiary and to which Parent or any Parent Subsidiary is a party or sponsoring, participating or contributing employer or has or reasonably could be expected to have any liability or contingent liability (including, but not limited to any, liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (all such plans, contracts, policies, programs, practices or arrangements are collectively referred to as the “Parent Benefit Plans”), are identified or described in Section 4.15(a) of the Parent Disclosure Schedule. None of Parent or any Parent Subsidiary has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any Parent Benefit Plan (except to the extent required by Law).
(b)    Each Parent Benefit Plan has been established, maintained, operated, administrated and funded in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Parent Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code (“Parent 401(a) Plan”), has received a favorable determination or opinion letter from the IRS. None of Parent, any Parent Subsidiary, or any of Parent’s related organizations described in Sections 414(b), (c) or (m) of the Code (“Parent Controlled Group Members”) has engaged in a transaction with respect to any Parent Benefit Plan, including a Parent 401(a) Plan, that could subject Parent, any Parent Subsidiary or any Parent Controlled Group Member to a material Tax or material penalty under Section 4975 of the Code or Section 502(i) of ERISA. No Parent 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. With respect to any Parent Benefit Plan, there are no pending or, to Parent’s Knowledge, threatened actions, suits, claims or other proceedings against any such Parent Benefit Plan (other than routine claims for benefits).
(c)    None of Parent, any Parent Subsidiary, any Parent Controlled Group Member, or any ERISA Affiliate of any of the foregoing, sponsor, maintain, administer or contribute to, or have ever sponsored, maintained, administered or contributed to, or have had or could have had any liability (including liability under Subtitle C or D of Title IV of ERISA) with respect to (i) any plan subject to the funding standard of Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any multiemployer plan under Subtitle E of Title IV of ERISA, (iv) any “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA, or (v) any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA (excluding those for which notice to the PBGC has been waived by regulation) has been required to be filed for any Parent Benefit Plan or by any ERISA Affiliate.
(d)    All required contributions, distributions, reimbursements, and premium payments required to be made with respect to all Parent Benefit Plans have been made in all material respects in compliance with the terms of the applicable Parent Benefit Plan or, if applicable within the time period prescribed by applicable Law or have been reflected on the consolidated financial statements of Parent to the extent required to be reflected under applicable accounting principles.
(e)    No Parent Benefit Plan provides any life insurance, medical or other employee welfare benefits to any Parent Employee, upon his or her retirement or termination of employment for any reason, except as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).
(f)    Parent may amend or terminate any such Parent Benefit Plan at any time in accordance with its terms without incurring any material liability thereunder for future benefits coverage at any time after such termination, except for (i) as may be required by Law, (ii) the payment of benefits, fees or charges accrued or incurred through the date of termination, and (iii) the payment of administrative expenses associated with such amendment or termination.
(g)    No Parent Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code is or will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 4.16    Labor Matters. Neither Parent nor any Parent Subsidiary is a party to or bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Parent nor any Parent Subsidiary is the subject of a pending or, to Parent’s Knowledge, threatened Legal Proceeding asserting that Parent or any Parent Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Parent or any Parent Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is no strike or other labor dispute involving Parent or any Parent Subsidiary pending or, to Parent’s Knowledge, threatened and, to Parent’s Knowledge, there is no activity involving any employees of Parent or any Parent Subsidiary seeking to certify a collective bargaining unit or engaging in other organizational activity.
Section 4.17    Parent Regulatory Agreements. Neither Parent nor Parent Bank is subject to any cease-and-desist or other order or enforcement action issued by; is a party to any written agreement, consent agreement or memorandum of understanding with; is a party to any commitment letter or similar undertaking to; is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by; or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each of the above, a “Parent Regulatory Agreement”) that, in any case, (a) currently restricts in any material respect the conduct of its business or materially relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Parent’s or Parent Bank’s operations. To Parent’s Knowledge, since January 1, 2014, Parent has not been advised in writing or, to Parent’s Knowledge, orally, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any Parent Regulatory Agreement. To Parent’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Parent or any Parent Subsidiary.
Section 4.18    Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Parent’s or Parent Bank’s operations, neither Parent nor any Parent Subsidiary is a party to any Contract with any individual or group regarding Community Reinvestment Act matters. To Parent’s Knowledge, there are no facts or circumstances that would cause Parent or Parent Bank: (a) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order issued with respect to anti-money laundering or sanctions programs by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the GLB Act and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Parent Bank has adopted and Parent Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. As of the date hereof, Parent’s and Parent Bank’s most recent examination rating under the Community Reinvestment Act was “satisfactory” or better.

Section 4.19    Environmental Matters.
(a)    Each of Parent and Parent Subsidiaries is in material compliance with all applicable Environmental Laws and to Parent’s Knowledge there has been no release or threat of release to the environment of Hazardous Substances at, on or under any Parent Owned Property or Parent Leased Property or, during the time Parent owned, operated or leased such property, any real property formerly owned, operated or leased by Parent.
(b)    Neither Parent nor any Parent Subsidiary has received any notice, citation, summons or order, complaint or penalty assessment by any Governmental Authority or other entity or Person with respect to any Parent Owned Property, or Parent Leased Property, or a property in which Parent or any Parent Subsidiary holds a security interest or other lien in each case relating to (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, or registration, or (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.
Section 4.20    Deposit Insurance. The deposits of Parent Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and Parent Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the suspension, revocation, or termination of such deposit insurance are pending or, to Parent’s Knowledge, threatened.
Section 4.21    Loans.
(a)    Except as would not reasonably be expected to be material, each Loan held in Parent’s, Parent Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Parent Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and, (iii) to Parent’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(b)    All currently outstanding Parent Loans were solicited, originated, administered, and, currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Parent Bank’s lending policies at the time of origination of such Parent Loans, and the notes or other credit or security documents with respect to each such outstanding Parent Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Parent Loans that are not reflected in the written records of Parent or Parent Bank, as applicable. All such Parent Loans are owned by Parent or Parent Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Des Moines and the Federal Reserve Bank). No claims of defense as to the enforcement of any currently outstanding Parent Loan have been asserted in writing against Parent or Parent Bank for which there is a reasonable probability of an adverse determination, and neither Parent nor Parent Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Parent Bank.
(c)    Except as would not reasonably be expected to be material, neither Parent nor any Parent Subsidiary is a party to any Contract with (or otherwise obligated to) any Person which obligates Parent or any Parent Subsidiary to repurchase from any such Person any Loan or other asset of Parent or any Parent Subsidiary, unless there is a material breach of a representation or covenant by Parent or any Parent Subsidiary. None of the Contracts pursuant to which Parent or any Parent Subsidiary has sold Loans, pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(d)    Neither Parent nor any Parent Subsidiary is now nor has it ever been since January 1, 2014, subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(e)    Since January 1, 2014, neither Parent nor any Parent Subsidiary has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.
(f)    Section 4.21(f) of the Parent Disclosure Schedule (i) sets forth the aggregate outstanding principal amount of Loans as of September 30, 2018, and (ii) identifies, as of September 30, 2018, any Loans under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest or has been placed on non-accrual status as of such date.
(g)    Section 4.21(g) of the Parent Disclosure Schedule identifies, as of September 30, 2018, each of the Parent Bank Criticized Loans together with the principal amount of each such Loan and the identity of the borrower thereunder as of such date.
(h)    Section 4.21(h) of the Parent Disclosure Schedule identifies each asset of Parent or any Parent Subsidiary that as of September 30, 2018 was classified as OREO and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since September 30, 2018 to the date hereof and any sales of OREO between September 30, 2018 and the date hereof, reflecting any gain or loss with respect to any OREO sold.
Section 4.22    Allowance for Loan and Lease Losses. Parent’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in the Parent Reports, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Parent’s and Parent Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by any applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 4.23    Intellectual Property.
(a)    Except as would not have a Material Adverse Effect on Parent and Parent Subsidiaries, Parent or a Parent Subsidiary owns all right, title and interest in and to, and the inventions disclosed or claimed therein, or has a valid license to use all Parent Intellectual Property, free and clear of all Liens (other than Permitted Liens), royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates), and there is no known default or expected default by any party to any material agreement related to Parent Intellectual Property.
(b)    The Parent Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Parent and the Parent Subsidiaries as currently conducted. The Parent Intellectual Property owned by Parent and Parent Subsidiaries is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Parent nor any Parent Subsidiary has received notice challenging the validity or enforceability of any such Parent Intellectual Property.
(c)    Neither Parent nor any Parent Subsidiary is, and none of them will be as a result of the execution and delivery of this Agreement or the performance by Parent or Parent Bank of its obligations hereunder, in violation of any material Contracts to which Parent or any Parent Subsidiary is a party and pursuant to which Parent or any Parent Subsidiary is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other intellectual property. Neither Parent nor any Parent Subsidiary has received notice challenging Parent’s or any Parent Subsidiary’s license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Parent or any Parent Subsidiary to own or use any material Parent Intellectual Property.
(d)    To Parent’s Knowledge, neither Parent nor any Parent Subsidiary has interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and neither Parent nor any Parent Subsidiary has ever received any written or, to Parent’s Knowledge, oral charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Parent or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Parent’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Company Intellectual Property rights owned by, or licensed to, Parent or any Parent Subsidiary.
(e)    To Parent’s Knowledge, Parent and each Parent Subsidiary: (i) is, and at all times prior to the date hereof has been, compliant with applicable Laws, and its own privacy policies and commitments to its customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of its customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any written notice asserting any violations of any of the foregoing.
Section 4.24    Tangible Property and Assets. Parent or a Parent Subsidiary has fee title to the Parent Owned Property and, to Parent’s Knowledge, valid leasehold interests in or otherwise legally enforceable rights to use all of the Parent Leased Property. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent, all buildings, structures, fixtures, building systems and equipment, and all components thereof included in the Parent Owned Property and, to Parent’s Knowledge, the Parent Leased Property, are sufficient for the operation of the business of Parent and Parent Subsidiaries as currently conducted.
Section 4.25    Derivative Transactions. All Derivative Transactions entered into by Parent or any Parent Subsidiary or for the account of any customers of Parent or any Parent Subsidiary were entered into (i) in accordance with applicable Laws, (ii) were entered into in the Ordinary Course of Business and (iii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and Parent Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Parent and each Parent Subsidiary has performed in all material respects all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Parent’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 4.26    Financing. Parent has as of the date hereof and will have as of the Effective Time sufficient available capital resources, including under its credit facility, to pay the amounts required to be paid hereunder and will have duly reserved sufficient shares of Parent Common Stock to be issued to Company shareholders pursuant to this Agreement upon consummation of the Merger.
Section 4.27    Stock Ownership in Company. Neither Parent nor any Parent Subsidiary owns any capital stock or other security of Company.

Section 4.28    Parent Information. To Parent’s Knowledge, no written representation or certificate furnished or to be furnished by Parent or Parent Bank to Company pursuant to this Agreement (including the Parent Disclosure Schedule) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each statement, certificate, instrument, and other writing furnished or to be furnished by Parent or Parent Bank for inclusion in any Regulatory Approval or other application, notification or document filed with any Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will, at the time each such document is filed with any Governmental Authority, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 4.29    No Other Representations and Warranties. Except for the representations and warranties made by Parent and Parent Bank in this Article 4, none of Parent, Parent Bank or any other Person makes any express or implied representation or warranty with respect to Parent or Parent Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Parent Bank hereby disclaim any such other representations or warranties.
ARTICLE 5.
COVENANTS
Section 5.01    Covenants of Company.
(a)    During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.01 of the Company Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), Company shall, and shall cause each Company Subsidiary to (a) carry on its business only in the Ordinary Course of Business, including in respect of loan loss provisioning, securities portfolio management, compensation and other expense management and other operations which might impact Company’s shareholders’ equity, and in compliance in all material respects with all applicable Laws, and (b) use reasonable best efforts to (i) preserve intact its business organizations and assets, (ii)  keep available the services of its current executive officers, (iii) preserve intact its present relationships and goodwill with its customers, suppliers, lessors, licensors, and other Persons having business relationships with it, and (iv) continue collection efforts with respect to any delinquent loans.
(b)    Without limiting the generality of and in furtherance of the foregoing, during the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.01 of the Company Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), Company shall not, and shall cause each Company Subsidiary not to:
(i)    Stock. (A) Except for the issuance of shares of Company Common Stock upon the exercise or settlement of any Company Stock Award outstanding as of the date of this Agreement in accordance with their terms or as required under the terms of any Company Benefit Plan, issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of any additional, shares of its capital stock or any other securities, or make any award or grant under the Company Stock Plans or otherwise, or enter into any Contract with respect to the foregoing, (B) except as expressly permitted by this Agreement or the terms of any Company Stock Award or Company Benefit Plan outstanding as of the date of this Agreement, take any action to accelerate the vesting of rights under any Company Stock Plan, or (C) (1) directly or indirectly change (or establish a record date for changing), adjust, split, combine, or reclassify, (2) redeem, exchange, purchase or otherwise acquire, or offer to redeem, exchange, purchase or otherwise acquire, or (3) enter into any Contract with respect to the voting of any shares of its capital stock or any other securities convertible into or exchangeable for any additional shares of its capital stock.
(ii)    Dividends; Other Distributions. Make, declare, pay or set aside for payment any dividends (whether in cash, stock or property), or declare or make any distribution on any shares of its capital stock, except for payments (A) from Company Bank to Company, (B) from any Subsidiary of Company Bank to Company Bank or (C) from Company to any Company Trust.
(iii)    Compensation; Employment Agreements, Etc. Enter into, amend, or renew any employment, consulting, compensatory, severance, retention, or similar Contract with any director, officer, or employee of the Company or any Company Subsidiary, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (A) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided, that such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than three percent (3%) for any individual or three percent (3%) in the aggregate for all employees of Company and the Company Subsidiaries, (B) as may be required by Law, (C) to satisfy contractual obligations set forth on Section 5.01(b)(iii)_of the Company Disclosure Schedule, which obligations exist as of the date of this Agreement and have previously been disclosed to Parent, and (D) bonus payments in the Ordinary Course of Business and pursuant to policies in effect on the date hereof, provided, that such payments shall not exceed the aggregate amount set forth on Section 5.01(b)(iii) of the Company Disclosure Schedule.
(iv)    Hiring. Hire any Person as an employee to fill an existing position whose compensation would exceed, on an annualized basis, $60,000.
(v)    Benefit Plans. Enter into, establish, adopt, amend, modify, fund, change any material practice or offering with respect to, or terminate (except (A) as may be required by applicable Law, including to avoid adverse tax consequences under Section 409A of the Code, subject to the provision of prior written notice to an consultation with respect thereto with Parent, (B) to satisfy contractual obligations under any Company Benefit Plan existing as of the date hereof which obligations exist as of the date hereof an have previously been disclosed to Parent, or (C) as may be required pursuant to the terms of this Agreement) any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any Company Subsidiary.
(vi)    Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Section 5.01(b)(vi) of the Company Disclosure Schedule, (A) pay, loan or advance any amount to, (B) sell, transfer or lease any properties or assets to, (C) buy, acquire, or lease any properties or assets from, or (D) enter into any Contract with, any of its executive officers or directors or any of their Affiliates or Associates of any of its officers or directors Known to Company to be such, other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business as part of the terms of such Person’s employment or service as a director or executive officer and other than deposits held by Company Bank in the Ordinary Course of Business.
(vii)    Dispositions. Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any Company Subsidiary.
(viii)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or a material portion of the assets, debt, business, deposits or properties of any other Person, except for purchases specifically approved by Parent pursuant to any other applicable paragraph of this Section 5.01; provided, that for the avoidance of doubt, Company and each Company Subsidiary shall be permitted without Parent’s prior consent to purchase (and nothing in this Article 5 shall prohibit Company or any Company Subsidiary from purchasing) business-related supplies, equipment and services in the Ordinary Course of Business.
(ix)    Capital Expenditures. Except as set forth in any Company Material Contract or Lease, make any capital expenditures in excess of $25,000 individually, or $50,000 in the aggregate.
(x)    Governing Documents. Amend its articles of incorporation or bylaws or any similar organizational or governing documents.
(xi)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Law or GAAP.
(xii)    Contracts. (A) Amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease or Insurance Policy, or make any change in any Contract governing the terms of any of its securities, other than renewals of such Material Contracts, Leases or Insurance Policies in the Ordinary Course of Business without material adverse changes of terms with respect to Company or any Company Subsidiaries, or (B) enter into any Contract that would constitute a Company Material Contract, Lease or Insurance Policy if it were in effect on the date of this Agreement.
(xiii)    Claims. Other than settlement of foreclosure actions or deficiency judgment settlements in the Ordinary Course of Business, (A) enter into any settlement or similar agreement with respect to any Legal Proceeding to which it is or becomes a party after the date of this Agreement, which settlement or agreement (1) involves payment by Company or any Company Subsidiary of an amount which exceeds $50,000 individually, or $100,000 in the aggregate, and/or (2) would impose any material restriction on the business of Company or any Company Subsidiary or (B) waive or release any material rights or claims, or agree or consent to the issuance of any Order materially restricting or otherwise affecting the business or operations of Company and the Company Subsidiaries.
(xiv)    Banking Operations. (A) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (B) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law; or (C) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, including a change in practice at any location, its hedging practices and policies.
(xv)    Derivative Transactions. Enter into any Derivative Transaction.
(xvi)    Indebtedness. Except for overnight loans or loans with maturity less than sixty (60) days, incur, modify, extend or renegotiate any indebtedness or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, issuances, standby and letters of credit and sales of certificates of deposit, or sixty day advances, in each case in the Ordinary Course of Business).
(xvii)    Investment Securities. Acquire (other than (A) by way of foreclosures, deficiency judgment settlements or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks or change the classification method for any of the Company Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320; provided, that, for the avoidance of doubt, Company shall be permitted without Parent’s prior written consent to purchase or hold (and nothing in this Article 5 shall prohibit Company from purchasing or holding) (1) U.S. treasury securities with maturities of less than or equal to 12 months in the Ordinary Course of Business, (2) 15-year agency mortgage-backed securities with an effective duration of no more than 36 months or (3) in the Ordinary Course of Business, any other security that has a remaining maturity of less than 4 years for purposes of replacing investment securities that are called, prepaid or otherwise redeemed by the issuer.
(xviii)    Deposits. (A) Make any change to the Company or Company Bank’s rate sheet attached as Section 5.01(b)(xviii)(A) of the Company Disclosure Schedule (including any change to any of the interest rates and the maturity dates set forth in the Company or Company Bank’s rate sheet) other than in the Ordinary Course of Business, or (B) amend, modify, terminate or deviate from the exception practice in place for such rate sheet described in Section 5.01(b)(xviii)(B) of the Company Disclosure Schedule.
(xix)    Loans. Except for Loans approved and/or committed as of the date hereof that are listed in Section 5.01(b)(xix) of the Company Disclosure Schedule, (A) make, renew, renegotiate, increase, extend or modify any (1) Loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (2)  Loan that is not made in conformity with Company’s ordinary course lending policies and guidelines in effect as of the date hereof, (3) Loan, whether secured or unsecured, if the amount of such Loan, together with any other outstanding Loans (without regard to whether such other Loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower (or to any Affiliate of such borrower) of Company or any Company Subsidiary (without regard to whether such other Loans have been advanced or remain to be advanced) to exceed $1,000,000; provided, that, Company or a Company Subsidiary may make a one-time Loan of up to $100,000 to any current borrower (or to any Affiliate of such borrower) of Company or any Company

Subsidiary as long as such one-time Loan amount does not exceed 10% of the aggregate outstanding Loans to such borrower (or Affiliate of such borrower) and provide Parent with an after-the-fact notice of such one-time Loan, (4) Loan to any borrower (or to any Affiliate of such borrower) with a Criticized Loan, or (5) Loan with a term of greater than five (5) years; (B) sell any Loan or loan pools, or (C) acquire any servicing rights, or sell or otherwise transfer any Loan where Company or any Company Subsidiary retains any servicing rights. The limits set forth in this Section 5.01(b)(xix) may be increased upon mutual agreement of the parties, provided, that such adjustments shall be memorialized in writing by all parties thereto.
(xx)    Investments or Developments in Real Estate. Except for Loans made in compliance with this Agreement and except as required by any Company Material Contract or Lease, make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any Company Owned Property.
(xxi)    Taxes. Except as required by applicable Law, make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any Contract or settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(xxii)    Compliance with Agreements. Commit any act or omission which constitutes a breach or default under any Contract with any Governmental Authority or under any Company Material Contract, in each case that would reasonably be expected to result any of the conditions set forth in Article 6 not being satisfied on the Closing Date.
(xxiii)    Environmental Assessments. Foreclose on or take a deed or title to any real estate that, upon such foreclosure or acceptance of a deed or title to such real estate, will become classified as OREO (other than single-family or multi-family residential properties or otherwise in the Ordinary Course of Business) without first conducting a Phase I environmental site assessment pursuant to ASTM International (“ASTM”) Standard E1527-13 (the “ASTM Standard”) that satisfies the requirements of 40 C.F.R. Part 312 (a “Phase I ESA”), or foreclose on or take a deed or title to any real estate that, upon such foreclosure or acceptance of a deed or title to such real estate, will become classified as OREO (other than single-family 1-4 units residential properties) if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(xxiv)    Adverse Actions. Take any action or knowingly fail to take any action that is intended or is reasonably likely to (A) prevent, delay or impair Company’s or Company Bank’s ability to consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement or (B) prevent the Merger or the Bank Merger from qualifying as a 368 Reorganization.

(xxv)    Facilities. Except as required by Law, file any application or enter into any Contract for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility.
(xxvi)    Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(xxvii)    Loan Workouts. Except in the Ordinary Course of Business, compromise, resolve, or otherwise “workout” any delinquent or troubled loan.
(xxviii)     Brokered Deposits. Accept any brokered deposits.
(xxix)    Commitments. Agree to take, make any commitment to take, or adopt any resolutions of the Company Board or Company Bank’s board of directors in support of, any of the actions reasonably believed to be covered by this Section 5.01.
(c)    If Company desires to request prior written consent of Parent with respect to any of the covenants set forth in this Section 5.01, such request shall be submitted to a central email address specified by Parent on the date hereof, with receipt of acknowledgment, and shall cite with reasonable precision the appropriate section or subsection of this Section 5.01 and provide reasonable detail and supporting documentation for the request. Parent shall respond as soon as reasonably as practicable with an answer or to request additional information but in no event later than two (2) Business Days after receipt of such request from Company.
Section 5.02    Covenants of Parent. During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.02 of the Parent Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except or with the prior written consent of Company (which consent will not be unreasonably withheld or delayed), Parent shall, and shall cause each Parent Subsidiary to carry on its business only in the Ordinary Course of Business, and in compliance in all material respects with all applicable Laws. Without limiting the generality of and in furtherance of the foregoing, during the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.02 of the Parent Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Company (which will not be unreasonably withheld or delayed), Parent shall not, and shall cause each Parent Subsidiary not to:
(a)    Governing Documents. Amend its certificate of incorporation or bylaws or any similar organizational or governing documents in any manner that would adversely affect the rights of Company’s shareholders in the Surviving Entity.
(b)    Capital Stock. Adjust, split, combine or reclassify any capital stock of Parent.
(c)    Restructure. Merge or consolidate Parent or Parent Bank with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve Parent or Parent Bank.
(d)    Compliance with Agreements. Commit any act or omission which constitutes a breach or default under any Contract with any Governmental Authority or under any Parent Material Contract, in each case that would reasonably be expected to result in any of the conditions set forth in Article 6 not being satisfied on the Closing Date.

(e)    Adverse Actions. Take any action or knowingly fail to take any action that is intended or is reasonably likely to (i) prevent, delay or impair Parent’s or Parent Bank’s ability to consummate the Merger, the Bank Merger, or the other transactions contemplated by this Agreement or (ii) prevent the Merger or the Bank Merger from qualifying as a 368 Reorganization.
(f)    Commitments. Agree to take, make any commitment to take, or adopt any resolutions of the Board of Parent in support of, any of the actions prohibited by this Section 5.02.
Section 5.03    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use Commercially Reasonable Efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided, that this Section 5.03 will not require Parent to agree to, or take, any Burdensome Condition.
Section 5.04    Company Shareholder Approval.
(a)    Following the execution of this Agreement, Company shall take, in accordance with applicable Law and the articles of incorporation and bylaws of Company, all action necessary to convene a special meeting of its shareholders as promptly as reasonably practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Parent (not to be unreasonably withheld or conditioned)) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”), and shall, subject to Section 5.10 and the last sentence of this Section 5.04(a), use its Commercially Reasonable Efforts to solicit such approval by such shareholders. Subject to Section 5.10 and the last sentence of this Section 5.04(a), Company shall use its Commercially Reasonable Efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby. Except with the prior approval of Parent, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. If the Company Board makes a Company Subsequent Determination in accordance with Section 5.10, Company shall not be required to use its Commercially Reasonable Efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its Commercially Reasonable Efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger.
(b)    Except to the extent provided otherwise in Section 5.10, (a) the Company Board shall at all times prior to and during the Company Meeting recommend approval by the shareholders of Company of this Agreement and the transactions contemplated hereby (including the Merger), and any other matters required to be approved by Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and (b) the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there are sufficient shares of Company Common Stock represented (in Person or by proxy) at the Company Meeting to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless the Company Board reasonably determines in good faith, after consultation with the advice of counsel, that (i) such adjournment or postponement is required by applicable Law in order to ensure that any required supplement or amendment to the Proxy Statement-Prospectus is provided to the holders of Company Common Stock with a reasonable amount of time in advance of the Company Meeting or (ii) failure to do so would otherwise be inconsistent with its fiduciary duties under applicable Law. Company shall keep Parent updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Parent.
(c)    Except to the extent provided otherwise in Section 5.10, the Company shall adjourn or postpone the Company Meeting, if, as of the time for which the Company Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or, if on the date of the Company Meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval. Company shall only be required to adjourn or postpone the Company Meeting two times to the first sentence of this Section 5.04(c).
Section 5.05    Takeover Laws. Parent shall use Commercially Reasonable Efforts to exempt (or cause the continued exemption of) this Agreement, the Merger and the Bank Merger from the requirements of any applicable antitakeover statute or regulation and from any similar provisions under the certificate of incorporation and bylaws of Parent and the organizational documents of Parent Bank.
Section 5.06    Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)    Parent and Company agree to cooperate in the preparation of the Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Company shall use Commercially Reasonable Efforts to deliver to Parent such financial statements and related analysis of Company as may be required by Law in order to file the Registration Statement and any other report required to be filed by Parent with the SEC, in each case, in compliance with applicable Laws and shall provide Parent with any other information concerning itself that Parent may reasonably request in connection with the drafting and preparation of the Registration Statement and the Proxy Statement-Prospectus. Parent agrees to use Commercially Reasonable Efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days from the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Company agrees to cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)    Parent shall use Commercially Reasonable Efforts to ensure that the Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus will, at the date of mailing to shareholders, at the time of the Company Meeting, or at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Parent and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Proxy

Statement-Prospectus. Parent will advise Company, promptly after Parent receives notice thereof, (A) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, (B) of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction or of the initiation or threat of any proceeding for any such purpose, and (C) of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Parent will provide Company and its counsel with a reasonable opportunity to review and comment on (and will consider such comments in good faith) (x) the Registration Statement (including the Proxy Statement-Prospectus) prior to its being filed with the SEC, (y) all amendments and supplements to the Registration Statement (including the Proxy Statement-Prospectus) and, (z) except to the extent such response is submitted under confidential cover, all responses to requests for additional information and replies to comments of the SEC, prior to their being filed with, or sent to the SEC, and reasonable good faith consideration shall be given to any comments made by Company and its counsel. Parent will provide Company and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Parent shall use Commercially Reasonable Efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Company to mail such amendment or supplement to Company shareholders (if required under applicable Law).
(c)    Parent agrees to use Commercially Reasonable Efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 5.07    Regulatory Filings; Consents.
(a)    Each of Parent and Company and their respective Subsidiaries shall cooperate and use their Commercially Reasonable Efforts (i) to prepare all documentation (including the Registration Statement and Proxy Statement-Prospectus), to make all filings with, to send all notices to, and to obtain all Permits, consents, approvals and authorizations of, all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Closing Regulatory Approvals and the consents, approvals and notices under the Contracts set forth on Section 3.05(c), (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Parent be required to agree to any prohibition, limitation, or other requirement which would (A) materially prohibit or materially limit the ownership or operation by Parent or any Parent Subsidiary (including Company and any Company Subsidiary after Closing) of all or any material portion of its business or assets, (B) compel Parent or any Parent Subsidiary (including Company and any Company Subsidiary after Closing) to dispose of all or any material portion of its business or assets, (C) cause any portion of any Company Regulatory Agreement to be enforceable against Parent or Parent Bank after the Merger, or (D) be reasonably expected to have a Material Adverse Effect on the Surviving Entity, taken as a whole (together, the “Burdensome Conditions”). Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Parent and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Closing Regulatory Approvals and any other Permits, consents, approvals and authorizations of any Governmental Authority necessary to consummate the transactions contemplated hereby (including the Merger and the Bank Merger). Subject to applicable Law, (w) Parent and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with obtaining any Regulatory Approval, (x) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with obtaining any Regulatory Approval, (y) Parent and Company shall each furnish to the other for review a copy of each such filing made in connection with obtaining any Regulatory Approval prior to its filing and (z) Parent and Company will notify the other promptly and shall promptly furnish the other with copies of any communication from any Governmental Authority received by it with respect to the effort to obtain and receipt of Regulatory Approvals (and its response thereto); provided, that in no event shall Parent, Parent Bank, Company or Company Bank be obligated to provide or otherwise disclose to the other confidential supervisory information regarding themselves, or any of their respective Subsidiaries or Affiliates.
(b)    Company will use Commercially Reasonable Efforts, and Parent shall reasonably cooperate with Company at Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations with respect to any Contracts set forth on Section 3.05(c) of the Company Disclosure Schedule and all Leases set forth on Section 3.30(e) of the Company Disclosure Schedule; provided, that, except as otherwise contemplated by this Agreement, neither Company nor any Company Subsidiary will be required to make any payment to or grant any concessions to any third party in connection therewith. Each party will, to the extent permitted by applicable Law, notify the other party promptly and promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company and Parent will reasonably consult with each other and their respective representatives so as to permit Company and Parent and their respective representatives to be knowledgeable regarding the status of such effort, cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.08    Publicity. Parent and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that Parent and Company may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of NASDAQ. It is understood that Parent shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.09    Access; Current Information.
(a)    During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), Company and Parent shall, for the purposes of verifying the representations and warranties of Parent and Parent Bank and Company and Company Bank, respectively, and preparing for the Merger and the other matters contemplated by this Agreement, (i) upon reasonable notice and subject to applicable Laws, afford the other party and its officers, employees, counsel, accountants and other authorized representatives access, during normal business hours, to its and its Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information as the other party may reasonably request, and (ii) furnish to the other party, upon reasonable request, all such other information concerning its business, properties, personnel and Subsidiaries that is substantially similar in scope to the information provided to the other party in connection with its diligence review prior to the date of this Agreement. Any investigation pursuant to this

Section 5.09 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.
(b)    During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), Company will cause one or more of its designated representatives to confer with representatives of Parent and report the general status of its ongoing operations, at such times and in such manner as Parent may reasonably request.
(c)    During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), each of Parent and Company will promptly notify the other party in writing of any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or which is necessary to correct any information in such party’s Disclosure Schedule that has been rendered materially inaccurate thereby. Each such notice shall include, or be accompanied by, a proposed supplement or amendment to such party’s Disclosure Schedule regarding such matter (a “Schedule Supplement”). Each Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, as of the date of this Agreement and as of the Closing Date; provided, however, that if the matter which is the subject of the Schedule Supplement constitutes or relates to something that could provide Parent with a right to terminate this Agreement in accordance with Section 7.01(e) and Parent does not elect to terminate this Agreement prior to the earlier of (i) five (5) Business Days after the expiration of the applicable cure period and (ii) the Expiration Date, then Parent shall be deemed to have irrevocably waived any right to terminate this Agreement on account of such matter.
(d)    No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party or its Subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of Parent and Company to consummate the transactions contemplated hereby.
(e)    Notwithstanding anything in this Section 5.09 to the contrary, no party shall be required to provide the other party with access or disclose information where such access or disclosure would, in the reasonable opinion of such party’s counsel, jeopardize the attorney-client privilege of the such party, or contravene any binding Contract entered into by such party prior to the date of this Agreement or any Law, Order or fiduciary duty applicable to such party. In the event any of the restrictions in this Section 5.09(e) shall apply, each party shall use Commercially Reasonable Efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.10    No Solicitation by Company; Superior Proposals.(a)    Subject to Section 5.10(b), Company and Company Bank shall not, and shall instruct their respective Subsidiaries, officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent or any Parent Subsidiary) any information or data with respect to Company or any Company Subsidiary or otherwise in furtherance of an Acquisition Proposal; (iii) release any Person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party in furtherance of an Acquisition Proposal, unless, with respect to any such standstill agreement, the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that the enforcement of, or the failure to provide such release or waiver with respect to, any such standstill agreement would be inconsistent with its fiduciary duties under applicable Law; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.10(b)); provided, however, that nothing in this Section 5.10(a) shall prohibit Company, the Company Board or any Company Representatives from making any inquiries with respect to any Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal to enable the Company Board to make the determination described in Section 5.10(b). Any violation of the foregoing restrictions by Company or any Company Representative, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Agreement by Company. Company and Company Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
(b)    Notwithstanding Section 5.10(a) or any other provision of this Agreement, at any time prior to obtaining the Requisite Company Shareholder Approval, Company may take any of the actions described in Section 5.10(a) if, but only if, (i) Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.10; (ii) the Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that (a) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (b) the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; and (iii) prior to furnishing or affording access to any information or data with respect to Company or any Company Subsidiary or otherwise relating to an Acquisition Proposal, Company receives from such Person a confidentiality agreement with terms no less favorable to Company than those contained in the confidentiality agreement with Parent (it being understood that nothing therein shall have the effect of a standstill provision). Company shall promptly provide to Parent any non-public information regarding Company or Company Subsidiaries provided to any other Person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.
(c)    Company shall promptly (and in any event within 24 hours notify Parent in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement or any such disclosure would jeopardize attorney-client privilege). Company agrees that it shall keep Parent informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications of any material terms to such proposal, offer or request).
(d)    Subject to Section 5.10(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Parent, or take any other action or make any other public statement inconsistent with, the Company Recommendation; (ii) fail to publicly affirm the Company Recommendation within five (5) Business Days following a request by Parent (or such fewer number of days as remains prior to the Company Meeting); (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (iv) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii), (iii) or (iv) a “Company Subsequent Determination”); or (v) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (a) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.10(b)) or (b) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)    Notwithstanding Section 5.10(d) or any other provision of this Agreement, prior to obtaining the Requisite Company Shareholder Approval, the Company Board (or any committee thereof) may make a Company Subsequent Determination after the fifth (5th) Business Day following Parent’s receipt of a notice (the “Notice of Determination”) from Company informing Parent that the Company Board (or such committee) has determined in good faith, after consultation with outside legal counsel and its financial advisor, that an Acquisition Proposal constitutes a Superior Proposal and the failure to make a Company Subsequent Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause will not be considered a Company Subsequent Determination), but only if: (i) the Notice of Determination includes or is accompanied by the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, including copies of any proposed material agreements providing for such Superior Proposal; (ii) during the five (5) Business Day period after receipt of the Notice of Determination (the “Notice Period”), Company and the Company Board shall have negotiated in good faith with Parent, to the extent Parent desires to negotiate, to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been irrevocably proposed by Parent in writing before expiration of the Notice Period, the Company Board has again in good faith, after consultation with outside legal counsel and its financial advisor, made the determination that such Acquisition Proposal constitutes a Superior Proposal and the failure to make a Company Subsequent Determination with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law. In the event of any material revisions to an Acquisition Proposal that is the subject of a Notice of Determination and that occur prior to a Company Subsequent Recommendation, Company shall be required to deliver a new Notice of Determination to Parent and again comply with the requirements of this Section 5.10(e), except that the Notice Period shall be reduced to three (3) Business Days.
(f)    Nothing contained in this Section 5.10 shall prohibit Company or the Company Board from complying with Company’s obligations contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or from making any other disclosure to Company’s shareholders that is required by applicable Law; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a Company Subsequent Determination.

Section 5.11    Indemnification.
(a)    For a period of six years from and after the Effective Time, to the fullest extent permitted by applicable Law and the articles of incorporation and bylaws of Company in effect on the date of this Agreement, and in any event subject to the provisions of Section 5.11(b), Parent shall (i) indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”) against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened Legal Proceeding arising out of actions or omissions of such Persons in the course of performing their duties for Company or any Company Subsidiary occurring at or before the Effective Time (including in connection with the transactions contemplated by this Agreement) (each a “Claim”), and shall promptly advance expenses to each Indemnified Party from time-to-time as incurred in connection with a Claim, to the same extent as the Indemnified Parties have the right to expense advancement pursuant to applicable Law the articles of incorporation and bylaws of Company in effect on the date of this Agreement; provided, that each Indemnified Party to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification.
(b)    Any Indemnified Party wishing to claim indemnification under this Section 5.11 shall promptly notify Parent upon learning of any Claim, provided, that failure to so notify shall not affect the obligation of Parent under this Section 5.11, unless, and only to the extent that, Parent is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Party for any legal expenses for other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Parent would create an actual or potential conflict of interest (in which case, Parent shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one separate counsel in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted (if the Claim involves more than one Indemnified Party, Parent shall only be obligated to pay for one separate counsel and one local counsel for all Indemnified Parties)), and (B) such Indemnified Party will cooperate in the defense of any such matter, (ii) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and Parent shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (iii) Parent shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, whether or not related to banking Laws.
(c)    Subject to the terms described in this Section 5.11(c), Parent shall (i) maintain in effect for a period of six (6) years following the Effective Time, Company’s current directors’ and officers’ liability insurance policies covering the Indemnified Parties, (ii) obtain, as of the Effective Time, “tail” insurance policies with a claims period of six (6) years following the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the Indemnified Parties as the policies currently provided by Company, or (iii) purchase and provide for a period of six (6) years following the Effective Time, directors’ and officers’ liability insurance policies from a carrier assigned a claims paying ability rating by A.M. Best Company, Inc. of “A (Excellent)” or higher with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the Indemnified Parties as the policies currently provided by Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event shall Parent be required to expend per year pursuant to this Section 5.11(c) more than one hundred fifty percent (150%) of the annual cost currently expended by Company with respect to such insurance (the “Maximum D&O Premium”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum D&O Premium, Parent shall maintain or procure the most advantageous policies of directors’ and officers’ insurance (or “tail” coverage obtainable for a premium equal to the Maximum D&O Premium. In connection with the foregoing, Company agrees that in order for Parent to fulfill its obligations pursuant to this Section 5.11(c), Indemnified Parties may be required to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request.
(d)    If, following the Effective Time, Parent or any of its successors and assigns (i) shall consolidate with or merge into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 5.11.
(e)    These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Parent under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.11 that is denied by Parent, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Parent or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against Parent.
(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any Company Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.
(g)    Nothing in this Agreement shall be construed as requiring Parent Bank to indemnify, hold harmless, release, guarantee the obligations of, or purchase or acquire assets or liabilities of, Parent or any Affiliate of Parent.
(h)    Nothing in this Agreement shall be construed as requiring Company Bank to indemnify, hold harmless, release, guarantee the obligations of, or purchase or acquire assets or liabilities of, Company or any Affiliate of Company.
Section 5.12    Employees; Benefit Plans.
(a)    With respect to any Parent Benefit Plan in which any employee of the Company or any Company Subsidiary on the Closing Date (the “Continuing Employees”) will participate, Parent shall, or shall cause the Company to, recognize, for vesting and eligibility purposes, all service of the Continuing Employees with the Company or any Company Subsidiary (including any predecessors thereof) as if such service were with Parent; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Company Benefit Plan.

(b)    For a period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall provide each Continuing Employee with an annual base salary or wage level, as applicable, at least equal to that provided to such Continuing Employee immediately prior to the Closing Date, provided that such Continuing Employee remains in the same position following the Closing Date.
(c)    Parent shall use Commercially Reasonable Efforts to (i) waive or cause to be waived any waiting periods, evidence of insurability requirements, or pre-existing condition limitations and similar limitations with respect to participation and coverage requirements applicable to the Continuing Employees and (ii) provide each Continuing Employee with full credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under such group health plan.
(d)    Parent shall provide, or shall cause the Company to provide, severance benefits to any Continuing Employee whose employment is terminated following the Closing Date with severance benefits that are at least as favorable as those that would have been payable to a similarly situated employee of Parent.
(e)    This Section 5.12 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.12, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.12.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.12 shall not create any right in any Employee or any other Person to any continued employment with the Company or its Subsidiaries, Parent or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
(f)    Parent and Company shall cooperate in good faith to mitigate the impact of Section 280G of the Code on the Company. The determination as to whether and to what extent any payments to the Company’s “disqualified individuals” would constitute an excess “parachute payment” as those terms are defined in Section 280G of the Code shall be made by Hunton Andrews Kurth LLP, taking into account the value of any reasonable compensation for services to be rendered by any such individual before or after the Closing Date, including any agreement not to render services to competitors pursuant to any non-competition provisions that may apply to any such individual to the extent permitted by Section 280G of the Code and the regulations promulgated thereunder, with review and approval of such calculations and determinations by counsel for Parent. Company and Parent shall cooperate with the Hunton Andrews Kurth LLP in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 5.12(f).
Section 5.13    Exemption from Liability Under Section 16(b). Prior to the Effective Time, Company and Parent shall take all commercially reasonable steps as may be required to cause any dispositions of Company Stock or Company Stock Awards and any acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of Company who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
Section 5.14    Notification of Certain Changes. Parent and Company shall promptly advise the other party of any change or event (a) having, or which could reasonably be expected to have a Material Adverse Effect or (b) which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its Subsidiary bank’s representations, warranties or covenants contained herein, which breach could reasonably be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.14, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 or Section 6.03 to be satisfied on the Closing Date.
Section 5.15    Transition; Informational Systems Conversion. From and after the date hereof, each of Parent and Company shall use its Commercially Reasonable Efforts to facilitate the integration of Company and Company Subsidiaries with the business of Parent and Parent Subsidiaries following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and Company Subsidiaries (the “Informational Systems Conversion”) in such a manner reasonably sufficient to provide reasonable assurances that a successful Informational Systems Conversion will occur. The Informational Systems Conversion will occur, at such date as may be specified by Parent, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Without limiting the generality of the foregoing, Company shall, subject to any such applicable Laws: (i) reasonably cooperate with Parent to establish a project plan as specified by Parent to effectuate the Informational Systems Conversion; (ii) use Commercially Reasonable Efforts to have Company’s outside contractors continue to support both the Informational Systems Conversion effort and its ongoing needs until the Informational Systems Conversion can be established; (iii) provide, or use Commercially Reasonable Efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the Informational Systems Conversion, as soon as reasonably practicable; (iv) provide reasonable access to Company’s personnel and facilities and its outside contractors’ personnel and facilities, to the extent necessary to enable the Informational Systems Conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the Contracts of outside data, item and other processing contractors or other third-party vendors to which Company or any Company Subsidiary is bound, if requested to do so by Parent, to the extent permitted by such Contracts; provided, that Company shall not be required to take any action under this Section 5.15 that, after consultation with Parent regarding Company’s concerns in the matter, is reasonably likely to prejudice or adversely affect in any material respect its rights under any such Contracts in the event the Closing does not occur. Company shall pay any reasonable out of pocket expenses due third parties incurred in connection with the actions described in this Section 5.15. Such access as contemplated by this Section 5.15 shall be conducted by Parent in a manner which does not adversely affect the normal operations of Company or Company Bank and neither Company nor Company Bank shall be required to provide access to or disclose information (i) which would jeopardize the attorney-client privilege of Company or Company Bank or contravene any binding Contract entered into prior to the date of this Agreement or any Law, Order or fiduciary duty, (ii) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, a Superior Proposal, a Company Subsequent Determination or any matters related thereto, or (iii) except as otherwise provided in this Agreement, related to Company’s or Company Bank’s directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’, or other representatives’, consideration of, or deliberations regarding, the transactions contemplated by this Agreement.
Section 5.16    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or Company Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or Parent Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.17    Environmental Matters.
(a)    Phase I Assessments. For any Company Owned Property, any Company OREO Property and any Company Leased Property which is identified by Parent within fifteen (15) days following the date of this Agreement, Parent may, at its sole cost and expense, obtain, within sixty (60) days after the date of such notice, written reports of a Phase I ESA for each such property, prepared by an environmental consultant experienced in performing Phase I ESAs of real property (“Environmental Consultant”) and acceptable to Company. Each Phase I ESA shall be delivered in counterparts to Parent and Company. The Environmental Consultant will include customary language allowing both Parent and Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I ESA to Company and Parent for review and comment prior to the finalization of such report. Notwithstanding the foregoing, except as set forth in this Section, neither Parent nor the Environmental Consultant will conduct or cause to be conducted any invasive, intrusive or destructive inspections or other sampling or testing on the Company Owned Property or Company Leased Property, including, without limitation, of the air, soil, soil gas, vapors, surface water, groundwater, building materials or other environmental media, thereon.
(b)    Phase II Assessments. In the event any Phase I ESA (including a Phase I ESA that Company or any Company Subsidiary caused to be performed within one (1) year prior to the date of this Agreement) discloses such property may be impacted or have its use restricted by any Recognized Environmental Condition or Historical Recognized Environmental Condition (as each term is defined by ASTM E1527-13) for which Parent or Parent Subsidiaries would be liable and that, in the good faith reasonable belief of Parent, would result in a material liability to Company or any Company Subsidiary following the Effective Time and as such warrants further review or investigation, Parent shall reasonably promptly give notice of the same (a “Phase I Notice”) to Company no later than five (5) Business Days following Parent’s receipt of the relevant Phase I ESA. Company may then, in its sole and absolute discretion and without any obligation whatsoever to do so, within an additional twenty (20) day period, retain the Environmental Consultant to conduct a Phase II environmental site assessment in accordance with ASTM Standard E1903-11 (“Phase II ESA”) of the relevant property or facility; provided, however, that such Phase II ESA shall be completed, and a written report of the Phase II ESA prepared, no later than sixty (60) days after Company receives from Parent the Phase I Notice for the relevant property; and provided further, that with respect to any Company Leased Property, Company will use Commercially Reasonable Efforts to obtain the relevant property owner’s consent for such Phase II ESA. Parent acknowledges and understands that such consent may not be able to be obtained. The scope of the Phase II ESA shall be mutually determined by Parent and Company in their reasonable discretion after consultation with the other party, and all reasonable costs and expenses associated with such Phase II ESA testing and report shall be borne by Parent. Company shall provide copies of the draft and final Phase II ESA reports, if any, to Parent promptly following the receipt of any such report by Company.
(c)    Remediation Estimates. In the event any Phase II ESA confirms the presence of any environmental contamination, including, without limitation, a release or threat or release from an abandoned underground storage tank or the presence of other Hazardous Substances, in each case in concentrations above applicable standards under applicable Environmental Laws, or if Company chooses not to conduct Phase II ESA as reasonably requested by Parent pursuant to Section 5.17(b), Parent may elect to require Company to obtain, prior to the Closing Date and as soon as reasonably practical but in no event more than sixty (60) days after Parent receives the relevant Phase I ESA or Phase II ESA, and at Company’s sole cost and expense, from the Environmental Consultant or another nationally recognized contractor mutually acceptable to the parties, a written good faith estimate of the minimum cost and expense necessary to further investigate, remediate, cleanup, abate, restore and otherwise address such Recognized Environmental Condition, Historical Recognized Environmental Condition, or environmental contamination to the extent required or allowed by and in accordance with Environmental Laws, including the NMVRA, and, to the extent required, to the satisfaction of any relevant Governmental Authority, assuming the continued residential, commercial or industrial use of the relevant property and employing risk-based remedial standards and institutional controls where applicable (a “Remediation Estimate”). Company shall provide to Parent any Remediation Estimate requested within five (5) business days of Company’s receipt thereof. Company shall, upon Parent’s reasonable request, cause all Remediation Estimates to be updated through the Closing Date.
(d)    Remediation Adjustment and Termination. Should the sum of all Remediation Estimates (to the extent the costs reflected in such estimates will or are reasonably expected to be incurred by Company or any Company Subsidiary, and taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree is reasonably likely to be available to Company or any Company Subsidiary in connection with the incurrence of such costs) exceed $250,000 in the aggregate, the Aggregate Cash Consideration shall be decreased by the amount by which the sum of all Remediation Estimates exceeds $250,000 (such amount, the “Remediation Adjustment”). Should the sum of all Remediation Estimates (to the extent the costs reflected in such estimates will or are reasonably expected to be incurred by Company or any Company Subsidiary, and taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree is reasonably likely to be available to Company or any Company Subsidiary in connection with the incurrence of such costs) exceed $2,500,000 in the aggregate (the “Environmental Limit”), Parent may elect (a) to terminate this Agreement pursuant to Section 7.01(j) or (b) to decrease the Aggregate Cash Consideration by the Remediation Adjustment.
(e)    Cooperation. Notwithstanding anything in this Section 5.17 to the contrary, Company shall keep Parent reasonably apprised of all activities and actions contemplated by this Section 5.17, and Company and Parent shall cooperate fully with one another with respect to the matters required by this Section 5.17.
(f)    Prior Disclosure. Notwithstanding anything to the contrary in this Agreement, all matters that have been previously disclosed by Company to Parent shall be disregarded for purposes of, and shall not constitute any type of exception to, this Section 5.17 and shall have no effect on the determination of any Remediation Estimate.
Section 5.18    Certain Litigation. Company shall promptly advise Parent orally and in writing of any actual or threatened Legal Proceeding against Company and/or the members of the Company Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Company shall: (i) permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any proposed written or oral response to such Legal Proceeding; (ii) furnish Parent’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such Legal Proceeding; (iii) consult with Parent regarding the defense or settlement of any such Legal Proceeding, give due consideration to Parent’s advice with respect to such Legal Proceeding and not settle any such Legal Proceeding prior to such consultation and consideration; provided, however, that Company shall not settle any such Legal Proceeding if such settlement requires the payment of money damages of $50,000 or more, without the written consent of Parent (such consent not to be unreasonably withheld or delayed) unless the payment of any such damages by Company is reasonably expected by Company, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Company) under Company’s existing director and officer insurance policies, including any tail policy.
Section 5.19    Director Matters; Board Packages. Company shall use Commercially Reasonable Efforts to cause to be delivered to Parent resignations of all the directors of Company and Company

Subsidiaries, such resignations to be effective as of the Effective Time. Company shall distribute by overnight mail with an electronic copy by email, a copy of any Company or Company Bank board package, including the agenda, any draft minutes and any reports (including any internal management financial control reports showing actual financial performance against plan and previous period, and reports relating to financial performance and risk management), to Parent at the same time in which it distributes a copy of such package to the Company Board and board of directors of Company Bank, as the case may be; provided, however, that Company shall not be required to disclose to Parent any documents (a) which would jeopardize the attorney-client privilege of Company or Company Bank or contravene any binding Contract entered into prior to the date of this Agreement or any Law, Order or fiduciary duty, (b) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, a Superior Proposal, a Company Subsequent Determination or any matters related thereto, or (c) except as otherwise provided in this Agreement, related Company’s or Company Bank’s directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’, or other representatives’, consideration of, or deliberations regarding, the transactions contemplated by this Agreement.
Section 5.20    Coordination.
(a)    Prior to the Effective Time, senior officers of Company and Parent shall meet from time to time as Parent may reasonably request, not less frequently than monthly, to prepare the parties for integration of the operations of Company and Company Bank with Parent and Parent Bank and to review the financial and operational affairs of Company and Company Subsidiaries, and Company shall give due consideration to Parent’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Parent nor Parent Bank shall, under any circumstance, be permitted to exercise control of Company or any Company Subsidiary prior to the Effective Time. Company shall permit representatives of Parent to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.
(b)    Company shall, consistent with GAAP and regulatory accounting principles, use Commercially Reasonable Efforts to adjust, at Parent’s reasonable request, internal control procedures which are consistent with Parent’s and Parent Bank’s current internal control procedures to allow Parent to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).
(c)    Parent and Company shall reasonably cooperate (i) to minimize any potential adverse impact to Parent under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to take reasonable steps to maximize potential benefits to Parent and Parent Subsidiaries under Section 382 of the Code in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws.
(d)    Following the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b) and prior to the Effective Time, Company shall, upon Parent’s reasonable request, introduce Parent and its representatives to suppliers of Company and Company Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Parent. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), each party shall, upon the reasonable request of the other party, introduce the other party and its representatives to its customers and those of its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Parent. Any interaction between Parent and Company and any of their Subsidiaries’ customers and suppliers shall be coordinated by the parties and no discussions, meetings or communications between a party’s customers and suppliers shall occur without the presence of a representative of, or the prior written approval of, such party.

(e)    Company Bank shall execute such certificates or articles of combination and such other documents and certificates as may be reasonably requested by Parent to effectuate the Bank Merger.
Section 5.21    Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Parent, and their respective subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto acknowledges and agrees that it will not use the non-public, proprietary and/or confidential information received by it pursuant to this Agreement and in connection with the transactions contemplated by this Agreement in violation of this Agreement or any other agreements related to the transactions contemplated by this Agreement, unless such information has been made available to the public generally by the owner thereof or such party is required to disclose such information by a Governmental Authority; provided, however, that a party may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with the Agreement or the transactions contemplated by this Agreement or (ii) to any existing or prospective Affiliate, partner, member, shareholder, or wholly-owned subsidiary of such party in the ordinary course of business, provided, that such party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information.
Section 5.22    Tax Matters. The parties intend that the Merger qualify as a 368 Reorganization and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and until the Effective Time, each of Parent and Company shall use its Commercially Reasonable Efforts to cause the Merger to qualify as a 368 Reorganization, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as 368 Reorganization, and each of Parent and Company shall use its Commercially Reasonable Efforts to obtain the opinions referred to in Section 6.01(e).
Section 5.23    Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued by Parent to the shareholders of Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and non-assessable.
Section 5.24    Closing Date Share Certification. At least two (2) Business Days prior to the Closing Date, Company shall deliver to Parent the Closing Date Share Certification.
Section 5.25    Company Bank and Parent Bank Approval. Promptly following Parent’s determination to proceed with the Bank Merger, (a) Company, as the sole shareholder of Company Bank, shall approve this Agreement and the Bank Merger (the “Company Bank Shareholder Approval”), and (b) Parent, as the sole shareholder of Parent Bank, shall approve this Agreement and the Bank Merger (the “Parent Bank Shareholder Approval”) to be effective after the Effective Time. Promptly following execution of this Agreement, Company, as the sole shareholder of Company Bank, and Parent, as the sole shareholder of Parent Bank, shall approve the Plan of Bank Merger.
Section 5.26    Title Insurance. For each Company Owned Property and Company OREO Property, improved or vacant, whether for Company or Company Subsidiary operations or branches, or acquired through foreclosure or deed in lieu thereof, Company will provide an ALTA Owner’s Policy of Title Insurance, with customary endorsements and without exception for survey, together with a title report or commitment showing any matters of title recorded against the subject property from the date of issuance of the applicable title insurance policy through a date no earlier than fifteen (15) days prior to Closing.  In the event that there is no existing title insurance policy for a particular property, for each such property, Company will provide a new ALTA Owner’s Policy of Title Insurance, with an insured value no less than the value therefor disclosed in the appraisals provided to Parent, with customary endorsements and without exception for survey or matters within the Knowledge of the Company as of the policy date.
ARTICLE 6.
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01    Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Parent and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by Parent or Company prior to the Closing Date of each of the following conditions:
(a)    Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval, and the number of shares held by Dissenting Shareholders shall not exceed 10% of the number of shares of Company Common Stock issued and outstanding immediately prior to the Closing Date.
(b)    Regulatory Approvals; No Burdensome Condition. All Closing Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. No Governmental Authority shall have imposed any term, condition or restriction upon Parent or any Parent Subsidiary that is a Burdensome Condition.
(c)    No Injunctions or Restraints; Illegality. No Order preventing the consummation of any of the transactions contemplated hereby shall be in effect. No Law or Order shall have been enacted, entered into, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)    Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.
(e)    Tax Opinions Relating to the Merger. Parent and Company, respectively, shall have received opinions from Holland & Knight LLP and Hunton Andrews Kurth LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Company and Parent, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income Tax purposes as 368 Reorganization and that each of Parent and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering their opinions, Holland & Knight LLP and Hunton Andrews Kurth LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Parent, in form and substance reasonably acceptable to such counsel.
(f)    Listing. The shares of Parent Common Stock to be issued to the non-dissenting holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

Section 6.02    Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Parent Bank set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Parent and Parent Bank by an executive officer of Parent or Parent Bank, as applicable, to such effect.
(b)    Performance of Obligations of Parent. Parent and Parent Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer and signed on behalf of Parent Bank by its Chief Executive Officer or Chief Financial Officer, to such effect.
(c)    No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect with respect to Parent or Parent Bank and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in a Material Adverse Effect with respect to Parent or Parent Bank.
(d)    Company Directors. The Company Directors shall become members of the Board of Parent as of the Effective Time.
(e)    Exchange Agent Certificate. Company shall have received a certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of Parent Common Stock to satisfy Parent’s obligations to pay the Aggregate Cash Consideration and the Aggregate Stock Consideration pursuant to Article 2.
Section 6.03    Conditions to Obligations of Parent. The obligations of Parent to consummate the Merger are subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Company and Company Bank set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the Closing Date. Parent shall have received a certificate dated as of the Closing Date, signed on behalf of Company and Company Bank by an executive officer of Company or Company Bank, as applicable, to such effect.
(b)    Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and on behalf of Company Bank by its Chief Executive Officer and Chief Financial Officer, to such effect.
(c)    Form 5330. Company shall have filed Form 5330 with the Internal Revenue Service relating to the incident that is the subject of the DOL “No Action” letter dated September 14, 2018; provided that if Company determines, and Parent agrees, that no such form is required, the actions set forth in this Section 6.03(c) shall not be required.
(d)    Deposits. Total Non-Maturity Deposits shall be equal to or greater than $868,864,000.
(e)    No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect with respect to Company or Company Bank and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have in a Material Adverse Effect with respect to Company or Company Bank.
Section 6.04    Frustration of Closing Conditions. Neither Parent nor Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations hereunder.
ARTICLE 7.
TERMINATION
Section 7.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Parent and Company.
(b)    No Regulatory Approval. By Parent or Company in the event any Closing Regulatory Approval shall have been denied by final, non-appealable action by the applicable Governmental Authority or an application therefor shall have been withdrawn at the request of the applicable Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.01(b) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement.
(c)    Reduced Valuation. By Company by delivering written notice to Parent at any time during the five (5) Trading Day period commencing on the Determination Date if both of the following conditions are satisfied: (i) the Average VWAP as of the Determination Date is less than 80% of the Initial VWAP (such Average VWAP, the “Triggering VWAP”); and (ii) the number obtained by dividing the Triggering VWAP by the Initial VWAP (rounding to four decimal places) is less than the number obtained by dividing the Final Index Price by the Initial Index Price (rounded to four decimal places) (such quotient, the “Index Ratio”), minus .20; provided, however, that if Company elects to terminate pursuant to this Section 7.01(c) and provides such written notice to Parent, then within two (2) Business Days following Parent’s receipt of such notice, Parent may elect by written notice to Company to reinstate the Merger and the other transactions contemplated by this Agreement and (A) adjust the Exchange Ratio to equal a number equal to the lesser of (1) a quotient (rounded to the nearest one-thousandth), the numerator of which is $10.46 and the denominator of which is the Triggering VWAP and (2) a quotient (rounded to the nearest one-thousandth), the numerator of which is $10.46 and the denominator of which is the Triggering VWAP, multiplied by the Index Ratio, or (B) in the alternative, not adjust the Exchange Ratio, and, in lieu thereof, add an amount in cash to the Per Share Cash Consideration such that each holder of Company Common Stock would be entitled to receive, in respect of each share of Company Common Stock, the equivalent value, based on the Triggering VWAP, for each such share of Company Common Stock as such holder would have received had the Exchange Ratio been adjusted in accordance with clause (A). If Parent makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 7.01(c) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted). If Parent, during such time as it belongs to the Index, declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Parent Common Stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the Parent Common Stock shall be proportionately and appropriately adjusted for the purpose of applying this Section 7.01(c).
(d)    No Shareholder Approval. By either Parent or Company (provided, in the case of Company, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the Requisite Company Shareholder Approval at the Company Meeting.
(e)    Breach of Representations and Warranties.
(i)    By Parent (provided, that neither Parent nor Parent Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Company would be entitled not to consummate this Agreement) if there shall have been a breach of any representation or warranty by Company or Company Bank, which breach, either individually or in the aggregate with any other breaches by Company or Company Bank, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.03(a) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Company of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(ii)    By Company (provided, that neither Company nor Company Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Parent would be entitled not to consummate this Agreement) if there shall have been a breach of any representation or warranty by Parent or Parent Bank, which breach, either individually or in the aggregate with any other breaches by Parent or Parent Bank, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Parent of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(f)    Breach of Covenants.
(i)    By Parent (provided, that neither Parent nor Parent Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Company would be entitled not to consummate this Agreement) if there shall have been a material breach of any covenant or agreement set forth in this Agreement by Company or Company Bank, which breach, either individually or in the aggregate with any other covenant breaches by Company or Company Bank, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.03(b) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Company of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(ii)    By Company (provided, that neither Company nor Company Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Parent would be entitled not to consummate this Agreement) if there shall have been a material breach of any covenant or agreement set forth in this Agreement by Parent or Parent Bank, which breach, either individually or in the aggregate with any other covenant breaches by Parent or Parent Bank, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Parent of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(g)    Delay. By either Parent or Company if the Merger shall not have been consummated on or before June 30, 2019 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, if additional time is necessary in order to obtain any Closing Regulatory Approvals, the Expiration Date shall be automatically extended for one additional three-month period.
(h)    Company Failure to Recommend; Etc. In addition to and not in limitation of Parent’s termination rights under Section 7.01(e)(ii), by Parent prior to the Requisite Company Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.10 and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (ii) the Company Board (or any committee thereof) makes a Company Subsequent Determination.
(i)    Superior Proposal. By Company, at any time prior to the Requisite Company Shareholder Approval being obtained, in the event that the Company Board (or any committee thereof) makes a Company Subsequent Determination with respect to a Superior Proposal; provided, that Company has complied with all of its obligations under Section 5.10.
(j)    Environmental. By Parent, if the Environmental Limit is exceeded as provided under Section 5.17(d).
Section 7.02    Termination Fee; Liquidated Damages.
(a)    In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the Merger, Company shall pay to Parent a termination fee equal to $9,500,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following: (i) in the event Parent terminates this Agreement pursuant to Section 7.01(h) or Company terminates pursuant to Section 7.01(i), Company shall pay Parent the Termination Fee within two (2) Business Days after receipt of Parent’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Company Board or has been made directly to Company shareholders generally (and not withdrawn) and (a) thereafter this Agreement is terminated by either Parent or Company pursuant to Section 7.01(d) or Section 7.01(g) (without the Requisite Company Shareholder Approval having been obtained) or if this Agreement is terminated by Parent pursuant to Section 7.01(e)(i) or Section 7.01(f)(i), and (b) prior to the date that is twelve (12) months after the date of such termination, Company enters into any agreement to consummate, or consummates an Acquisition Transaction (and such Acquisition Transaction relates to the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Parent the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%”.
(b)    The parties hereto agree and acknowledge that if Parent terminates this Agreement pursuant to Section 7.01(e)(i) or Section 7.01(f)(i) by reason of Company’s or Company Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(e)(i) or Section 7.01(f)(i) that is not timely cured as provided in such sections, the actual damages sustained by Parent, including the expenses incurred by Parent preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Parent being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Company shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $2,000,000 (the “Liquidated Damages Payment”), as liquidated damages to Parent, which payment is not intended as a penalty, within two (2) Business Days after Parent’s notification of such termination. Any payment made under this Section 7.01(b) shall reduce on a dollar-for-dollar basis any payment that may be due under Section 7.01(a).
(c)    The parties hereto agree and acknowledge that if Company terminates this Agreement pursuant to Section 7.01(e)(ii) or Section 7.01(f)(ii) by reason of Parent’s or Parent Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(e)(ii) or Section 7.01(f)(ii) that is not timely cured as provided in such sections, the actual damages sustained by Company, including the expenses incurred by Company preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Company being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Parent shall pay $2,000,000, which the parties agree is the Liquidated Damages Payment, as liquidated damages to Company, which payment is not intended as a penalty, within two (2) Business Days after Company’s notification of such termination.
(d)    Company and Parent each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due under this Section 7.02, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of the other party (including reasonable legal fees and expenses) reasonably incurred in connection with such suit.

(e)    Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Company pays or causes to be paid to Parent the Termination Fee in accordance with Section 7.02(a), or, if applicable, the Liquidated Damages Payment in accordance with Section 7.02(b), none of Company, Company Bank, or any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Company or Company Bank, will have any further obligations or liabilities to Parent or Parent Bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Parent’s sole and exclusive remedy against Company, Company Bank and their respective Affiliates, representatives or successors in interest. For the avoidance of doubt, the parties agree that the fee payable under Section 7.02(a) shall not be required to be paid more than once. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Parent pays or causes to be paid to Company the Liquidated Damages Payment in accordance with Section 7.02(c), none of Parent, Parent Bank, or any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Parent or Parent Bank, will have any further obligations or liabilities to Company with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Company’s sole and exclusive remedy against Parent, Parent Bank and their respective Affiliates, representatives or successors in interest.
Section 7.03    Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(d); provided, that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.03 and Sections 5.21, 7.02, 9.03 and 9.04 shall survive any termination hereof pursuant to Section 7.01.
ARTICLE 8.
DEFINITIONS
Section 8.01    Definitions. The following terms are used in this Agreement with the meanings set forth below:
“368 Reorganization” has the meaning set forth in the preamble to this Agreement.
“Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Parent), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
“Acquisition Transaction” means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Company or any Company Subsidiary; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of Company or Company Subsidiaries representing, in the aggregate, twenty percent (20%) or more of the assets of the Company and Company Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of Company; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of Company; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Cash Consideration” means (a) the product of $1.84 and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, less (b) the Remediation Adjustment, if any.
“Aggregate Stock Consideration” means the product of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and the Exchange Ratio.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Company and Company Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.
“Assumed Stock Awards” has the meaning set forth in Section 2.03(b)(i).
“ASTM” has the meaning set forth in Section 5.01(b)(xxiii).
“ASTM Standard” has the meaning set forth in Section 5.01(b)(xxiii).
“Audited Financial Statements” has the meaning set forth Section 3.07(a).
“Average VWAP” means, as of any specified date, the daily volume weighted average price of the Parent Common Stock on the Trading Market on which the Parent Common Stock is then listed or quoted as reported by Bloomberg L.P. for the twenty (20) consecutive Trading Days ending on such date.
“Bank Director” has the meaning set forth in Section 1.04(c).
“Bank Merger” has the meaning set forth in the preamble to this Agreement.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BHC Act” means the Bank Holding Company Act of 1956, as amended.
“Board of Parent” has the meaning set forth in Section 1.03(b).
“Board of Parent Bank” has the meaning set forth in Section 1.04(c).
“Book-Entry Shares” means any book-entry shares which, immediately prior to the Effective Time represented shares of Company Stock.
“Burdensome Conditions” has the meaning set forth in Section 5.07(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of New Mexico or the State of Missouri are authorized or obligated to close.
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of Company Common Stock.
“Certificate of Merger” has the meaning set forth in Section 1.05(a).
“Claim” has the meaning set forth in Section 5.11(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).
“Closing Date Share Certification” means the certificate, delivered by an officer of Company on behalf of Company at the Closing, certifying the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
“Closing Regulatory Approvals” means any Regulatory Approvals necessary to consummate the Merger.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided, that such Person is not required to expend funds or assume liability, debt, obligation, loss, damage, claim, cost or expenses (including reasonable attorneys’ fees), interest, penalties, amounts paid in settlement, Taxes, fines, judgements or assessments beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company 401(a) Plan” has the meaning set forth in Section 3.15(c).
“Company Bank” has the meaning set forth in the preamble to this Agreement.
“Company Bank Shareholder Approval” has the meaning set forth in Section 5.25.
“Company Benefit Plans” has the meaning set forth in Section 3.15(a).
“Company Board” means the Board of Directors of Company.
“Company Common Stock” means collectively, the Company Non-Voting Common Stock and the Company Voting Common Stock.
“Company Director” has the meaning set forth in Section 1.03(b).
“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).
“Company Employees” has the meaning set forth in Section 3.15(a).

“Company Intellectual Property” means the Intellectual Property owned by, used in or held for use in the conduct of the business of Company and/or any of its Subsidiaries (as now conducted or presently proposed to be conducted).
“Company Investment Securities” means the investment securities of the Company, Company Bank and their respective Subsidiaries.
“Company Leased Property” means any real property subject to a Lease.
“Company Loan” has the meaning set forth in Section 3.22(d).
“Company Loan Property” means any real property (including buildings or other structures) in which Company or any of its Subsidiaries holds a security interest or Lien in connection with a Loan.
“Company Material Contract” has the meaning set forth in Section 3.12(a).
“Company Meeting” has the meaning set forth in Section 5.04(a).
“Company Non-Voting Common Stock” means the non-voting common stock, no par value per share, of Company.
“Company OREO Property” means any assets of the Company or any of its Subsidiaries that has been classified as OREO, including, without limitation, such assets as identified on Section 3.22(c) of the Company Disclosure Schedule.
“Company Owned Property” means any real property owned by Company or a Company Subsidiary, except for OREO.
“Company Preferred Stock” has the meaning set forth in Section 3.03(a).
“Company Recommendation” has the meaning set forth in Section 5.04(b).
“Company Regulatory Agreement” has the meaning set forth in Section 3.13.
“Company Reports” has the meaning set forth in Section 3.07(d).
“Company Representatives” has the meaning set forth in Section 5.10(a).
“Company Stock” has the meaning set forth in Section 3.03(a).
“Company Stock Awards” has the meaning set forth in Section 2.03(a).
“Company Stock Plans” means all equity plans of Company or any Subsidiary, including the Company’s Employee Stock Ownership Plan and the Trinity Capital Corporation 2015 Long-Term Incentive Plan.
“Company Subsequent Determination” has the meaning set forth in Section 5.10(d).
“Company Trusts” means Trinity Capital Trust III, Trinity Capital Trust IV and Trinity Capital Trust V.

“Company Voting Common Stock” means the voting common stock, no par value per share, of Company.
“Continuing Employees” has the meaning set forth in Section 5.12(a).
“Contract” means any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, agreement, contract, arrangement, commitment or understanding or obligation of any kind, whether written or oral.
“Controlled Group Members” has the meaning set forth in Section 3.15(c).
“Criticized Loans” has the meaning set forth in Section 3.22(b).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Determination Date” means the fifth Trading Day immediately preceding the Closing Date (such fifth Trading Day to be determined by counting the Trading Day immediately preceding the Closing Date as the first Trading Day).
“DGCL” means the Delaware General Corporation Law, as amended.
“Dissenting Shareholder” has the meaning set forth in Section 2.06.
“Dissenting Shares” has the meaning set forth in Section 2.06.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.05(a).
“Environmental Consultant” has the meaning set forth in Section 5.17(a).
“Environmental Law” means any federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources, or (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance. The term Environmental Law includes, but is not limited to, the NMVRA and the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; (b) the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; (c) the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; (d) the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; (e) the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; and (g) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.

“Environmental Limit” has the meaning set forth in Section 5.17(d).
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.15(d).
“ESOP” means the Trinity Capital Corporation Employee Stock Ownership Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by Parent as soon as reasonably practicable after the date hereof (which may be Parent’s transfer agent), and reasonably acceptable to Company, pursuant to an agreement in form and substance reasonably acceptable to Company (the “Exchange Agent Agreement”), to act as agent for purposes of conducting the exchange and payment procedures described in Article 2.
“Exchange Agent Agreement” has the meaning set forth in the definition of “Exchange Agent”.
“Exchange Fund” has the meaning set forth in Section 2.07(a).
“Exchange Ratio” has the meaning set forth in Section 2.01(c).
“Executive Employment Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Expiration Date” has the meaning set forth in Section 7.01(g).
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Final Index Price” means the average of the closing price of the Index for the five (5) Trading Days immediately preceding the Determination Date.
“Financial Statements” has the meaning set forth in Section 3.07(a).
“FRB” means the Board of Governors of the Federal Reserve System.’
“FRBank” means the Federal Reserve Bank of St. Louis.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.
“GLB Act” means the Gramm-Leach-Bliley Act of 1999, as amended.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that is regulated or classified under any Environmental Law, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (not naturally occurring). Hazardous Substance does not include substances present within a consumer product in an amount and concentration ordinarily and customarily used or stored for the purposes of cleaning or maintenance.
“Historical Recognized Environmental Condition” has the meaning set forth in Section 5.17(b).
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Parties” has the meaning set forth in Section 5.11(a).
“Index” means the NASDAQ Bank Index.
“Informational Systems Conversion” has the meaning set forth in Section 5.15.
“Initial Index Price” means $3,633.69, which is the average of the closing price of the Index for the five (5) Trading Days immediately preceding the date of this Agreement.
“Initial VWAP” means $46.5794, which is the Average VWAP as of the Trading Day immediately preceding the date of this Agreement.
“Insurance Policies” has the meaning set forth in Section 3.32.
“Intellectual Property” means with regard to a Person all intellectual property of that Person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, domain names, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals; (f) domain name registrations and active websites; and (g) social media accounts used or held for use.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.
“ITU” has the meaning set forth in Section 3.31(e).
“Knowledge” or “Known” means, with respect to Company and Company Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Section 3.01(a) of the Company Disclosure Schedule, and with respect to Parent or Parent Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Section 4.01(a) of the Parent Disclosure Schedule.
“Law” means any federal, state, local, municipal or foreign law, statute, constitution, ordinance, rule, regulation, policy, guideline, code, agency requirement, Order, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Lease” and “Leases” have the meanings set forth in Section 3.30(b).
“Legal Proceeding” has the meaning set forth in Section 3.11(a).
“Letter of Transmittal” has the meaning set forth in Section 2.08(a).
“Licensed Business Intellectual Property” has the meaning set forth in Section 3.31(g).
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).
“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party as obligee.
“Material Adverse Change” or “Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that is or would reasonably be expected to be material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (c) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally and any change in the value of deposits, borrowings or loan service rights associated therewith, (d) the effects of any action or omission taken by Company or any Company Subsidiary with the prior consent of Parent, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (e) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States and (g) natural disaster or other force majeure event; provided, further, that any effect, circumstance, occurrence or change referred to in clauses (a), (b), (c), (f) and (g) above shall be taken into account in determining whether a Material Adverse Change or Material Adverse Effect has occurred to the extent such effect, circumstance, occurrence or change has disproportionally affected Company and Company Subsidiaries or Parent and Parent Subsidiaries, as applicable, as compared to similarly situated participants in the banking industry.
“Maximum D&O Premium” has the meaning set forth in Section 5.11(b).
“Merger” has the meaning set forth in the preamble to this Agreement.
“Merger Consideration” has the meaning set forth in Section 2.01(c).
“NASDAQ” means The NASDAQ Global Select Market, or any tier within the NASDAQ Stock Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“NMBCA” means the Business Corporation Act of New Mexico, as amended.
“NMVRP” has the meaning set forth in Section 3.17(f).
“Notice of Superior Proposal” has the meaning set forth in Section 5.10(e).
“Notice Period” has the meaning set forth in Section 5.10(e).
“NPL” has the meaning set forth in Section 3.17(c).
“OCC” means the Office of the Comptroller of the Currency.
“Order” has the meaning set forth in Section 3.11(b).
“Ordinary Course of Business” means the ordinary course of business of Company and Company Subsidiaries (including Company Bank) or Parent and Parent Subsidiaries (including Parent Bank), as applicable, consistent with past practice, including with respect to frequency and amount in all material respects.
“OREO” has the meaning set forth in Section 3.22(c).
“Parent 2017 Form 10-K” has the meaning set forth in Section 4.04(c).
“Parent 401(a) Plan” has the meaning set forth in Section 4.15(b).
“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Bank” has the meaning set forth in the preamble to this Agreement.
“Parent Bank Shareholder Approval” has the meaning set forth in Section 5.25.
“Parent Benefit Plans” has the meaning set forth in Section 4.15.
“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.
“Parent Controlled Group Members” has the meaning set forth in Section 4.15(c).
“Parent Disclosure Schedule” has the meaning set forth in Section 4.01(a).
“Parent Employees” has the meaning set forth in Section 4.15(a).
“Parent Intellectual Property” means the Intellectual Property owned by, used in or held for use in the conduct of the business of Parent and/or any of its Subsidiaries (as now conducted or presently proposed to be conducted).
“Parent Investment Securities” means the investment securities of the Parent, Parent Bank and their respective Subsidiaries.
“Parent Leased Property” means any real property leased as of the date of this Agreement by Parent or its Subsidiaries.
“Parent Loan” has the meaning set forth in Section 4.21(a).
“Parent Material Contract” has the meaning set forth in Section 4.14(a).
“Parent Owned Property” means any real property owned as of the date of this Agreement by Parent or its Subsidiaries.
“Parent Regulatory Agreement” has the meaning set forth in Section 4.17.
“Parent Reports” has the meaning set forth in Section 4.05(a).
“Patents” has the meaning set forth in the definition of “Intellectual Property”.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permits” has the meaning set forth in Section 3.10(b).
“Permitted Liens” means (a) statutory Liens for amounts not yet due and payable or which are being contested in good faith; (b) easements, rights of way, restrictions, covenants and other similar encumbrances affecting title to real property which were disclosed by any title commitments, title insurance policies and/or surveys, site plans or maps delivered to the other party prior to the date hereof, and which do not, individually or in the aggregate, materially impair business operations at any such property as currently conducted; (c) recorded easements, rights of way, restrictions, covenants and other similar encumbrances that do not, individually or in the aggregate, materially impair business operations at such properties as currently conducted; (d) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable or which are being contested in good faith; and (e) Liens on Company Leased Property or Parent Leased Property (as applicable) placed on such property by the landlord or owner thereof.

“Per Share Cash Consideration” means the quotient obtained by dividing the Aggregate Cash Consideration by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
“Per Share Stock Consideration” has the meaning set forth in Section 2.01(c).
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.
“Phase I ESA” has the meaning set forth in Section 5.01(b)(xxiii).
“Phase I Notice” has the meaning set forth in Section 5.17(b).
“Phase II ESA” has the meaning set forth in Section 5.17(b).
“Plan of Bank Merger” means a plan of bank merger in a form attached hereto as Exhibit B between Company Bank and Parent Bank in a form to be agreed upon by the parties pursuant to which Company Bank will be merged with and into Parent Bank in accordance with the provisions of and with the effect provided in the Bank & Trust Companies Code of Missouri and the regulations promulgated thereunder.
“Privacy Laws” means (a) all applicable Laws imposing obligations or restrictions upon Company or any Company Subsidiary or Parent or any Parent Subsidiary with respect to the collection, use, disclosure, protection or disposal of records containing non-public personal information, such as, without limitation, the GLB Act and the Right to Financial Privacy Act, and (b) all applicable Laws mandating response and/or notice following the loss, theft, or misuse of non-public personal information, and (c) all obligations which Company or any Company Subsidiary or Parent or any Parent Subsidiary undertook by way of Contract with respect to non-public personal information.

“Proxy Statement-Prospectus” means Company’s proxy statement, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.
“Recognized Environmental Condition” has the meaning set forth in Section 5.17(b).
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approval” has the meaning set forth in Section 3.06.
“Remediation Estimate” has the meaning set forth in Section 5.17(c).
“Remediation Adjustment” has the meaning set forth in Section 5.17(d).
“Requisite Company Shareholder Approval” means the adoption of this Agreement by a vote of the minimum number of shares of Company Common Stock required pursuant to the NMBCA and Company’s articles of incorporation and bylaws to approve this Agreement and the Merger that are entitled to vote thereon at the Company Meeting.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“Schedule Supplement” has the meaning set forth in Section 5.09(c).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time, directly or indirectly, owned by such party. Any reference in this Agreement to a “Company Subsidiary” means, unless the context otherwise requires, Company Bank, any other Subsidiary of Company, and all Subsidiaries of Company Bank and such other Subsidiaries. Any reference in this Agreement to a “Parent Subsidiary” means, unless the context otherwise requires, Parent Bank, any other Subsidiary of Parent, and all Subsidiaries of Company Bank and such other Subsidiaries. No entity that is or was acquired as a result of foreclosure or similar proceedings or in respect of a debt previously contracted will be treated as a Subsidiary.
“Superior Proposal” shall mean any bona fide, unsolicited written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction that (a) Company Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that would be more favorable to the shareholders of the Company than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the Company Board, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto, the Termination Fee, and any adjustments to the terms and conditions of the Merger proposed by Parent in response to such Acquisition Proposal) and (b) is for 50% or more of the outstanding shares of Company Stock or all or substantially all of the assets of Company.
“Surviving Entity” has the meaning set forth in Section 1.01.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.
“Total Non-Maturity Deposits” means the average daily balance of Company Bank non-maturity deposits for the month immediately preceding the month in which the Closing Date occurs. Total Non-Maturity Deposits shall consist of those deposits, and calculated as (a) total deposits (Schedule RC, Line 13.a.), less (b) states and political subdivisions (Schedule RC-E Line 3 for transaction and nontransaction accounts), less (c) time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), less (d) total brokered deposits not included in time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), less (e) deposits obtained through the use of deposit listing services that are not brokered deposits and not included in time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), less (f) any deposits of commercial banks and other depository institutions in the U.S. that are not from deposit listing services, that are not brokered deposits and not included in time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), and in the case of foregoing clauses (a), (b), (c), (d), (e) and (f), calculated in the same manner as shown on (i) Schedule RC, Line 13.a., (ii) Schedule RC-E Line 3, (iii) Schedule RC-E, Lines M.2.b., M.2.c., M.2.d., (iv) Schedule RC-E, Lines M.1.b., (v) Schedule RC-E, Line M.1.f., and (vi) Schedule RC-E, Line 4, respectively, of the Company Bank’s Call Report as filed with its primary banking regulator for the quarter ended September 30, 2018, and, in each case, subject to adjustment for any changes in the Call Report format. For comparative purposes, the Total Non-Maturity Deposits as of September 30, 2018 (without taking into account daily average balances for the month), as calculated in accordance with this definition, was $918,864,000.
“Trading Day” means a day on which the principal Trading Market is open for trading.
“Trading Market” means any of the following markets or exchanges on which the Parent Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).
“Triggering VWAP” has the meaning set forth in Section 7.01(c).
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a).
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
“Voting Agreements” has the meaning set forth in the preamble.
ARTICLE 9.
MISCELLANEOUS
Section 9.01    Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.11 of this Agreement.
Section 9.02    Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision,

provided, that such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, no amendment shall be made which by Law requires further approval by the shareholders of Parent or Company without obtaining such approval.
Section 9.03    Governing Law; Waiver of Right to Trial by Jury; Process Agent.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04    Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, Taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
Section 9.05    Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Parent or Parent Bank:	With a copy (which shall not constitute notice) to:

Enterprise Financial Services Corp 150 North Meramec Clayton, MO 63105 Attn: General Counsel Email: legaltracking@enterprisebank.com	Holland & Knight, LLP Cira Center 2929 Arch Street, Suite 800 Philadelphia, PA 19104 Attn: Paul J. Jaskot Email: paul.jaskot@hklaw.com

If to Company or Company Bank:	With a copy (which shall not constitute notice) to:

Trinity Capital Corporation 1200 Trinity Drive Los Alamos, NM 87544 Attn: John S. Gulas Email: johnsg@lanb.com	Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700 Dallas, TX 75202 Attn: Peter G. Weinstock Beth A. Whitaker Email: pweinstock@HuntonAK.com bwhitaker@HuntonAK.com

Section 9.06    Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.11 and shareholders of Company with respect to Article 2 and this Section 9.06, Parent and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person or employees who might be affected by Section 5.12), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08    Enforcement of the Agreement; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Delaware, this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any federal or state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
Section 9.09    Interpretation.
(a)    When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties acknowledge and agree that if an unreasonable condition is imposed on a consent, such consent will be deemed to have been withheld.
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)    Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.
(d)    Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.
Section 9.10    Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 9.11    Counterparts. This Agreement may be executed and delivered by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by electronic data file shall have the same effect as originals.
Section 9.12    Disclosure Schedules. The Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be a part of this Agreement and are fully incorporated into this Agreement by reference. Any reference in a particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be reference to, an exception to or modification of (or, as applicable, a disclosure for purposes of) (i) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding section or subsection of this Agreement and (ii) any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable (and accordingly any other representations, warranties or covenants of such party contained in the corresponding section or subsection of this Agreement), but only if the relevance of that reference as a modification of or exception to (or a disclosure for purposes of) such representations, warranties and covenants of the relevant party, whether or not an explicit cross-reference appears, if the applicability of such reference to the other section or subsection is reasonably apparent on the face of such disclosure. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed to be an admission or evidence that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.
[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
ENTERPRISE FINANCIAL SERVICES CORP
By:    /s/ James B. Lally
James B. Lally, President and Chief Executive Officer

ENTERPRISE BANK & TRUST

By:    /s/ Scott Goodman
Scott Goodman, President

TRINITY CAPITAL CORPORATION

By:    /s/ John S. Gulas
John S. Gulas, President and Chief Executive Officer

LOS ALAMOS NATIONAL BANK

By:    /s/ John S. Gulas
John S. Gulas, President and Chief Executive Officer

APPENDIX B
FORM OF VOTING AGREEMENT

VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of November 1, 2018, is made and entered into between the undersigned shareholder (“Shareholder”) of Trinity Capital Corporation, a New Mexico corporation (the “Company”), and Enterprise Financial Services Corp, a Delaware corporation (“Parent”).
WHEREAS, concurrently with the execution of this Agreement, the Company and Parent will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Company with and into Parent;
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Shareholder execute and deliver this Agreement; and
WHEREAS, in order to induce Parent and as additional consideration to Parent to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of voting common stock, no par value, of the Company (“Company Common Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock acquired pursuant to Section 8 hereof, the “Shares”).
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Shareholder. Shareholder represents and warrants to Parent that:

(a)
(i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)
Shareholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any restricted stock units or other rights to acquire any additional shares of Company Common Stock, or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “RSUs”).

(c)
Shareholder has full legal capacity (and, if applicable, corporate, limited partnership or other organizational power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor’s rights and remedies generally.

(d)
None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.

(e)
No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement or Shareholder’s performance of his, her or its obligations hereunder. No consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform his, her or its obligations under this Agreement.

3.
Agreement to Vote Shares. Except as expressly permitted under Section 5.10 of the Merger Agreement, Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of the Company):

(a)
in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of the Company at which such matters are considered, at every adjournment or postponement thereof or in any other circumstances upon which their vote or other approval is sought; and

(b)
against (i) any Superior Proposal or any action which is a component of any Superior Proposal, (ii) any Acquisition Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Shareholder under this Agreement, (iv) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s conditions under the Merger Agreement and (v) a change in any manner to the voting rights of any class of shares of the Company (including any amendments to the articles of incorporation or bylaws of the Company).

4.
Irrevocable Proxy. Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

5.
No Solicitation of Transactions. Except as otherwise contemplated or permitted by the Merger Agreement, and subject to Section 11 hereof, Shareholder will not, directly or indirectly (a) solicit, initiate or take any other action to facilitate or knowingly encourage any Acquisition Transaction, (b) maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information, with respect to any Acquisition Transaction or (c) agree or authorize any Person to do any of the foregoing.

6.
No Voting Trusts or Other Arrangement. Shareholder agrees that Shareholder will not, and will not permit any Person under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent. Shareholder and Parent intend that this Agreement not constitute a voting trust within the meaning of Section 53-11-34 NMSA 1978.

7.
Transfer and Encumbrance. Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 7 shall be null and void. This Section 7 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement. Further, this Section 7 shall not prohibit a surrender of Shares to the Company in connection with the vesting or settlement of RSUs to satisfy any withholding for the payment of taxes incurred in connection with such vesting or settlement.

8.
Additional Shares. Shareholder agrees that all shares of Company Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement, including, without limitation, any Company Common Stock issued upon the exercise or conversion of any RSU, shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

9.
Waiver of Appraisal and Dissenters’ Rights. Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

10.
Termination. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) the date of any mutual modification, waiver or amendment of the Merger Agreement that adversely affects the consideration payable to Shareholders of the Company pursuant to the Merger Agreement as in effect as of the date hereof.

11.
Shareholder Capacity. Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer, as applicable, of the Company or any of its subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders.

12.
No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Parent shall not have any authority to direct Shareholder in the voting of the Shares, except as otherwise set forth herein.

13.
Specific Performance. Shareholder acknowledges that (a) irreparable damage would occur in the event that Shareholder fails to comply with any of its obligations contained in this Agreement, (b) every obligation of Shareholder herein is material, and (c) in the event of such failure, Parent will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that Parent shall be entitled to seek an injunction to prevent a breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent is entitled at law or in equity. Shareholder agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with Parent seeking or obtaining such injunctive relief.

14.
Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement, contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

15.
Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15):

If to Parent:
Enterprise Financial Services Corp
150 North Meramec
Clayton, MO 63105
Attn: General Counsel
Email: legaltracking@enterprisebank.com

With a copy to:
Holland & Knight, LLP
Cira Center
2929 Arch Street, Suite 800
Philadelphia, PA 19104
Attn: Paul J. Jaskot, Esq.
Email: paul.jaskot@hklaw.com

If to Shareholder, to the address or facsimile number set forth for Shareholder on the signature page hereof.

16.	Miscellaneous.

(a)
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)
Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 16(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

(d)
If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by electronic data file shall have the same effect as originals.

(f)	Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)	All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)
The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by the Company and Parent, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)
Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 16(i) shall be null and void.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

ENTERPRISE FINANCIAL SERVICES CORP:

By:     ________________________________
Name:    James B. Lally
Title:      President and Chief Executive Officer

SHAREHOLDER:

NAME:   ________________________________

By:         ________________________________
Name:
Title:

Beneficially owned by Shareholder as of the date of this Agreement
Number of Shares: _________________________
Number of RSUs: _________________________

Shareholder’s Address: _____________________
________________________________________
City/State/Zip Code: _______________________
Fax: ____________________________________

APPENDIX C
AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (“Plan of Bank Merger”) dated November 1, 2018, is by and between ENTERPRISE BANK & TRUST, a Missouri state-chartered trust company with banking powers (“Parent Bank”), and LOS ALAMOS NATIONAL BANK, a national banking association (“Company Bank”).
BACKGROUND
1.    Enterprise Bank & Trust is a wholly-owned subsidiary of Enterprise Financial Services Corp, a Delaware corporation (“Parent”).
2.    Los Alamos National Bank is a wholly-owned subsidiary of Trinity Capital Corporation, a New Mexico corporation (“Company”).
3.    Parent, Parent Bank, Company and Company Bank have entered into that certain Agreement and Plan of Merger dated November 1, 2018 (the “Holding Company Merger Agreement”) providing for the merger of Company with and into Parent, with Parent surviving such merger (the “Holding Company Merger”). Upon closing of the Holding Company Merger, Parent Bank and Company Bank will each be direct wholly-owned subsidiaries of Parent.
4.    In accordance with Section 1.04 of the Holding Company Merger Agreement, Parent and Company intend to merge Company Bank with and into Parent Bank, with Parent Bank surviving the merger, immediately following or as promptly as practicable following the effectiveness of the Holding Company Merger.
5.    Capitalized terms used in this Plan of Bank Merger that are not otherwise defined herein shall have the meanings given them in the Holding Company Merger Agreement.
In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America and the State of Missouri, Parent Bank and Company Bank, intending to be legally bound hereby, agree:
ARTICLE I
MERGER
Subject to the terms and conditions of this Plan of Bank Merger, and in accordance with the applicable laws and regulations of the United States of America and the State of Missouri, on the Effective Time (as that term is defined in Article VI hereof):

(a)	Company Bank shall merge with and into Parent Bank, under the articles of association of Parent Bank;

(b)	the separate existence of Company Bank shall cease; and

(c)	Parent Bank shall be the surviving bank.
Such transaction is referred to herein as the “Bank Merger,” and Parent Bank, as the surviving bank in the Bank Merger, is referred to herein as the “Surviving Bank.”

ARTICLE II
NAME AND BUSINESS OF ASSOCIATION
The name of the Surviving Bank shall be “Enterprise Bank & Trust.” The business of the Surviving Bank shall be that of a state-chartered trust company with banking powers. This business shall be conducted by the Surviving Bank at its main office which shall be located at 150 North Meramec Avenue, Clayton, MO 63105, and its legally established branches and other facilities.
ARTICLE III
ARTICLES OF ASSOCIATION AND BYLAWS
3.1    Articles of Association.
On and after the Effective Time, the articles of association of Parent Bank, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of association of the Surviving Bank, until amended in accordance with applicable law, such articles of association, and the Surviving Bank’s bylaws.
3.2    Bylaws.
On and after the Effective Time, the bylaws of Parent Bank, as in effect immediately prior to the Effective Time, shall automatically be and remain the bylaws of the Surviving Bank, until amended in accordance with applicable law, the Surviving Bank’s articles of association and such bylaws.
ARTICLE IV
BOARD OF DIRECTORS AND OFFICERS
4.1    Board of Directors.
(a)    Subject to Section 4.1(b) below, immediately following the Effective Time, the directors of Parent Bank duly elected and holding office immediately prior to the Effective Time shall serve as directors of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law and the articles of association and bylaws of the Surviving Bank.
(b)    Subject to compliance with applicable Law, prior to the Effective Time, Parent Bank shall use its reasonable best efforts to take all necessary corporate or other action so that upon and after the Effective Time, at the election of Parent Bank, either (i) the size of the board of directors of Parent Bank (the “Board of Parent Bank”) is increased by one member or (ii) one of the then incumbent directors resigns from the Board of Parent Bank, and one member of the Board of Company who is independent with respect to Parent Bank, selected by mutual agreement of Company and Parent Bank (the “Company Director”), is elected or appointed to the Board of Parent Bank to fill the vacancy on the Board of Parent Bank created by such increase or resignation, as applicable. Parent, as the sole shareholder of Parent Bank, shall take all necessary action to nominate the Company Director for election to the Board of Parent Bank at the first annual meeting of the shareholder of Parent Bank following the Closing.
4.2    Officers.
On and after the Effective Time, the officers of Parent Bank, duly elected and holding office immediately prior to the Effective Time, together with such officers as may be appointed from time to time, including former officers of Company Bank who have been offered and who have accepted positions of employment with Parent Bank, shall be the officers of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the Surviving Bank’s articles of association and the Surviving Bank’s bylaws.
ARTICLE V
CONVERSION OF SHARES
5.1    Parent Bank Capital Stock.
Each share of Parent Bank capital stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of identical capital stock of the Surviving Bank.
5.2    Company Bank Capital Stock.
Each share of Company Bank capital stock issued and outstanding immediately prior to the Effective Time shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.
ARTICLE VI
EFFECTIVE TIME AND DATE OF THE MERGER
The Bank Merger shall be effective at the time and on the date specified in the articles of merger filed with the Missouri Division of Finance (the “Effective Time”).
ARTICLE VII
EFFECT OF THE MERGER
At the Effective Time: the separate existence of Company Bank shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of Parent Bank and Company Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.
ARTICLE VIII
AMENDMENT
This Plan of Bank Merger may be amended at any time prior to consummation of the Bank Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.
ARTICLE IX
CONDITIONS PRECEDENT
The obligations of Company Bank and Parent Bank hereunder shall be subject to (i) satisfaction at or prior to the Closing Date of each of the conditions set forth in Sections 6.01 and 6.02, respectively, of the Holding Company Merger Agreement, unless waived by such party as provided in Section 9.02 of the Holding Company Merger Agreement, (ii) the approval of the Plan of Bank Merger by Parent and Company each in their capacity as sole shareholder of Parent Bank and Company Bank, respectively, and (iii) closing of the Holding Company Merger provided for in the Holding Company Merger Agreement.

ARTICLE X
MISCELLANEOUS
10.1    Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Bank Merger.
10.2    Notices. Any notice or other communication required or permitted under this Plan of Bank Merger shall be given, and shall be effective, in accordance with the provisions of Section 9.05 of the Holding Company Merger Agreement.
10.3    Termination. The Plan of Bank Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Holding Company Merger Agreement in accordance with Section 7.01 thereof; provided, however, that any such termination of this Plan of Bank Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.
10.4    Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Company Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Plan of Bank Merger, Company Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Plan of Bank Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of Company or otherwise to take any and all such action.
10.5    Captions. The headings of the several Articles herein are intended for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Bank Merger.
10.6    Counterparts. For the convenience of the parties hereto, this Plan of Bank Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.
10.7    Governing Law. This Plan of Bank Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the State of Missouri.
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IN WITNESS WHEREOF, Parent Bank and Company Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

LOS ALAMOS NATIONAL BANK By: _/s/ John S. Gulas___________________ Name: John S. Gulas Title: President and Chief Executive Officer

ENTERPRISE BANK & TRUST By: /s/ Scott Goodman__________________ Name: Scott Goodman Title: President

APPENDIX D

November 1, 2018

The Board of Directors Trinity Capital Corporation
1200 Trinity Drive
Los Alamos, New Mexico 87544

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Trinity Capital Corporation (“Trinity”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the “Merger”) of Trinity with and into Enterprise Financial Services Corp (“Enterprise”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Trinity, Los Alamos National Bank, a wholly-owned subsidiary of Trinity (“Los Alamos”), Enterprise and Enterprise Bank & Trust, a wholly-owned subsidiary of Enterprise (“Enterprise Bank”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of Enterprise, Trinity, any holder of shares of voting common stock, no par value per share, of Trinity (“Trinity Voting Common Stock”) or any holder of shares of non-voting common stock, no par value per share, of Trinity (“Trinity Non-Voting Common Stock” and, together with Trinity Voting Common Stock, “Trinity Common Stock”), each share of Trinity Common Stock issued and outstanding immediately prior to the Effective Time (except for (i) each share of Trinity Common Stock owned directly by Enterprise, Trinity or any of their respective subsidiaries, as treasury stock or otherwise (other than shares in trust accounts, managed accounts and the like for the benefit of customers) and (ii) Dissenting Shares (as defined in the Agreement)) shall be converted into the right to receive: (i) $1.84 in cash (the “Cash Consideration”), subject to adjustment as set forth in the Agreement (as to which we express no opinion), and (ii) 0.1972 of a share of common stock, par value $0.01 per share, of Enterprise (“Enterprise Common Stock,” and such fraction of a share of Enterprise Common Stock, the “Stock Consideration”). The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, at such time following the Effective Time as Enterprise may determine, Los Alamos will merge with and into Enterprise Bank, pursuant to a separate plan of bank merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to Trinity and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and in the case of Trinity, further to an existing sales and trading relationship with a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Trinity and Enterprise. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Trinity and Enterprise for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Trinity (the “Board”) in rendering this opinion and will receive a fee from Trinity for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, Trinity has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Trinity. In the past two years, KBW has not provided investment banking and financial advisory services to Enterprise. We may in the future provide investment banking and financial advisory services to Trinity or Enterprise and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Trinity and Enterprise and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated October 29, 2018 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Trinity; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of Trinity; (iv) the unaudited financial statements for the nine months ended September 30, 2018 of Trinity (provided to us by representatives of Trinity); (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Enterprise; (vi) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 of Enterprise (vii) certain regulatory filings of Trinity and Enterprise and their respective subsidiaries, including the quarterly reports on Form Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2017 as well as the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018; (viii) certain other interim reports and other communications of Trinity and Enterprise provided to their respective shareholders; and (ix) other financial information concerning the businesses and operations of Trinity and Enterprise that was furnished to us by Trinity and Enterprise or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Trinity and Enterprise; (ii) the assets and liabilities of Trinity and Enterprise; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Enterprise and Trinity with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Trinity that were prepared by, and provided to us and discussed with us by, Trinity management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Enterprise, as well as assumed Enterprise long-term growth rates that were provided to us by Enterprise management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Trinity management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result from or be derived from the Merger) that were prepared by, and provided to and discussed with us by, Enterprise management, and used and relied upon by us based on such discussions, at the direction of Trinity management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the respective managements of Trinity and Enterprise regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by Trinity, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Trinity.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Trinity as to the reasonableness and achievability of the financial and operating forecasts and projections of Trinity referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections were reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Trinity, upon Enterprise management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Enterprise, the assumed Enterprise long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such forecasts, projections and estimates), and we have assumed that all such information was reasonably prepared and represents, or in the case of the Enterprise “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Enterprise management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Trinity and Enterprise that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information (including the publicly available consensus “street estimates” of Enterprise referred to above) is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions ), and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Trinity and Enterprise and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Trinity or Enterprise since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Trinity and Enterprise are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Trinity or Enterprise, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Trinity or Enterprise under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy. We express no view as to any environmental matters, and we have assumed, without independent verification and at the direction of Trinity, that no Remediation Adjustment (as defined in the Agreement) will be required pursuant to the Agreement.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Merger Consideration and no other consideration or payments in respect of Trinity Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Trinity, Enterprise or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Trinity that Trinity has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Trinity, Enterprise, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of Trinity Common Stock of the Merger Consideration to be received by such holders in the Merger, without regard to differences between Trinity Voting Common Stock and Trinity Non-Voting Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger and any termination of the Trinity Capital Corporation Employee Stock Ownership Plan in connection with the Merger), including without limitation, the form or structure of the Merger (including the form of the Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Merger or any such related transaction to Trinity, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, escrow or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Trinity to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Trinity or the Board, (iii) the fairness of the amount or nature of any compensation to any of Trinity’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Trinity Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Trinity (other than the holders of Trinity Common Stock, solely with respect to the Merger Consideration (as described herein) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Enterprise or any other party to any transaction contemplated by the Agreement, (v) the relative fairness of the Merger Consideration as between holders of Trinity Voting Common Stock and holders of Trinity Non-Voting Common Stock, (vi) any adjustment (as provided in the Agreement) to the Merger Consideration (including to the cash or stock components thereof) assumed to be paid in the Merger for purposes of our opinion; (vii) whether Enterprise has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of Trinity Common Stock at the closing of the Merger, ( viii) the actual value of Enterprise Common Stock to be issued in the Merger, (ix) the prices, trading range or volume at which Enterprise Common Stock or Trinity Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Enterprise Common Stock will trade following the consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to Trinity, Enterprise, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Trinity Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Trinity Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

APPENDIX E

NEW MEXICO BUSINESS CORPORATION ACT
CHAPTER 53, CORPORATIONS

Section 53-15-3. Right of shareholders to dissent and obtain payment for shares.
A.    Any shareholder of a corporation may dissent from, and obtain payment for the shareholder's shares in the event of, any of the following corporate actions:
(1)    any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;
(2)    any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;
(3)    any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;
(4)    any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:
(a)    alters or abolishes a preferential right of such shares;
(b)    creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;
(c)    alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or
(d)    excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or
(5)    any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.
B.    (1)    A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
(2)    A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.
C.    The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

D.    A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.
History: 1953 Comp., § 51-28-3, enacted by Laws 1967, ch. 81, § 77; 1975, ch. 64, § 36; 1983, ch. 304, § 60.
Section 53-15-4. Rights of dissenting shareholders.
A.    Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder's shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.
B.    No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.
C.    Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve-months' period ended on the date of the balance sheet.
D.    If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.
E.    If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on an amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.
F.    The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.
G.    The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.
H.    Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made are transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.
I.    Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.
History: 1953 Comp., § 51-28-4, enacted by Laws 1967, ch. 81, § 78; 1983, ch. 304, § 61.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20. Indemnification of Directors and Officers
Enterprise is a Delaware corporation. Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where (a) the director breached the duty of loyalty, (b) failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, or (d) obtained an improper personal benefit.
Article Twelve of Enterprise’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director of Enterprise shall be liable to Enterprise or its stockholders for monetary damages arising from a breach of a fiduciary duty, except to the extent provided by applicable law in the situations described in (a) through (d) above.
Section 145 of the DGCL provides, among other things, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, agent or employee of the corporation, or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply. Furthermore, under the DGCL, if such person is successful on the merits or otherwise in the defense of any action referred to above, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
As permitted by the DGCL, Article Eleven of Enterprise’s certificate of incorporation provides that Enterprise shall indemnify every director and officer o to the fullest extent permitted by law as further set forth in Enterprise’s bylaws. Enterprise’s amended and restated bylaws further provide that Enterprise shall indemnify every person acting at the request of Enterprise as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by law.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
The foregoing is only a general summary of certain aspects of Delaware law and the Enterprise certificate of incorporation and Enterprise bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Delaware law referenced above and the Enterprise certificate of incorporation and Enterprise bylaws.
Item 21. Exhibits
See the Exhibit Index immediately following the signature page of this prospectus, which is hereby incorporated herein by reference.

Item 22. Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of an action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, in the State of Missouri, on January 29, 2019.
ENTERPRISE FINANCIAL SERVICES CORP
By: /s/ James B. Lally
James B. Lally
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ James B. Lally	Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2019
James B. Lally
/s/ Keene S. Turner	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 29, 2019
Keene S. Turner
/s/ Mark G. Ponder	Senior Vice President and Controller (Principal Accounting Officer)	January 29, 2019
Mark G. Ponder
*	Chairman of the Board of Directors	January 29, 2019
John S. Eulich
*	Director	January 29, 2019
John Q. Arnold
*	Director	January 29, 2019
Michael A. DeCola

Signature	Title	Date
*	Director	January 29, 2019
Robert E. Guest, Jr.
*	Director	January 29, 2019
James M. Havel
*	Director	January 29, 2019
Judith S. Heeter
*	Director	January 29, 2019
Michael R. Holmes
*	Director	January 29, 2019
Nevada A. Kent, IV
*	Director	January 29, 2019
Michael T. Normile
*	Director	January 29, 2019
Eloise E. Schmitz
*	Director	January 29, 2019
Sandra A. Van Trease

*By: /s/ Keene S. Turner
Keene S. Turner Attorney-In-Fact January 29, 2019

EXHIBIT INDEX
Exhibit No.	Description of Exhibit

2.1*
Agreement and Plan of Merger, dated as of November 1, 2018, between Enterprise Financial Services Corp and Trinity Capital Corporation, incorporated by reference to Enterprise’s Current Report on Form 8-K filed November 2, 2018 (included as Appendix A to this proxy statement/prospectus).

3.1	Certificate of Incorporation of Registrant (incorporated herein to Exhibit 3.1 to Enterprise’s Registration Statement on Form S-1 filed on December 16, 1996 (File No. 333-14737)).

3.2
Amendment to the Certificates of Incorporation of Registrant (incorporated herein by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-8 filed on July 1, 1999 (File No. 333-82087)).

3.3	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the period ending September 30, 1999).

3.4	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed on April 30, 2002).

3.5	Amendment to Certificate of Incorporation (incorporated herein by reference to Appendix A to Registrant’s Proxy Statement on Schedule 14A, effective November 20, 2008).

3.6	Certificate of Designations (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 23, 2008).

3.7	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrants Quarter Report on Form 10-Q for the period ended June 30, 2014).

3.8	Amended and Restated Bylaws of Registrant, (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on June 12, 2015).

4.2	Long-term borrowing instruments are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. Registrant undertakes to furnish copies of such instruments to the SEC upon request.

5.1**	Opinion of Holland & Knight LLP regarding the legality of the securities being registered.

8.1**	Tax Opinion of Holland & Knight LLP.

8.2**	Tax Opinion of Hunton Andrews Kurth LLP.

10.1
Form of Voting Agreements, dated November 1, 2018, between Enterprise Financial Services Corp and shareholders of Trinity Capital Corporation (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement).

21.1	Subsidiaries of Registrant (incorporated herein by reference to Exhibit 21.1 to Registrant’s Annual Report on Form 10-K for the period ended December 31, 2017).

23.1	Consent of Deloitte & Touche LLP with respect to Enterprise Financial Services Corp.

23.2	Consent of Crowe LLP with respect to Trinity Capital Corporation.

23.3**	Consents of Holland & Knight LLP (included in Exhibit 5.1 and 8.1).

23.4**	Consent of Hunton Andrews Kurth LLP (included in Exhibit 8.2).

24.1**	Power of Attorney.

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2	Form of Proxy Card for Trinity Capital Corporation.

99.3	Consent of Tony Scavuzzo to be named as director.

99.4	Consent of James F. Deutsch to be named as director.
*Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and Registrant agrees to furnish to the SEC a copy of any omitted schedule upon request.

**Previously filed.